   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 18, 1994

                                                       REGISTRATION NO. 33-55769
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            POLARIS INDUSTRIES INC.
             (Exact name of registrant as specified in its charter)

             MINNESOTA                                3700                               41-1790959
  (State or other Jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   Incorporation or Organization)         Classification Code Number)              Identification Number)

                             1225 HIGHWAY 169 NORTH
                             MINNEAPOLIS, MN 55441
                                 (612) 542-0500
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                         ------------------------------

                               JOHN H. GRUNEWALD
                           EXECUTIVE VICE PRESIDENT,
                     CHIEF FINANCIAL OFFICER AND SECRETARY
                            POLARIS INDUSTRIES INC.
                             1225 HIGHWAY 169 NORTH
                             MINNEAPOLIS, MN 55441
                                 (612) 542-0500
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                         ------------------------------

                        Copies of all communications to:

ANDRIS A. BALTINS                   GEORGE R. KROUSE, JR.        HILLEL M. BENNETT            BLAINE V. FOGG
KAPLAN, STRANGIS AND KAPLAN, P.A.   SIMPSON THACHER & BARTLETT   STROOCK & STROOCK & LAVAN    SKADDEN, ARPS, SLATE, MEAGHER & FLOM
90 SOUTH 7TH STREET                 425 LEXINGTON AVENUE         7 HANOVER SQUARE             919 THIRD AVENUE
MINNEAPOLIS, MN 55402               NEW YORK, NY 10017           NEW YORK, NY 10004           NEW YORK, NY 10022
(612) 375-1138                      (212) 455-2730               (212) 806-6014               (212) 735-3900

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.
                            ------------------------

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


                                                                 PROPOSED MAXIMUM
                                               PROPOSED MAXIMUM     AGGREGATE         AMOUNT OF
   TITLE OF EACH CLASS OF        AMOUNT TO      OFFERING PRICE    OFFERING PRICE    REGISTRATION
SECURITIES TO BE REGISTERED    BE REGISTERED     PER UNIT (1)          (1)               FEE
Common Stock, $.01 par
 value......................    18,110,684         $35.313         $639,542,584      $224,337.21


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933 based on the average of the high and low prices of BACs of Polaris Industries Partners L.P. on the American Stock Exchange on September 28, 1994.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                     [LOGO]

                        POLARIS INDUSTRIES PARTNERS L.P.
                            POLARIS INDUSTRIES INC.


                                                               November 21, 1994


Dear BAC Holder:


    You are cordially invited to attend a Special Meeting of the holders of units of Beneficial Assignment of Class A Limited Partnership Interests ("BACs") of Polaris Industries Partners L.P. (the "Partnership") which will be held at Holiday Inn West, Highway 394, Minneapolis, Minnesota on Thursday, December 22, 1994 commencing at 9:00 a.m. local time.


    At the Special Meeting, you will vote on a proposal -- sponsored by the senior operating management of Polaris (the "Sponsors") and recommended by EIP Associates L.P., the General Partner -- to convert the Partnership to corporate form (the "Conversion"). After the consummation of the Conversion, the business currently conducted by the Partnership will be conducted by Polaris Industries Inc., a newly formed Minnesota corporation (the "Corporation"), with the same operating management, but without involvement by the General Partner.

    In the Conversion, each BAC will be exchanged for one share of Common Stock of the Corporation. BAC holders and holders of previously granted rights to acquire BACs will receive, in exchange for their BACs and upon exercise of such rights, 88.6%, and affiliates of the General Partner will receive, in exchange for their interests in the General Partner and its affiliates, 11.4%, of the Corporation's Common Stock to be outstanding immediately following the Conversion (assuming exercise of such rights). This allocation of ownership resulted from negotiations between certain of the Sponsors and the General Partner. The Sponsors own approximately 9.1% of the outstanding BACs and have no economic interest in the General Partner. The allocation was determined by reference to the rights of the General Partner and BAC holders under the agreement governing the Partnership, pursuant to which the General Partner and its affiliates receive 20.8% of Partnership distributions and an annual management fee of $500,000 and are entitled to reimbursement of certain expenses. Such distributions and fees totalled approximately $10.3 million in 1993 and will exceed $11 million in 1994. These arrangements and payments will end upon consummation of the Conversion.


    Subject to legal and contractual requirements and the financial requirements of the business, the Sponsors intend to recommend that the Corporation's Board of Directors establish an initial cash dividend rate of $0.15 per share per quarter, and pay three special cash distributions, each of $1.92 per share, payable during each of the last three quarters of 1995 (reduced, if the Conversion is not consummated in 1994, to the extent that any cash distributions declared and paid by the Partnership after January 1, 1995 exceed, on a quarterly basis, $0.15 per BAC). Thus, it is expected that BAC holders who hold Common Stock from the date of the Conversion through 1997 will receive a total of $7.56 per share for the years 1995, 1996 and 1997 -- the amount per BAC they would have received had the Conversion not occurred and the Partnership maintained its existing cash distribution policy (i.e. $2.52 per BAC per annum).



    If the Conversion Proposal is approved by BAC holders at the Special Meeting, it is expected that the Conversion will be consummated by the end of 1994. In that case, assuming the declaration by the Partnership of the regular quarterly distribution in accordance with past practice, BAC holders of record on or about December 15, 1994 would receive the regular quarterly distribution of $0.63 per BAC for the fourth quarter of 1994 on or about February 15, 1995, and there will be no further distributions by the Partnership to BAC holders.


    The General Partner and the Sponsors believe that the Conversion is fair to BAC holders and recommend that BAC holders approve the Conversion proposal. In arriving at their recommendation, the General Partner and the Sponsors gave consideration to a number of factors including the fairness opinions of Smith Barney Inc. and Dillon, Read & Co. Inc., each delivered to the Partnership and each to the effect that, based upon the considerations and subject to the assumptions and limitations set forth in their opinions, each of the allocation of ownership between BAC holders and affiliates of the General Partner and the consideration to be received by BAC holders in the Conversion is fair, from a financial point of view, to BAC holders.

    BAC holders are urged to review carefully the attached Proxy Statement, which contains a detailed description of the proposed Conversion and describes certain risk factors, conflicts of interest and other considerations for BAC holders. The Conversion is subject to the approval of BAC holders described below and certain other conditions more fully set forth in the Proxy Statement, including, among others, the receipt of all necessary government approvals, appraisal rights not being sought with respect to more than 5% of the outstanding BACs, and the receipt of certain tax opinions. Such conditions may be waived by the Corporation and/or the General Partner. In addition, the General Partner has the right to terminate the agreement relating to the Conversion if it determines that as a result of any subsequent development, such termination is necessary to discharge its fiduciary duties to BAC holders.

    It is important that your BACs be represented at the Special Meeting. Accordingly, whether or not you plan to attend the Special Meeting, please sign, date and promptly return the enclosed proxy card in the postage-paid envelope that has been provided to you for your convenience. The Conversion Proposal will require (i) the approval of BAC holders holding a majority of BACs outstanding and (ii) the approval of unaffiliated BAC holders (BAC holders other than the Sponsors and affiliates of the General Partner) holding a majority of BACs held by them. Failure to forward a proxy or to vote in person at the Special Meeting will have the same effect as if a BAC holder had voted against the Conversion Proposal. BAC holders who do not vote for the Conversion Proposal and who follow the procedures described in the Proxy Statement are entitled to exercise appraisal rights.

    Because of the significance of the proposed Conversion, your participation in the Special Meeting, in person or by proxy, is especially important. THE GENERAL PARTNER AND THE SPONSORS URGE YOU TO VOTE "FOR" THE CONVERSION PROPOSAL.

                                   Sincerely,


                 [LOGO]

     [LOGO]
Victor K. Atkins, Jr.                     W. Hall Wendel, Jr.
President, EIP Capital Corporation,       Chief Executive Officer, Polaris
Managing General Partner of EIP           Industries Capital Corporation, and
Associates L.P., the General Partner      Chairman of the Board and Chief
                                          Executive Officer, Polaris Industries
                                          Inc.



IF YOU HAVE ANY QUESTIONS CONCERNING THE CONVERSION OR NEED ASSISTANCE IN VOTING YOUR BACS, PLEASE CALL D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE CONVERSION, TOLL FREE AT 1-800-488-8075.

                                     [LOGO]
                        POLARIS INDUSTRIES PARTNERS L.P.


                                                               NOVEMBER 21, 1994



                    NOTICE OF SPECIAL MEETING OF BAC HOLDERS
                        TO BE HELD ON DECEMBER 22, 1994


To the Holders of BACs of Polaris Industries Partners L.P.:


    NOTICE IS HEREBY GIVEN that a special meeting (the "Special Meeting") of the holders ("BAC Holders") of units of Beneficial Assignment of Class A Limited Partnership Interests ("BACs") of Polaris Industries Partners L.P., a Delaware limited partnership (the "Partnership"), will be held at Holiday Inn West, Highway 394, Minneapolis, Minnesota on December 22, 1994 at 9:00 a.m., local time.


    At the Special Meeting, BAC Holders will vote upon a proposal (the "Conversion Proposal") that, if approved and implemented, will result in the conversion of the Partnership to corporate form (the "Conversion"). The Conversion will be accomplished by merging a subsidiary partnership of Polaris Industries Inc., a newly formed Minnesota corporation (the "Corporation"), into the Partnership (the "Merger"). Upon consummation of the Merger, each BAC will be exchanged for one share of common stock, par value $.01 per share (the "Common Stock"), of the Corporation. If the Conversion Proposal is approved and the Conversion is effected, (i) the Corporation will, directly and indirectly, own 100% of the Partnership and will continue to conduct the business and operations of Polaris Industries L.P. (the "Operating Partnership" or "Polaris"), and (ii) BAC Holders and holders of previously granted rights to acquire BACs ("First Rights") will receive, in exchange for their BACs and upon exercise of such First Rights, as the case may be, 88.6% of the Common Stock of the Corporation, and affiliates of the General Partner will receive, in exchange for their interests in the General Partner and its affiliates, the remaining 11.4% of the Common Stock of the Corporation (after giving effect to the exercise of such First Rights).

    The Merger, Conversion and related matters are more fully described in the attached Proxy Statement/Prospectus, which (together with the annexes thereto and the documents incorporated by reference therein) forms a part of this Notice and is incorporated herein by reference.


    The Conversion Proposal will require (i) the approval of BAC Holders holding a majority of BACs outstanding and (ii) the approval of unaffiliated BAC Holders (BAC Holders other than the Sponsors and affiliates of the General Partner) holding a majority of BACs held by them. Only BAC Holders of record at the close of business on Monday, November 21, 1994 are entitled to notice of and to vote at the Special Meeting and at any adjournment or postponement thereof.


    You are cordially invited to attend the Special Meeting. If you cannot attend, please sign and date the accompanying form of proxy and return it promptly in the enclosed envelope. If you attend the meeting, you may vote in person regardless of whether you have given your proxy. Any proxy may be revoked at any time before it is exercised, as indicated herein. Failure to forward a proxy or to vote in person at the Special Meeting will have the same effect as if a BAC Holder had voted against the Conversion Proposal.

                                          By Order of EIP Associates L.P., the
                                          General Partner
                                          Victor K. Atkins, Jr., President and
                                          Secretary, EIP Capital Corporation,
                                          Managing General Partner of the
                                          General Partner

YOUR VOTE IS IMPORTANT. ACCORDINGLY, YOU ARE URGED TO COMPLETE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU HAVE ANY QUESTIONS CONCERNING THE CONVERSION OR NEED ASSISTANCE IN VOTING YOUR BACS, PLEASE CALL D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE CONVERSION, TOLL FREE AT 1-800-488-8075.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROXY STATEMENT/PROSPECTUS        SUBJECT TO COMPLETION, DATED NOVEMBER 18, 1994



                                     [LOGO]

                       18,110,684 SHARES OF COMMON STOCK


    This Proxy Statement (which is also a Prospectus) relates to the issuance of common stock, par value $.01 per share (the "Common Stock"), of Polaris Industries Inc., a Minnesota corporation, which has been newly formed by certain members of the senior operating management of Polaris Industries Capital Corporation, a Delaware corporation ("PICC"). PICC and its affiliates manage Polaris Industries L.P., a Delaware limited partnership, 99% of which is owned by Polaris Industries Partners L.P., a Delaware limited partnership. In this Proxy Statement, Polaris Industries Inc. is referred to as the "Corporation," Polaris Industries Partners L.P. is referred to as the "Partnership," PICC and Polaris Industries L.P. collectively are referred to as the "Operating Partnership," and the term "Polaris" refers to the business and operations of the Operating Partnership. Other frequently used capitalized terms are defined in the Glossary of Defined Terms attached as Annex A to this Proxy Statement.



    This Proxy Statement is being sent by EIP Associates L.P., a Delaware limited partnership (the "General Partner"), which is the general partner of the Partnership, to the holders of units of Beneficial Assignment of Class A Limited Partnership Interests in the Partnership ("BACs") in connection with the solicitation by the General Partner of proxies (each, a "Proxy") to be voted at a special meeting (the "Special Meeting") of holders of BACs ("BAC Holders") in Minneapolis, Minnesota on Thursday, December 22, 1994 (the "Meeting Date"), and at any adjournment or postponement thereof. At the Special Meeting, BAC Holders will vote upon a proposal (the "Conversion Proposal") that, if approved, will result in the conversion of the Partnership to corporate form (the
"Conversion"). The Conversion will be accomplished by merging a subsidiary partnership of the Corporation into the Partnership (the "Merger"). Upon consummation of the Merger, each BAC will be exchanged for one share of Common Stock of the Corporation. If the Conversion Proposal is approved and the Conversion is effected, (i) the Corporation will, directly and indirectly, own 100% of the Partnership and will continue to conduct the business and operations of the Operating Partnership, and (ii) BAC Holders and holders of rights to acquire BACs ("First Rights") previously granted will receive, in exchange for their BACs and upon exercise of such First Rights, as the case may be, 88.6% of the Common Stock of the Corporation, and affiliates of the General Partner will receive, in exchange for their interests in the General Partner and its affiliates, the remaining 11.4% of the Common Stock of the Corporation, after giving effect to the exercise of such First Rights (the "Exchange Ratio").


    The Conversion Proposal is sponsored by the senior operating management of the Operating Partnership (the "Sponsors") who own an aggregate of approximately 9.1% of outstanding BACs and who have no economic interest in the General
Partner. The Exchange Ratio was determined with reference to the existing economic interests of the General Partner and BAC Holders referred to above and the rights of the General Partner under various provisions of the amended and restated partnership agreement governing the Partnership (the "Partnership Agreement"). Currently, and for the foreseeable future, the General Partner and its affiliates receive 20.8% of the Partnership's distributions and $500,000 per year in management fees and are entitled to certain expense reimbursements from the Partnership. These arrangements and payments will end upon consummation of the Conversion.

    The Sponsors and the General Partner recommend that BAC holders vote "FOR" the Conversion Proposal for the reasons set forth under "The Conversion -- Reasons for the Conversion" and "-- Alternatives to the Conversion" in this Proxy Statement.


    Subject to legal and contractual requirements and the financial requirements of the business, the Sponsors intend to recommend that the Corporation's Board of Directors establish an initial cash dividend rate of $0.15 per share per quarter, and pay three special cash distributions, each of $1.92 per share, payable during each of the last three quarters of 1995 (reduced, if the Conversion is not consummated in 1994, to the extent that any cash distributions declared and paid by the Partnership after January 1, 1995 exceed, on a quarterly basis, $0.15 per BAC) (the "Proposed Distributions"). Thus, it is expected that BAC Holders who retain the Common Stock they receive in the Conversion through 1997 will receive a total of $7.56 per share for the years 1995, 1996 and 1997 -- the amount per BAC that BAC Holders would have received had the Conversion not occurred and the Partnership maintained its existing cash distribution policy.


    THE GENERAL PARTNER AND THE SPONSORS BELIEVE THAT THE CONVERSION IS FAIR TO BAC HOLDERS AND RECOMMEND THAT BAC HOLDERS VOTE "FOR" THE CONVERSION PROPOSAL.

                                                        (CONTINUED ON NEXT PAGE)
                            ------------------------
NEITHER THIS TRANSACTION NOR THESE SECURITIES HAVE BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
   NOR  HAS THE SECURITIES AND EXCHANGE  COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS  TRANSACTION
       OR  THE  ACCURACY  OR  ADEQUACY OF  THIS  PROXY  STATEMENT. ANY
                REPRESENTATION  TO  THE  CONTRARY  IS  A  CRIMINAL
                                    OFFENSE.
                            ------------------------


NOVEMBER __, 1994

(COVER PAGE CONTINUED)

    The Conversion involves certain additional factors that should be considered by all BAC Holders. The effects of the Conversion may differ for each BAC Holder and may be disadvantageous to some, depending upon their individual circumstances and investment objectives. See "Risk Factors, Conflicts of Interest and Other Considerations" and "The Conversion." In particular, BAC Holders should consider, among other factors described herein, that:

    - Because of the Conversion, BAC Holders will forego the potential future tax benefits associated with an investment in a partnership (I.E. no tax paid at the Partnership level on its taxable income) immediately, rather than beginning after December 31, 1997.


    - The General Partner may be viewed as having a conflict of interest with BAC Holders with respect to the determination of the Exchange Ratio in the Conversion, and the General Partner will benefit from the elimination of liability of the General Partner for obligations and liabilities of Polaris after the Conversion. In addition, BAC Holders were not represented separately in establishing the terms of the Conversion. Such representation might have caused the terms of the Conversion to be different in material respects from those described herein.


    - The Corporation is under no legal obligation to make the Proposed Distributions and the timing and amount of future dividends and distributions will be at the discretion of the Board of Directors of the Corporation and will depend, among other things, on the future after-tax earnings, operations, capital requirements, borrowing capacity and financial condition of the Corporation and general business conditions.

    - The Corporation expects to incur indebtedness in excess of that incurred by the Partnership, including indebtedness to finance the special cash distributions referred to above if such distributions are declared by the Board of Directors of the Corporation. Incurrence of indebtedness by the Corporation could have important consequences to investors in the Corporation's securities. There can be no assurance that the Corporation's future operating results will be sufficient for payment of the Corporation's indebtedness and other commitments.

    - Prior to the Conversion there will have been no public market for the Common Stock. The Common Stock may trade at prices substantially below the historical trading levels of BACs. If a large number of holders of Common Stock were to offer their shares for sale immediately after consummation of the Conversion, the market price of the Common Stock could decline substantially absent a corresponding demand for Common Stock from institutional and retail investors.

    - All costs and expenses to be incurred by the Partnership in connection with the Conversion, estimated to be approximately $9 million, will be paid by the Partnership whether or not the Conversion is consummated. An additional $2 million is expected to be paid by the Partnership only if the Conversion is consummated.

    In addition to the factors noted above, an investment in Polaris (whether in partnership or corporate form) is subject to risks associated with operating conditions, competitive factors, economic conditions, seasonal factors, industry conditions, regulatory developments and equity market conditions.

    The Conversion Proposal will require (i) the approval of BAC Holders holding a majority of the BACs outstanding and (ii) the approval of unaffiliated BAC Holders (BAC Holders other than the Sponsors and affiliates of the General Partner) holding a majority of BACs held by them. See "Voting and Proxy Information." Such approval will bind all BAC Holders (other than those who exercise Appraisal Rights) regardless of whether some fail to vote in favor of the Conversion Proposal. See "Appraisal Rights." The affiliates of the General Partner and members of the senior operating management of the Operating Partnership, who own approximately 14% of outstanding BACs in the aggregate, have advised the Partnership that they will vote in favor of the Conversion Proposal. Failure to forward a Proxy or to vote in person at the Special Meeting will have the same effect as if a BAC Holder had voted against the Conversion Proposal.


    This Proxy Statement and the related form of Proxy are first being sent to BAC Holders on or about November 21, 1994.



    The Common Stock has been approved for listing on the American Stock Exchange and the Pacific Stock Exchange under the symbol "SNO", subject to official notice of issuance.

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PARTNERSHIP, THE GENERAL PARTNER OR THE CORPORATION. THIS PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY SALES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PARTNERSHIP OR THE CORPORATION SINCE THE DATE HEREOF.

    UNTIL 25 DAYS AFTER THE DATE OF THIS PROXY STATEMENT, ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROXY STATEMENT.

                             AVAILABLE INFORMATION

    The Partnership is (and following the Conversion, the Corporation will be) subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files (and will file) reports and other information with the Securities and Exchange Commission (the "SEC"). Such reports and other information may be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. Such reports and other information concerning the Partnership can also be inspected at the office of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104, the exchanges on which the BACs are listed (and on which application has been made to list the Common Stock).

    The Corporation has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Proxy Statement, which constitutes part of the Registration Statement, omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto on file with the SEC pursuant to the Securities Act and the rules and regulations of the SEC thereunder. Statements contained in this Proxy Statement as to the contents of any contract or other document are necessarily summaries of such documents, are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including exhibits and schedules thereto, is on file at the offices of the SEC and may be obtained upon payment of the fee prescribed by the SEC, or may be examined without charge at the public reference facilities of the SEC described above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


    THIS PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (WITHOUT EXHIBITS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST ADDRESSED TO POLARIS INDUSTRIES PARTNERS L.P., 1225 HIGHWAY 169 NORTH, MINNEAPOLIS, MINNESOTA 55441, ATTENTION:
JOHN H. GRUNEWALD, EXECUTIVE VICE PRESIDENT, FINANCE AND ADMINISTRATION, TELEPHONE NUMBER (612) 542-0500. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER 14, 1994.


    The following documents of the Partnership have been filed with the SEC and are incorporated herein by reference: (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1993; (b) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1994, June 30, 1994 and September 30, 1994; and (c) Current Reports on Form 8-K dated August 25, 1994 and October 14, 1994.

    All documents filed by the Partnership pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement and to be a part hereof from the date of filing of such documents.

    Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
AVAILABLE INFORMATION...................................................     3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.........................     3
SUMMARY.................................................................     6
  Overview of the Conversion............................................     6
  Risk Factors, Conflicts of Interest and Other Considerations..........     7
  Reasons for the Conversion............................................     9
  Existing Economic Interests of the Partners...........................    11
  Alternatives to the Conversion........................................    11
  Allocation of Common Stock Between BAC Holder Interests and General
   Partner Interests....................................................    14
  Fairness Opinions.....................................................    14
  Recommendation of the General Partner and the Sponsors................    14
  Summary of Certain Federal Income Tax Considerations..................    14
  Conditions to the Conversion..........................................    15
  Consequences if Conversion Proposal is Not Approved or the Conversion
   is Not Consummated...................................................    15
  Management and Compensation...........................................    16
  Voting at the Special Meeting.........................................    16
  Appraisal Rights......................................................    17
  List of BAC Holders...................................................    17
  The Partnership and the Corporation...................................    17
SUMMARY OF SELECTED FINANCIAL INFORMATION...............................    19
POLARIS ORGANIZATIONAL CHARTS...........................................    20
RISK FACTORS, CONFLICTS OF INTEREST AND OTHER CONSIDERATIONS............    21
  Risks, Conflicts of Interest and Considerations Related to the
   Conversion...........................................................    21
    Adverse Tax Implications............................................    21
    Potential Conflicts of Interest.....................................    21
    No Independent Representation.......................................    22
    No Assurance of Future Distributions................................    22
    Effects of Additional Indebtedness..................................    22
    Uncertainty Regarding Market Price for Common Stock.................    22
    Changes in Ownership Rights.........................................    22
    Changes in Voting Rights............................................    23
    Elimination of General Partner Liability for Polaris Obligations....    23
    Changes in Fiduciary Obligations....................................    23
    Future Dilution of Common Stock.....................................    24
    Costs of Conversion.................................................    24
    Risks for Nonapproving BAC Holders..................................    24
    Provisions That May Discourage Changes of Control...................    24
  Risks Related to the Business.........................................    24
    Product Safety and Regulation.......................................    24
    Informal Supply Arrangements........................................    25
    Competition.........................................................    26
    Effects of Weather..................................................    26
    Product Liability...................................................    26
    Warranties and Product Recalls......................................    26
THE CONVERSION..........................................................    27
  The Partnership.......................................................    27
  Background of the Conversion..........................................    27

                                                                           PAGE
                                                                           ----
  Reasons for the Conversion............................................    30
    Changes in Tax Status of the Partnership............................    30
    Proposed Distribution Equivalency...................................    30
    Anticipated Reduction of Partnership Tax Benefit to Investors.......    31
    Greater Access to Capital Markets and Expansion of Investor Base....    31
    Enhanced Growth Potential...........................................    31
    Ability to Diversify................................................    32
    Tax Reporting.......................................................    32
    Direct Election of the Board of Directors...........................    32
  Structure of the Conversion...........................................    32
  Existing Economic Interests of the Partners...........................    34
  Benefit Plans after the Conversion....................................    35
  Alternatives to the Conversion........................................    35
    Continuance of the Partnership; No Cessation of Trading.............    35
    Continuance of the Partnership; Cessation of Trading................    36
    Continuance of the Partnership; Cessation of Trading and Exchange
     Offer of Stock in New Corporate Limited Partner....................    36
    Continuance of the Partnership; Cessation of Trading and Exchange
     Offer of Debt Securities...........................................    36
    Conversion to Corporation with Cash and Stock.......................    36
    Conversion by Liquidation...........................................    36
    Management Buyout or Other Strategic Sale...........................    37
    Conversion Pursuant to Section 17.5 of the Partnership Agreement....    37
    Liquidation and Winding Up of the Partnership.......................    37
    Future Alternatives Available to Polaris............................    38
  Fairness Opinions.....................................................    38
    Opinion of Smith Barney.............................................    38
    Opinion of Dillon Read..............................................    42
    Other...............................................................    45
  Recommendation of the General Partner and the Sponsors................    45
  Effective Time........................................................    46
  Description of the Merger Agreement...................................    46
  Consequences if Conversion Proposal is Not Approved or the Conversion
   is Not Consummated...................................................    48
  Costs of the Conversion...............................................    49
  Exchange of Certificates..............................................    49
COMPARATIVE RIGHTS OF BAC HOLDERS AND HOLDERS OF COMMON STOCK...........    50
  Taxation..............................................................    50
  Distributions and Dividends...........................................    50
  Voting Rights.........................................................    51
  Rights to Call Special Meetings and Submit Proposals..................    51
  Removal of General Partner and Directors of the Corporation...........    52
  Liquidation Rights....................................................    52
  Assessments and Limited Liability.....................................    53
  Transferability.......................................................    53
  Redemption Rights.....................................................    53

                                                                           PAGE
                                                                           ----
  Change of Control.....................................................    53
  Management and Compensation...........................................    54
  Indemnification.......................................................    55
  Fiduciary Duties......................................................    55
  Limits on Management's Liability......................................    56
  Appraisal Rights......................................................    56
  Duration of Investment................................................    57
  Right to Investor Lists...............................................    57
  Inspection of Books and Records.......................................    57
  Dilution..............................................................    58
  Investment Policy.....................................................    58
CERTAIN FEDERAL INCOME TAX CONSIDERATIONS...............................    58
  Summary of Tax Consequences to BAC Holders............................    59
  Partnership Status and Taxation of the Partnership....................    59
  General Tax Treatment of the Merger and Issuance of Common Stock......    59
  Certain Tax Consequences of the Merger and Issuance of Common Stock to
   BAC Holders..........................................................    60
  Other Tax Issues Affecting BAC Holders................................    62
  Exercise of Appraisal Rights..........................................    62
  Tax Consequences to the Corporation and the Partnership...............    62
  Post-Conversion Treatment of the Corporation and Its Shareholders.....    63
  Unrelated Business Taxable Income.....................................    64
  Other Tax Aspects.....................................................    64
  Proposed Legislation..................................................    65
ACCOUNTING TREATMENT OF THE CONVERSION..................................    65
VOTING AND PROXY INFORMATION............................................    65
  Voting Procedures.....................................................    65
  Vote Required; Quorum.................................................    65
  Proxies...............................................................    66
  Revocation of Proxies.................................................    66
  Solicitation of Proxies...............................................    66
  Information Agent.....................................................    67
  Independent Auditors..................................................    67
APPRAISAL RIGHTS........................................................    67
BUSINESS................................................................    71
  Industry Background...................................................    71
  Products..............................................................    71
  Manufacturing Operations..............................................    72
  Production Scheduling.................................................    73
  Sales and Marketing...................................................    73
  Engineering, Research and Development.................................    74
  Competition...........................................................    75
  Product Safety and Regulation.........................................    75
  Product Liability.....................................................    77
  Effects of Weather....................................................    77
  Employment............................................................    77
  Properties............................................................    77
  Legal Proceedings.....................................................    78
CAPITALIZATION..........................................................    79
SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION.................    80
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
 OF OPERATIONS..........................................................    82
    Results of Operations...............................................    82
    Cash Distributions..................................................    84
                                                                           PAGE
                                                                           ----
    Net Income Per BAC..................................................    83
    Liquidity and Capital Resources.....................................    84
    Inflation and Exchange Rates........................................    86
MARKET PRICES AND DISTRIBUTIONS.........................................    87
MANAGEMENT..............................................................    88
  Directors and Executive Officers of EIPCC.............................    88
  Directors and Executive Officers of PICC..............................    89
  Directors and Executive Officers of the Corporation after the
   Conversion...........................................................    90
  Executive Compensation................................................    92
  Summary Compensation Table............................................    92
  Death and Disability Benefits and Deferred Compensation...............    92
  Long-Term Incentive Compensation......................................    93
  Retirement Savings Plan...............................................    95
  Purchase of BACs......................................................    95
  Compensation Committee Interlocks and Insider Participation...........    95
  Director Compensation.................................................    95
  Certain Relationships and Related Transactions........................    95
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT..........    97
SUMMARY OF CERTAIN PROVISIONS OF THE PARTNERSHIP AGREEMENT..............    99
  Management of the Partnership.........................................    99
  Liability of the General Partner and BAC Holders to Third Parties.....    99
  Dissolution and Liquidation...........................................    99
  Voting Rights of BAC Holders..........................................   100
  Removal of the General Partner........................................   100
  Withdrawal of the General Partner.....................................   100
  Additional General Partners...........................................   100
  Effect of Removal, Bankruptcy, Death, Dissolution, Incompetency or
   Withdrawal of the General Partner....................................   100
  Reimbursement of General Partner Expenses.............................   101
  Amendments............................................................   101
  Designation of Tax Matters Partner....................................   101
  Reorganization of the Partnership.....................................   101
  Applicable law........................................................   102
  Books and Records.....................................................   102
  Transferability of the BACs...........................................   102
DESCRIPTION OF CAPITAL STOCK............................................   102
  Common Stock..........................................................   102
  Preferred Stock.......................................................   102
  Voting................................................................   103
  Board of Directors....................................................   103
  Anti-takeover Provisions..............................................   103
  Limitation of Liability...............................................   104
  Transfer Agent and Registrar..........................................   104
RESALE OF COMMON STOCK..................................................   105
LEGAL MATTERS...........................................................   105
EXPERTS.................................................................   105
INDEX TO FINANCIAL STATEMENTS...........................................   F-1
ANNEX A -- Glossary of Defined Terms....................................   A-1

ANNEX B -- Fairness Opinion of Smith Barney Inc. .......................   B-1

ANNEX C -- Fairness Opinion of Dillon, Read & Co. Inc. .................   C-1

ANNEX D -- Merger Agreement.............................................   D-1

                                    SUMMARY


    THE FOLLOWING IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ALL RESPECTS BY THE MORE DETAILED INFORMATION SET FORTH ELSEWHERE IN THIS PROXY STATEMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. A GLOSSARY OF FREQUENTLY USED CAPITALIZED AND OTHER SPECIALIZED TERMS IS ATTACHED AS ANNEX A. ORGANIZATIONAL CHARTS FOR THE PARTNERSHIP (BEFORE THE CONVERSION) AND THE CORPORATION (AFTER THE CONVERSION) ARE INCLUDED FOR REFERENCE ON PAGE 20. BAC HOLDERS ARE URGED TO REVIEW CAREFULLY THE ENTIRE PROXY STATEMENT AND TO REQUEST SUCH DOCUMENTS INCORPORATED BY REFERENCE HEREIN AS THEY DESIRE.


OVERVIEW OF THE CONVERSION


    This Proxy Statement relates to a proposal (the "Conversion Proposal") by the senior operating management of Polaris Industries Capital Corporation, a Delaware Corporation ("PICC"), who conduct the business and operations of
Polaris Industries L.P. (PICC and Polaris Industries L.P. collectively are referred to as the "Operating Partnership"), to convert Polaris Industries Partners L.P., a Delaware limited partnership (the "Partnership"), from a publicly traded limited partnership to a publicly traded corporation (the "Conversion"). The Conversion Proposal is sponsored by W. Hall Wendel, Jr., Chief Executive Officer, Kenneth D. Larson, President and Chief Operating
Officer, John H. Grunewald, Executive Vice President, Finance and Administration, James Bruha, Vice President -- Manufacturing, Charles A. Baxter, Vice President -- Engineering and Product Safety, Ed Skomoroh, Vice President -- Sales and Marketing and Michael W. Malone, Chief Financial Officer and Treasurer (collectively, the "Sponsors"). Such individuals together comprise the senior operating management of the Operating Partnership and own in the aggregate approximately 9.1% of the outstanding units of Beneficial Assignment of Class A Limited Partnership Interests ("BACs") in the Partnership. Polaris Industries Inc. (the "Corporation") was formed recently by certain of the Sponsors in contemplation of the Conversion. Subsequent to consummation of the Conversion, the business currently conducted by the Partnership will be conducted by the Corporation with the same operating management, but without involvement by EIP Associates L.P., a Delaware limited partnership (the "General Partner").


    Pursuant to the terms of an Agreement and Plan of Conversion, dated as of September 29, 1994, among the Corporation, the Partnership, the General Partner, the Operating Partnership, EIP Capital Corporation ("EIPCC"; the managing general partner of the General Partner) and the other parties thereto (the "Merger Agreement"), if the Conversion Proposal is approved and the Conversion is implemented, (i) each BAC will be exchanged tax-free for one share of common stock, par value $.01 per share ("Common Stock"), of the Corporation and each right to receive BACs ("First Rights") previously granted will be converted into the right to receive one share of Common Stock of the Corporation, (ii) the Corporation will, directly and indirectly, own 100% of the Partnership and will continue to conduct the business and operations of the Operating Partnership, and (iii) BAC Holders (including affiliates of the General Partner) and holders of previously granted First Rights will receive, in exchange for their BACs and upon exercise of such First Rights, as the case may be, 88.6% of the Common Stock of the Corporation, and affiliates of the General Partner will receive, in exchange for their interests in the General Partner and its affiliates, the remaining 11.4% of the Common Stock of the Corporation, each after giving effect to the exercise of such First Rights (the "Exchange Ratio").

    The Exchange Ratio was agreed to after extended discussions and negotiations beginning in early June 1994 between W. Hall Wendel, Jr., the Chief Executive Officer of Polaris, and certain other members of the senior operating management of the Operating Partnership, who have no economic interest in the General Partner, and affiliates of the General Partner. The Exchange Ratio was determined with reference to the existing economic interests of the General Partner and BAC Holders referred to above and the rights of the General Partner under various provisions of the Partnership Agreement. Currently and for the foreseeable future, the General Partner and its affiliates receive 20.8% of the Partnership's distributions and $500,000 per year in management fees and are entitled to certain expense reimbursements from the Partnership. Such distributions and fees totalled approximately $10.3 million in 1993 and will aggregate more than $11 million in 1994. These arrangements and payments will end upon consummation of the Conversion. See "The Conversion -- Existing Economic Interests of the Partners" and "The Conversion -- Background of the Conversion."


    Subject to legal and contractual requirements and the financial requirements of the business, the Sponsors intend to recommend that the Corporation's Board of Directors establish an initial cash dividend rate of $0.15 per quarter, and pay three special cash distributions, each of $1.92 per share, payable during each of the last three quarters of 1995 (reduced, if the Conversion is not consummated in 1994, to the extent that any cash distributions declared and paid by the Partnership after January 1, 1995 exceed, on a quarterly basis, $0.15 per
BAC) (the "Proposed Distributions"). Thus, it is expected that BAC Holders who hold Common Stock from the date of the Conversion through 1997 will receive a total of $7.56 per share for the years 1995, 1996 and 1997 -- the amount per BAC they would have received had the Conversion not occurred and the Partnership maintained its existing cash distribution policy (I.E. $2.52 per BAC per annum). The Sponsors and the General Partner believe that such distributions should ease the transition in the Corporation's ownership between primarily income-oriented investors in the Partnership and the growth-oriented and institutional investors that are expected to invest in the Corporation.


    The affirmative vote by holders of (i) a majority of BACs outstanding on the Record Date and (ii) a majority of BACs held on the Record Date by BAC Holders other than the Sponsors and affiliates of the General Partner ("Unaffiliated BAC Holders"), is required to approve the Conversion Proposal. Since the approval of the Conversion Proposal by BAC Holders and Unaffiliated BAC Holders is a condition to the consummation of the Conversion, the Conversion will not occur if the requisite vote is not obtained. The affiliates of the General Partner (including Victor K. Atkins, Jr., a general partner of the General Partner and the President of EIPCC) and the Sponsors own approximately 14% of outstanding BACs in the aggregate, and they have advised the Partnership that they each will vote in favor of the Conversion Proposal. See "Voting and Proxy Information -- Vote Required; Quorum."

    Subsequent to the consummation of the Conversion, the business currently conducted by the Partnership will be conducted by the Corporation with the same operating management and pursuant to substantially the same operating plan as the Partnership, but without involvement by the General Partner.

    Except as required to accommodate the change to corporate form, all of the existing employee benefit plans of the Partnership and the Operating Partnership are expected to be assumed and adapted for use by the Corporation on substantially the same terms. Without limiting the generality of the foregoing, upon the Conversion, each of the outstanding First Rights representing the right to receive BACs under an employee benefit plan, whether vested or unvested, will be deemed to constitute the right to receive on the same terms and conditions as were applicable under such First Rights, the same number of shares of Common Stock as the holder of such First Rights would have been entitled to receive pursuant to the Merger had such holder received BACs upon exercise of such First Rights immediately prior to the Merger.

    NOTHING IN THE MERGER AGREEMENT OR IN THIS PROXY STATEMENT SHALL BE INTERPRETED TO ALTER THE FIDUCIARY DUTY OF THE GENERAL PARTNER SET FORTH IN THE PARTNERSHIP AGREEMENT OR UNDER DELAWARE LAW, INCLUDING THE POSSIBLE OBLIGATION OF THE GENERAL PARTNER TO UNILATERALLY TERMINATE THE MERGER AGREEMENT IF SUCH TERMINATION SHOULD BE NECESSARY TO DISCHARGE SUCH FIDUCIARY DUTY.

RISK FACTORS, CONFLICTS OF INTEREST AND OTHER CONSIDERATIONS

    In evaluating the Conversion, BAC Holders should take into account the following risk factors, conflicts of interest and other special considerations, which are discussed at greater length herein under "Risk Factors, Conflicts of Interest and Other Considerations" and "The Conversion."

    - Because of the Conversion, BAC Holders will forego the potential future tax benefits associated with an investment in a partnership (I.E. no tax paid at the Partnership level on its taxable income) immediately, rather than beginning after December 31, 1997. The General Partner has participated in efforts to have the December 31, 1997 deadline extended or eliminated. To date such efforts have been inconclusive. Such efforts, in which the General Partner has ceased to participate, may or may not be successful in the future. See "Risk Factors, Conflicts of Interest and Other Considerations -- Risks, Conflicts of Interest and Considerations Related to the Conversion -- Adverse Tax Implications."

    - The General Partner may be viewed as having a conflict of interest with BAC Holders with respect to the determination of the Exchange Ratio in the Conversion. Furthermore, the General Partner will benefit from the elimination of liability of the General Partner for obligations and liabilities of Polaris after the Conversion. In addition, BAC Holders were not represented separately in establishing the terms of the Conversion. Such independent representation might have caused the terms of the Conversion to be different in material respects from those described herein. See "Risk Factors, Conflicts of Interest and Other Considerations -- Risks, Conflicts of Interest and Considerations Related to the Conversion -- Potential Conflicts of Interest" and "-- No Independent Representation."

    - The Corporation is under no legal obligation to make the Proposed Distributions and the timing and amount of future dividends and distributions will be at the discretion of the Board of Directors of the Corporation and will depend, among other things, on the future after-tax earnings, operations, capital requirements, borrowing capacity and financial condition of the Corporation and general business conditions. There can be no assurance that the foregoing dividends or distributions will be adopted or maintained by the Corporation. See "Risk Factors, Conflicts of Interest and Other Considerations -- Risks, Conflicts of Interest and Considerations Related to the Conversion -- Change in Distribution Policy."

    - After the Conversion, the Corporation expects to incur indebtedness in excess of that previously incurred by the Partnership, including indebtedness to finance the Proposed Distributions if such distributions are declared by the Board of Directors of the Corporation. No commitments from lenders for such financing have been obtained. Incurrence of indebtedness by the Corporation could have important consequences to investors in the Corporation's securities, including the following: (i) the Corporation's ability to obtain additional financing in the future may be limited; (ii) a portion of the Corporation's income from operations and cash flow will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Corporation for its operations; and (iii) the agreements relating to the indebtedness are likely to contain financial and other restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could adversely affect the Corporation. There can be no assurance that the Corporation's future operating results will be sufficient for payment of the Corporation's indebtedness and other commitments. See "Risk Factors, Conflicts of Interest and Other Considerations -- Risks, Conflicts of Interest and Considerations Related to the Conversion -- Effects of Additional Indebtedness."

    - Prior to the Conversion, there will have been no public market for the Common Stock. The Common Stock may trade at prices substantially below the historical trading levels of BACs. If a large number of holders of Common Stock were to offer their shares for sale immediately after consummation of the Conversion, in the absence of a corresponding demand for Common Stock from institutional and retail investors, the market price of the Common Stock could decline substantially. See "Risk Factors, Conflicts of Interest and Other Considerations -- Risks, Conflicts of Interest and Considerations Related to the Conversion -- Uncertainty Regarding Market Price for Common Stock."

    - As a result of the Conversion, BAC Holders will lose certain rights associated with their ownership of BACs, including, in particular, receipt of future quarterly distributions from the Partnership of Net Cash from Operations (after giving effect to appropriate reserves). See "Comparative Rights of BAC Holders and Holders of Common Stock."

    - The fiduciary duties of a general partner to limited partners may differ from those of corporate directors to shareholders. Therefore, situations may occur in which owners of Common Stock of the Corporation would have less recourse, on the basis of breach of fiduciary duty, against directors of the Corporation than they would have had against the General Partner. See "Risk Factors, Conflicts of Interest and Other Considerations -- Risks, Conflicts of Interest and Considerations Related to the Conversion -- Changes in Fiduciary Obligations" and "Comparative Rights of BAC Holders and Holders of Common Stock -- Fiduciary Duties" and "-- Limits on Management's Liability."

    - Transaction costs of approximately $9 million will be paid by the Partnership, whether or not the Conversion is consummated. An additional $2 million is expected to be paid by the Partnership only if the Conversion is consummated. See "Risk Factors, Conflicts of Interest and Other Considerations -- Risks, Conflicts of Interest and Considerations Related to the Conversion -- Costs of Conversion."

    - If the Conversion Proposal is approved by the required vote of BAC Holders and Unaffiliated BAC Holders, all BAC Holders (other than those who exercise Appraisal Rights) will be bound by such approval even though they, individually, may not have voted in favor of the Conversion
      Proposal. See "Risk Factors, Conflicts of Interest and Other Considerations -- Risks, Conflicts of Interest and Considerations Related to the Conversion -- Risks for Nonapproving BAC Holders" and "Appraisal Rights."

    In addition to the factors noted above, an investment in Polaris (whether in partnership or corporate form) is subject to risks associated with operating conditions, competitive factors, economic conditions, weather conditions, regulatory developments and equity market conditions. See "Risk Factors, Conflicts of Interest and Other Considerations -- Risks Related to the Business."

REASONS FOR THE CONVERSION

    The General Partner and the Sponsors believe that the following are the principal reasons to consummate the Conversion at this time:

    - Under current law the Partnership will be treated as a corporation for federal income tax purposes after December 31, 1997, unless the Partnership takes action to prevent trading in BACs thereafter. See "Certain Federal Income Tax Considerations -- Partnership Status and Taxation of the Partnership." For the reasons more fully set forth in this Proxy Statement (see "The Conversion -- Alternatives to the Conversion"), the General Partner and the Sponsors did not consider cessation of trading of BACs or otherwise reducing the liquidity of the BACs after 1997 an advantageous way to preserve the tax status of the Partnership. The
      Sponsors and General Partner also did not believe that continuing to operate as a partnership while being taxed as a corporation after 1997 would be advantageous to BAC Holders.

    - The General Partner and the Sponsors believe it is advantageous for the Partnership to convert to corporate form now because: (i) the Conversion will resolve uncertainty about the Partnership's future tax and organizational status, which uncertainty would otherwise increase as December 31, 1997 approaches, (ii) the receipt of shares of Common Stock in the Conversion can be effected on a tax-free basis under current law and (iii) the Conversion is facilitated by the Partnership's strong financial performance, currently favorable equity market conditions generally and other factors set forth below. See "The Conversion -- Reasons for the Conversion." Accordingly, the General Partner and the Sponsors believe that it is advantageous for the Partnership to convert to corporate form at the present time rather than postponing such a transaction until 1997, which could result in the Partnership's inability to consummate such a transaction in an orderly manner under favorable circumstances.

    - The Conversion is not expected to adversely affect the anticipated amount of cash distributions to be received by investors through 1997. After the Conversion, and subject to legal and contractual limitations and the financial requirements of the business, the Sponsors intend to recommend that the Corporation's Board of Directors pay the Proposed Distributions. Assuming the Corporation makes such distributions, each BAC Holder who continues to hold Common Stock received in the Conversion through 1997 will receive from the Partnership and the Corporation cash distributions and dividends during the period commencing January 1, 1995 and ending December 31, 1997 equal in amount to cash distributions ($7.56 per BAC) that BAC Holders would have received from the Partnership had the Conversion not occurred and the Partnership maintained its existing distribution policy. The Sponsors believe the Proposed Distributions should ease the transition in the Corporation's ownership between primarily income-oriented investors in the Partnership and the growth-oriented and institutional investors that are expected to invest in the Corporation. See "Market Prices and Distributions."


    - The tax benefits to BAC Holders of the Partnership continuing to operate in partnership form (i.e. one level of income tax) are anticipated to diminish over time. Distributions to BAC Holders have remained relatively constant during the past three years and it is unlikely that the Partnership will increase the present level of cash distributions even if its taxable income was to continue to increase, because Polaris' continued growth could require reinvesting significant amounts of cash in its business. Accordingly, absent the Conversion, assuming income growth continues in 1994 and subsequent years, BAC Holders will be required to report and pay tax on their share of the Partnership's taxable income without a corresponding increase in cash distributions. It is expected that this disparity between taxable income and cash distributions will continue to increase in the foreseeable future and will be substantial, at least in 1994. See "The Conversion -- Reasons for the Conversion -- Anticipated Reduction of Partnership Tax Benefit to Investors."


    - The Conversion is expected to provide Polaris with greater access to capital markets at a potentially lower cost of capital and thereby enhance its ability to fund future growth. In this regard, the Conversion should expand Polaris' potential investor base to a broader array of investors (e.g. pension plans, mutual funds and other institutional investors) who do not typically invest in publicly traded limited partnerships because of tax considerations and administrative burdens. Conversion also should result in increased research coverage of Polaris by investment analysts. Such factors should result in greater trading activity and liquidity for the Common Stock, as compared to the BACs. See "The Conversion -- Reasons for the Conversion -- Greater Access to Capital Markets and Expansion of Investor Base."

    - Operating in corporate form should provide Polaris with greater flexibility to consummate acquisitions, including the use of its capital stock as acquisition currency and the ability to diversify into other lines of business without the constraints that presently are placed by the tax laws on publicly traded partnerships. Polaris believes the advantages of doing business in corporate form are demonstrated by the fact that Polaris is one of the few remaining substantial manufacturing concerns in the United States organized as a publicly traded partnership. See "The Conversion -- Reasons for the Conversion -- Enhanced Growth Potential" and "-- Ability to Diversify."

    - The Conversion will simplify Polaris' organizational structure and reduce significantly costs of tax reporting for Polaris and investors in Polaris. See "The Conversion -- Reasons for the Conversion -- Tax Reporting."

    - The General Partner will be replaced by a Board of Directors of the Corporation, which will be elected directly by holders of Common Stock. See "The Conversion -- Reasons for the Conversion -- Direct Election of the Board of Directors."

    THE GENERAL PARTNER AND THE SPONSORS BELIEVE THAT THE CONVERSION IS FAIR TO BAC HOLDERS AND RECOMMEND THAT BAC HOLDERS VOTE "FOR" THE CONVERSION PROPOSAL.

EXISTING ECONOMIC INTERESTS OF THE PARTNERS

    Currently, the holders of BACs and General Partner interests in the Partnership have rights to quarterly distributions of the proceeds of available cash flow from operations of the Partnership and the proceeds of certain capital transactions by the Partnership.

    The Partnership currently makes quarterly distributions of Cash Available for Distribution (generally cash flow from operations and sales of assets or refinancings, after deducting such reserves as the General Partner, in its sole discretion, determines to be necessary for Partnership expenses, debt payments, capital improvements, replacements and contingencies) in the following manner:

                                                                       INTERESTS OF
CASH AVAILABLE                                INTERESTS OF         GENERAL PARTNER AND
FOR DISTRIBUTION                              BAC HOLDERS             ITS AFFILIATES
- -----------------------------------------------------------       ----------------------
Net Cash From Operations.....................         79.2  %                       20.8%
Net Cash from Sales or Refinancings (after
 return of capital to BAC Holders of $10 per
 BAC)........................................         98.0  %                        2.0%

For a more detailed description of rights of the General Partner and BAC Holders to Cash Available for Distribution, see "The Conversion -- Existing Economic Interests of the Partners" and "Comparative Rights of BAC Holders and Holders of Common Stock -- Distributions and Dividends."

    In addition, if the General Partner is removed without cause, it can compel any successor to purchase its General Partner interest at "fair market value." See "Comparative Rights of BAC Holders and Holders of Common Stock -- Removal of General Partner and Directors of the Corporation -- BACs."

ALTERNATIVES TO THE CONVERSION

    The alternatives to the Conversion that were considered by the Sponsors were: (a) continuance of the Partnership with no cessation of trading, (b) continuance of the Partnership and cessation of trading before 1998, (c) conversion of the Partnership, with a single cash and stock distribution, (d) conversion by liquidation, (e) a management buyout or other strategic sale of the Partnership and (f) liquidation and winding up of the Partnership. The alternatives to the Conversion that were considered by the General Partner, in addition to (a), (b), (c) and (f), were: (g) continuance of the Partnership, with cessation of trading and an exchange offer of stock in a new corporate limited partner, (h) continuance of the Partnership, with cessation of trading and an exchange offer of debt securities and (i) a conversion pursuant to
Section 17.5 of the Partnership Agreement.

    - CONTINUANCE OF THE PARTNERSHIP; NO CESSATION OF TRADING. The Sponsors and the General Partner believe that the Conversion is a more beneficial alternative to BAC Holders than the continuance of the Partnership in its current form and that any benefits to be derived through the Partnership's current form are outweighed by the potential long term benefits anticipated to be derived from the Conversion. Under current law, after December 31, 1997, absent a cessation of trading, the Partnership would be treated as a corporation for tax purposes. See "The Conversion -- Alternatives to the Conversion" and "-- Reasons for the Conversion."


    - CONTINUANCE OF THE PARTNERSHIP; CESSATION OF TRADING. The Sponsors and the General Partner considered continuing the Partnership and, before January 1998, delisting the BACs from the American Stock Exchange and Pacific Stock Exchange and prohibiting, except in very limited circumstances, transfers of BACs. Such a transaction would create a private security with virtually no liquidity or trading market value, but would preserve the current tax status of the Partnership after December 31, 1997. The
      Sponsors and the General Partner believed that the loss of liquidity resulting from such an alternative would be adverse to the interests of BAC Holders and the Partnership since BACs are publicly traded, listed securities, and therefore they did not pursue this alternative. See "The Conversion -- Alternatives to the Conversion -- Continuance of the Partnership; Cessation of Trading."

    - CONTINUANCE OF THE PARTNERSHIP; CESSATION OF TRADING AND EXCHANGE OFFER OF STOCK IN NEW CORPORATE LIMITED PARTNER. The General Partner considered continuing the Partnership and, before January 1998, delisting the BACs and, except in very limited circumstances, prohibiting the transfer of BACs. At the same time, a new corporate limited partner would be admitted to the Partnership and BAC Holders would be given the opportunity to exchange their BACs for publicly traded shares of common stock in such corporation. However, exchanging BAC Holders would forego the potential future tax benefits associated with an investment in a partnership, and non-exchanging BAC Holders would be left with little, if any, liquidity. In addition, the General Partner believed this alternative would further complicate rather than simplify the capital structure of the Partnership and would not provide the benefits of operating in corporate form described under "Reasons for the Conversion" above. See "The Conversion -- Alternatives to the Conversion -- Continuance of the Partnership; Cessation of Trading and Exchange Offer of Stock in New Corporate Limited Partner."

    - CONTINUANCE OF THE PARTNERSHIP; CESSATION OF TRADING AND EXCHANGE OFFER OF DEBT SECURITIES. The General Partner considered continuing the Partnership and, before January 1998, delisting the BACs and, except in very limited circumstances, prohibiting the transfer of BACs. At the same time, BAC Holders would be given the opportunity to exchange their BACs for publicly traded debt securities of the Partnership. Although such a transaction would preserve the current tax status of the Partnership, the General Partner believed it would not be optimal in that the Partnership could have burdensome leverage, the exchange might have adverse tax consequences to the electing BAC Holders, there could be no assurance of a liquid market in the debt securities, the non-exchanging BAC Holders would have little, if any, liquidity and such a transaction would generally not provide the benefits of operating in corporate form described under "Reasons for the Conversion" above. See "The Conversion -- Alternatives to the Conversion -- Continuance of the Partnership; Cessation of Trading and Exchange Offer of Debt Securities."

    - CONVERSION TO CORPORATION WITH CASH AND STOCK. The Sponsors proposed to the General Partner that the Partnership be converted to a corporation in a transaction in which BAC Holders and affiliates of the General Partner, in exchange for their respective interests in the Partnership, would each receive a one-time cash distribution, as well as stock in the corporation surviving the transaction. The Sponsors proposed that the cash distribution be paid to BAC Holders, the General Partner and its affiliates in accordance with their respective economic interests and that the stock be distributed in accordance with the respective capital accounts of the partners. The General Partner felt that such a transaction would result in the successor corporation being burdened at the outset with significant indebtedness to pay such a one-time cash distribution and would reduce financial flexibility for the successor corporation going forward. In addition, the General Partner was concerned that the distribution would, in effect, be fully taxable to BAC Holders and the General Partner and its affiliates and did not believe that the proposed terms recognized the fair value of the General Partner's independent economic interest in the Partnership (on a going concern basis). The Sponsors did not pursue this transaction because of the General Partner's concerns. See "The Conversion -- Alternatives to the Conversion -- Conversion to Corporation with Cash and Stock."

    - CONVERSION BY LIQUIDATION. The Sponsors also considered a transaction whereby the Partnership would be converted to a corporation in a transaction in which BAC Holders, the General Partner and its affiliates would, in exchange for their respective interests in the Partnership, each receive a one-time liquidating distribution consisting of cash and new common stock in the corporation surviving the transaction. Pursuant to the terms of the Partnership Agreement, liquidating distributions would be made in accordance with partners' capital accounts. Accordingly, the General Partner and its affiliates would receive approximately 2% of the cash and stock distributed. (For a more detailed description of the procedures required to effectuate a liquidation of the Partnership, see "The Conversion -- Alternatives to the Conversion --

      Liquidation and Winding Up of the Partnership"). The Sponsors did not propose this transaction to the General Partner because of uncertainties under the Partnership Agreement of the Sponsors' ability to consummate such a transaction in a timely and tax effective manner, without the recommendation of the General Partner. The Sponsors believed that the General Partner's cooperation in such a transaction would be unlikely, since its terms did not recognize the fair value of the General Partner's independent economic interest in the Partnership (on a going concern basis) and because it understood that the General Partner believed that it had no duty to cooperate in a transaction which did not fairly value such economic interest and which the General Partner believed would constitute a termination without cause of the General Partner. See "The Conversion -- Existing Economic Interests of the Partners."

    - MANAGEMENT BUYOUT OR OTHER STRATEGIC SALE. The Sponsors also considered proposing a management buyout or other strategic sale of the Partnership. These alternatives would not provide BAC Holders with their continuing equity interest in the Partnership and might not be able to be accomplished on a tax-advantaged basis. The Sponsors did not propose such transactions to the General Partner because they believed that, in the long term, the value of the Common Stock would exceed the value of cash and securities that would be distributed to BAC Holders in a management buyout or other strategic sale. See "The Conversion -- Alternatives to the Conversion -- Management Buyout or Other Strategic Sale."

    - CONVERSION PURSUANT TO SECTION 17.5 OF THE PARTNERSHIP AGREEMENT.  Section
      17.5 of the Partnership Agreement permits the General Partner, in response to the tax law amendment treating publicly traded partnerships as corporations, in its sole discretion and without any partner consent, to convert the Partnership into a corporation in whatever manner and by whatever method the General Partner determines. See "Summary of Certain Provisions of the Partnership Agreement -- Reorganization of the Partnership." Under such section of the Partnership Agreement, the General Partner is required to effectuate the conversion so that, to the extent possible, the respective interests of BAC Holders and the General Partner in the assets and income of the successor entity immediately following such conversion are substantially equivalent to such interests immediately prior thereto. The General Partner is required to appoint two independent appraisers to determine the value of such interests. The General Partner decided not to proceed with a conversion under Section 17.5 in light of the proposal by the Sponsors which it believed was fair to both BAC
      Holders and the General Partner and which involved the additional procedural step of being submitted to BAC Holders and Unaffiliated BAC
      Holders   for  approval.  See  "The  Conversion  --  Alternatives  to  the
      Conversion -- Conversion Pursuant to Section 17.5 of the Partnership Agreement."

    - LIQUIDATION AND WINDING UP OF THE PARTNERSHIP. The General Partner and the Sponsors rejected this alternative because liquidation would not provide BAC Holders and the General Partner with any continuing equity interest in the Partnership and would be unlikely to be accomplished on a tax-advantaged basis. The General Partner would not be able to determine with any certainty prior to dissolution whether and at what price there would be any buyers for the Partnership's assets. The General Partner believes that in the long term the value of the Partnership as a going concern, whether or not the Conversion is effected, to the General Partner and BAC Holders would exceed the value of the proceeds of a liquidation. See "The Conversion -- Alternatives to the Conversion -- Liquidation and Winding Up of the Partnership."

    - FUTURE ALTERNATIVES AVAILABLE TO POLARIS. The General Partner and the Sponsors believe that other long-term strategies available to Polaris, such as diversification and acquisition of assets, or a management buyout or other strategic sale, are not adversely affected (and, in some cases, should be enhanced) by the decision to convert from partnership to corporate form and can be considered by the Corporation in the future if the Conversion is consummated. No other transaction currently is being considered by the Partnership as an alternative to the Conversion, although the Partnership may from time to time explore other alternatives if the Conversion is not consummated, including a conversion pursuant to Section 17.5 of the Partnership Agreement. See "The Conversion -- Alternatives to the Conversion -- Future Alternatives Available to Polaris."

ALLOCATION OF COMMON STOCK BETWEEN BAC HOLDER INTERESTS AND GENERAL PARTNER INTERESTS

    Upon consummation of the Conversion, BAC Holders (including the Sponsors and affiliates of the General Partner) and holders of previously granted First Rights will receive, in exchange for their BACs and upon exercise of such First Rights, as the case may be, 88.6% of the Common Stock of the Corporation, and affiliates of the General Partner will receive, in exchange for their interests in the General Partner and its affiliates, the remaining 11.4% of the Common Stock of the Corporation, after giving effect to the exercise of such First Rights.

    The Exchange Ratio was agreed to after extended discussions and negotiations beginning in early June 1994 between W. Hall Wendel, Jr., the Chief Executive Officer of Polaris, and certain other members of the senior operating management of the Operating Partnership, who have no economic interest in the General Partner, and representatives of the General Partner. The Exchange Ratio was determined with reference to the existing economic interests of the General Partner and BAC Holders referred to above and the rights of the General Partner under various provisions of the Partnership Agreement. Currently and for the foreseeable future, the General Partner and its affiliates receive 20.8% of the Partnership's distributions and $500,000 per year in management fees and are entitled to certain expense reimbursements from the Partnership. Such distributions and fees totalled approximately $10.3 million in 1993 and will aggregate more than $11 million in 1994. These arrangements and payments will end upon consummation of the Conversion. See "The Conversion -- Background of the Conversion" and "-- Existing Economic Interests of the Partners."

FAIRNESS OPINIONS


    On September 29, 1994 and the date hereof, each of Smith Barney Inc. ("Smith Barney") and Dillon, Read & Co. Inc. ("Dillon Read") delivered to the Partnership its written opinion to the effect that, as of the date of such opinion and based upon and subject to certain matters as stated therein, each of the Exchange Ratio and the consideration to be received by BAC Holders in the Conversion is fair, from a financial point of view, to such holders. The full text of the written opinions of Smith Barney and Dillon Read dated the date hereof, which set forth the assumptions made, matters considered and limitations on the review undertaken, are attached as Annex B and Annex C to this Proxy Statement and are incorporated herein by reference. BAC holders are urged to read these opinions carefully in their entirety. See "The Conversion -- Fairness Opinions."


RECOMMENDATION OF THE GENERAL PARTNER AND THE SPONSORS

    As a result of their review of the business, properties and financial condition of the Partnership, their review of the terms of the Conversion, their analysis of the benefits and disadvantages of, and the alternatives to, the Conversion, and their review of fairness opinions from Smith Barney and Dillon Read, each to the effect that each of the Exchange Ratio and the consideration to be received by BAC Holders in the Conversion is fair, from a financial point of view, to BAC Holders, the General Partner and the Sponsors believe that the Conversion is fair to BAC Holders and recommend that BAC Holders approve the Conversion Proposal. See "The Conversion -- Fairness Opinions" and "-- Recommendation of the General Partner and the Sponsors."

SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    In the Conversion, each BAC Holder will receive one share of Common Stock in exchange for each BAC. BAC Holders will not be subject to federal income tax on the receipt of the shares of Common Stock and their tax basis in the shares received will be determined with reference to the tax basis of their BACs immediately prior to the Conversion. BAC Holders are advised that the precise tax treatment to an individual BAC Holder will depend on each BAC Holder's particular situation. See "The Conversion" and "Certain Federal Income Tax Considerations."

    The receipt by the Corporation of the BACs and other interests in connection with the Conversion will not be taxable to the Corporation.

    For federal income tax purposes, the formation of the transitory partnership (the "Transitory Partnership") and its merger into the Partnership will be disregarded. The Partnership will continue its existence, with the Corporation, EIPCC and the General Partner as its sole partners. The merger of the Operating Partnership into the Partnership will not be a taxable event for the Partnership or the Operating Partnership.

    As a corporation, the Corporation's net income, which will include the Partnership's net income, will be subject to federal corporation income tax. Distributions to shareholders, including the Proposed Distributions, if and when made, will be taxable as ordinary dividend income to the extent of the Corporation's earnings and profits and will be classified as investment or portfolio income. Sales of shares of Common Stock which are held as capital assets will produce capital gain or loss to the selling shareholder. See "Certain Federal Income Tax Considerations."

CONDITIONS TO THE CONVERSION

    The Merger Agreement provides that neither the Corporation nor the Partnership will be obligated to consummate the Conversion unless the following conditions are satisfied or waived: (i) approval of the Conversion Proposal by the affirmative vote of the holders of more than 50% of the outstanding BACs, and by the affirmative vote of the holders of more than 50% of the outstanding BACs held by Unaffiliated BAC Holders, (ii) listing of the Common Stock on the American Stock Exchange and the Pacific Stock Exchange subject to official notice of issuance, (iii) the receipt of certain necessary government approvals, following certain government imposed waiting periods (including under the HSR Act, if applicable) and the making of certain necessary governmental filings;
(iv) effectiveness of a Registration Statement under the Securities Act of 1933, as amended, relating to the Common Stock to be issued in the Merger, and the absence of any stop order or proceeding seeking a stop order with respect to such Registration Statement; (v) the absence of any court order or legal restraint preventing consummation of the Merger; (vi) Appraisal Rights not being sought with respect to more than 5% of the outstanding BACs (which condition may be waived by the Corporation); (vii) no withdrawal of the Smith Barney or Dillon Read fairness opinions; (viii) the Corporation's receipt of a favorable opinion of its special tax counsel, Skadden, Arps, Slate, Meagher & Flom, as to certain matters related to the tax free nature of the Conversion to BAC Holders; and
(ix) the Partnership's receipt of a favorable opinion of its special counsel, Stroock & Stroock & Lavan, as to certain matters related to the tax free nature of the Conversion to BAC Holders and affiliates of the General Partner transferring their partnership interests in the general partners of the Partnership and the Operating Partnership and their stock of EIPCC to the Corporation (such affiliates, the "Transferors"). See "The Conversion -- Description of the Merger Agreement -- Conditions."

CONSEQUENCES IF CONVERSION PROPOSAL IS NOT APPROVED OR THE CONVERSION IS NOT CONSUMMATED

    If the Conversion Proposal is not approved by BAC Holders and Unaffiliated BAC Holders, or if the Conversion is not consummated for any other reason, the Partnership expects to continue to operate as an ongoing business in its current form and to continue making cash distributions at recent historical levels. As discussed under "-- Reasons for the Conversion," if Polaris continues to operate in partnership form, BAC Holders may be required to report taxable income from the Partnership that exceeds the amount of its cash distributions, and it is likely that BAC Holders will experience, on a per BAC basis, increasing taxable income without a corresponding increase in cash distributions. If current tax laws remain unchanged and if before 1998 the Partnership fails to take action to cease trading of BACs, the Partnership will be treated as a corporation for federal income tax purposes. No other transaction currently is being considered by the Partnership as an alternative to the Conversion, although the Partnership may from time to time explore other alternatives, including conversion pursuant to Section 17.5 of the Partnership Agreement. See "The Conversion -- Alternatives to the Conversion" and "The Conversion -- Consequences if Conversion Proposal is Not Approved or the Conversion is Not Consummated."

MANAGEMENT AND COMPENSATION

    The Partnership is managed exclusively by the General Partner. The General Partner and its affiliates are entitled to receive 20.8% of distributions from the Partnership, which approximated $9.8 million in 1993 and which are expected to approximate $10.6 million in 1994. See "The Conversion -- Existing Economic Interests of the Partners." Since the Partnership's inception, EIPCC, the managing general partner of the General Partner, has been paid an annual management fee of $500,000 a year and been entitled to be reimbursed for certain expenses. These arrangements and payments will end upon the consummation of the Conversion.

    As authorized by Minnesota law and provided by the Corporation's Articles of Incorporation, the Corporation will be managed by and under the direction of its Board of Directors, any member of which may be removed, with or without cause, by the holders of 75% of the voting power of all outstanding shares then entitled to vote at an election of directors. Pursuant to the voting agreement between Victor K. Atkins, Jr., a general partner of the General Partner and the President of EIPCC, the managing general partner of the General Partner, and W. Hall Wendel, Jr. described under "The Conversion -- Background of the Conversion," Mr. Atkins has agreed that, for so long as he owns no less than 3% of the outstanding voting securities of the Corporation, he will vote such securities in favor of the Corporation's nominees for election to the Board of Directors of the Corporation.

    W. Hall Wendel, Jr., the Operating Partnership's Chief Executive Officer, who owns approximately 5.4% of outstanding BACs, and other members of the senior operating management of the Operating Partnership, will become the officers of the Corporation at the time of the Conversion and will continue to operate Polaris after the Conversion. See "Management."

    The Corporation will assume the Operating Partnership's existing employee benefit plans. Except as required to accommodate the change to corporate form, all of the existing employee benefit plans of the Partnership and the Operating Partnership are expected to be adapted for use by the Corporation on substantially the same terms. Without limiting the generality of the foregoing, upon the Conversion, each of the outstanding First Rights representing the right to receive BACs under an employee benefit plan, whether vested or unvested , will be deemed to constitute the right to receive, on the same terms and conditions as were applicable under such First Rights, the same number of shares of Common Stock as the holder of such First Rights would have been entitled to receive pursuant to the Merger had such holder received BACs upon exercise of such First Rights immediately prior to the Merger.

VOTING AT THE SPECIAL MEETING


The Special Meeting..........  The  Special  Meeting  will  be held  at  Holiday  Inn West,
                               Highway 394,  Minneapolis, Minnesota  on Thursday,  December
                               22, 1994 at 9:00 a.m., local time.
Voting.......................  Each  BAC entitles the holder thereof  to one vote. Only BAC
                               Holders of record on November  21, 1994 (the "Record  Date")
                               are  entitled  to vote  at the  Special  Meeting and  at any adjournment or postponement thereof.
BACs Outstanding.............  On the Record Date, 16,010,441 BACs were outstanding.
Approval Required............  The Conversion Proposal will require (i) the approval of BAC
                               Holders holding a  majority of the  BACs outstanding on  the
                               Record  Date  and  (ii)  the  approval  of  Unaffiliated BAC
                               Holders holding a majority of  BACs held by such persons  on the  Record Date. The Sponsors and affiliates of the General
                               Partner, owning,  in  the aggregate,  approximately  14%  of outstanding  BACs,  have advised  the Partnership  that they will vote "FOR" the Conversion Proposal.

APPRAISAL RIGHTS

    BAC Holders who have not voted in favor of, or consented in writing to, the Conversion Proposal will be entitled to contractual rights of appraisal ("Appraisal Rights") that are intended to be substantially identical to statutory rights of appraisal that stockholders of a Delaware corporation have under the Delaware General Corporation Law. BAC Holders who demand Appraisal Rights will not be entitled to receive any portion of the consideration to be received in the Merger, but will have the right to receive the value of their interests in the Partnership as determined in a separate proceeding and any distribution declared by the Partnership prior to the Conversion provided they were BAC Holders on the record date for such distribution. It is a condition to the consummation of the Merger that Appraisal Rights not be exercised by BAC Holders holding BACs representing more than 5% of the outstanding BACs (although this condition may be waived by the Corporation). See "The Conversion -- Description of the Merger Agreement -- Conditions." For a more complete description of the procedures that must be followed to perfect Appraisal Rights, see "Appraisal Rights."

LIST OF BAC HOLDERS

    A list of all registered BAC Holders of the Partnership may be obtained by any BAC Holder from the Partnership upon written request to the Partnership, at 1225 Highway 169 North, Minneapolis, Minnesota 55441, Attention: John H. Grunewald, Executive Vice President, Finance and Administration, and at such BAC Holder's sole cost and expense, provided that such request is for a purpose that is reasonably related to such BAC Holder's interest in the Partnership.

THE PARTNERSHIP AND THE CORPORATION

    The Partnership was formed under the Delaware Revised Uniform Limited Partnership Act for the purpose of acquiring, through the Operating Partnership, substantially all of the business and assets of Northwestern Equipment
Manufacturing Company (then known as Polaris Industries Inc.), a Minnesota corporation ("Northwestern"), in 1987. Concurrently with the acquisition, the Partnership completed a public offering of $110 million of BACs. The funds received from the public offering were used by the Partnership to acquire an 80% undivided interest in substantially all of the assets of Northwestern. The remaining 20% was contributed by Northwestern to the Operating Partnership in exchange for additional BACs and Class B BACs (which have since been converted into BACs). See "The Conversion -- The Partnership."

    The primary objectives of the Partnership are: (i) cash distributions from the operations of the Partnership sufficient to provide BAC Holders with not less than a 12% cumulative, noncompounded annual return on the initial purchase price of the BACs (as reduced by any distributions from sales and refinancings of the property of the Partnership), (ii) capital appreciation as a result of expanding distributable cash flow, and (iii) preservation and protection of the Partnership's capital. While the Partnership believes that it has to date achieved these objectives, the Partnership has no present intention of increasing the present level of cash distributions in the foreseeable future even if there is an increase in taxable income. See "Market Prices and Distributions."

    Polaris designs, engineers and manufactures snowmobiles, all terrain vehicles ("ATVs") and motorized water scooters also known as personal watercraft ("PWC") and markets these products, together with related accessories, through dealers and distributors located principally in the United States, Canada and Europe. Polaris designs its products to provide superior performance and convenience at competitive prices.

    Total revenues have grown from approximately $243 million in 1989 to approximately $528 million in 1993 (in excess of a 20% compound growth rate). Operating income has grown from approximately $26 million to approximately $53 million over the same period (in excess of a 19% compound growth rate). For the nine months ended September 30, 1994 total revenues increased approximately 52% over the first nine months of 1993, while operating income increased more than 50% during the same period.

    Polaris' principal product lines include:

        SNOWMOBILES: Polaris was founded in the mid-fifties as a manufacturer of a "gas powered sled," the forerunner of the Polaris snowmobile. Polaris has the largest share of the snowmobile market. Polaris produces a full line of snowmobiles including utility, economy, high performance and competition models with list prices for the 1994 model year ranging from approximately $2,450 to $8,150. Polaris believes its snowmobile has a long standing reputation for quality, dependability and performance. Polaris also believes that industry sales of snowmobiles were approximately 171,000 units for the season ended March 31, 1994, representing a 10% increase in units sold worldwide over the prior year.

        ALL TERRAIN VEHICLES: Polaris also manufactures four-and six-wheel ATVs with balloon-style tires designed for off-road use in recreation and for utility purposes on farms, ranches and construction sites. Its line of ATVs consists of ten models with list prices for the 1994 model year ranging from approximately $2,900 to $6,200. Polaris ATVs offer a number of features developed by Polaris which it believes provide for enhanced control and stability. Polaris estimates worldwide demand for ATVs reached approximately 247,000 units in calendar 1993 representing an increase of approximately 13% over calendar 1992. Polaris believes it was the only major ATV manufacturer to chart a material increase in market share in 1993.

        PERSONAL WATERCRAFT: Polaris' most significant new product was the introduction in 1992 of the Polaris PWC. PWC are sit down versions of water scooter vehicles designed for principally recreational use on lakes, rivers, bays and oceans. List prices for Polaris PWC ranged from $5,500 to $6,300 for the 1994 model year. Polaris estimates that the worldwide market for PWC was approximately 122,000 units in 1993, an increase of 27% over 1992. Polaris believes it is well positioned to take advantage of the opportunities in this growing market by utilizing its established reputation for quality and performance through its more than 1,200 PWC dealers worldwide.

    Introduction of ATVs and PWC has significantly reduced Polaris' dependence on a single product line. In 1989 sales of snowmobiles accounted for 67% of total revenues. By 1993 sales of snowmobiles accounted for 50% of total revenues with sales of PWC (9%), ATVs (26%) and clothing, accessories and parts (15%) accounting for the rest. In addition to reducing dependence on a single product line, the introduction of PWC and ATVs has improved Polaris' plant utilization, reducing seasonal and employee downtime and improved Polaris' penetration of its dealer network by providing dealers with Polaris products to sell throughout the year.

    Polaris currently employs approximately 2,650 full and part time workers, principally in its design and manufacturing facility in Roseau, Minnesota, and its manufacturing facility in Osceola, Wisconsin. It also recently entered into a lease, with an option to purchase, of an existing facility in Spirit Lake, Iowa which will be converted to PWC production, with snowmobiles and ATVs produced in the off season. Polaris maintains its executive offices at 1225 Highway 169 North, Minneapolis, Minnesota 55441 and the telephone number at that address is (612) 542-0500.

    The Corporation is a Minnesota corporation which has been newly formed by certain of the Sponsors in connection with the Conversion. The principal executive offices of the Corporation are located at 1225 Highway 169 North, Minneapolis, Minnesota 55441, and the telephone number at that address is (612) 542-0500.

                   SUMMARY OF SELECTED FINANCIAL INFORMATION
          (IN THOUSANDS, EXCEPT PER BAC AND PRO FORMA PER SHARE DATA)


                                                                                                                 NINE MONTHS ENDED
                                                                       YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                         ----------------------------------------------------   --------------------
                                                           1989       1990       1991       1992       1993       1993       1994
                                                         --------   --------   --------   --------   --------   --------   ---------
STATEMENTS OF OPERATIONS DATA
  Sales...............................................   $242,618   $296,147   $297,677   $383,818   $528,011   $385,153   $ 584,725
                                                         --------   --------   --------   --------   --------   --------   ---------
  Income before provision for income taxes............     26,865     33,010     33,430     39,681     53,270     35,988      56,618
  Provision for Income Taxes..........................        675      1,647      1,968      4,980      7,457      4,546       6,007
                                                         --------   --------   --------   --------   --------   --------   ---------
  Net income..........................................   $ 26,190   $ 31,363   $ 31,462   $ 34,701   $ 45,813   $ 31,442   $  50,611
                                                         --------   --------   --------   --------   --------   --------   ---------
                                                         --------   --------   --------   --------   --------   --------   ---------
  Net income applicable to limited partners (1).......   $ 24,701   $ 24,840   $ 24,918   $ 27,483   $ 36,284   $ 24,902   $  40,084
                                                         --------   --------   --------   --------   --------   --------   ---------
                                                         --------   --------   --------   --------   --------   --------   ---------
  Net income per BAC..................................   $   1.65   $   1.65   $   1.65   $   1.73   $   2.25   $   1.54   $    2.46
                                                         --------   --------   --------   --------   --------   --------   ---------
                                                         --------   --------   --------   --------   --------   --------   ---------
UNAUDITED PRO FORMA INFORMATION (2)
  Income before provision for income taxes............   $ 26,865   $ 33,010   $ 33,430   $ 39,681   $ 51,539   $ 35,619   $  53,646
  Provision for income taxes..........................      9,670     11,885     12,035     14,285     18,555     12,825      19,313
                                                         --------   --------   --------   --------   --------   --------   ---------
  Net income..........................................   $ 17,195   $ 21,125   $ 21,395   $ 25,396   $ 32,984   $ 22,794   $  34,333
                                                         --------   --------   --------   --------   --------   --------   ---------
                                                         --------   --------   --------   --------   --------   --------   ---------
  Net income per share................................   $   1.01   $   1.23   $   1.25   $   1.41   $   1.81   $   1.25   $    1.86
                                                         --------   --------   --------   --------   --------   --------   ---------
                                                         --------   --------   --------   --------   --------   --------   ---------
  Weighted average number of common and common
   equivalent shares outstanding (3)..................     17,088     17,136     17,162     17,968     18,215     18,225      18,415
                                                         --------   --------   --------   --------   --------   --------   ---------
                                                         --------   --------   --------   --------   --------   --------   ---------
CASH FLOW DATA
  Cash flow from operating activities.................   $ 44,447   $ 54,782   $ 46,642   $ 55,316   $ 79,323   $ 43,116   $  77,801
  Cash purchases of property and equipment............      7,065      7,158     15,988     12,295     18,126     13,055      20,544
  Cash distributions to partners......................     32,514     42,582     42,581     44,025     46,493     34,641      37,322
  Cash distributions per BAC..........................       2.27       2.50       2.50       2.50       2.51       1.88        1.89
                                                         --------   --------   --------   --------   --------   --------   ---------
                                                         --------   --------   --------   --------   --------   --------   ---------
UNAUDITED PRO FORMA INFORMATION (2 and 4)
  Dividends...........................................                                                 10,925      8,193       8,193
  Dividends per share.................................                                                   0.60       0.45        0.45
  Special cash distributions..........................                                                104,877     69,918
  Special cash distributions per share................                                                   5.76       3.84
                                                         --------   --------   --------   --------   --------   --------   ---------
                                                         --------   --------   --------   --------   --------   --------   ---------



                                                                                                     SEPTEMBER 30,
                                                          DECEMBER 31,                    -----------------------------------
                                        ------------------------------------------------                           1994
                                          1989      1990      1991      1992      1993      1993      1994     PRO FORMA (5)
                                        --------  --------  --------  --------  --------  --------  --------  ---------------
BALANCE SHEET DATA
  Cash and cash equivalents...........  $ 27,886  $ 32,025  $ 20,098  $ 19,094  $ 33,798  $ 14,514  $ 53,733     $  7,931
  Net increase (decrease) in cash and
   cash equivalents...................    12,287     4,139   (11,927)   (1,004)   14,704    (4,580)   19,935      (25,867)
  Current assets......................    60,344    66,893    59,200    74,999   109,748   110,705   178,443      144,641
  Total assets........................   137,628   138,704   135,509   146,681   180,548   181,030   250,377      246,575
  Total liabilities...................    38,875    46,602    52,646    69,054    98,055   102,327   149,399      230,399
  General Partner's capital
   (deficit)..........................      (419)   (2,753)   (5,066)   (7,105)   (7,397)   (7,921)   (4,817)     --
  Limited Partners' capital...........    99,172    94,855    87,929    84,732    89,890    86,624   105,795      --
  Stockholders' equity (6)............     --        --        --        --        --        --        --          16,176
  Net book value per weighted average
   BAC and BAC equivalents............      6.59      6.13      5.50      4.89      5.12      4.88      6.19      --
  Net book value per share (3 and
   6).................................     --        --        --        --        --        --        --            0.88

- ----------------------------------------
(1) Represents net income to BAC Holders after allocation to the General Partner and its affiliates and therefore does not represent all of the net income of the Partnership.
(2) The unaudited pro forma data are derived from the financial statements of the Partnership as if the Conversion had occurred on January 1, 1993 for the statements of operations and cash flows data. Such periods have been adjusted to eliminate the General Partner's annual fee of $500,000. The pro forma statements of operations and cash flows exclude the $11 million estimated costs of the Conversion, which will be recognized at the time of the Conversion. Adjustments have been made to the pro forma statements of operations and cash flows to provide for interest expense on long-term borrowings of approximately $70,000,000 anticipated to be incurred in the third and fourth quarters of 1993, the year of the special pro forma cash distributions. Further, the pro forma statements of operations and cash flows assume the additional debt will be repaid at $8.75 million per quarter, commencing in 1994, the year following the pro forma special distributions. All periods have been adjusted to reflect a provision for income taxes calculated at a rate of 36%. Such rate reflects a combined federal and state statutory rate, net of related research and development credits and anticipated foreign sales corporation benefits. See Note 10 of Notes to Financial Statements for additional information regarding the pro forma adjustments.
(3) Pro forma weighted average number of common and common equivalent shares outstanding and the number of shares of common stock utilized to calculate the unaudited pro forma net book value per share includes shares to be issued to BAC Holders, to affiliates of the General Partner and to employees in connection with First Rights granted but not yet converted to BACs.
(4) Pro forma stockholder dividends, special cash distributions and the related per share amounts reflect the Sponsors' intent to recommend that the
     Corporation's Board of Directors establish an initial dividend rate of $0.15 per share per quarter, and pay three special nonrecurring cash distributions, each of $1.92 per share, payable during each of the last three quarters of 1995. The Corporation is under no legal or contractual obligation to make such distributions and dividends, and the timing and amount of future distributions and dividends will be at the discretion of the Board of Directors and will depend, among other things, on the future after tax earnings, operations, capital requirements, borrowing capacity, and financial condition of the Corporation and general business conditions. There can be no assurance that such distributions and dividends will be adopted or maintained by the Corporation.
(5) The unaudited pro forma balance sheet data are derived from the financial statements of the Partnership as if the Conversion and anticipated cash distributions and dividends for the year following the Conversion occurred on September 30, 1994. Estimated deferred tax assets resulting from the Conversion transaction of $42 million have been recorded and will be recalculated when the Conversion is completed and actual temporary differences can be determined. The change in deferred tax assets could be material. The $11 million estimated costs of the Conversion were recorded at the balance sheet date as an accrued expense. Anticipated cash distributions and dividends on Polaris Industries Inc. common stock of $115.8 million for the year following the Conversion were recorded at the balance sheet date, resulting in a deficit in retained earnings, on a pro forma basis. See footnote (4). The approximate $70 million expected to be borrowed in connection with the proposed special cash distributions has also been recorded at the balance sheet date.
(6) Pro forma stockholders' equity includes estimated amounts related to the recording of anticipated cash distributions and dividends on Polaris Indus-tries Inc. common stock of $115.8 million for the year following the Conversion, expenses for the transaction and deferred tax assets, which will be recalculated when the Conversion is completed and actual temporary differences can be determined. The change in deferred tax assets could be material. Pro forma net book value per share is adjusted for shares to be issued to affiliates of the General Partner and for shares to be issued for First Rights granted but not yet converted to BACs. For purposes of this transaction, assets and liabilities will be recorded at historical cost.

                                     [LOGO]
                             ORGANIZATIONAL CHARTS


BEFORE CONVERSION



                            [CHART]

AFTER CONVERSION


                                    [CHART]

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                      RISK FACTORS, CONFLICTS OF INTEREST
                            AND OTHER CONSIDERATIONS

    BEFORE COMPLETING THE ENCLOSED FORM OF PROXY, EACH BAC HOLDER SHOULD CAREFULLY READ THIS ENTIRE PROXY STATEMENT, INCLUDING THE ANNEXES AND THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE, AND SHOULD GIVE PARTICULAR ATTENTION TO THE FOLLOWING CONSIDERATIONS.

   RISKS, CONFLICTS OF INTEREST AND CONSIDERATIONS RELATED TO THE CONVERSION

ADVERSE TAX IMPLICATIONS

    A primary disadvantage of converting to corporate form is tax related. The Corporation will pay taxes on its taxable income, and shareholders will pay taxes on after-tax earnings of the Corporation distributed to them as dividends. In contrast, the Partnership generally pays no income tax and its partners pay tax on their distributive share (whether or not actually distributed) of the Partnership's taxable income. See "Selected Historical and Pro Forma Financial Information -- Unaudited Pro Forma Information" for the pro forma provision for income taxes for fiscal year 1993 had Polaris been operating as a corporation throughout such year. Under current law, the Partnership would be taxed as a corporation after December 31, 1997 if the BACs continued to be actively traded. The General Partner has participated in efforts to have the December 31, 1997 deadline extended or eliminated. To date such efforts have been inconclusive. Such efforts, in which the General Partner has ceased to participate, may or may not be successful in the future. See "Certain Federal Income Tax Considerations
- -- Partnership Status and Taxation of the Partnership."

POTENTIAL CONFLICTS OF INTEREST


    DETERMINATION OF EXCHANGE RATIO. There is a potential conflict of interest between the General Partner and BAC Holders with respect to the determination of the Exchange Ratio in the Conversion. The Exchange Ratio was determined after extended discussions and negotiations between affiliates of the General Partner and W. Hall Wendel, Jr. and other members of the Sponsors with reference to the existing economic interests of the General Partner and BAC Holders and the rights of the General Partner under various provisions of the Partnership Agreement. BAC Holders were not separately represented in such discussions, and the interests of BAC Holders may differ from those of the representatives of the Sponsors who negotiated the Exchange Ratio with the General Partner.



    Since the Sponsors have no economic interest in the General Partner and collectively own approximately 9.1% of the outstanding BACs, their interests in the determination of the Exchange Ratio should be closely aligned with those of BAC Holders generally. However, Victor K. Atkins, Jr. and W. Hall Wendel, Jr. have also entered into an agreement which provides, among other matters, that as long as he owns 3% of the outstanding Common Stock, Mr. Atkins will vote his shares of Common Stock in favor of the Corporation's nominees for election to its Board of Directors. Mr. Wendel is expected to be nominated to serve as Chairman of the Board of Directors of the Corporation. Accordingly, such agreement provides a benefit to the Sponsors that is not available to BAC Holders generally. This may present a conflict of interest to the Sponsors in recommending the Conversion to BAC Holders.



    REDUCTION IN LIABILITY. As a result of the Conversion, affiliates of the General Partner will benefit from the elimination of their potential liability for obligations and liabilities of Polaris after the Conversion. Because BAC Holders are not liable for obligations and liabilities of the Partnership, BAC Holders will not realize this benefit from the Conversion. This may present a conflict of interest to the General Partner in recommending the Conversion to BAC Holders.


    For additional information concerning the potential conflicts of interest among the General Partner, the Sponsors and BAC Holders in the Conversion, see "The Conversion -- Background of the Conversion," "-- Fairness Opinions" and "-- Recommendation of the General Partner and the Sponsors."

NO INDEPENDENT REPRESENTATION

    The Conversion was proposed by certain of the Sponsors and negotiated with the General Partner without independent representation of BAC Holders. Independent representation on behalf of BAC Holders might have caused the terms of the Conversion to be different in material respects from those described herein. In addition, Dillon Read and Smith Barney, the independent investment banking firms that were retained on behalf of the Partnership to render their opinions as to the fairness, from a financial point of view, of the Exchange Ratio and the consideration to be received in the Conversion by BAC Holders, were not separately selected by BAC Holders.

NO ASSURANCE OF FUTURE DISTRIBUTIONS

    The Corporation is under no legal or contractual obligation to make the Proposed Distributions and the timing and amount of future dividends and distributions will be at the discretion of the Board of Directors and will depend, among other things, on the future after-tax earnings, operations, capital requirements, borrowing capacity, and financial condition of the Corporation and general business conditions. In addition, the revolving credit line of the Partnership, which will be in place immediately following the Conversion, is insufficient in amount to fund, and contains restrictions on the ability of the Partnership to borrow for funding the Proposed Distributions if such distributions are declared by the Board of Directors of the Corporation. Although the Corporation believes it will be able to secure additional lines of credit (or waivers with respect to the existing credit line) on terms and conditions acceptable to the Corporation, the Corporation has no commitment for such lines of credit and does not intend to seek such commitment prior to the effective date of the Conversion. Accordingly, there can be no assurance that the foregoing dividends or distributions will be adopted or maintained by the Corporation.

EFFECTS OF ADDITIONAL INDEBTEDNESS

    Incurrence of additional indebtedness by the Corporation, to fund the Proposed Distributions or otherwise, could have important consequences to investors in the Corporation's securities, including the following: (i) the
Corporation's ability to obtain additional financing in the future may be limited, (ii) a portion of the Corporation's income from operations and cash flow will be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Corporation for operations and (iii) the agreements relating to the indebtedness are likely to contain financial and other restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could adversely affect the Corporation. There can be no assurance that the
Corporation's future operating results will be sufficient for payment of the Corporation's indebtedness and other commitments.

UNCERTAINTY REGARDING MARKET PRICE FOR COMMON STOCK

    At present, there is no trading market for the Common Stock. Application has been made to list the Common Stock on the American Stock Exchange and the Pacific Stock Exchange under the trading symbol "SNO." There can be no assurance that holders of the Common Stock will be able to sell their shares at favorable prices or that the per share trading prices for the Common Stock will be comparable to the trading prices for BACs prior to consummation of the Conversion. A large number of shares of Common Stock may be traded by former BAC Holders immediately following completion of the Conversion for various reasons, including in connection with the anticipated transition from primarily income-oriented to principally growth-oriented investors. If a large number of holders of Common Stock were to offer their shares for sale, in the absence of a corresponding demand for Common Stock from institutional and retail investors, the market price of the Common Stock could decline substantially. Various anti-takeover provisions which would apply to the Corporation after the Conversion could also have a negative effect on the market price of the Common Stock. See "-- Provisions That May Discourage Changes of Control" below.

CHANGES IN OWNERSHIP RIGHTS

    As a result of the Conversion, BAC Holders will lose certain rights associated with their ownership of BACs, including, in particular, receipt of future quarterly distributions from the Partnership of

Net Cash from Operations (after giving effect to appropriate reserves), and will acquire instead rights associated with their ownership of shares of Common Stock. A comparison of these rights and related factors, which may relate to, or be inconsistent with, investment objectives of BAC Holders, is set forth in "Comparative Rights of BAC Holders and Holders of Common Stock."

CHANGES IN VOTING RIGHTS

    The Conversion will effect a change in the voting rights of BAC Holders. BAC Holders are entitled to one vote per BAC on matters submitted to BAC Holders for a vote, including amendments to the Partnership Agreement, mergers and other extraordinary transactions. Most amendments to the Partnership Agreement require the approval of BAC Holders who own two-thirds of outstanding BACs. The General Partner is not permitted to vote its general partner interest on matters voted upon by BAC Holders, although the General Partner's consent is required to effect any merger of the Partnership under Delaware law and for certain other matters to be voted on by BAC Holders. The Sponsors and affiliates of the General Partner in the aggregate beneficially own approximately 14% of outstanding BACs and have the right to vote such BACs on matters voted upon by BAC Holders.

    Each share of Common Stock received upon the Conversion will entitle its holder to cast one vote on matters as to which voting is permitted or required by Minnesota law. Generally, matters requiring the vote of the Common Stock are approved by the affirmative vote of the holders of a majority of the Common Stock at a meeting of shareholders at which a quorum is present, except for removal of directors, class voting under certain situations and the anti-takeover provisions of Minnesota law. Unlike the general partner interest now held by the General Partner, the Common Stock to be received in exchange for the general partner interest and interests in its affiliates (approximately 11.4% of the outstanding shares of Common Stock, after giving effect to the exercise of previously granted First Rights), together with the Common Stock received in exchange for the BACs already held by affiliates of the General Partner, will be entitled to vote on all matters submitted to shareholders together with all other outstanding shares of Common Stock. Mr. Atkins has agreed that for so long as Mr. Atkins owns no less than 3% of the outstanding Common Stock of the Corporation, he will vote his shares of Common Stock in favor of the Corporation's nominees for election to its Board of Directors. However, the General Partner will not have any exceptional veto or class voting rights. See "The Conversion -- Background of the Conversion" and "Comparative Rights of BAC Holders and Holders of Common Stock -- Voting Rights."

ELIMINATION OF GENERAL PARTNER LIABILITY FOR POLARIS OBLIGATIONS

    Affiliates of the General Partner will benefit from the elimination of its liability for obligations and liabilities of Polaris after the Conversion. Under Delaware law, as a general partner of the Partnership, the General Partner is liable to the extent of its assets for the debts and obligations of the Partnership. If the Conversion is consummated, the affiliates of the General Partner will be shareholders of the Corporation and will not have liability for the debts and obligations of the Corporation. See "-- Potential Conflicts of Interest" above.

CHANGES IN FIDUCIARY OBLIGATIONS

    A general partner in a limited partnership owes fiduciary duties of good faith, loyalty and fair dealing to all the limited partners. Under Minnesota law, a director of a corporation must discharge the duties of the position of director in good faith, in a manner the director reasonably believes to be in the best interests of the corporation, and with the care an ordinarily prudent person in a like position would exercise under similar circumstances. In addition, the Corporation's Articles of Incorporation limit the potential liabilities of the directors for breach of their fiduciary duties. Therefore, situations may occur in which owners of Common Stock of the Corporation would have less recourse, on the basis of breach of fiduciary duty, against directors of the Corporation than they would have had against the General Partner. See "Comparative Rights of BAC Holders and Holders of Common Stock -- Fiduciary Duties" and "-- Limits on Management's Liability."

FUTURE DILUTION OF COMMON STOCK

    The Corporation will be permitted to issue additional equity or debt securities, including shares of preferred stock. The Corporation has no present intention to issue additional equity securities other than shares of Common Stock to be issued in connection with assumption and adaption of employee benefit plans by the Corporation on substantially the same terms as are currently in effect in the Partnership. Issuances of additional shares of Common Stock or shares of preferred stock could adversely affect the shareholders' equity interest in the Corporation and the market price of the Common Stock, and the interests in the assets, liabilities, cash flow and results of operations of the Corporation represented by the shares of Common Stock issued pursuant to the Conversion may be diluted. Issuances of additional shares may be more likely after the Conversion because the General Partner and the Sponsors believe that one of the advantages of the Conversion is that the corporate form will expand the potential investor base, provide Polaris with greater access to equity markets and permit its use of capital stock as acquisition currency. Holders of Common Stock will not be entitled to preemptive rights. Under the current partnership structure, the General Partner has the right to cause the issuance of authorized but unissued BACs which dilute the BAC Holders' interest but not the General Partner's interest.

COSTS OF CONVERSION

    Transaction costs of approximately $9 million will be paid by the Partnership, whether or not the Conversion is completed. An additional $2 million is expected to be paid by the Partnership only if the Conversion is consummated. For a more detailed discussion of the costs and expenses expected to be incurred, see "The Conversion -- Costs of the Conversion."

RISKS FOR NONAPPROVING BAC HOLDERS

    If the Conversion Proposal is approved, all BAC Holders (other than those who exercise Appraisal Rights) will be bound by such approval even though they, individually, may not have voted in favor of the Conversion Proposal. Non-approving BAC Holders who exercise Appraisal Rights will not be entitled to receive shares of Common Stock. See "Appraisal Rights."

PROVISIONS THAT MAY DISCOURAGE CHANGES OF CONTROL

    The Corporation's Articles of Incorporation and By-laws, and Minnesota law, contain certain provisions that may have the effect of encouraging persons considering an acquisition or takeover of the Corporation to negotiate with the Board of Directors rather than to pursue non-negotiated acquisitions or takeover attempts that a shareholder might consider to be in the shareholders' best interest, including offers that might result in a premium over market price for the Common Stock. These provisions include a classified board of directors, authorization for the Board of Directors to issue classes or series of preferred stock, super-majority provisions relating to removal of directors and a prohibition on shareholder action by less than unanimous written consent. See "Description of Capital Stock -- Anti-takeover Provisions."

    The Partnership Agreement contains many provisions which vest in the General Partner the right to manage the business of the Partnership and restrict the right of BAC Holders to approve transactions of a type which generally are subject to shareholder approval in the case of a corporation. The Partnership does not hold annual meetings of BAC Holders and does not permit BAC Holders to vote on many of the matters upon which shareholders of the Corporation will be permitted to vote.

                         RISKS RELATED TO THE BUSINESS

    The following risk factors are relevant to an investment in Polaris, whether in partnership or corporate form. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

PRODUCT SAFETY AND REGULATION

    Snowmobiles, all-terrain vehicles ("ATVs") and personal watercraft ("PWC") are motorized vehicles that may be operated at high speeds and in a careless or reckless manner. Accidents involving property damage, personal injuries and deaths occur in the use of snowmobiles, ATVs and PWC. With respect to ATVs, the Consumer Products Safety Commission (the "CPSC") has found a greater incidence of such occurrences with three-wheel ATVs. Polaris presently manufactures only four-wheel and six-wheel ATVs. The CPSC has conducted investigations regarding the safety of ATVs, and has made
recommendations   regarding   their   regulation,   marketing   and   use.  Such
recommendations include that the ATV industry voluntarily cease marketing ATVs intended for use by children under 12 years of age; that warning labels be placed on ATVs intended for use by adults, stating that such ATVs are not recommended for children under age 16; and that the CPSC work closely with states and other federal agencies to develop practical, uniform state regulations. In February 1987, the CPSC formally requested that the United States Department of Justice (the "Justice Department") initiate an enforcement action against the ATV industry seeking a recall of three-wheel ATVs and four-wheel ATVs intended for use by children under age 16 and requiring that ATV purchasers receive "hands on" training. In addition, in May 1987 the CPSC issued a safety alert advising of the potential risks associated with three-and four-wheel ATVs.

    In May 1987, Polaris responded to the CPSC's proposed enforcement action indicating its willingness to adopt additional warning labels and notices to consumers and its support of various actions designed to enhance vehicle and user safety. On December 30, 1987, Polaris reached an agreement with the CPSC calling for the repurchase of all three-wheel ATVs remaining in the hands of its distributors and dealers, the provision of additional safety oriented point-of-purchase materials in all Polaris ATV dealerships, and the addition of a mandatory "hands on" consumer and dealer safety training program designed to give all Polaris ATV dealers and consumers maximum exposure to safe riding techniques, as outlined by the Specialty Vehicle Institute of America. Polaris conditions its ATV warranties described in "Business -- Product Liability" on completion of the mandatory "hands on" consumer training program.

    In June 1989, the CPSC conducted an "undercover" survey of 227 ATV dealers selected randomly, including Polaris. Based on the survey results, the degree of compliance of Polaris' dealers with the provisions of the consent decree was better than the industry average in some areas and worse in others. Pursuant to an agreement with the CPSC, Polaris has procedures in place for ascertaining dealer compliance with the provisions of the CPSC consent decree, including random "undercover" on-site inspections of dealerships to ensure compliance with the age restriction. Polaris has notified its dealers that it will terminate any dealer it determines to have violated the provisions of the CPSC consent decree and to date has terminated five dealers for such reason.

    The Partnership does not believe that the agreement with the CPSC has had or will have a material adverse effect on the Partnership or Polaris. Nevertheless, there can be no assurance that future recommendations or regulatory actions by the CPSC, the Justice Department or individual states would not have an adverse effect on the Partnership or Polaris. Certain state attorneys general have asserted that the CPSC agreement is inadequate and have indicated that they will seek stricter ATV regulation. The Partnership is unable to predict the outcome of such action or the possible effect on its ATV business.


    Certain states have proposed certain legislation involving more stringent emission standards for two-cycle engines, the engines used on Polaris' snowmobiles, ATVs and PWC. In addition, certain materials used in snowmobile, ATV and PWC manufacturing which are toxic, flammable, corrosive, or reactive are classified by federal and state governments as "hazardous materials." Finally, local ordinances have been and may from time to time be considered and adopted which restrict the use of PWC to specified hours and locations.


    For a more detailed description of the above risks related to Polaris' business, see "Business -- Product Safety and Regulation."

INFORMAL SUPPLY ARRANGEMENTS
    Pursuant to informal agreements between Polaris and Fuji Heavy Industries in Japan ("Fuji"), Fuji has been the exclusive manufacturer of the Polaris two cycle snowmobile engines since 1968. Fuji has manufactured engines for Polaris' ATV products since their introduction in the spring of 1985 and also supplies engines for the PWC products. Such engines are developed by Fuji to the specific requirements of Polaris. In the fall of 1987, Fuji became a Partnership investor. Polaris believes its relationship with Fuji to be excellent. With the absence of a written agreement, if the informal relationship were terminated by Fuji, Polaris may be unable to enforce any rights, and interruption in the supply of engines would adversely affect Polaris' production pending the establishment of substitute supply arrangements. Currently, Polaris is in the process of investigating manufacturing alternatives for its engines to reduce the risk of dependence on a single supplier and to minimize the effect of fluctuations in the Japanese yen. Polaris anticipates no significant difficulties in obtaining substitute supply arrangements for other raw materials or components for which it relies upon limited sources of supply. There can be no assurance that alternate supply arrangements will be made on satisfactory terms.

COMPETITION
    The snowmobile, ATV and PWC markets in the United States and Canada are highly competitive. Competition in such markets is based upon a number of factors, including price, quality, reliability, styling, product features and warranties. At the dealer level, competition is based on a number of factors including sales and marketing support programs (such as financing and cooperative advertising). Certain of Polaris' competitors are more diversified and have financial and marketing resources which are substantially greater than those of Polaris. In addition, Polaris' products compete with many other recreational products for the discretionary spending of consumers, and, to a lesser extent, with other vehicles designed for utility applications.

EFFECTS OF WEATHER

    Lack of snowfall in any year in any particular region of the United States or Canada may adversely affect snowmobile retail sales in that region. Polaris seeks to minimize this potential effect by stressing pre-season sales and shifting dealer inventories from one location to another. However, there is no assurance that weather conditions would not have a material effect on Polaris' sales of snowmobiles, ATVs or PWC.

PRODUCT LIABILITY

    Product liability claims are made against Polaris from time to time. Since its inception in 1981 through September 30, 1994, Polaris has paid an aggregate of less than $1.4 million in product liability claims and had accrued $4.4 million at September 30, 1994, for the possible payment of pending claims. Polaris believes such accruals are adequate. Polaris does not believe that the outcome of any pending product liability litigation will have a material adverse effect on the operations of Polaris. However, no assurance can be given that its historical claims record, which did not include PWC prior to 1992, will not change or that material product liability claims against Polaris will not be made in the future.

    Polaris' product liability insurance limits and coverages have been adversely affected by the general decline in the availability of liability insurance. As a result of the high cost of premiums and in view of the historically small amount of claims paid by Polaris, Polaris has been self-insured since June 1985. Adverse determination of material product liability claims made against Polaris would have a material adverse effect on Polaris' financial condition.

WARRANTIES AND PRODUCT RECALLS

    Polaris warrants its snowmobiles, ATVs and PWC under a "limited warranty" for a period of one year, six months, and one year, respectively. For certain of its products, Polaris also offers for sale to its consumers an extended warranty contract for an additional one-year period. Although Polaris employs quality control procedures, a product is sometimes distributed which needs repair or replacement. Historically, product recalls have been administered through Polaris' dealers and distributors and have not had a material effect on Polaris' business.

                                 THE CONVERSION

THE PARTNERSHIP

    The Partnership was formed under the Delaware Revised Uniform Limited Partnership Act on April 7, 1987 for the purpose of acquiring, through the Operating Partnership, substantially all of the business and assets of Polaris' predecessor, Northwestern. The acquisition took place on September 9, 1987. Concurrently with the acquisition, the Partnership completed a public offering of $110 million of BACs. The funds received from the public offering were used by the Operating Partnership to acquire an 80% undivided interest in substantially all of the assets of Northwestern. The remaining 20% was contributed by Northwestern to the Operating Partnership in exchange for additional BACs and Class B BACs (which have since been converted into BACs).

    The primary objectives of the Partnership are: (i) cash distributions from the operations of the Partnership sufficient to provide BAC Holders with not less than a 12% cumulative, noncompounded annual return on the initial purchase price of the BACs (as reduced by any distributions from sales and refinancings of the property of the Partnership), (ii) capital appreciation as a result of expanding distributable cash flow and (iii) preservation and protection of the Partnership's capital. Based on the history of the Partnership's distributions and recent sale prices for the BACs, management believes that it has to date achieved these objectives. Distributions to BAC Holders have remained relatively constant during each of the past three years and it is unlikely that the Partnership will increase the present level of cash distributions (i.e. $2.52 per BAC per annum) even if Polaris' taxable income was to continue to increase, because financing Polaris' continued growth could be expected to require reinvesting significant amounts of cash in the business. See "Market Prices and Distributions."

    Neither the Sponsors nor the General Partner believe that the Partnership has experienced any material adverse financial developments since December 31, 1993, and are not aware of any fact that would make it likely that the Partnership will experience any material adverse financial developments in the forseeable future.

BACKGROUND OF THE CONVERSION

    Pursuant to amendments to the Internal Revenue Code of 1986 (as amended, the "Code") adopted in 1987 and a transition rule adopted thereunder (collectively, the "1987 Code Amendments"),the Partnership will be treated as a corporation for federal income tax purposes subsequent to December 31, 1997 if the BACs continue to be publicly traded. From time to time, certain members of the senior operating management of the Operating Partnership have considered and discussed with various representatives of the General Partner what actions to take in response to the 1987 Code Amendments including the possibility of converting the Partnership to a corporation. See "The Conversion -- Reasons for the Conversion
- -- Changes in Tax Status of the Partnership."

    Commencing in early 1994, certain members of the senior operating management held a series of discussions with various investment banking firms, including Smith Barney Inc. ("Smith Barney"), regarding various strategic alternatives available to Polaris, including, but not limited to, the conversion of the
Partnership to a corporation. During 1994, Smith Barney made several presentations to the senior operating management of the Operating Partnership and representatives of the General Partner and delivered certain written materials to such parties analyzing alternatives to the Conversion. Such alternatives are more fully described under "The Conversion -- Alternatives to the Conversion" below.

    In June and July 1994, representatives of Smith Barney and certain members of the senior operating management had several discussions with Victor K. Atkins, Jr., who is the President and principal shareholder of EIPCC (the managing general partner of the General Partner) and the individual general partner of the General Partner, in which it was proposed to Mr. Atkins that the General Partner pursue a conversion of the Partnership to corporate form in which the Partnership would incur indebtedness and BAC Holders and the General Partner and its affiliates would receive a one-time taxable cash distribution, as well as stock in the new corporation, for their interests in the

Partnership. During these discussions, Mr. Atkins stated that he would consider the proposal and suggested he needed additional time to do so. In addition, Mr. Atkins stated that he would continue to study other alternatives and indicated that he believed it desirable to continue to seek relief for the Partnership from the 1987 Code Amendments so that the Partnership could remain a partnership and be treated as a partnership for federal income tax purposes after 1997.

    At a meeting on July 29, 1994 between Mr. Atkins and representatives of Smith Barney, Mr. Atkins stated that he thought a conversion of the Partnership to corporate form might be advisable and deserved further consideration and study. However, he said that he did not believe he was in a position to propose a conversion pending the resolution of a lawsuit brought on March 5, 1993 against him, EIPCC, Paul Bagley (a director of EIPCC) and others by Lehman Brothers Inc. ("Lehman Brothers"), the owner of a limited partner interest in the General Partner. Lehman Brothers had initiated such litigation to challenge Mr. Atkins' control over, and equity ownership in, the General Partner. Settlement discussions between Mr. Atkins and Lehman Brothers commenced in July 1994, at which time the discovery phase of the litigation had ended and the parties were preparing for trial. Mr. Atkins also indicated that he felt it would be preferable for the longer-term interests of BAC Holders and the successor entity that any conversion be accomplished on an equity-only, as opposed to a leveraged, basis. See "Management -- Directors and Executive Officers of EIPCC."

    On July 29, 1994, Mr. Wendel advised Mr. Atkins, telephonically, that Mr. Wendel and other members of the senior operating management favored a conversion of the Partnership in which BAC Holders and the General Partner and its affiliates would receive a one-time cash distribution and stock in the new corporation. At that time, Mr. Atkins reiterated the position which he had conveyed earlier to Smith Barney regarding the litigation with Lehman Brothers and the form of the transaction.

    On August 11, 1994, representatives of Smith Barney met with a representative of Lehman Brothers to advise Lehman Brothers of Smith Barney's discussions with members of the senior operating management and Mr. Atkins. The Lehman Brothers representative, while noting that Lehman Brothers did not control the General Partner, said that Lehman Brothers would not oppose a conversion of the Partnership, provided that such conversion was in the best interests of BAC Holders and that upon such conversion the General Partner and its affiliates would receive fair and adequate consideration for their interests in the Partnership.

    During the period between August 12, 1994 and August 22, 1994, Mr. Wendel and Smith Barney had discussions regarding the views of the General Partner and the terms of an engagement of Smith Barney by Mr. Wendel and possibly other BAC Holders if a consensual plan of conversion with the General Partner could not be effected.

    On August 23, 1994, Mr. Wendel and other members of the senior operating management, together with legal and financial advisors, met with Mr. Atkins and representatives of Lehman Brothers and the Partnership's legal advisor. Mr. Wendel outlined to the General Partner the basis for management's belief that a conversion of the Partnership to a corporation would be desirable at the present time. Mr. Wendel and his advisors then suggested to the General Partner that such conversion be accomplished in a transaction in which BAC Holders and the General Partner and its affiliates would each receive a one-time taxable cash distribution as well as stock in the corporation surviving the transaction. Mr. Wendel said that if the General Partner would not support such a conversion transaction, the Sponsors intended to propose such a transaction directly to BAC Holders. Representatives of the General Partner and Lehman Brothers agreed that converting the Partnership into a corporation was desirable at the present time, but they disagreed with the method proposed for accomplishing such conversion. The General Partner then proposed that the conversion be accomplished in a transaction in which BAC Holders and the affiliates of the General Partner receive only stock in the surviving corporation. The General Partner stated such a method was preferable to the leveraged transaction proposed by Mr. Wendel. See "The Conversion -- Alternatives to the Conversion." Mr. Wendel and other members of the senior operating management agreed to consider an all-equity conversion.

    On August 24 and 25, 1994, Mr. Wendel and John F. Grunewald, Executive Vice President, Finance and Administration of Polaris, together with Smith Barney and their respective legal advisors, met with Mr. Atkins, representatives of Lehman Brothers and the Partnership's legal advisors. At that time, Mr. Wendel proposed to the representatives of the General Partner that (i) the Partnership be converted to a corporation in a transaction in which BAC Holders and the affiliates of the General Partner would receive only equity in the corporation surviving the transaction and (ii) consummation of the transaction be conditioned upon receipt of approval of the Conversion Proposal by BAC Holders and the receipt by the Partnership of an opinion of counsel to the effect that the receipt of such equity by BAC Holders and affiliates of the General Partner would be tax free for federal income tax purposes. Mr. Wendel in consultation with his advisors and consultants then negotiated with the representatives of the General Partner concerning the appropriate percentage allocation of the surviving corporation's equity between BAC Holders and the General Partner and its affiliates. After extensive negotiations, based in part on the General Partner's and the Operating General Partner's interests in distributions from the Partnership and the Operating Partnership, respectively, as described under "Existing Economic Interests of the Partners" below, and the $500,000 management fee that the Partnership has paid EIPCC annually since the Partnership's inception, the parties ultimately agreed that BAC Holders together with holders of previously granted First Rights outstanding at the time of such Conversion would receive 88.6% of the stock of the surviving corporation (including upon exercise of such First Rights) and the affiliates of the General Partner would receive the remaining 11.4% in exchange for their interests in the General Partner and its affiliates (after giving effect to exercise of such First Rights). On behalf of the Partnership, Smith Barney was engaged as financial advisor and Smith Barney orally advised the Partnership that the consideration to be received by BAC Holders in the proposed transaction was fair, from a financial point of view, to BAC Holders. The General Partner also advised Mr. Wendel that its willingness to proceed with the proposed transaction was conditioned upon receipt of a fairness opinion from a second investment banking firm.

    On August 25, 1994, all parties to the action commenced by Lehman Brothers described above entered into a settlement agreement pursuant to which the action was subsequently dismissed with prejudice. See "Management -- Directors and Executive Officers of EIPCC."

    On August 25, 1994, Mr. Wendel and Mr. Atkins entered into an agreement providing, among other things, that (i) each of Mr. Atkins and Mr. Wendel will vote their BACs in favor of the Conversion, (ii) subject to his fiduciary duties as advised by counsel, Mr. Atkins will work diligently to proceed with the Conversion and submit the Conversion Proposal to BAC Holders for their approval as soon as possible, (iii) each of Mr. Atkins and Mr. Wendel will use his best efforts to see that the business and affairs of Polaris will be conducted and distributions will be made only in the ordinary course and consistent with past practice and (iv) for so long as Mr. Atkins owns no less than 3% of the outstanding Common Stock of the Corporation, he will vote such securities in favor of the Corporation's nominees for election to its Board of Directors. In addition, the agreement states that it is understood that Mr. Atkins does not desire to and will not serve as an officer or director of the Corporation or its subsidiaries following consummation of the Conversion. On the same day, the Partnership issued a press release announcing its intention to undertake a plan of conversion.

    On August 29, 1994, representatives of the General Partner and counsel for the Partnership and the Sponsors discussed with representatives of Lazard Freres & Co. ("Lazard") the possibility of Lazard being engaged to render an opinion as to the fairness, from a financial point of view, of the consideration to be received in the Conversion to BAC Holders. On September 14, 1994, a representative of Lazard advised representatives of the General Partner and counsel to Smith Barney that Lazard had decided not to accept the possible engagement. At no time did Lazard express any opinion as to the fairness or lack of fairness of the consideration to be received in the Conversion, from a financial point of view or otherwise.

    On September 16, 1994, Dillon Read was engaged by the Partnership to render its opinion to the Partnership as to the fairness, from a financial point of view, to BAC Holders of the consideration to be received by BAC Holders in the Conversion. See "The Conversion -- Fairness Opinions."

    In order to attempt to ease the transition between primarily income-oriented investors in the Partnership and the growth-oriented and institutional investors expected to invest in the Corporation following the Conversion, representatives of the Sponsors and Smith Barney met with representatives of the General Partner during the week of September 19 to discuss the anticipated dividend policy of the Corporation after the Conversion. They concluded that it would be in the best interests of current and future security holders of the Partnership and the Corporation that there be some continuation of cash dividends for three calendar quarters after the Conversion at a level approximating that of the cash distributions which the Partnership has paid in recent years. In this regard, the General Partner and the Sponsors agreed that some degree of leverage for the Corporation would be appropriate if necessary in connection therewith. See "Market Prices and Distributions."

REASONS FOR THE CONVERSION

    The Sponsors and the General Partner believe that the following are the principal reasons to consummate the Conversion at this time. These factors are closely interrelated, and relative weights were not assigned to them.

    CHANGES IN TAX STATUS OF THE PARTNERSHIP. The Partnership currently is treated as a partnership for federal income tax purposes under a grandfather provision of the 1987 Code Amendments. Assuming no cessation of trading of BACs, under the 1987 Code Amendments, this tax treatment ends immediately if the Partnership engages in a substantial new line of business, and in any event, ends on December 31, 1997, after which the Partnership will be treated as a corporation for federal income tax purposes. Thus, under current law, the principal advantage of conducting business as a publicly traded partnership will cease for the Partnership on December 31, 1997 unless the Partnership takes action to prevent trading in BACs thereafter or unless such provision is eliminated or extended. The General Partner has participated in efforts to have the grandfather protection made permanent or further extended, but these efforts have been inconclusive. Such efforts, in which the General Partner has ceased to participate, may or may not be successful in the future.

    The General Partner and the Sponsors did not consider delisting the BACs from the American Stock Exchange and the Pacific Stock Exchange, prohibiting the transfer of BACs, except in very limited circumstances, and otherwise reducing liquidity an advantageous way to preserve the tax status of the Partnership. The General Partner and the Sponsors also did not believe that continuing to operate as a partnership while being taxed as a corporation after 1997 would be advantageous to BAC Holders. Instead, the General Partner and the Sponsors believe that it is advantageous for the Partnership to convert to corporate form now because: (i) the Conversion will resolve uncertainty about the Partnership's future tax and organizational status, which uncertainty necessarily would otherwise increase as December 31, 1997 approaches, (ii) the receipt of shares in the Conversion can be effected on a tax-free basis under current law and
(iii) the Conversion is facilitated by the Partnership's strong financial performance, currently favorable equity market conditions generally and other factors set forth below. Accordingly, the General Partner and the Sponsors believe that it is advantageous for the Partnership to convert to corporate form at the present time rather than postpone such a transaction until 1997 and that any potential benefit derived from maintaining the Partnership's current form is outweighed by the (i) long-term benefits to be derived from the Conversion and
(ii) the risk that postponing such a conversion until a later date, when many partnerships losing the benefit of the grandfather provision similarly are expected to convert to corporate form, could result in the Partnership's inability to consummate such a transaction in an orderly manner under favorable circumstances.

    PROPOSED DISTRIBUTION EQUIVALENCY. The Conversion is not expected to adversely affect the anticipated amount of cash distributions to be received by investors through 1997. After the Conversion and subject to legal and contractual limitations and the financial requirements of the business, the Sponsors intend to recommend that the Corporation's Board of Directors pay the Proposed Distributions of $0.15 per share per quarter and three special cash distributions, each of $1.92 per share, payable during each of the last three quarters of 1995 (reduced to the extent that any cash distributions declared and paid by the Partnership after January 1, 1995 exceed, on a quarterly basis, $0.15 per BAC). Assuming the Corporation makes such distributions, each BAC Holder who continues to hold Common Stock received in the Conversion through 1997 will receive from the Partnership and the Corporation cash distributions and dividends during the period commencing January 1, 1995 and ending December 31, 1997 equal in amount to cash distributions ($7.56 per BAC) that BAC Holders would have received from the Partnership had the Conversion not occurred and the Partnership maintained its existing distribution policy. The Sponsors believe that the Proposed Distributions should ease the transition in the Corporation's ownership between primarily income-oriented investors in the Partnership and the growth-oriented and institutional investors that are expected to invest in the Corporation. See "Market Prices and Distributions."



    ANTICIPATED REDUCTION OF PARTNERSHIP TAX BENEFIT TO INVESTORS. The tax benefits to BAC Holders of the Partnership continuing to operate in partnership form (i.e. one level of income tax) are anticipated to diminish over time. Distributions to BAC Holders have remained relatively constant during the past three years and the Partnership has no present intention of increasing the present level of cash distributions even if its taxable income continues to increase, because Polaris' continued growth could require reinvesting significant amounts of cash in its business. Accordingly, absent the Conversion, assuming income growth continues in 1994 and subsequent years, BAC Holders will be required to report and pay tax on their share of the Partnership's taxable income without a corresponding increase in cash distributions. It is expected that this disparity between taxable income and cash distributions will continue to increase for the forseeable future, and will be substantial at least in 1994. This disparity will be greater for those BAC Holders that have held BACs for longer periods of time and purchased their BACs at lower prices. Increases in taxable income are likely to correspond to increases in book income of the Partnership which, for the nine-month period ended September 30, 1994, increased by over 50% compared to the same period in 1993.


    GREATER ACCESS TO CAPITAL MARKETS AND EXPANSION OF INVESTOR BASE. The General Partner and the Sponsors expect the Corporation will benefit from a simpler and more readily understandable capital structure which should result in greater access to capital markets than the Partnership, potentially enabling the Corporation to raise capital on more favorable terms than are now available to the Partnership. In this regard, the General Partner and the Sponsors expect that the Conversion should ultimately expand Polaris' potential investor base to a broader array of investors (e.g. pension plans, mutual funds and other institutional investors) that do not typically invest in publicly traded limited partnership securities because of various tax and administrative reasons. In addition, the General Partner and the Sponsors anticipate that the Common Stock (as compared to the BACs) should receive broadened investor interest through increased review and evaluation by investment research analysts. Although there can be no assurance in this regard, such factors should result in greater activity and liquidity for the Common Stock, as compared to the BACs.

    ENHANCED GROWTH POTENTIAL. The General Partner and the Sponsors believe that current industry conditions may provide opportunities for Polaris to grow through acquisitions of businesses and assets. In certain cases, Polaris may want to be able to issue equity securities in payment of the purchase price for such acquisitions, and the General Partner and the Sponsors believe that in certain circumstances an equity interest in a corporation will be a more attractive acquisition currency to prospective sellers than BACs. From time to time Polaris contacts, and is contacted by, others concerning the acquisition by Polaris of assets of others in complementary lines of business. Occasionally, the sellers might have been willing to consider receiving equity of Polaris in payment of the asset purchase price if Polaris were reorganized as a corporation. None of these potential transactions progressed to the stage of an agreement in principle and no discussions are currently taking place concerning the issuance of Polaris' equity in payment of the purchase price of businesses or assets.

    ABILITY TO DIVERSIFY. Under current tax laws, the Partnership is unable to enter into new lines of business without having to operate such businesses under substantial constraints (if it is to maintain its partnership tax status). By converting to corporate form, Polaris should have the ability, when appropriate, without constraint insofar as current tax laws are concerned, to enter into new lines of business that may present favorable opportunities, although the Partnership currently has no specific plans to enter into new lines of business. Polaris believes the advantages of doing business in corporate form are demonstrated by the fact that Polaris is one of the few remaining manufacturing concerns in the United States organized as a publicly traded partnership.

    TAX REPORTING. The General Partner and the Sponsors believe that the complexities of tax reporting associated with partnership investments are regarded as unduly burdensome by many BAC Holders under current conditions, although there are proposals before Congress to simplify the procedures and eliminate the Schedule K-1 reporting requirement. The ownership of Common Stock rather than BACs will greatly simplify reporting with respect to an investment in Polaris on each BAC Holder's individual federal and state income tax returns for future years and will avoid the current requirement of multi-state income tax filings. Furthermore, such simplification of Polaris' organizational structure and tax reporting also will result in administrative and cost savings to the Corporation.

    DIRECT ELECTION OF THE BOARD OF DIRECTORS. The Partnership is managed by the General Partner, which is in turn managed by the Managing General Partner. BAC Holders do not participate in the election of the Board of Directors of the Managing General Partner. After the Conversion, the Corporation will be managed by the Corporation's Board of Directors, which will be elected directly by the holders of Common Stock. As a result, holders of Common Stock will have an opportunity to evaluate, on an annual basis, the performance of the Corporation and to vote their shares for the election of directors accordingly, subject to the limitations on election and removal of the Board of Directors due to the staggered nature of the Board of Directors of the Corporation and subject to the agreement between Mr. Atkins and Mr. Wendel with respect to the voting of shares held by Mr. Atkins. See "Comparative Rights of BAC Holders and Holders of Common Stock" and "Description of Capital Stock."

    FOR THE REASONS SET FORTH BELOW UNDER "RECOMMENDATION OF THE GENERAL PARTNER AND THE SPONSORS," THE GENERAL PARTNER AND THE SPONSORS BELIEVE THE CONVERSION IS FAIR TO BAC HOLDERS. THE GENERAL PARTNER AND THE SPONSORS RECOMMEND THAT BAC HOLDERS VOTE "FOR" THE CONVERSION PROPOSAL.

STRUCTURE OF THE CONVERSION


    Pursuant to the terms of the Merger Agreement, if the Conversion Proposal is approved by BAC Holders and the other conditions thereto are satisfied or waived, the Conversion will be effected as described below. Each of the following steps is part of an integrated transaction, and all such steps must be completed to effect the Conversion. Organizational charts for the Partnership (before the Conversion) and the Corporation (after the Conversion) are included for reference on page 20.


    MERGER OF PICC WITH EIPCC. PICC, which is the managing general partner of the Operating General Partner, will be merged with and into EIPCC. As a result, EIPCC will become the managing general partner of the Operating General Partner.

    TRANSFER OF EIPCC COMMON STOCK TO THE CORPORATION. The stockholders of EIPCC will transfer all of their shares of EIPCC common stock to the Corporation in exchange for shares of Common Stock. As a result, EIPCC will become a wholly owned subsidiary of the Corporation and the former owners of EIPCC will own shares of Common Stock.

    TRANSFER OF INTERESTS IN THE GENERAL PARTNER TO THE CORPORATION. The owners of partnership interests in the General Partner, other than EIPCC, will transfer their partnership interests in the General Partner to the Corporation in exchange for shares of Common Stock. As a result, the Corporation will directly and indirectly (through EIPCC) own all of the partnership interests in the General Partner, and the former owners of the General Partner, other than EIPCC, will own shares of Common Stock.

    TRANSFER   OF   INTERESTS  IN   THE   OPERATING  GENERAL   PARTNER   TO  THE
CORPORATION. The owners of partnership interests in the Operating General Partner, other than EIPCC, will transfer their partnership interests to the Corporation in exchange for shares of Common Stock. As a result, the Corporation will directly and indirectly (through EIPCC) own all of the partnership interests in the Operating General Partner, and the former owners of the Operating General Partner, other than EIPCC, will own shares of Common Stock.

    FORMATION OF  TRANSITORY  PARTNERSHIP.   The  Corporation will  form  a  new
Delaware limited partnership (the "Transitory Partnership"), with itself as a limited partner and EIPCC as a general partner.

    MERGER. Pursuant to the terms of the Merger Agreement, the Transitory Partnership will be merged with and into the Partnership, with the Partnership as the surviving partnership. At the Effective Time of the Merger (as defined below under "-- Effective Time"), each outstanding BAC (other than BACs held by persons who have exercised Appraisal Rights) will automatically be exchanged for one share of Common Stock, and each previously granted First Right will automatically be converted into the right to receive one share of Common Stock. As a result of the Merger, the Corporation and EIPCC will be limited partners of the Partnership, and the General Partner will remain general partner of the Partnership.

    MERGER OF THE OPERATING GENERAL PARTNER AND THE OPERATING PARTNERSHIP WITH PARTNERSHIP. The Operating Partnership and the Operating General Partner will be merged with and into the Partnership. As a result the Partnership will own the business and operations of the Operating Partnership and the Corporation will become a general partner in the Partnership and EIPCC's general partnership interest in the Operating Partnership will be converted into a limited partnership interest in the Partnership.

    CONTINUATION OF THE PARTNERSHIP, THE GENERAL PARTNER AND EIPCC. As a result of the Conversion, the Corporation will directly and indirectly (through EIPCC and the General Partner) own all of the general and limited partnership interests in the Partnership. For a period of at least two years after the date the Conversion is consummated, the Corporation will keep the Partnership, the General Partner and EIPCC in existence and will not cause the Partnership or the General Partner to cease being treated as a partnership for federal income tax purposes.

    As a result of the foregoing transactions, (i) the Corporation will, directly and indirectly, own 100% of the Partnership and will conduct the business and operations of Polaris after the Conversion, and (ii) BAC Holders and holders of previously granted First Rights will receive, in exchange for their BACs and upon exercise of such First Rights, as the case may be, 88.6% of the Common Stock of the Corporation, and affiliates of the General Partner will receive, in exchange for their interests in the General Partner and its affiliates, the remaining 11.4% of the Common Stock of the Corporation, after giving effect to the exercise of such First Rights.

    The transaction was structured as described above for the following reasons:

    (i) The integrated transaction including, in particular, formation and existence of the Transitory Partnership and its subsequent merger with and into the Partnership, provides a means of assuring that, upon approval of the Conversion Proposal by BAC Holders, all BAC Holders (other than those exercising Appraisal Rights) would participate in the exchange of their BACs for shares of Common Stock and the Partnership and all its affiliated entities would either be dissolved or directly or indirectly wholly owned by the Corporation.


    (ii) For federal income tax purposes, the Merger will be treated as an exchange by BAC Holders of their BACs for shares of Common Stock in a tax-free transaction qualifying under Section 351 of the Code. As a result of such treatment, the aggregate tax basis of the Partnership's assets following the Conversion will be increased to reflect the aggregate tax basis of the BAC Holders in their BACs. See "Certain Federal Income Tax Considerations -- General Tax Treatment of the Merger and Issuance of Common Stock" and "-- Tax Consequences to the Corporation and the Partnership."

   (iii) Legislation has been proposed that in certain circumstances would tax the distribution of marketable securities by a partnership. Although this provision is not directed at the type of transaction being proposed, structuring the transaction in the manner described above provides additional assurance that the provisions of the proposed legislation, if enacted, will not apply to the issuance of shares of Common Stock to BAC Holders and affiliates of the General Partner. See "Certain Federal Income Tax Considerations -- Proposed Legislation."

EXISTING ECONOMIC INTERESTS OF THE PARTNERS

    Currently, BAC Holders, the General Partner and an affiliate, through their interests in the Partnership, and the Operating General Partner have rights to quarterly distributions of the proceeds of available cash flow from operations of the Operating Partnership and the proceeds of certain capital transactions by the Operating Partnership.

    BAC Holders and the General Partner and its affiliate, the Operating General Partner, currently receive quarterly distributions of Cash Available for Distribution (generally cash flow from operations and sales of assets or refinancings, after deducting such reserves as the General Partner, in its sole discretion, determines to be necessary for Partnership expenses, debt payments, capital improvements, replacements and contingencies) in the following manner:

                                                                            INTERESTS OF GENERAL
                                                          INTERESTS OF         PARTNER AND ITS
CASH AVAILABLE FOR DISTRIBUTION                            BAC HOLDERS           AFFILIATES
- -------------------------------------------------------  ---------------  -------------------------
Net Cash From Operations...............................         79.2%                 20.8%
Net Cash from Sales or Refinancings (after return of
 capital to BAC Holders of $10 per BAC)................         98.0%                  2.0%

    The Operating General Partner receives 1% of all distributions (from operations and from sales and refinancings) from the Operating Partnership. Currently, the General Partner receives 20% and BAC Holders receive 80% of Net Cash From Operations (as defined in the Partnership Agreement) from the Partnership, after the 1% distribution to the Operating General Partner, so long as distributions to BAC Holders have provided them with a 15% per annum cumulative, noncompounded yield on the adjusted initial issuance price of BACs. The percentages in the above table reflect the various interests of the General Partner and its affiliates in these distributions. The 20.8% interest of the General Partner and its affiliates in Net Cash From Operations is derived by adding the 1% received by the Operating General Partner of Net Cash From
Operations plus 20% of the remaining 99% of Net Cash From Operations distributable to the General Partner and the BAC Holders. After the 1% distribution to the Operating General Partner, the General Partner also receives 1% and BAC Holders receive 99% of Net Cash From Sales or Refinancings (as defined in the Partnership Agreement) from the Partnership after BAC Holders have received a return of the initial adjusted issuance price of the BACs ($10 per BAC after giving effect to the two-for-one split in 1993).

    If distributions from the Partnership at any time do not provide BAC Holders with the specified return, distributions would be made instead 1% to the General Partner and 99% to BAC Holders until BAC Holders had received the specified return. Based on BAC Holders' prior distributions, current level of return and on the Partnership's business, results of operations and financial condition, the General Partner does not expect BAC Holders' return to fall below the specified return in the foreseeable future. Consequently, the General Partner should continue to receive 20% of cash distributions by the Partnership for the foreseeable future. See "Comparative Rights of BAC Holders and Holders of Common Stock -- Distributions and Dividends -- BACs."

    Distributions and fees to the General Partner and its affiliates, including EIPCC, totalled approximately $10.3 million in 1993 and will exceed $11 million in 1994. EIPCC, the managing general partner of the General Partner, has been paid an annual management fee of $500,000 and has been entitled to be reimbursed for certain expenses since the Partnership's inception. These arrangements and payments will end upon consummation of the Conversion.

    In addition, if the General Partner is removed without cause, it can compel its successor to purchase its General Partner interest at "fair market value." For a definition of "fair market value," see "Comparative Rights of BAC Holders and Holders of Common Stock -- Removal of General Partner and Directors of the Corporation -- BACs."

    Upon the formation of the Partnership and the Operating Partnership, the General Partner and the Operating General Partner each made $100 in capital contributions for their respective partnership interests. The General Partner and the Operating General Partner received their respective general partnership interests in exchange for structuring and completing the acquisition of Polaris by the Partnership and acting in the roles of general partners of the Partnership and the Operating Partnership, in which roles the general partners were responsible for the management of the respective partnerships and assumed unlimited liability for all partnership obligations (including, in the case of Mr. Atkins, the individual general partner of the general partners, unlimited personal liability).

BENEFIT PLANS AFTER THE CONVERSION

    Except as required to accommodate the change to corporate form, all of the existing employee benefit plans of the Partnership and the Operating Partnership are expected to be adapted for use by the Corporation on substantially the same terms. The employee benefit plans of the Partnership and Operating Partnership in effect at the date that the Conversion is consummated will, to the extent practicable, remain in effect until otherwise determined by the Corporation. In the case of benefit plans which are continued and under which the employees' interests are based upon BACs, such interests shall be based on Common Stock in an equitable manner.

    Without limiting the generality of the foregoing, upon the Conversion, each of the previously granted First Rights representing the right to receive BACs under an employee benefit plan, whether vested or unvested, will be deemed to constitute the right to receive on the same terms and conditions as were applicable under such First Rights, the same number of shares of Common Stock as the holder of such First Rights would have been entitled to receive pursuant to the Merger had such holder received BACs upon exercise of such First Rights immediately prior to the Merger.

ALTERNATIVES TO THE CONVERSION

    As discussed above under "The Conversion -- Background of the Conversion," the Conversion was proposed to the General Partner by the Sponsors. The General Partner participated in determining the structure of the Conversion and recommends that BAC Holders vote to approve the Conversion Proposal. See "The Conversion -- Recommendation of the General Partner and the Sponsors" below.

    The alternatives to the Conversion that were considered by the Sponsors were: (a) continuance of the Partnership with no cessation of trading, (b) continuance of the Partnership and cessation of trading before 1998, (c) conversion of the Partnership, with a single cash and stock distribution, (d) conversion by liquidation, (e) a management buyout or other strategic sale of the Partnership and (f) liquidation and winding up of the Partnership. The alternatives to the Conversion that were considered by the General Partner, in addition to (a), (b), (c) and (f) were: (g) continuance of the Partnership, with cessation of trading and an exchange offer of stock in a new corporate limited partner, (h) continuance of the Partnership, with cessation of trading and an exchange offer of debt securities and (i) a conversion pursuant to Section 17.5 of the Partnership Agreement

    CONTINUANCE OF THE PARTNERSHIP; NO CESSATION OF TRADING. The Sponsors and the General Partner believe that the Conversion is a more beneficial alternative to BAC Holders than the continuance of the Partnership in its current form and that any benefit derived through the Partnership's current form are outweighed by the potential long term benefits anticipated to be derived from the Conversion. Under current law, after December 31, 1997, absent a cessation of trading, the Partnership would be treated as a corporation for tax purposes. See "The Conversion -- Reasons for the Conversion" above.


    CONTINUANCE OF THE PARTNERSHIP; CESSATION OF TRADING. The Sponsors and the General Partner considered continuing the Partnership and, before January 1998, delisting the BACs from the American Stock Exchange and Pacific Stock Exchange and prohibiting, except in very limited circumstances, transfers of BACs. Such a transaction would create a private security with virtually no liquidity or trading market value, but would preserve the current tax status of the Partnership after December 31, 1997. The Sponsors and the General Partner believed that the loss of liquidity resulting from such an alternative would be adverse to the interests of BAC Holders and the Partnership since BACs are publicly traded, listed securities, and therefore they did not pursue such a transaction.


    CONTINUANCE OF THE PARTNERSHIP; CESSATION OF TRADING AND EXCHANGE OFFER OF STOCK IN NEW CORPORATE LIMITED PARTNER. The General Partner considered continuing the Partnership and, before January 1998, delisting the BACs and, except in very limited circumstances, prohibiting the transfer of BACs. At the same time, a new corporate limited partner would be admitted to the Partnership and BAC Holders would be given the opportunity to exchange their BACs for publicly traded shares of common stock in such corporation. However, exchanging BAC Holders would forego the potential future tax benefits associated with an investment in a partnership, and non-exchanging BAC Holders would be left with little, if any, liquidity. In addition, the General Partner believed that this alternative would further complicate rather than simplify the capital structure of the Partnership and would not provide the benefits of operating in corporate form described under "The Conversion -- Reasons for the Conversion."

    CONTINUANCE OF THE PARTNERSHIP; CESSATION OF TRADING AND EXCHANGE OFFER OF DEBT SECURITIES. The General Partner considered continuing the Partnership and, before January 1998, delisting the BACs and, except in very limited circumstances, prohibiting the transfer of BACs. At the same time, BAC Holders would be given the opportunity to exchange their BACs for publicly traded debt securities of the Partnership. Although such a transaction would preserve the current tax status of the Partnership, the General Partner believed that it would not be optimal in that the Partnership could have burdensome leverage, the exchange might have adverse tax consequences to the electing BAC Holders, there could be no assurance of a liquid market in the debt securities, the non-exchanging BAC Holders would have little, if any, liquidity and such a transaction would generally not provide the benefits of operating in corporate form described under "The Conversion -- Reasons for the Conversion."

    CONVERSION TO CORPORATION WITH CASH AND STOCK. The Sponsors proposed to the General Partner that the Partnership be converted to a corporation in a transaction in which BAC Holders and the affiliates of the General Partner, in exchange for their respective interests in the Partnership, would each receive a one-time cash distribution, as well as stock in the corporation surviving the transaction. The Sponsors proposed that the cash distribution be paid to BAC
Holders, the General Partner and its affiliates in accordance with their respective economic interests and that the stock be distributed in accordance with the respective capital accounts of the partners. The General Partner felt that such a transaction would result in the successor corporation being burdened at the outset with significant indebtedness to pay such a one-time cash distribution and would reduce financial flexibility for the successor corporation going forward. In addition, the General Partner was concerned that the distribution would, in effect, be fully taxable to BAC Holders and the General Partner and its affiliates and did not believe that the proposed terms recognized the fair value of the General Partner's independent economic interest in the Partnership (on a going concern basis). The Sponsors did not pursue this transaction because of the General Partner's concerns.

    CONVERSION BY LIQUIDATION. The Sponsors also considered a transaction whereby the Partnership could be converted to a corporation in a transaction in which BAC Holders, the General Partner and its affiliates, in exchange for their respective interests in the Partnership, would each receive a one-time liquidating distribution consisting of cash and new common stock in the corporation surviving the transaction. Pursuant to the terms of the Partnership Agreement, liquidating distributions would be made in accordance with partners' capital accounts. Accordingly, the General Partner and its affiliates would receive approximately 2% of the cash and stock distributed. (For a more detailed description of the procedures required to effectuate a liquidation of the Partnership, see "The Conversion -- Liquidation and Winding Up of the Partnership"). The Sponsors did not propose this transaction to the General Partner because of uncertainties under the Partnership Agreement of the Sponsors' ability to consummate such a transaction in a timely and tax effective manner without the recommendation of the General Partner. The Sponsors believed that the General Partner's cooperation in such a transaction would be unlikely, since its terms did not recognize the fair value of the General Partner's independent economic interest in the Partnership (on a going concern basis) and because they understood that the General Partner believed that it had no duty to cooperate in a transaction which did not fairly value such economic interest and which the General Partner believed would constitute a termination without cause of the General Partner. See "The Conversion -- Existing Economic Interests of the Partners."

    MANAGEMENT BUYOUT OR OTHER STRATEGIC SALE. The Sponsors also considered proposing a management buyout or other strategic sale of the Partnership. These alternatives would not provide BAC Holders with their continuing equity interest in the Partnership and might not be able to be accomplished on a tax-advantaged basis. The Sponsors did not propose such transactions to the General Partner because they believed that, in the long term, the value of the Common Stock would exceed the value of cash and securities that would be distributed to BAC Holders in a management buyout or other strategic sale.

    CONVERSION  PURSUANT TO SECTION 17.5 OF  THE PARTNERSHIP AGREEMENT.  Section
17.5 of the Partnership Agreement permits the General Partner, in response to the tax law amendment treating publicly traded partnerships as corporations, in its sole discretion and without any partner consent, to convert the Partnership into a corporation in whatever manner and by whatever method the General Partner determines. See "Summary of Certain Provisions of the Partnership Agreement -- Reorganization of the Partnership." Under such section of the Partnership Agreement, the General Partner is required to effectuate the conversion so that, to the extent possible, the respective interests of BAC Holders and the General Partner in the assets and income of the successor entity immediately following such conversion are substantially equivalent to such interests immediately prior thereto. The General Partner is required to appoint two independent appraisers to determine the value of such interests. The General Partner decided not to proceed with a conversion under Section 17.5 in light of the proposal by the Sponsors which it believed was fair to both BAC Holders and the General Partner and which involved the additional procedural step of being submitted to BAC Holders and Unaffiliated BAC Holders for approval.

    LIQUIDATION AND WINDING UP OF THE PARTNERSHIP. Under the Partnership Agreement, two-thirds in interest of BAC Holders may vote to dissolve the Partnership. Upon dissolution of the Partnership, the General Partner is required to liquidate the assets of the Partnership as promptly as is consistent with obtaining the fair value thereof and apply and distribute the proceeds thereof. In the event the General Partner determines that an immediate sale of part or all of the Partnership's assets would cause undue loss to the General Partner and BAC Holders, the General Partner, in order to avoid such loss, may defer liquidation of and withhold from distribution for a reasonable time any assets of the Partnership except those necessary to satisfy the Partnership's debts and obligations. No BAC Holder has the right to demand or receive proceeds other than cash upon dissolution and termination of the Partnership. In the event of a dissolution and sale of the Partnership's assets, the General Partner and Operating General Partner would receive approximately 2% of distributions and BAC Holders would receive approximately 98%, after BAC Holders had received a return of their capital.

    The General Partner and the Sponsors rejected this alternative because a liquidation would not provide BAC Holders and the General Partner with any continuing equity interest in the Partnership and would be unlikely to be accomplished on a tax-advantaged basis. The General Partner would not be able to determine with any certainty prior to dissolution whether and at what price there would be any buyers for the Partnership's assets. The General Partner believes that in the long term the value of the Partnership as a going concern, whether or not the Conversion is effected, to the General Partner and BAC Holders would exceed the value of the proceeds of a liquidation.

    FUTURE ALTERNATIVES AVAILABLE TO POLARIS. The General Partner and the Sponsors believe that other long-term strategies available to Polaris, such as diversification and acquisition of assets, or a management buyout or other strategic sale, are not adversely affected (and, in some cases, should be enhanced) by the decision to convert from partnership to corporate form and can be considered by the Corporation in the future if the Conversion is consummated. No other transaction currently is being considered by the Partnership as an alternative to the Conversion, although the Partnership may from time to time explore other alternatives if the Conversion is not consummated, including a conversion pursuant to Section 17.5 of the Partnership Agreement.

FAIRNESS OPINIONS

OPINION OF SMITH BARNEY


    The Partnership has retained Smith Barney to act as its financial advisor in connection with the Conversion. In connection with its engagement, Smith Barney has delivered to the Partnership its written opinions, dated September 29, 1994 and the date hereof, each to the effect that, as of the date of each such opinion and based upon and subject to certain matters as stated therein, each of the consideration to be received by the holders of BACs and the Exchange Ratio in the Conversion is fair, from a financial point of view, to such holders.



    In rendering its opinion dated the date hereof, Smith Barney, among other things, reviewed the Merger Agreement and certain other related agreements, this Proxy Statement and the partnership agreements of the Partnership and the Operating Partnership and held discussions with certain of the senior operating management of the Operating Partnership ("Management") and representatives and advisors of the Partnership to discuss the business, operations and prospects of the Partnership. Smith Barney also examined certain publicly available business and financial information relating to the Partnership as well as internal financial statements, forecasts and other financial and operating data concerning the Partnership prepared by Management. Smith Barney reviewed the financial terms of the Conversion as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of the BACs, historical and projected earnings and operating data of the Partnership, and the capitalization and financial condition of the Partnership. Smith Barney considered, to the extent publicly available, the financial terms of certain other similar transactions which Smith Barney considered comparable to the Conversion and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Smith Barney considered comparable to those of the Partnership. In addition to the foregoing, Smith Barney conducted such other analyses and examinations and considered such other financial, economic and market criteria as it deemed necessary to arrive at its opinion.



    In rendering its opinion dated the date hereof, Smith Barney assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with Smith Barney. With respect to financial forecasts and other information furnished to or otherwise reviewed by or discussed with Smith Barney, Smith Barney assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to the expected future financial performance of the Partnership. Smith Barney assumed, with the Partnership's consent, that no material change has occurred in the business, operations, financial condition or prospects of Polaris as set forth in this Proxy Statement. Smith Barney did not express any opinion as to what the value of the Common Stock actually will be when issued to holders of BACs pursuant to the Conversion or the prices at which the Common Stock will trade subsequent to the Conversion. In addition, Smith Barney did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership. Smith Barney was not asked to and did not express an opinion as to the relative merits of the Conversion as compared to any alternative business strategies that might exist for the Partnership or the effect of any other transaction in which the Partnership might engage. Smith Barney was not asked to solicit third-party indications of interest in acquiring all or any part of the Partnership. Smith Barney's opinion is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to Smith Barney as of the date of its opinion. No limitation was imposed by the Partnership on the scope of the investigation by Smith Barney in connection with its fairness opinion.


    THE FULL TEXT OF THE WRITTEN OPINION OF SMITH BARNEY DATED THE DATE HEREOF, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT AND IS INCORPORATED HEREIN BY REFERENCE. BAC HOLDERS ARE URGED TO READ THIS OPINION CAREFULLY IN ITS ENTIRETY. SMITH BARNEY'S OPINION IS DIRECTED ONLY TO THE FAIRNESS OF THE CONSIDERATION TO BE RECEIVED BY BAC HOLDERS AND THE EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW TO BAC HOLDERS AND HAS BEEN PROVIDED SOLELY FOR THE USE OF THE GENERAL PARTNER IN ITS EVALUATION OF THE CONVERSION, DOES NOT ADDRESS ANY OTHER ASPECT OF THE CONVERSION OR ANY RELATED TRANSACTION AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY BAC HOLDER AS TO HOW SUCH HOLDER SHOULD VOTE AT THE SPECIAL MEETING. THE SUMMARY OF THE OPINION OF SMITH BARNEY SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.



    In preparing its opinion to the Partnership dated the date hereof, Smith Barney performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Smith Barney's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to summary description. In arriving at its opinion, Smith Barney did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of such analysis and factor. Accordingly, Smith Barney believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Smith Barney made numerous assumptions with respect to the Partnership, the Operating Partnership, industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Partnership. The estimates contained in such analyses are not necessarily indicative of actual values or predictive of actual future results or values, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals or to reflect the prices at which the businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.


    COMPARABLE COMPANY ANALYSIS. Using publicly available information, Smith Barney analyzed, among other things, the market values and trading multiples of a group of eight selected comparable outdoor product corporations comprised of:
Anthony Industries, Arctco Inc., Brunswick Corp., Coleman Co. Inc., Harley Davidson Inc., Huffy Corporation, Outboard Marine Corporation and Winnebago Industries (collectively the "Comparable Companies").


    Smith Barney compared market values as multiples of, among other things, historical net income and projected 1994 and 1995 net income. The multiples of latest twelve months ("LTM") net income and projected 1994 and 1995 net income of the Comparable Companies were between the following ranges: (i) LTM net income: 9.6x to 26.0x (with a mean of 16.5x and a median of 15.9x); (ii) projected 1994 income: 9.2x to 20.7x (with a mean of 15.5x and a median of 15.4x); and (iii) projected 1995 net income: 10.4x to 17.8x (with a mean of 14.1x and a median of 14.3x). Smith Barney also compared adjusted market value (equity market value, plus the book value of debt and preferred stock, less cash and cash equivalents) to, among other things, historical earnings before interest, taxes, depreciation and amortization ("EBITDA"). The multiples of LTM EBITDA of the Comparable Companies were 4.7x to 11.8x (with a mean of 8.4x and a median of 9.0x).



    Smith Barney also compared the profit margins, debt to capitalization ratios, historical revenue and net income growth, returns on average assets and equity, and projected earnings per share ("EPS") growth of the Comparable Companies. All projected EPS figures for the Comparable Companies were based on the consensus net income estimates of selected investment banking firms and all estimates for the Corporation were based on internal estimates prepared by management. All multiples were based on closing stock prices as of November 15, 1994.



    Smith Barney applied a range of trading multiples representative of the Comparable Companies to pro forma historical and projected operating data of the Corporation (derived by adjusting such operating data of the Partnership to reflect consummation of the Conversion, but not for payment of the Special Distributions or for any borrowings to finance the same, and application of a 36% corporate tax rate) to arrive at a range of implied equity values for the shares of Common Stock to be exchanged for the BACs pursuant to the Conversion. Smith Barney applied multiples of 9.0x to 10.0x to LTM EBITDA, multiples of 16.0x to 19.0x to LTM net income, multiples of 15.0x to 17.0x to projected 1994 net income, and multiples of 14.0x to 16.0x to projected 1995 net income. Based on the average of such valuation methodologies Smith Barney arrived at an implied equity valuation range of $39.63 to $45.22 per share of Common Stock.



    Smith Barney also applied the trading multiples of Arctco Inc., based on an Arctco closing stock price as of November 15, 1994 of $20.25, to arrive at an implied equity value for the shares of Common Stock to be issued in exchange for the BACs pursuant to the Conversion. Smith Barney believes Arctco is the most appropriate of the Comparable Companies for valuation purposes, given the similarity of Arctco's products, markets and general business conditions to those of the Partnership. Smith Barney applied Arctco's multiple of 21.1x to LTM net income, Arctco's multiple of 19.0x to projected 1994 net income, Arctco's multiple of 16.3x to projected 1995 net income, Arctco's multiple of 18.2x to LTM cash flow, Arctco's multiple of 1.9x to LTM sales, Arctco's multiple of 11.8x to LTM EBITDA and Arctco's multiple of 13.2x to LTM earnings before interest and taxes. Based on the average of such valuation methodologies Smith Barney arrived at an implied equity valuation of $54.32 per share of Common Stock.


    No company used in the Comparable Company analyses as a comparison is identical to the Partnership. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading value of the Comparable Companies or the company to which they are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. Smith Barney performed a discounted cash flow analysis of the projected free cash flows of the Corporation for the four fiscal years ended December 31, 1998, assuming the Conversion occurs December 31, 1994 and a 36% corporate tax rate. Smith Barney also assumed among other things, discount rates of 12%, 14% and 16% and terminal multiples of EBITDA of 7.5x to 8.5x. Smith Barney performed these analyses on the operating projections prepared by Management. These analyses resulted in an implied equity valuation range per share of Common Stock of $43.76 to $55.83 and a composite implied equity valuation range of $47.30 to $51.77.


    Smith Barney then derived an implied equity valuation range of $43.47 to $48.49 for the shares of Common Stock to be exchanged for BACs in the Conversion by averaging the composite values derived through the Comparable Company analyses and the Discounted Cash Flow analyses described above. This range was compared to $36.50, the average of the closing market price of a BAC on the five trading days preceding August 25, 1994, the day the Partnership announced its intent to convert to a corporation (the "Announcement Date"). The range of premiums of such implied Common Stock price over such average market price for a BAC was 19.1% to 32.9%.

    VALUATION OF GENERAL PARTNER INTERESTS. Smith Barney also analyzed the value of the Common Stock to be exchanged for the interests of the General Partner in the Partnership and the Operating Partnership pursuant to the Merger Agreement (the "General Partner Consideration") using the equity values implied by the Comparable Company, Arctco trading multiples, and Discounted Cash Flow analyses described above. Based on the Comparable Company analysis, Smith Barney estimated the range of the implied value of the General Partner Consideration to be $71.3 million to $88.4 million, with a composite valuation of $82.7 million. Based on the Arctco trading multiples, Smith Barney estimated the range of the implied value of the General Partner Consideration to be $94.1 million to $114 million with a composite value of $105.5 million. Based on the Discounted Cash Flow analysis, Smith Barney estimated the range of the value of the General Partner Consideration to be $99.7 million to $108.3 million with a composite valuation of $104.5 million. Smith Barney then averaged the composite values derived from the three valuation methodologies and derived an average implied equity value of the General Partner Consideration of $97.5 million.


    Smith Barney then analyzed the value of the General Partner's current interests in the Partnership. Smith Barney performed a discounted cash flow analysis of the projected distributions made by the partnership to the General Partner through 2037, assuming (i) that the Partnership remains in limited partnership form through 2037, but pays corporate taxes at 36% beginning in 1998 ("Scenario One"), and (ii) that the Partnership remains in limited partnership form through 2037, but delists the BACs in 1997 ("Scenario Two"). Smith Barney also assumed discount rates of 12%, 14% and 16% for the purposes of its analysis. Smith Barney calculated the present value of the General Partner's interest assuming normal distributions of $2.52 per BAC plus the General Partner's interests, a 5% annual growth rate in distributions after 1998 and a 14.0% discount rate, which resulted in an implied present value of $112.5 million. Smith Barney calculated the present value of the maximum future distributions to the General Partner (I.E., the Partnership distributes 100% of distributable cash flow) assuming Scenario One, which resulted in an implied present value of $169.6 million. Smith Barney calculated the net present value of the maximum future distributions to the General Partner (I.E., the Partnership distributes 100% of distributable cash flow) assuming Scenario Two, which resulted in an implied present value of $232.6 million.

    Smith Barney also analyzed the implied current equity value of the General Partner's interest in the Partnership by multiplying the number of BACs outstanding by the average market price on the five trading days preceding the Announcement Date, adjusting that value to reflect a 100% interest in the Partnership rather than the 79.2% interest in the Partnership's net cash from operations attributable to the BACs and assigning 20.8% of such value for the General Partner's interests. This resulted in an implied current equity value of $156.5 million. Smith Barney then compared the results of the discounted cash flow and implied current equity value analysis to $99.2 million, which represented the average of the composite values of the General Partner Consideration described above.

    OTHER FACTORS AND COMPARATIVE ANALYSES. In rendering its opinion, Smith Barney considered certain other factors and conducted certain other comparative analyses, including among other things, a review of (i) the projected financial results of the Partnership, the Operating Partnership and the Corporation, (ii) the history of trading prices for the BACs and the relationship between movements of  the BACs  and movements  of  the common  stock of  the  Comparable
Companies, (iii) the treatment of general partner interests in selected partnership conversions, (iv) certain pro forma effects on the Corporation resulting from the Conversion and (v) the pro forma ownership of the Corporation.

    The Partnership entered into an engagement letter with Smith Barney on August 25, 1994 pursuant to which the Partnership has agreed to pay Smith Barney a transaction fee of $5 million, comprised of a retainer fee of $1.5 million, which was payable upon execution of the engagement letter, an opinion fee of $1.5 million, payable upon delivery of Smith Barney's opinion, and the remainder of which is payable upon consummation of the Conversion. The Partnership has agreed to reimburse Smith Barney for its out-of-pocket expenses, including reasonable fees and disbursements of counsel.

The Partnership has also agreed, in a separate letter agreement, to indemnify Smith Barney and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Smith Barney or any of its affiliates against certain liabilities, including liabilities under the federal securities laws and expenses related to Smith Barney's engagement. In light of Smith Barney's familiarity with, and understanding of, the operations of the Partnership, the Sponsors believed that it was in the Partnership's best interest to engage Smith Barney in connection with the proposed Conversion and, in the event the proposed Conversion did not occur, any other extraordinary corporate transaction involving the Partnership. The terms of the engagement letter were designed to ensure the retention of Smith Barney's services through consummation of the Conversion or, if the Conversion was not consummated for any reason, through the consummation of any other transaction.



    Smith Barney is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Other than acting as financial advisor in connection with the Conversion (and delivery of its fairness opinion), Smith Barney has not previously rendered investment banking services to the Partnership in the past two years. In the ordinary course of its business, Smith Barney may, from time to time, buy and sell securities of the Partnership.


OPINION OF DILLON READ


    Dillon Read has rendered its opinions to the Partnership dated September 29, 1994 and the date hereof, each to the effect that each of the Exchange Ratio and the consideration to be received by the BAC Holders in the conversion is fair, from a financial point of view, to the BAC Holders. DILLON READ'S OPINION, DATED THE DATE HEREOF, IS SET FORTH IN FULL AS ANNEX C TO THIS PROXY STATEMENT, AND SHOULD BE READ IN ITS ENTIRETY. Dillon Read's opinion does not constitute a recommendation to any BAC Holder as to how such holder should vote at the Special Meeting. The summary of the opinion of Dillon Read set forth in this Proxy Statement is qualified in its entirety by reference to the full text of such opinion.



    In connection with rendering its opinion dated the date hereof and as more fully set forth therein, Dillon Read relied upon, without independent verification, the accuracy and completeness of this Proxy Statement, including the description under "Certain Federal Income Tax Considerations" of the tax consequences to the Partnership and the BAC Holders of the Conversion, as well as other information that was publicly available or furnished to Dillon Read by the Partnership, including the Merger Agreement and information provided during discussions with management. In addition, Dillon Read compared certain financial and operating data of the Partnership with that of certain other publicly traded corporations whose operations Dillon Read believed to be comparable to those of the Partnership, reviewed market prices and trading volumes of the BACs, reviewed the cash distributions that were made to the BAC Holders and the General Partner and the prospects for future cash distributions to the BAC Holders and the General Partner, compared the financial terms of the conversion as set forth in the Merger Agreement with the financial terms of selected partnership conversions which Dillon Read believed to be comparable to those of the Conversion and conducted such additional analyses as Dillon Read deemed appropriate. Dillon Read did not make or obtain any independent appraisal or valuation of the assets or liabilities of the Partnership. No limitation was imposed by the Partnership on the scope of the investigation by Dillon Read in connection with its fairness opinion.



    In rendering its opinion dated the date hereof, Dillon Read assumed that financial forecasts and other information furnished to or otherwise reviewed by Dillon Read, were reasonably prepared on bases reflecting the best currently available estimates and judgments of management of the Partnership as to the expected future financial performance of the Partnership. Dillon Read also assumed that no material change has occurred in the business, operations, financial condition or prospects of the Partnership as set forth in this Proxy Statement. Dillon Read did not express any opinion as to what the value of the Common Stock actually will be when issued to BAC Holders or the prices at which the

Common Stock will trade subsequent to the Conversion. Dillon Read's opinion is based upon economic, monetary and market conditions existing on the date of its opinion. Dillon Read was not requested to, and did not, recommend the decision to effect the Conversion or determine the Exchange Ratio or express any opinion as to whether any alternative transactions to the Conversion may be more or less favorable to the BAC Holders. Dillon Read was not asked to solicit third-party indications of interest in acquiring all or any part of the Partnership.


    In preparing its opinion dated the date hereof, Dillon Read performed a variety of financial and comparative analyses, including those described below. The summary of such analyses does not purport to be a complete description of the analyses underlying Dillon Read's opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not necessarily susceptible to summary description. In arriving at its opinion, Dillon Read did not attribute any particular weight to each analysis or factor considered by it, but rather made qualitative judgements as to the significance and relevance of such analysis and factor. Accordingly, Dillon Read believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying such analyses and its opinion. In its analyses, Dillon Read made numerous assumptions with respect to the Partnership, industry performance, general business, economic market and financial conditions and other matters, many of which are beyond the control of the Partnership. The estimates contained in such analyses are not necessarily indicative of actual values or of actual future results or values, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of the businesses or securities do not purport to be appraisals or to reflect the prices at which the businesses or securities may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.


    COMPARABLE COMPANY ANALYSIS. Using publicly available information, Dillon Read analyzed among other things, the financial performance, market values and trading multiples of a group of eight selected comparable corporations engaged in the sporting goods industry: Anthony Industries, Arctco Inc., Brunswick Corp., Coleman Co. Inc., Harley Davidson Inc., Huffy Corporation, Johnson Worldwide Associates, Inc., and Outboard Marine Corporation (collectively, the "Sporting Goods Comparable Companies").


    Financial information analyzed included (i) market valuations and multiples thereof, including LTM net income and projected 1994 and 1995 net income and
(ii) market valuation adjusted for net debt and book value of preferred stock and multiples thereof, including (x) LTM sales, (y) LTM EBITDA, and (z) LTM operating income. Dillon Read applied a range of trading multiples representative of the Sporting Goods Comparable Companies to pro forma historical and projected operating data of the Corporation (derived by applying a 36% tax rate to Partnership net income) to arrive at an implied equity value for the shares of Common Stock to be exchanged for the BACs pursuant to the Conversion. Dillon Read's analysis consisted of applying trading multiples of the Sporting Goods Comparable Companies: (a) a multiple of 7.7x the
Corporation's LTM EBITDA, (b) a multiple of 10.8x the Corporation's LTM Operating Income, (c) a multiple of 16.4x the Corporation's LTM net income, (d) a multiple of 16.3x the Corporation's projected 1994 net income and (e) a multiple of 12.8x the Corporation's projected 1995 net income. The above analysis yielded implied equity values per share of Common Stock ranging from $39.28 to $45.57. Dillon Read also compared the profit margins, debt to capitalization ratios, historical revenue and net income growth, returns on average assets and equity, and projected earnings per share ("EPS") growth of the Sporting Goods Comparable Companies. All projected EPS figures for the Sporting Goods Comparable Companies were based on the consensus net income estimates of selected investment banking firms and all estimates for the Corporation were based on internal estimates prepared by management of the Partnership. All multiples were based on closing stock prices as of November 16, 1994.

    Dillon Read also applied the average trading multiples of Arctco Inc. and Harley Davidson Inc. to arrive at an implied equity value for the shares of Common Stock to be issued in exchange for the BACs pursuant to the Conversion. Dillon Read believes Arctco and Harley Davidson are more closely comparable to the Partnership than certain of the other Sporting Goods Comparable Companies. Dillon Read's analysis is based upon (a) Arctco's and Harley Davidson's average multiple of 19.3x the Corporation's LTM net income, (b) an average multiple of 21.2x the Corporation's projected 1994 net income, (c) an average multiple of 16.9x the corporation's projected 1995 net income, (d) an average multiple of 10.4x the Corporation's LTM EBITDA, and (e) an average multiple of 12.2x the Corporation's LTM EBIT. The above analysis yielded implied equity values per share of Common Stock ranging from $46.65 to $57.88. No company used in the Sporting Goods Comparable Company analyses as a comparison is identical to the Partnership. Accordingly, an analysis of the results of the foregoing is not entirely mathematical, rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading value of the Sporting Goods Comparable Companies or the company to which they are being compared.


    ANALYSIS OF RELATIVE ALLOCATION OF EQUITY INTEREST TO THE LIMITED PARTNERS. Dillon Read performed discounted cash flow valuations of the Partnership assuming that the Partnership remains in limited partnership form through 2037 but begins paying taxes at 36% in 1998, while maintaining cash distributions as a percentage of cash available for distribution at levels similar to or higher than those currently paid. These projections were prepared by Dillon Read in consultation with Partnership management. For the period 2005 to 2037 Dillon Read varied the annual percentage growth of the Partnership's cash distributions from 2.5% to 7.5% in order to assess the relative value of the General Partner's interests compared to the BAC Holders' interests under these various growth scenarios. Assuming dissolution of the Partnership in the year 2037 pursuant to the terms of the Partnership Agreement, discount rates of 9.0%, 9.5% and 10% and terminal multiples of 10.0, 10.5 and 11.0x 2037 projected net income, the relative interest of the BAC Holders ranges from 79.6% to 82.4%.


    ANALYSIS OF COMPARABLE CONVERSION TRANSACTIONS. Dillon Read analyzed the terms and allocations of economic interest between general and limited partners of selected conversions of publicly traded limited partnerships to corporate form. The limited partners' interest in these partnerships ranged from 75% to 99% of distributable cash from operations and 80% to 100% of the proceeds from sales of partnership assets, while the limited partners' interest in the common stock of the newly formed corporate entities in these conversions ranged from 85% to 100% of the total common stock outstanding. Each of these partnership structures has its own unique characteristics, and each of these conversions was undertaken considering its own unique circumstances; therefore none of the partnerships or conversion transactions utilized for comparison is identical to the Partnership or to the Conversion. An analysis of the results of such comparison is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable partnerships and conversion transactions and other factors that could affect the allocation of common stock between the general and limited partners in the comparable conversions.



    For its services rendered in connection with its opinion, Dillon Read has received a fee of $1.5 million, of which one-half was payable upon execution of the engagement letter between Dillon Read and the Partnership. The remaining one-half was payable upon delivery of the opinion dated September 29, 1994 (whether or not favorable). In addition, the Partnership has agreed to reimburse Dillon Read for certain out-of-pocket expenses and has agreed to indemnify Dillon Read against certain liabilities, including certain liabilities under the federal securities laws. The fee was negotiated between the Partnership and Dillon Read.


    Dillon Read is an internationally recognized investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities and private placements. In 1989 and 1990 Dillon Read performed general financial advisory services for the Partnership and received customary compensation for such services. In addition, in the ordinary course of its business, Dillon Read may trade the BACs for its own account and for the account of customers and it may at any time hold a long or short position in such securities. The Partnership selected Dillon Read to render the opinion because of its expertise and its familiarity with the operations of the Partnership.

OTHER

    Representatives of the General Partner discussed with representatives of Lazard the possibility of engaging Lazard, but Lazard decided not to accept the possible engagement. Lazard was not requested to, and did not, render any opinion in connection with the Conversion or otherwise. See "The Conversion -- Background of the Conversion."

RECOMMENDATION OF THE GENERAL PARTNER AND THE SPONSORS

    As a result of their review of the business, properties and financial condition of the Partnership, their review of the terms of the Conversion, their analysis of the benefits and disadvantages of, and alternatives to, the Conversion, and their review of the fairness opinions from Smith Barney and Dillon Read, each to the effect that each of the Exchange Ratio and the consideration to be received in the Conversion is fair, from a financial point of view, to BAC Holders, the General Partner and the Sponsors believe that the Conversion is fair to BAC Holders and recommend that BAC Holders approve the Conversion Proposal. No particular weight was assigned to any one factor in arriving at their recommendation.

    The General Partner's and the Sponsors' determination to recommend that the Partnership convert to corporate form is based on their belief that the Conversion will result in the benefits to BAC Holders described above under "-- Reasons for the Conversion." The General Partner and the Sponsors also considered the potential disadvantages of the Conversion, as described under "Risk Factors, Conflicts of Interest and Other Considerations," but believe that the advantages of the Conversion outweigh the potential disadvantages.

    In making their recommendation, the General Partner and the Sponsors also gave significant weight to the analysis of the Conversion and the alternatives to the Conversion described above under "-- Alternatives to the Conversion." For the reasons described thereunder, the General Partner and the Sponsors believe that the Conversion is attractive and fair when compared to the viable alternatives they considered and that it is in the best interests of BAC Holders to consummate the Conversion at this time.

    The General Partner and the Sponsors believe that the allocation of Common Stock between BAC Holders and the General Partner in the Partnership is fair to BAC Holders. This belief is principally based on the fairness opinions of Smith Barney and Dillon Read and the other considerations described under "The Conversion -- Background of the Conversion" and "-- Existing Economic Interests of the Partners." The General Partner also took into account the requirement that the Conversion would be subject to approval by BAC Holders holding a majority of the outstanding BACs and Unaffiliated BAC Holders holding a majority of BACs held by such persons.

    The General Partner and the Sponsors sought to provide procedural fairness to the BAC Holders in connection with the consideration of the Conversion by (i) obtaining the fairness opinions from Smith Barney and Dillon Read that each of the Exchange Ratio and the consideration to be received in the Conversion is fair, from a financial point of view, to BAC Holders, (ii) giving BAC Holders who do not vote for the Conversion Proposal the right to exercise Appraisal Rights, and (iii) implementing the Conversion only if approved by the affirmative vote of BAC Holders holding a majority of BACs outstanding and Unaffiliated BAC Holders holding a majority of BACs held by such persons.
Through these arrangements, the General Partner and the Sponsors sought to minimize the extent to which the determination of the terms of the Conversion was subject to conflicts of interest among the General Partner, the Sponsors and BAC Holders.

    In reaching a recommendation with respect to the Conversion, the General Partner and the Sponsors also considered the consequences to the Partnership, the General Partner and BAC Holders
if  the Conversion  is not  consummated, as  discussed under  "The Conversion --
Consequences if Conversion Proposal is Not Approved or the Conversion is Not Consummated" below and other information about the Conversion and the Corporation included in this Proxy Statement.


POTENTIAL CONFLICTS OF INTEREST



    DETERMINATION OF EXCHANGE RATIO.__There is a potential conflict of interest between the General Partner and BAC Holders with respect to the determination of the Exchange Ratio in the Conversion. The Exchange Ratio was determined after extended discussions and negotiations between affiliates of the General Partner and W. Hall Wendel, Jr. and other members of the Sponsors with reference to the existing economic interests of the General Partner and BAC Holders and the rights of the General Partner under various provisions of the Partnership Agreement. BAC Holders were not separately represented in such discussions, and the interests of BAC Holders may differ from those of the representatives of the Sponsors who negotiated the Exchange Ratio with the General Partner.



    Since the Sponsors have no economic interest in the General Partner and collectively own approximately 9.1% of the outstanding BACs, their interests in the determination of the Exchange Ratio should be closely aligned with those of BAC Holders generally. However, Victor K. Atkins, Jr. and W. Hall Wendel, Jr. have also entered into an agreement which provides, among other matters, that as long as he owns 3% of the outstanding Common Stock, Mr. Atkins will vote his shares of Common Stock in favor of the Corporation's nominees for election to its Board of Directors. Mr. Wendel is expected to be nominated to serve as Chairman of the Board of Directors of the Corporation. Accordingly, such agreement provides a benefit to the Sponsors that is not available to BAC Holders generally. This may present a conflict of interest to the Sponsors in recommending the Conversion to BAC Holders.



    REDUCTION IN LIABILITY. As a result of the Conversion, affiliates of the General Partner will benefit from the elimination of their potential liability for obligations and liabilities of Polaris after the Conversion. Because BAC Holders are not liable for obligations and liabilities of the Partnership, BAC Holders will not realize this benefit from the Conversion. This may present a conflict of interest to the General Partner in recommending the Conversion to BAC Holders.

EFFECTIVE TIME

    If the Conversion Proposal is approved at the Special Meeting, the Conversion is expected to be effected in accordance with the Merger Agreement, presently anticipated to be on or before December 30, 1994 (the "Effective Time").


DESCRIPTION OF THE MERGER AGREEMENT
    The following summary of certain provisions of the Merger Agreement is incomplete and is qualified by reference to the full text of the Merger Agreement, a copy of which is attached to this Proxy Statement as Annex D.


    CLOSING. The Merger Agreement provides that the Merger and other transactions outlined under "The Conversion -- Structure of the Conversion" (the "Transactions") shall be consummated at closings to be held on the date of the Special Meeting of BAC Holders or on such other date as the Corporation and the Partnership may agree (the "Closing"). If the Conversion Proposal is approved by BAC Holders at the Special Meeting, it is currently anticipated that the Closing will occur not later than December 30, 1994.


    PARTNERSHIP DISTRIBUTIONS PENDING CLOSING. Pending the Closing, the Partnership expects to continue to make quarterly cash distributions to BAC Holders, the General Partner and the Operating General Partner in the same amounts as prior distributions in 1994 ($.63 per BAC per quarter). If the Effective Time occurs in a calendar quarter before declaration of the regular quarterly distribution, the final Partnership cash distribution for the quarter in which the Closing takes place will be prorated based on the number of days in such quarter prior to the Closing and be paid within 60 days after the Closing. However, if the Conversion Proposal is approved by BAC Holders at the Special Meeting and if the Partnership declares the regular distribution for the fourth quarter of 1994 in accordance with prior practice, as is expected, the Effective Time is expected to occur prior to December 31, 1994, and BAC Holders of record on or about December 15, 1994 would receive on or about February 15, 1995 a regular distribution of $0.63 per BAC for the fourth quarter of 1994 and there will be no further distributions made by the Partnership to BAC Holders. Affiliates of the General Partner will be entitled to receive the cash distributions otherwise payable to the General Partner and the Operating General Partner which are not paid until after the Closing.



    CONDITIONS. Consummation of the Conversion is subject to certain conditions, including (i) approval of the Conversion Proposal by the affirmative vote of the holders of more than 50% of the outstanding BACs, and by the affirmative vote of the holders of more than 50% of the outstanding BACs held by Unaffiliated BAC Holders, (ii) listing of the Common Stock on the American and Pacific Stock Exchanges subject to official notice of issuance, (iii) the receipt of certain necessary governmental approvals, the expiration of certain government imposed waiting periods (including under the HSR Act, if applicable) and the making of certain necessary governmental filings, (iv) effectiveness of a Registration Statement under the Securities Act of 1933, as amended, relating to the Common Stock to be issued in the Conversion and the absence of any stop order or proceeding seeking a stop order with respect to such Registration Statement, (v) the absence of any court order or legal restraint preventing consummation of the Merger, (vi) Appraisal Rights not being sought with respect to more than 5% of the outstanding BACs (which condition may be waived by the Corporation), (vii) no withdrawal of the Smith Barney or Dillon Read fairness opinions, (viii) the Corporation's receipt of a favorable opinion of its special tax counsel, Skadden, Arps, Slate, Meagher & Flom, as to certain matters related to the tax-free nature of the Conversion to BAC Holders and (ix) the Partnership's receipt of a favorable opinion of its special counsel, Stroock & Stroock & Lavan, as to certain matters related to the tax-free nature of the Conversion to BAC Holders and the Transferors who are transferring their partnership interest in the General Partner and the Operating Partnership and their stock of EIPCC to the Corporation.


    TERMINATION. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Conversion Proposal by BAC Holders, (a) by mutual consent of the Corporation and the General Partner, (b) by either the Corporation or the General Partner if the Transactions shall not have been consummated before April 15, 1995 (unless such failure is due to the willful action or failure to act in breach of the Merger Agreement by the party seeking termination) and (c) by the General Partner as described in the following sentence. The Merger Agreement provides that nothing contained therein shall alter the General Partner's fiduciary duties to BAC Holders, including the right to terminate the Merger Agreement if the General Partner, as advised by counsel, determines that, as a result of developments occurring after the date of the Merger Agreement, such termination is necessary to discharge its fiduciary duties.

    REPRESENTATIONS, INDEMNITIES AND COVENANTS. The Merger Agreement contains representations and indemnities by the Transferors to the Corporation, which survive the consummation of the Transactions, with respect to such matters as their ability to comply with their obligations under the Merger Agreement; that such compliance will not result in liabilities to the Partnership or the Corporation; and that the General Partner, the Operating General Partner, EIPCC and PICC do not have certain tax or other liabilities. It also contains covenants by the Partnership and the Operating Partnership to conduct their businesses in the ordinary course and consistent with past practices pending consummation of the Transaction, and covenants by PICC, EIPCC, the General
Partner and the Operating General Partner not to take certain actions with respect to their organization and capitalization, and covenants by the parties thereto to use reasonable best efforts to satisfy conditions and consummate the Transactions as soon as practicable.

    INDEMNIFICATION. The Merger Agreement requires the Partnership, prior to the Conversion, and the Corporation, after the Conversion, to indemnify each person who is, or becomes prior to the Conversion, a director, officer, employee, shareholder or partner of the Partnership, the Operating Partnership, EIPCC, PICC, the Operating General Partner, the General Partner or the Corporation, or an employee, agent or affiliate of such person, in each case to the full extent a partnership is permitted under Delaware law to indemnify such persons or entities and a corporation is permitted under Minnesota Law to indemnify its own directors, officers, employees, agents and affiliates; and that such persons will be indemnified by the Corporation for any expenses and liabilities incurred by them which is based on or arises out of the fact that such person served in one of the capacities described above. The Merger Agreement requires the Partnership and Corporation to indemnify the General Partner and its affiliates and their partners, officers, directors, employees and agents for any expenses and liabilities incurred by them based on, arising out of or pertaining to the Merger Agreement and the Transactions to the maximum extent permitted by law.

    COSTS AND EXPENSES. The Merger Agreement provides that all costs and expenses incurred by the parties in connection with the Merger Agreement and the Transactions shall be paid by the Partnership whether or not the Transactions are consummated.

    EMPLOYEE BENEFIT PLANS; FIRST RIGHTS. The Merger Agreement provides that the employee benefit plans of the Operating Partnership in effect at the date of the Merger Agreement shall, to the extent practicable, remain in effect and be adapted to the Corporation's corporate form, and that plans under which the employees' interests are based on BACs will be based on Common Stock in an equitable manner. Following consummation of the Transactions, First Rights, whether vested or unvested, shall be deemed to constitute the right to receive, on the same terms and conditions presently applicable, the same number of shares of Common Stock as the holders thereof would have received in the Merger had BACs been issued in respect thereof immediately prior to the Merger (one share for each BAC).

    APPRAISAL RIGHTS. The Merger Agreement provides that BAC Holders who have not voted for the Merger and who have demanded appraisal rights in the manner provided in the Merger Agreement will be entitled to exercise the rights of appraisal that are provided therein. See "Appraisal Rights."

    REGISTRATION RIGHTS. The Merger Agreement provides that, at or prior to the Closing, the Corporation and the two Transferors receiving the most Common Stock in the Transactions shall enter into a registration rights agreement providing such Transferors with demand and piggyback registration rights with respect to such Common Stock. The number of demand registrations will be limited to four (two for each such Transferor), each demand for registration must cover at least 300,000 shares and no demand for registration may be made within six months after the effective date of a prior demand registration statement. Generally, such Transferors will pay the expenses of demand registrations and the Corporation will pay the expenses of piggyback registrations.

CONSEQUENCES IF CONVERSION PROPOSAL IS NOT APPROVED OR THE CONVERSION IS NOT CONSUMMATED
    If the Conversion Proposal is not approved by BAC Holders and Unaffiliated BAC Holders, or if the Conversion is not consummated for any other reason, the Partnership currently expects to continue to operate as an ongoing business in its current form and to continue making cash distributions at recent historical levels. As discussed above under "-- Reasons for the Conversion," if Polaris continues to operate in partnership form, BAC Holders may be required to report and pay tax on taxable income from the Partnership that exceeds the amount of its cash distributions, and it is likely that BAC Holders will experience, on a per BAC basis, increasing taxable income relative to cash actually received. If current tax laws remain unchanged, and if before 1998 the Partnership fails to take action to cease trading BACs, the Partnership will be treated as a corporation for federal income tax purposes. No other transaction currently is being considered by the Partnership as an alternative to the Conversion, although the Partnership may from time to time explore other alternatives, including conversion pursuant to Section 17.5 of the Partnership Agreement. See "The Conversion -- Alternatives to the Conversion."

COSTS OF THE CONVERSION

    All costs and expenses incurred by the Partnership in connection with the Conversion will be paid by the Partnership out of available cash, whether or not the Conversion is consummated. The following is an estimate of certain anticipated fees and expenses to be incurred by the Partnership in connection with the Conversion:

Securities and Exchange Commission registration fees..........  $   225,000
Stock exchange listing fees...................................       25,000
Legal fees and expenses.......................................    3,550,000
Financial advisory fees and expenses..........................    6,550,000
Accounting fees and expenses..................................      275,000
Solicitation fees and expenses................................      200,000
Printing and engraving expenses...............................      150,000
Miscellaneous.................................................       25,000
                                                                -----------
    Total.....................................................  $11,000,000
                                                                -----------
                                                                -----------

EXCHANGE OF CERTIFICATES

    BAC Holders should not send any certificates with the enclosed Proxy. They should retain such certificates until they receive further instructions if the Conversion is consummated.

    Promptly after the Effective Time, the Corporation will mail to all BAC Holders of record a letter of transmittal containing instructions with respect to the surrender of certificates for BACs in exchange for certificates representing shares of Common Stock. Upon surrender to the Corporation of one or more certificates for BACs, together with a properly completed letter of transmittal, there will be issued and mailed to former BAC Holders of record at the Effective Time a certificate or certificates representing the number of shares of Common Stock to which such holder is entitled. From and after the Effective Time, each such certificate for BACs will evidence only the right to receive certificates representing shares of Common Stock.

    No dividends or other distributions with respect to the Common Stock payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered certificates for BACs until such certificates are surrendered for exchange, at which time accumulated dividends will be paid, without interest, subject to any applicable escheat laws.

    If any certificate representing Common Stock is to be issued in a name other than that in which the certificate for BACs surrendered in exchange thereof is registered on the books of the Partnership as of the Effective Time, it will be a condition of such issuance that (i) the certificate so surrendered be properly endorsed and otherwise in proper form for transfer and (ii) the person requesting such exchange pay to the Corporation any transfer or other taxes required by reason of the issuance of a certificate representing Common Stock in any name other than that of the registered owner of the certificate surrendered, or the person requesting such exchange establish to the satisfaction of the Corporation that such tax has been paid or is not applicable.

    After the Effective Time, there will be no further registration of transfers of BACs that were issued and outstanding immediately before such time. If, after the Effective Time, certificates representing BACs are presented for transfer, they will be cancelled and exchanged for one or more certificates representing shares of Common Stock.

         COMPARATIVE RIGHTS OF BAC HOLDERS AND HOLDERS OF COMMON STOCK

    The following summary compares a number of differences between ownership of BACs and ownership of shares of Common Stock and the effects relating thereto.

                                    TAXATION

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
Under  current law, the Partnership is    The Corporation will  pay federal  and
not  a taxpaying  entity. Rather, each    state   tax   on   its   net   income.
BAC  Holder includes its  share of the    Shareholders will  not be  taxed  with
Partnership's  income or  loss, as the    respect  to  Corporation  income,  but
case  may  be, without  regard  to the    will generally be  taxed with  respect
cash  distributed  to BAC  Holders, in    to   dividends   received   from   the
computing  taxable  income. Generally,    Corporation   to    the   extent    of
cash  distributions to BAC Holders are    accumulated earnings  and profits  for
not  taxable, unless distributions ex-    tax purposes.
ceed a BAC  Holder's basis  in a  BAC.
Under current tax law, the Partnership    No  portion of the earnings of, or any
will be taxed as  a corporation if  it    dividends  from, the  Corporation will
engages in a substantially new line of    constitute unrelated business  taxable
business  or, in any event, at the end    income  to  tax-exempt   shareholders,
of  1997, if the  BACs remain publicly    except to the  extent that  investment
tradeable.                                in   stock   of  the   Corporation  is
                                          debt-financed.
Substantially all of the Partnership's
taxable income  constitutes  unrelated
business taxable income and,
therefore,  is taxable  to BAC Holders
that are tax-exempt organizations.
                          DISTRIBUTIONS AND DIVIDENDS
                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
The  Partnership  Agreement   provides
that the
General  Partner  will  make quarterly    The By-laws of the Corporation provide
distributions   of   Net   Cash   From    that  the Board  of Directors  has the
Operations and Net Cash From Sales  or    authority  and  discretion  to declare
Refinancings.  The  Operating  General    dividends and other distributions upon
Partner receives 1% of all                the  shares of the  Corporation to the
distributions   from   the   Operating    extent  permitted  by law.  Holders of
Partnership.   The   General   Partner    Common  Stock will have no contractual
receives 20% and  BAC Holders  receive    right to dividends.
80% of Net
Cash    From   Operations   from   the    The Sponsors intend to recommend  that
Partnership so long as the                the  Corporation's Board  of Directors
distributions to  BAC Holders  provide    pay  the  Proposed  Distributions. See
them  a  15%  per  annum   cumulative,    "Market   Prices  and  Distributions."
noncompounded yield  on  the  adjusted    However,    subject   to   legal   and
initial issuance price of the BACs. If    contractual   limitations,   dividends
the   distributions   made   in   such    will be paid at the discretion of  the
proportions do not provide BAC Holders    Board  of  Directors and  will depend,
with such  return, distributions  will    among  other  things,  on  the  future
be made  instead  1%  to  the  General    earnings, operations, capital
Partner  and 99% to  BAC Holders until    requirements, borrowing capacity,  and
BAC Holders have received such return.    financial condition of the Corporation
The General Partner believes, based on    and  general business  conditions, and
prior   distributions,    that    such    there  can  be no  assurance  that the
threshold return will  continue to  be    foregoing  dividends and distributions
met for  the  foreseeable  future.  To    will be paid.
date,  the  BAC Holders  have received
distributions substantially in  excess
of   a   15%   per   annum  cumulative
(noncompounded) yield on the  adjusted
initial  issuance  price of  the BACs.
The General Partner receives 1% of Net
Cash From Sales  or Refinancings  from
the Partnership after BAC Holders have
received  a  return  of  the  adjusted
initial issuance  price  of  the  BACs
($10 per BAC).
For the years ended December 31, 1993,
1992  and 1991, cash distributions per
BAC  aggregating   $2.51,  $2.50   and
$2.50,  respectively, were declared by
the Partnership.  See  "Market  Prices
and Distributions."

                                 VOTING RIGHTS

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
Except as described below, BAC Holders
do not
have  the right to  participate in the    Under   Minnesota    law    and    the
management    or   control    of   the    Corporation's Articles of
Partnership's   business.   Each   BAC    Incorporation and By-laws,
Holder is entitled to one vote per BAC    shareholders  have voting  rights with
on matters  submitted to  BAC  Holders    respect   to   (i)  the   election  of
for a vote. Two-thirds in interest  of    directors,   (ii)   the   removal   of
BAC Holders,  without the  concurrence    directors,  (iii) certain  mergers and
of  the  General   Partner,  may   (i)    share exchanges involving the
subject to certain exceptions             Corporation,  (iv)  the  sale,  lease,
described below, amend the Partnership    transfer   or   other   disposal    of
Agreement,  (ii) approve or disapprove    substantially all of the assets of the
the sale of  all or substantially  all    Corporation  other than in the regular
of the Partnership  assets, except  in    course    of    business,    (v)   the
connection  with   the   Partnership's    dissolution  of the  Corporation, (vi)
dissolution  and  liquidation  for   a    amendments    to   the   Corporation's
reason other  than  such  sale,  (iii)    Articles  of Incorporation,  and (vii)
dissolve  the  Partnership,  and  (iv)    any  other  matters designated  by the
remove a General  Partner and elect  a    Board  of  Directors.  Each  share  of
replacement. If a General Partner  has    Common  Stock  entitles its  holder to
been  removed   without   cause,   the    cast one vote on each matter presented
removed Gener-                            to    shareholders.   There    is   no
                                          cumulative voting.
al Partner can compel any successor to    Approval of  any matter  submitted  to
acquire    its   general   partnership    shareholders requires the  affirmative
interest at the then fair market value    vote  of the greater of (a) a majority
of such interest.  See "-- Removal  of    of  the  voting  power  of  the shares
General Partner and  Directors of  the    present  and entitled to  vote on that
Corporation."   Amendments   to    the    item  of business or (b) a majority of
Partnership  Agreement  altering   the    the voting power of the minimum number
rights,  powers, fees or duties of the    of shares entitled to vote that  would
General  Partner, the  interest of the    constitute   a    quorum    for    the
General Partner in profits, losses and    transaction of business at a duly held
distributions,  provisions relating to    meeting of  shareholders; except  that
changes  in the General Partner or any    the Corporation's Articles of Incorpo-
of  the  terms  of  the  First  Rights    ration,  pursuant  to  Minnesota  law,
require the  consent  of  the  General    provide  that the  affirmative vote of
Partner. The  General Partner  may  in    the  holders  of at  least 75%  of the
some circumstances amend the              voting power of all outstanding shares
Partnership  Agreement   without   the    entitled  to vote is  required for the
consent  of  BAC  Holders  to  correct    removal of a director, with or without
certain  deficiencies  or  comply with    cause, from office.
certain legal requirements.
                                          If the Corporation  has more than  one
                                          class  of  stock  outstanding  in  the
                                          future, class voting will
Under Delaware law, a merger  requires    be  required  on certain  matters that
the approval  of the  General  Partner    generally   have  a  material  adverse
and approval of a majority in interest    effect  on  shares  of  a   particular
of   BAC  Holders,   unless  otherwise    class.
provided in  the relevant  partnership
agreement.  The  Partnership Agreement
is silent as to mergers.

              RIGHTS TO CALL SPECIAL MEETINGS AND SUBMIT PROPOSALS
                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
The  Partnership  Agreement   provides    Special  meetings of  shareholders may
that  the  General   Partner  or   BAC    be  called for any purpose or purposes
Holders holding  at least  10% of  the    at  any time, by (i) the Corporation's
outstanding BACs may call a meeting of    chief executive officer, (ii) the Cor-
the   Partnership.   The   Partnership    poration's  chief  financial  officer,
Agreement provides  that  any  request    (iii) by the Board of Directors or any
for  a meeting must  state the purpose    two or more members thereof, or (iv) a
of  the  proposed   meeting  and   the    shareholder  or  shareholders  holding
matters  to  be  acted  upon  at  such    10% or more of the voting power of all
meeting,  and no  matter may  be acted    shares entitled  to  vote  (except  in
upon  at the meeting other than as set    specified circumstances when a special
forth in such request or as  otherwise    meeting  must be called by 25% or more
permitted by the General Partner.         of the  voting  power  of  all  shares
                                          entitled to vote).

          REMOVAL OF GENERAL PARTNER AND DIRECTORS OF THE CORPORATION

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
BAC Holders may, by vote of two-thirds    Under  the  Corporation's  Articles of
in  interest,   remove   any   General    Incorporation,  the  Corporation  will
Partner from the  Partnership with  or    have  a classified  or staggered Board
without  cause  and  consent  to   the    of Directors and any one or all of the
appointment of a replacement therefor.    directors  may be removed at any time,
If removal is  for cause, the  removed    with   or   without   cause,   by  the
General  Partner  is  entitled  to  no    affirmative vote of the holders of 75%
consideration  for  its  general part-    of the voting power of all outstanding
nership  interest.   If   removal   is    shares   entitled   to   vote,  voting
without  cause,  the  removed  General    together as a single class.
Partner  can  compel any  successor to
purchase   its   general   partnership
interest  at  the  then  "fair  market
value" of such  interest in an  amount
equal  to the  sum of  (i) the present
value of such  interest over the  life
of   the  Partnership  plus  (ii)  the
present  value  of  the  annual   man-
agement  fee of $500,000 over the life
of the  Partnership. The  fair  market
value shall be determined by agreement
of the removed General Partner and its
successor, or if they cannot agree, by
arbitration.

                               LIQUIDATION RIGHTS

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------

Upon  liquidation of  the Partnership,    In the event of  a liquidation of  the
BAC   Holders  share   in  any  assets    Corporation,  the  holders  of  Common
available for distribution in             Stock   would  be  entitled  to  share
accordance   with    the    applicable    ratably  in any assets remaining after
provisions of the Partnership             the  satisfaction  of  obligations  to
Agreement.  The liquidation provisions    creditors and any liquidation
generally provide that the assets of preferences of any series of preferred the Partnership remaining after the stock of the Corporation that may be payment of all of its debts and then outstanding. Under the Articles liabilities, and the establishment of of Incorporation, the Board of a reasonable reserve in connection Directors is authorized to issue up to therewith, will be distributed to the 20,000,000 shares of preferred stock General Partner and BAC Holders in in one or more series and to fix and
accordance with their respective capi-    determine relative rights and
tal account balances.                     preferences, including with respect to
                                          preferences on liquidation.

                       ASSESSMENTS AND LIMITED LIABILITY

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
Under the  terms  of  the  Partnership    Shares  of Common Stock  will be fully
Agreement, BAC Holders are not subject    paid and  nonassessable.  Shareholders
to    additional    assessments.   The    generally  will   not  be   personally
liability  of BAC Holders with respect    liable for obligations of the Corpora-
to the activities  of the  Partnership    tion.  In certain  circumstances, they
is generally limited to their original    may be liable for amounts  distributed
capital  contributions, any additional    or returned to them.
capital contributions, and their share
of assets  and undistributed  profits.
In  certain circumstances, they may be
liable  for  amounts  distributed   or
returned  to them. Under Delaware law,
BAC Holders may  be personally  liable
for the obligations of the Partnership
to  the extent that  they, in addition
to  exercising  their  rights  as  BAC
Holders, also take part in the control
of Partnership business.


                                TRANSFERABILITY

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
The BACs are listed for trading on the    The   Common  Stock   will  be  freely
American  Stock   Exchange   and   the    transferable,  and  has  been approved
Pacific Stock Exchange. The               for  listing  on  the  American  Stock
Partnership  may restrict or terminate    Exchange and  the  Pacific  Stock  Ex-
transferability to prevent termination    change,  subject to official notice of
of the Partnership  under federal  tax    issuance.
law  or to preserve  the tax status of
the Partnership as a partnership.

                               REDEMPTION RIGHTS

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
There are  no  mandatory  or  optional    The  Common  Stock is  not  subject to
redemption provisions in the              mandatory or optional redemption.
Partnership Agreement.

                               CHANGE OF CONTROL

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
There is no provision in the  Delaware    Minnesota  law (i) restricts specified
Revised  Uniform  Limited  Partnership    transactions    with   a   shareholder
Act or in  the Partnership  Agreement,    acquiring  10% or  more of  the voting
except as  described above  under  "--    shares  of the  Corporation unless the
Removal of General Partner and  Direc-    share  acquisition  or  transaction is
tors   of   the   Corporation,"   that    approved  by  the  Board  of Directors
restricts change of control               prior to the  acquisition of such  10%
transactions with partners. Changes in    interest,  and (ii)  requires approval
management can  only  be  effected  by    by  disinterested shareholders  of any
removal of the General Partner.           acquisition  of  voting  power   above
                                          specified  levels of  ownership of the
                                          Common  Stock.  The  Corporation  will
                                          have  a classified  or staggered Board
                                          of  Directors,  and  its  Articles  of
                                          Incorporation  require  a 75%  vote of
                                          all outstanding  shares  to  remove  a
                                          director, with or without cause, which
                                          may have the effect of making a change
                                          of   control   move   difficult.   See
                                          "Description  of   Capital  Stock   --
                                          Anti-takeover Provisions."

                          MANAGEMENT AND COMPENSATION

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
The   business  and   affairs  of  the    The  business  and   affairs  of   the
Partnership are managed by the General    Corporation  are  managed by  or under
Partner  subject  to  certain   narrow    the   direction   of   the   Board  of
limitations. Pursuant  to the  Manage-    Directors   of  the  Corporation.  The
ment Agreement,  EIPCC,  the  managing    Articles   of  Incorporation   of  the
general   partner   of   the   General    Corporation  provide that  for so long
Partner, receives an annual management    as the Board of Directors consists  of
fee  of  $500,000.  In  addition,  the    three or more persons, directors shall
General Partner and its affiliates are    be divided  into three  classes,  with
entitled  to  reimbursement  from  the    each  class  of  directors  serving  a
Partnership for the actual                three-year  term, staggered  among the
out-of-pocket costs of direct             classes.  Approximately  one-third  of
telephone and travel expenses incurred    the Board of Directors will be elected
by   them  on   Partnership  business,    annually by shareholders to serve  for
direct  out-of-pocket  fees,  expenses    three-year terms. An affirmative  vote
and  charges  paid  by  them  to third    of 75%  of  the voting  power  of  all
parties for rendering legal,              outstanding shares entitled to vote is
consulting,    auditing,   accounting,    required  for   the   removal   of   a
bookkeeping   and  computer  services,    director, with or without cause,  from
expenses of preparing and distributing    office.
reports  to BAC  Holders, the  cost of    After consummation of the  Conversion,
compliance  with all state and federal    the   Corporation   intends   to   pay
regulatory   requirements   and  stock    directors who are  not also  employees
exchange  listing fees and charges and    an annual director's  fee of  $27,500,
other  payments  to third  parties for    at  least  $5,000  of  which  will  be
services  rendered to the Partnership.    payable in  restricted  stock  of  the
The   General  Partner  and  Operating    Corporation.   See   "Management    --
General  Partner  also  receive  their    Directors and  Executive  Officers  of
respective    allocated    shares   of    the Corporation After the Conversion."
Partnership  distributions.  See   "--    The   individuals   who   will  become
Distributions and Dividends."             executive officers of the  Corporation
                                          on   or  before  consummation  of  the
                                          Conversion, all of whom currently hold
                                          similar responsibilities in PICC,  are
                                          described  in "Management -- Directors
                                          and   Executive   Officers   of    the
                                          Corporation After the Conversion." The
                                          Corporation  will assume the Operating
                                          Partnership's existing executive
                                          compensation  and   employee   benefit
                                          plans   adapted   for   use   by   the
                                          Corporation on substantially the  same
                                          terms.  Executive  compensation, death
                                          and disability  benefits and  deferred
                                          compensation,    long-term   incentive
                                          compensation  and  retirement  savings
                                          plans  are described in "Management --
                                          Executive Compensation," "-- Death and
                                          Disability   Benefits   and   Deferred
                                          Compensation," "-- Long-Term Incentive
                                          Compensation"   and   "--   Retirement
                                          Savings Plan."

                                INDEMNIFICATION

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
The  Partnership  Agreement   provides    The   Corporation   is   required   by
that the  Partnership  will  indemnify    Minnesota   law   to   indemnify   all
the General  Partner,  its  employees,    officers and directors of the Corpora-
agents   or  affiliates   against  any    tion  for  expenses  and   liabilities
liability,  loss or  damage (including    (including attorneys'  fees)  incurred
attorneys'  fees) incurred by any such    as the result  of proceedings  against
person    in   connection   with   the    them   in   connection   with    their
Partnership  in respect of services or    capacities as  officers or  directors.
duties  performed  on  behalf  of  the    In  order  to   be  entitled  to   in-
Partnership,  provided  that  any such    demnification  with   respect   to   a
liability,  loss  or  damage  did  not    purported act or omission, an  officer
result   from  such   person's  actual    or director  must  (i) have  acted  in
fraud,  gross  negligence,  willful or    good  faith,  (ii)  have  received  no
wanton   misconduct   or   breach   of    improper personal  benefit,  (iii)  in
fiduciary  duty. In  addition, any act    the case  of  a  criminal  proceeding,
or  omission, if done or omitted to be    have  had  no   reasonable  cause   to
done  in  reliance on  the  opinion of    believe the  conduct to  be  unlawful,
independent   legal   counsel,  public    and (iv) reasonably believed that  the
accountants  or  consultants  selected    conduct was in  the best interests  of
with    reasonable   care,   will   be    the  Corporation.   See,   also,   the
conclusively  presumed  to  have  been    description  of  the   indemnification
done  or omitted in good faith and not    provisions  of  the  Merger  Agreement
to   constitute  gross  negligence  or    under "The  Conversion --  Description
willful  or  wanton  misconduct.  See,    of the Merger Agreement."
also, the  description of  the  indem-
nification  provisions  of  the Merger
Agreement  under  "The  Conversion  --
Description of the Merger Agreement."

                                FIDUCIARY DUTIES

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
Under   Delaware   law,   the  General    Under Minnesota law,  a director of  a
Partner   of   the   Partnership   has    corporation must discharge the  duties
fiduciary   duties   of   good  faith,    of the  position of  director in  good
loyalty   and  fair   dealing  to  BAC    faith,  in  a   manner  the   director
Holders    in   the    management   of    reasonably believes to be in the  best
Partnership affairs.                      interests of the corporation, and with
                                          the  care an ordinarily prudent person
                                          would exercise under similar
                                          circumstances.

                        LIMITS ON MANAGEMENT'S LIABILITY

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
As a general  matter of Delaware  law,    The Corporation's Articles of
the  General Partner has liability for    Incorporation  contains  a   provision
the  payment  of  the  obligations and    that  limits  the  liability  of   the
debts   of   the   Partnership  unless    Corporation's directors  as  permitted
limitations   on  such  liability  are    by the Minnesota Business  Corporation
stated  in the  document or instrument    Act.  The  provision  eliminates  per-
evidencing  the obligation.  Under the    sonal liability of  a director to  the
Partnership  Agreement,  none  of  the    Corporation or  its  shareholders  for
General Partner, its employees, agents    monetary   damages  for  a  breach  of
or affiliates will have any  liability    fiduciary duty. The provision does not
to  the Partnership or BAC Holders for    change the liability of a director for
any liability, loss or damage that did    a breach  of duty  of loyalty  to  the
not  result from  such person's actual    Corporation or  to shareholders,  acts
fraud,  gross  negligence,  willful or    or omissions  not  in  good  faith  or
wanton   misconduct   or   breach   of    which involve  intentional  misconduct
fiduciary duty.                           or  a knowing violation of the law, or
                                          an  act  or  omission  for  which  the
                                          liability  of a  director is expressly
                                          provided for in an applicable statute,
                                          or in respect of any transaction  from
                                          which  a director received an improper
                                          personal   gain.   Pursuant   to   the
                                          Articles    of    Incorporation,   the
                                          liability of directors will be further
                                          limited or  eliminated without  action
                                          by  shareholders  if Minnesota  law is
                                          amended to further limit or  eliminate
                                          the personal liability of directors.
                                          An   officer  of  the  Corporation  is
                                          required by Minnesota law to discharge
                                          duties in  good  faith,  in  a  manner
                                          which  the officer  believes to  be in
                                          the best interests of the Corporation,
                                          and with  the care  which an  ordinary
                                          prudent  person  in  a  like  position
                                          would exercise under similar
                                          circumstances.

                                APPRAISAL RIGHTS

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
Generally, none.  However, the  Merger    Subject    to    certain   exceptions,
Agreement provides for rights  similar    Minnesota    law   provides   that   a
to  the  appraisal  rights  of  common    shareholder  who does not approve of a
stock  under   the  Delaware   General    proposed  amendment to the Articles of
Corporation Law in connection with the    Incorporation  that   materially   and
Merger. See "Appraisal Rights."           adversely  affects  certain  rights or
                                          preferences of  the dissenting  share-
                                          holder or certain fundamental
                                          corporate  changes may  obtain payment
                                          of the fair  value of such  dissenting
                                          shareholder's shares.

                             DURATION OF INVESTMENT

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
The   Partnership  Agreement  provides    Minnesota law  and  the  Corporation's
that   the   Partnership   is   to  be    Articles of Incorporation provide that
dissolved and its affairs wound up  on    the Corporation shall have a perpetual
the first to occur of (i) December 31,    existence. Therefore, investors in the
2037,   (ii)  the  bankruptcy  of  the    Corporation would have  to sell  their
Partnership,   (iii)  the  retirement,    shares of  Common  Stock in  order  to
death,  dissolution,  legal disability    liquidate their investment.
or the passage of  120 days after  the
bankruptcy   of  a   General  Partner,
subject to the right of any  remaining
General   Partner(s)   or,   in   lieu
thereof, the vote  of all BAC  Holders
to  continue the Partnership, (iv) the
sale or  other disposition  of all  or
substantially all of the assets of the
Partnership   or   of   the  Operating
Partnership,  (v)  the  vote  by  two-
thirds  in interest of  BAC Holders to
dissolve the Partnership, or (vi)  the
happening  of any  other event causing
the  dissolution  of  the  Partnership
under   the  laws  of   the  State  of
Delaware.

                            RIGHT TO INVESTOR LISTS

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
Any BAC Holder  or (a duly  authorized    Under   Minnesota  law,  upon  written
representative of  a BAC  Holder)  has    request, at reasonable times and for a
the  right  to receive  by  mail, upon    proper purpose,  a  shareholder  shall
written request to the Partnership and    have  the  right to  examine  and copy
at such  BAC  Holder's sole  cost  and    relevant  corporate  records including
expense, a copy of a list of names and    the Corporation's share register.
addresses  of  BAC  Holders  and   the
number  of BACs owned by each of them,
provided that  such request  is for  a
purpose  that is reasonably related to
such  BAC  Holder's  interest  in  the
Partnership.

                        INSPECTION OF BOOKS AND RECORDS

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
The   Partnership  Agreement  provides    Under  Minnesota  law,  upon   written
that  books and records  of account be    request, at reasonable times and for a
kept  at   the  principal   place   of    proper  purpose,  a  shareholder shall
business of  the  Partnership  and  be    have  the  right to  examine  and copy
open to inspection  by any BAC  Holder    relevant  corporate  records including
(or by an authorized representative of    the Corporation's share register.
a BAC Holder)  upon reasonable  notice
and during ordinary business hours.

                                    DILUTION

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
The  Partnership Agreement permits the    The  Board   of   Directors   of   the
issuance  of additional BACs, pursuant    Corporation is authorized to issue  up
to  which the interests in the assets,    to 80,000,000 shares  of Common  Stock
liabilities,  cash flow and results of    and up  to 20,000,000  shares of  pre-
operations of the Partnership             ferred stock. At the completion of the
represented  by the BACs,  but not the    Conversion,   18,110,684   shares   of
general  partnership interest,  may be    Common  Stock   and   no   shares   of
diluted.  Issuance of  additional BACs    preferred stock  will  be  outstanding
could dilute the existing BAC Holders'    and  312,500  shares  of  Common Stock
equity interests  in the  Partnership,    will  be  reserved  for  issuance  for
but  not   the   general   partnership    previously  granted First Rights under
interest.                                 employee compensation plans.  Issuance
                                          of  additional  authorized  shares  of
                                          Common Stock  as well  as issuance  of
                                          shares of preferred stock could dilute
                                          the   existing   shareholders'  equity
                                          interest in the Corporation.

                               INVESTMENT POLICY

                 BACS                                  COMMON STOCK
- --------------------------------------    --------------------------------------
The purpose of the Partnership was  to    The  Corporation may engage in any and
acquire,  own   and  operate   Polaris    all  activities permitted  by law. The
through the Operating Partnership. The    Corporation may borrow money and  make
Operating  Partnership  may  engage in    acquisitions.
any and all  activities related to  or
incidental to the foregoing
activities.  The  Partnership  and the
Operating Partnership  have the  power
to borrow money.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


    The following general discussion summarizes the material federal income tax considerations relating to the Conversion. The discussion reflects, as to those matters noted, the opinion of Stroock & Stroock & Lavan, counsel to the Partnership and the General Partner. The discussion does not address all aspects of taxation that may be relevant to particular taxpayers in light of their personal circumstances, or to certain types of taxpayers (including dealers in securities, insurance companies, non-U.S. persons, financial institutions and tax-exempt entities) subject to special treatment under the federal income tax laws, and the opinion of counsel set forth herein, to the extent relevant, does not cover such persons. The Partnership and the General Partner have not requested and do not intend to request a ruling from the Internal Revenue Service (the "Service") concerning any of the matters discussed herein. An opinion of counsel is not binding on the Service or the courts, and no assurance can be given that the Service will not challenge the tax treatment of certain matters discussed herein or, if it does, that it will be unsuccessful. Accordingly, each BAC Holder should consult its tax advisor as to the specific tax consequences of the Conversion and the receipt of Common Stock, including the application and effect of state or local income and other tax laws.


    The following discussion is based on existing provisions of the Code, existing and proposed regulations, existing administrative interpretations and court decisions. Future legislation, regulations, administrative interpretations or court decisions could significantly change such authorities either prospectively or retroactively.

SUMMARY OF TAX CONSEQUENCES TO BAC HOLDERS

    In the Conversion, each BAC Holder will receive one share of Common Stock for each BAC held. The tax treatment of the Conversion to a BAC Holder is expected to be as follows:

    - BAC Holders will not recognize gain or loss on the receipt of shares of Common Stock in exchange for their BACS.

    - BAC Holders' tax basis in Common Stock received will be determined with reference to the tax basis of their BACs exchanged therefor immediately prior to the Conversion.

    The precise tax treatment to individual BAC Holders will depend on each BAC Holder's particular situation.

    With respect to the tax consequences to BAC Holders who exercise Appraisal Rights, see "--
Exercise of Appraisal Rights" below.

PARTNERSHIP STATUS AND TAXATION OF THE PARTNERSHIP

    Each of the Partnership and the Operating Partnership is properly classified for federal income tax purposes as a partnership rather than an association taxable as a corporation. The Partnership received a ruling from the Service that its manufacture and production of personal watercraft did not constitute a new line of business for purposes of maintaining its status as a grandfathered publicly-traded partnership.

    Currently, the Partnership is not itself subject to federal income tax. Rather, each BAC Holder is subject to income tax based on its allocable share of Partnership taxable income, gain, loss, deduction, and credits, whether or not any cash is actually distributed to such BAC Holder. The federal income tax benefits resulting from the pass-through nature of the Partnership, however, are offset in part by the additional administrative expenses associated with tax reporting and other costs associated with operating in partnership form.

    The Revenue Act of 1987 amended the Code to treat certain publicly-traded partnerships as corporations rather than partnerships for federal income tax purposes. Under a transition rule, however, an existing publicly-traded partnership, such as the Partnership, will not be classified as a corporation until the earlier of (i) the partnership's first taxable year beginning after December 31, 1997, or (ii) the time at which the partnership adds a new line of business that is substantial. In certain circumstances, an activity conducted by a corporation controlled by an existing partnership may be treated as an activity of the existing partnership if the effect of the arrangement, based upon all the facts and circumstances, is to permit the partnership to engage in an activity the income from which is not subject to a corporate-level tax and which would be a new line of business if conducted directly by the partnership. Under the above-described transition rule, the Partnership will be taxed as a corporation no later than its taxable year beginning on January 1, 1998. At that time the Partnership will be treated as if it had transferred all of its assets (subject to its liabilities) to a newly formed corporation in exchange for the stock of the corporation, and then distributed such stock to its partners in liquidation of their interests in the Partnership. Upon classification as a corporation for tax purposes, the Partnership would be subject to federal income tax on its earnings at a current maximum effective rate of 35%.

GENERAL TAX TREATMENT OF THE MERGER AND ISSUANCE OF COMMON STOCK

    The Partnership has been a Delaware limited partnership since it began operations in 1987. As two of the steps forming part of a single integrated transaction resulting in BAC Holders becoming shareholders of the Corporation,
(i) pursuant to the Merger, the Transitory Partnership will merge with and into the Partnership, with the Partnership surviving, and (ii) shares of Common Stock will be issued by the Corporation directly to BAC Holders in exchange for their BACs.

    There is no specific authority dealing with the merger of a new limited partnership into an existing limited partnership under circumstances similar to the Merger. Accordingly, counsel cannot predict with certainty how the Merger and issuance of Common Stock will be treated for federal income tax purposes. However, counsel is of the opinion that (i) the formation and existence of the Transitory Partnership, and its subsequent merger with and into the Partnership, will be disregarded for federal income tax purposes, and
(ii) BAC Holders will be treated as exchanging directly their BACs for shares of Common Stock in an exchange described in Section 351(a) of the Code, pursuant to which BAC Holders should not recognize gain or loss. The Partnership will be treated as continuing in existence for federal income tax purposes, following a constructive termination and reconstitution, with the Corporation, EIPCC, and the General Partner as the sole partners.

    Counsel's opinion that (i) the formation and existence of the Transitory Partnership, and its subsequent merger with and into the Partnership, will be disregarded for federal income tax purposes, and (ii) BAC Holders will be treated as exchanging directly their BACs for Common Stock of the Corporation, is based on the federal income tax treatment of analogous transactions involving corporations rather than partnerships. It is well settled, and the Service has issued published rulings to the effect that, if a parent corporation forms a transitory subsidiary corporation and merges it into a another corporation to enable the parent to acquire the stock of such other corporation, the merger of the transitory subsidiary corporation into such other corporation will be ignored, and the shareholders of the target corporation will be treated as receiving directly from the parent corporation stock or other property of the parent in exchange for their shares of the target. In addition, the Service has issued private letter rulings addressing the treatment of transactions in which a corporation forms a transitory partnership and merges it into an existing partnership as a means of transforming the partners of the existing partnership into shareholders of the corporation. The conclusions expressed in the private letter rulings are consistent with the treatment of the Merger and issuance of Common Stock expressed above. BAC Holders should be aware that, unlike published rulings, private letter rulings cannot be cited as authority, and may be relied upon only by the taxpayer requesting the ruling, although the conclusions expressed therein are indicative of the Service's thinking on a particular matter.

    The Partnership and the Corporation intend to treat, for federal income tax purposes, the Merger and issuance of Common Stock in accordance with the positions reflected in the foregoing opinions and to prepare reports and tax information accordingly. Except as otherwise noted, the following discussion assumes the correctness of such treatment.

CERTAIN TAX CONSEQUENCES OF THE MERGER AND ISSUANCE OF COMMON STOCK TO BAC
HOLDERS

    NONRECOGNITION OF GAIN OR LOSS. Section 351(a) of the Code provides, in general, that no gain or loss is recognized upon the transfer by one or more persons of property (such as partnership interests) to a corporation solely in exchange for stock in such corporation if, immediately after the exchange, such person or persons are in control of the corporation to which the property was transferred. Section 368(c) of the Code defines control as the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of all other classes of stock. Section 351(b) of the Code provides that if money or other property ("boot") is received in addition to stock in an otherwise qualifying transaction, taxable income must be recognized in an amount equal to the lesser of (i) any gain realized on the exchange or (ii) the amount of boot received. For this purpose, gain realized is generally equal to the excess, if any, of (x) the amount of cash and the fair market value of stock and other property received from the corporation over (y) the adjusted basis of property transferred to the corporation. In determining realized gain, a Partner's share of partnership liabilities is treated as cash received upon the transfer.
Section 357(c) of the Code generally provides that if the sum of the liabilities assumed in the Section 351 exchange exceeds the aggregate tax basis of the assets transferred in the exchange, such excess is treated as gain from the sale or exchange of the assets transferred. Section 752 of the Code generally provides that a partner's tax basis for its partnership interest includes its share of the liabilities of the partnership, as determined under Treasury regulations. A published ruling issued by the Service holds that upon the transfer of a partnership interest to a corporation in a Section 351 transaction, the transferor's share of partnership liabilities is treated as assumed by the corporation for purposes of Section 357(c) of the Code.

    Assuming the Merger and issuance of Common Stock is treated for federal income tax purposes in the manner described above under "-- General Tax Treatment of the Merger and Issuance of Common Stock," it is counsel's opinion that the exchange by BAC Holders of their BACs for shares of Common Stock will be treated as part of a transaction described in Code Section 351(a). Accordingly, BAC Holders should incur no federal income tax liability as a result of the exchange of their BACs for shares of Common Stock. See "-- Post-Conversion Treatment of the Corporation and its Shareholders -- Distributions by the Corporation" below for a discussion of the Federal income tax treatment of the Proposed Distributions. BAC Holders will not be permitted to recognize a loss on the exchange. This conclusion is based on the assumption that (i) BAC Holders exchanging BACs and the affiliates of the General Partner exchanging their interests in the General Partner and its affiliates (together, the "Transferors") to the Corporation as steps in the integrated transaction consisting of the Merger and issuance of Common Stock and related transactions will own, immediately after such transfers, more than 80% of the only class of stock of the Corporation and (ii) not more than 20% of the shares of Common Stock transferred to the Transferors pursuant to the Conversion will be subsequently disposed of pursuant to contracts or other formal or informal agreements entered into prior to the Conversion (the "Control Assumption"). If the Control Assumption were not correct, each BAC Holder could recognize gain or loss on the Conversion as if the BAC Holder had sold its interest in the Partnership in a taxable transaction for an amount equal to the value of the Common Stock received in the Conversion. Counsel is not aware of any contracts or other formal or informal agreements entered into by persons receiving shares of Common Stock to dispose of such shares. Notwithstanding the above, any BAC Holders who are treated as receiving shares of Common Stock in exchange for services will be taxed on the receipt of the Common Stock to the extent of the value thereof.


    Based on information provided by the Partnership's independent accountants, no portion of the liabilities of the Partnership has ever been allocated to BAC Holders. In this circumstance, a BAC Holder's share of liabilities of the Partnership cannot exceed the tax basis of such BAC Holder's BACs, eliminating the possibility of any gain recognition by a BAC Holder on the exchange of BACs for shares of Common Stock under Section 357(c) of the Code.

    BASIS AND HOLDING PERIOD OF COMMON STOCK. It is counsel's opinion that the basis of the Common Stock that a BAC Holder receives will be equal to the aggregate basis of its BACs immediately prior to the Merger.

    A former BAC Holder's holding period for Common Stock received in the Conversion will include such BAC Holder's holding period for BACs, provided such BAC Holder held the BACs as capital assets at the time of the Conversion. Under a ruling issued by the Service, to the extent the Common Stock received by a BAC Holder is attributable to the holder's share of Partnership unrealized receivables, substantially appreciated inventory and certain other items including depreciation recapture ("Section 751 assets") that are neither Section 1231 assets nor capital assets of the Partnership, the BAC Holder's holding period for such Common Stock would commence on the day following the date of the Conversion. Due to such allocation, former BAC Holders would have a split holding period for their Common Stock. The Corporation intends to advise former BAC Holders of the Corporation's estimate of the percentage of such "Section 751" assets that were held by the Partnership on the date of the Merger.

    If the Control Assumption described above is not correct and a BAC Holder's exchange of BACs for Common Stock is treated as a taxable transaction, each BAC Holder's basis in the Common Stock received would be equal to the value of the Common Stock received in the Conversion, and each BAC Holder's holding period in the shares of Common Stock received would begin on the day following the date of the Conversion.

OTHER TAX ISSUES AFFECTING BAC HOLDERS

    PARTNERSHIP INCOME AND LOSS FOR YEAR OF MERGER. Because the Partnership is characterized as a partnership for federal income tax purposes, each BAC Holder currently is required to take into account its allocable share of each item of income, gain, loss, deduction and credit generated by the

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Partnership. For  the year  in which  the  Merger occurs,  BAC Holders  will  be allocated the income, gains, losses, deductions and credits generated by the Partnership for the period ending with the Merger regardless of the amount of cash attributable to such net income that is distributed to BAC Holders. If a BAC Holder's taxable year differs from the calendar year, there could be a "bunching" of more than one year of the Partnership's income or loss in such BAC Holder's tax return for such taxable year. The General Partner intends to advise BAC Holders as to the amount of income allocated to them for the period ending with the Merger.

EXERCISE OF APPRAISAL RIGHTS

    RECOGNITION OF TAXABLE GAIN OR LOSS. Except as described below, a BAC Holder that holds its BACs as capital assets at the time of the Merger and that exercises its Appraisal Rights probably will recognize capital gain or loss at the time of the Merger equal to the difference between the amount realized by such BAC Holder and such BAC Holder's basis in its BACs. For this purpose, the amount realized generally should equal the trading value of the BACs held by such BAC Holder immediately prior to the Merger. Ordinary interest income (or capital loss) should be recognized by such BAC Holder upon the receipt of payment pursuant to the exercise of such BAC Holder's Appraisal Rights to the extent such payment exceeds (or is less than) the amount realized by such BAC Holder at the time of the Merger, as described above. BAC Holders should consult their tax advisors to determine the amount of gain or loss they would recognize on their exercise of Appraisal Rights.

    CHARACTER OF GAIN OR LOSS. A portion of any gain realized at the time of the Merger as a result of the exercise of Appraisal Rights (as described above) will be taxed as ordinary income pursuant to Section 751(a) of the Code to the extent that such gain is attributable to a BAC Holder's share of the Partnership's Section 751 assets. The Corporation intends to provide former BAC Holders with information to assist them in determining the portion of their gain attributable to the Partnership's Section 751 assets.

    Under certain circumstances, a BAC Holder that exercises Appraisal Rights may be taxed on ordinary income attributable to Section 751 assets in excess of the amount of gain otherwise recognized by reason of the Conversion; in which case such BAC Holder would also have a capital loss equal to the amount of such excess ordinary income. Alternatively, such ordinary income may be recognized even if a BAC Holder incurs a net taxable loss by reason of the Conversion.

    CAPITAL GAINS AND LOSSES. In the case of individuals, there is currently a maximum tax rate differential of 11.6 percentage points between long-term capital gains and ordinary income. That is, ordinary income generally is taxed at a maximum rate of 39.6%, whereas net long-term capital gains are taxed at a maximum rate of 28%. Under present law, gain recognized on a capital asset held for more than one year on the date of disposition is treated as long-term capital gain. Net capital losses of individuals are deductible against ordinary income only to the extent of $3,000 per year, but are fully deductible against other capital gains of the taxpayer.

TAX CONSEQUENCES TO THE CORPORATION AND THE PARTNERSHIP

    The following discussion assumes that the Merger and issuance of Common Stock will be treated for federal income tax purposes in the manner described above under "-- General Tax Treatment of the Merger and Issuance of Common Stock." In counsel's opinion, the acquisition by the Corporation of the various partnership interests (including the BACs) and other interests as a result of the Merger and issuance of Common Stock and related transactions will not give rise to the recognition of gain or loss by the Corporation or the Partnership, and the basis of the BACs received by the Corporation in exchange for shares of Common Stock will be determined by reference to the tax basis of the BACs in the hands of the exchanging BAC Holders immediately prior to the Conversion.

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

    The acquisition of BACs by the Corporation will result in a constructive termination of the Partnership for federal income tax purposes under Section 708 of the Code. This section provides that a "sale or exchange" (which includes a transfer in connection with a Section 351 transaction) of 50% or more of the total interest in a partnership's capital and profits within a 12-month period terminates a partnership for tax purposes. Upon such termination, there is a hypothetical liquidation and distribution of the partnership's assets to the transferees of the partnership interests and the remaining partners, and a hypothetical contribution of the assets to the partnership, which for tax purposes is considered a new partnership. The constructive termination of the Partnership under Section 708 of the Code will result in the loss of substantial depreciation deductions for the year in which the Conversion occurs, and may result in the deferral of certain depreciation deductions for subsequent years, but is not expected to produce other material adverse tax consequences to the Corporation or the Partnership.


    As part of the Conversion, the Operating Partnership will be merged with the Partnership. The merger of the Operating Partnership and the transfer of its assets to the Partnership will not result in the recognition of gain or loss to the Partnership or the Operating Partnership.

    The computation of the Partnership's adjusted tax basis in its assets subsequent to the Conversion and constructive termination of the Partnership should be determined by reference to the Corporation's basis in the BACs it acquires in the Conversion. Such computation will depend in part on determinations of the adjusted tax basis and the relative fair market values of the assets held by the Partnership prior to the Merger and the effect of Section 743 of the Code on the adjusted tax basis of the Partnership's assets. The technical rules governing these matters are complex, and there can be no assurance that the Service will not challenge the manner in which the Partnership computes the adjusted tax basis of its assets, and depreciation and amortization with respect thereto.


POST-CONVERSION TREATMENT OF THE CORPORATION AND ITS SHAREHOLDERS


    TAXATION OF THE CORPORATION'S INCOME AND LOSSES. The Corporation will be the common parent corporation of an affiliated group of corporations (the "Group") (which will include EIPCC), which will file a consolidated federal income tax return. The group's net income, which will include the Partnership's net income, will be subject to federal corporate income and state income, franchise and other taxes.

    DISTRIBUTIONS BY THE CORPORATION. In general, any money or property distributed by the Corporation to its shareholders, other than in complete liquidation of the Corporation or redemption of all or a portion of a shareholder's interest in the Corporation (if certain tests contained in Section 302(b) of the Code are satisfied), will be taxable as ordinary dividend income, classified as investment or portfolio income, to the extent of the Corporation's accumulated or current earnings and profits for the taxable year of the distribution. If such distribution exceeds the Corporation's earnings and profits, the excess will be treated as a non-taxable return of capital, reducing the shareholder's adjusted basis in the Common Stock (but not below zero); any remaining portion of the distribution will be taxable to the shareholder as capital gain if the Common Stock is held as a capital asset. The Corporation will have no accumulated earnings and profits as it begins operations following consummation of the Conversion.


    In counsel's opinion, the three anticipated special distributions should constitute corporate distributions rather than additional consideration to BAC Holders in exchange for their BACs. The right to these additional distributions belongs solely to the holders of the underlying shares on the applicable record date. In this sense, the right to the distributions is an attribute of the stock and not personal to the BAC Holders participating in the Conversion. Counsel's characterization of the anticipated additional distributions as corporate distributions is supported by a published ruling of the Service, which treated additional dividend rights on shares issued by the acquiring corporation in a tax-free reorganization in a similar manner. There can be no assurance that the Service will not


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

assert, or will not be successful in asserting, that any such additional distributions constitute additional consideration to BAC Holders in exchange for their BACs (i.e., boot). For the treatment of boot in a transaction qualifying under Section 351 of the Code, see "-- Certain Tax Consequences of the Merger and Issuance of Common Stock to BAC Holders -- Nonrecognition of Gain or Loss" above.


    Dividends received by domestic corporate shareholders generally will be eligible for a 70% dividends received deduction under Section 243 of the Code; such deduction is increased to 80% in the case of a holder of 20% or more of the Corporation's stock. BAC Holders receiving distributions on Common Stock may also be affected by the taxable income limitations set forth in Section 246(b), the holding period requirements of Section 246(c), the debt-financed portfolio stock limitations of Section 246(a), and the "extraordinary dividend" rules of
Section 1059 of the Code.

    Distributions made by the Corporation in connection with a complete liquidation of the Corporation or a redemption of all or a portion of a shareholder's interest in the Corporation will be treated as amounts received from the sale or exchange of the Common Stock, unless the redemption is treated as a dividend under Section 302 of the Code.

    GAIN OR LOSS ON SALE OR EXCHANGE OF COMMON STOCK. Any gain or loss from the sale or exchange of the Common Stock will be characterized as capital gain or loss provided the Common Stock is held as a capital asset, unless the Common Stock is disposed of in a redemption treated as a dividend under Section 302 of the Code or in another reorganization transaction treated as a dividend. Gain or loss will be measured by the difference between the amount realized and the former BAC Holder's adjusted tax basis in the Common Stock sold or exchanged, and will be a long-term capital gain or loss if the former BAC Holder's holding period for the Common Stock sold or exchanged is more than one year, and otherwise will be a short-term capital gain or loss. See "-- Exercise of Appraisal Rights -- Capital Gains and Losses" above.

UNRELATED BUSINESS TAXABLE INCOME

    Certain persons otherwise generally exempt from federal income taxes (such as pension plans and other exempt organizations) are taxed under Section 511 of the Code on unrelated business taxable income. Currently, substantially all taxable income generated by the Partnership is considered unrelated business taxable income for tax-exempt organizations. Dividends distributed by the Corporation, and gain from the sale or exchange of Common Stock, will not be taxed under Section 511 of the Code, except to the extent that the Common Stock is debt-financed property as that term is defined in Section 514 of the Code.

OTHER TAX ASPECTS

    STATE AND LOCAL INCOME, INHERITANCE AND ESTATE TAXES. In addition to federal income taxes, BAC Holders may be subject to other taxes, such as state or local income taxes, that may be imposed by various jurisdictions and may be required to file tax returns through the date of the Merger in those states in which the Partnership or the Operating Partnership carries on business, or in which properties owned by either are located. BAC Holders may also be subject to income, intangible property, estate and inheritance taxes in their states of domicile. Counsel has expressed no opinion on these matters, and BAC Holders should consult their advisors with regard to their liability for state and local income, inheritance, estate and other taxes, as a result of the Merger and issuance of Common Stock or otherwise.

    REPORTING OF THE EXCHANGE. Under Treasury regulations, each BAC Holder who receives shares of Common Stock in the Conversion must provide certain information concerning the exchange with its federal income tax return for the year in which the Conversion occurs. A BAC Holder also will be required to attach to such income tax return a statement setting forth certain information with respect to such BAC Holder's share of Section 751 assets and related matters. The Corporation intends to provide former BAC Holders with information that will assist them in meeting these requirements.

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
    BACK-UP WITHHOLDING. Under the back-up withholding rules of the Code, holders of Common Stock may be subject to back-up withholding at the rate of 31% with respect to dividends paid by the Corporation on the Common Stock unless such holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the holder is not subject to back-up withholding because of a failure to report all dividends and interest income. Any amount withheld under these rules will be credited against the holder's federal income tax liability. The Corporation may require holders of Common Stock to establish an exemption from back-up withholding or to make arrangements satisfactory to the Corporation with respect to the payment of back-up withholding.

PROPOSED LEGISLATION

    Legislation has been proposed as a part of the implementation of the Uruguay Round of the General Agreement on Tariffs and Trade which would tax certain distributions of marketable securities by a partnership. The legislation in its proposed form would not change the tax treatment to BAC Holders upon the exchange of their BACs for Company Common Stock, as described above. Counsel cannot predict whether such legislation will be enacted and, if so, in what form and whether if such legislation is enacted, such legislation will adversely affect the tax treatment to BAC Holders and affiliates of the General Partner transferring interests in the Conversion.

                     ACCOUNTING TREATMENT OF THE CONVERSION

    The Corporation will account for the transaction as a reorganization of affiliated entities, with the assets and liabilities of the Partnership recorded at their historical cost basis, except that it will also record deferred tax assets in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, relating to the temporary differences for certain assets and liabilities at the date of conversion as discussed in Note 1 under the paragraph "Income Taxes." The costs of the conversion, estimated to be $11 million, will be accounted for as an expense in the statement of operations at the time of the conversion. Additionally, the Corporation will receive a significant step-up in the tax basis of the assets and liabilities acquired from the Partnership and, as a result, will record additional deferred tax assets at the conversion transaction date. The ultimate determination of the deferred tax assets discussed in this paragraph will be calculated based on the actual temporary differences existing at the conversion transaction date. See "Selected Historical and Pro Forma Financial Information."

                          VOTING AND PROXY INFORMATION

VOTING PROCEDURES


    Under the Partnership Agreement, Polaris Industries Holdings Inc., a Delaware corporation (the "Initial Limited Partner"), will vote for the sole benefit of, and in accordance with the written instructions of, BAC Holders with respect to their BACs held as of the record date for the Special Meeting, with each BAC Holder being entitled to direct the vote of one Class A Limited Partnership Interest of the Partnership in respect of each BAC so held. The General Partner has set the close of business on Monday, November 21, 1994 as the Record Date for the determination of BAC Holders entitled to vote at the Special Meeting on Thursday, December 22, 1994 and at any adjournment or postponement thereof.


VOTE REQUIRED; QUORUM

    Approval of the Conversion Proposal will require the affirmative vote of (i) BAC Holders holding a majority of BACs on the Record Date and (ii) Unaffiliated BAC Holders (BAC Holders other than the Sponsors and the affiliates of the General Partner) holding a majority of the BACs held by such persons. The presence, in person or by proxy, of BAC Holders holding an aggregate of more than 50% of the outstanding BACs (8,005,221) (including the Initial Limited Partner acting for and at the

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direction of BAC Holders) will constitute a quorum at the Special Meeting. If no choice is specified on a signed proxy delivered to the Partnership, the BAC Holder returning such proxy will be deemed to have consented to the Conversion Proposal. As of the Record Date, there were 16,010,441 BACs outstanding. The Sponsors and the affiliates of the General Partner owning, in the aggregate, approximately 14% of the outstanding BACs, have advised the Partnership that they will vote in favor of the Conversion Proposal. For further information concerning the ownership of BACs by management and affiliates of the General Partner, see "Security Ownership of Certain Beneficial Owners and Management."

PROXIES

    The accompanying form of Proxy is designed to permit each BAC Holder to approve, disapprove or to abstain from approving the Conversion Proposal. When a BAC Holder's Proxy is marked to abstain with respect to the Conversion Proposal, the BACs represented by the Proxy will be deemed by the General Partner to constitute disapproval of the Conversion Proposal. Failure to forward a Proxy or to vote at the Special Meeting will have the same effect as if a BAC Holder had specified on the Proxy disapproval of the Conversion Proposal.

    BAC Holders are urged to promptly return the enclosed Proxy, signed and dated, in the enclosed postage prepaid envelope to the address set forth below or by hand delivery to the location indicated below:

               Polaris Industries Partners L.P.
               c/o Corporate Election Services
               P.O. Box 1150
               Pittsburgh, PA 15230-9954

    To be effective, Proxies must be properly completed, executed, and delivered to the Partnership as described above on or before the date of the Special Meeting, unless extended by the General Partner in its sole discretion for as long as the General Partner deems necessary. The laws of the State of Delaware pertaining to the validity and use of corporate proxies will govern the validity and use of Proxies given by BAC Holders, except to the extent such laws are inconsistent with the Partnership Agreement.

REVOCATION OF PROXIES

    BAC Holders will be permitted to revoke their Proxies at any time on or before the date of the Special Meeting. A BAC Holder who returns a Proxy may revoke the Proxy at any time on or before that date by (i) giving written notice to Polaris Industries Partners L.P., c/o Corporate Election Services, P.O. Box 1150, Pittsburgh, PA 15230-9954, of that revocation, (ii) delivering a later-dated Proxy to the Partnership at the address listed above, or (iii) voting in person at the Special Meeting.

    Delivery of a written notice of revocation may be made in person or by mail. Any written notice of revocation must specify the name of the BAC Holder as it appears on the Proxy, must include the number of BACs to which it relates and must be properly executed.

SOLICITATION OF PROXIES

    This solicitation is being made by the General Partner on behalf of the Partnership. The Partnership will pay the cost of soliciting Proxies and will reimburse brokerage houses and other nominees for their reasonable expenses of forwarding proxy materials to beneficial owners of BACs. The Partnership has retained D.F. King & Co., Inc. to act as Information Agent with respect to the Conversion. The Information Agent will solicit Proxies from holders of BACs by mail, telephone, telegram, personal interview or other means and will provide copies of this Proxy Statement and related proxy materials to holders of BACs. In connection with such engagement, the Information Agent will receive a fee of $55,000 and will be reimbursed by the Partnership for reasonable out-of-pocket expenses, but none of the compensation paid to the Information Agent will be contingent on the outcome of the solicitation

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efforts  or  the  result of  the  solicitation  with respect  to  the Conversion
Proposal or based on the number of affirmative votes received. In addition,  the
Partnership   and  certain   directors,  officers   and  regular   employees  or
representatives of the Partnership, the Corporation and the General Partner may solicit Proxies by telephone, telegram or personal interview, as will persons employed by the Information Agent. In addition, representatives of Polaris may meet with brokers, research analysts and other members of the investment community to discuss the Conversion. Representatives of Polaris may also contact BAC Holders in person or by telephone, or arrange meetings with BAC Holders to discuss the Conversion.

INFORMATION AGENT

    D.F. King & Co., Inc. has agreed to provide certain services as the Information Agent for a fee of $55,000 and reimbursement of its expenses. Requests for assistance regarding the Conversion or the Merger and for copies of related documents should be directed to the Information Agent at the address and telephone number set forth on the back cover page of this Proxy Statement.

INDEPENDENT AUDITORS

    Representatives of McGladrey & Pullen, the Partnership's independent auditors, are expected to be present at the Special Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                APPRAISAL RIGHTS

    Although neither the Partnership Agreement nor federal or Delaware law provides any rights for dissenting BAC Holders to have their respective BACs appraised or redeemed in connection with the Conversion, the Merger Agreement provides that BAC Holders who satisfy the conditions described below will be entitled to the rights of appraisal that are provided in Article VII of the Merger Agreement ("Appraisal Rights") and are similar to statutory rights of appraisal that stockholders of a Delaware corporation possess under Section 262 ("Section 262") of the General Corporation Law of the State of Delaware (the "DGCL"). However, it is a condition to the Corporation's obligations under the Merger Agreement (which can be waived by the Corporation) that BAC Holders owning more than 5% of the outstanding BACs shall have not notified the General Partner of their intention to exercise their contractual rights of appraisal under the Merger Agreement in connection with the Conversion. The following summary of the provisions of Article VII of the Merger Agreement is not intended to be a complete statement of the relevant provisions of the Merger Agreement and is qualified in its entirety by reference to the Merger Agreement which is annexed to this Proxy Statement as Annex D.

    If a BAC Holder elects to exercise Appraisal Rights in accordance with the Merger Agreement, such BAC Holder must satisfy all of the following conditions:

        (a) on or before the fifth day prior to the Meeting Date, such BAC Holder must deliver to the Partnership a written objection to the Conversion and a notice that, if the Conversion is consummated, such BAC Holder will exercise Appraisal Rights with respect to all BACs owned by such person, which objection and notice should reasonably inform the Partnership of the identity of the BAC Holder and that such BAC Holder demands Appraisal Rights with respect to the BACs owned by such holder; and

        (b) such BAC Holder must not vote in favor of the Conversion (a failure to vote will satisfy this condition, but voting in favor of or delivering a Proxy in favor of the Conversion or an unmarked proxy will, in and of itself, constitute a waiver of such BAC Holder's right to appraisal and will nullify any previously filed written demand for appraisal); and

        (c) such BAC Holder must hold the BACs for which appraisal is sought on the Record Date and continuously through the Effective Time, and otherwise comply with the provisions of the Merger Agreement relating to Appraisal Rights.

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
    The written demand referred to in clause (a) above must be in addition to and separate from any Proxy abstaining from or voting against the approval of the Conversion Proposal. Neither voting against, abstaining from voting, nor failing to vote on the Conversion, will constitute a demand for appraisal within the meaning of the Merger Agreement.


    Within ten days after the Effective Time, the Corporation will notify by mail each BAC Holder who has complied with clauses (a), (b) and (c) above that the Merger has been effected (including the date thereof).


    Any BAC Holder who has complied with the requirements of the Merger Agreement which are described above shall be entitled to receive from the Corporation, upon a written request made within 120 days after the Effective Time, a statement setting forth the aggregate number of BACs not voted in favor of the Conversion and with respect to which demands for appraisal have been received, and the aggregate number of holders thereof. Such statement shall be mailed to such BAC Holder within ten days after the later of the date such request is received and the expiration of the period for delivery of demands for appraisal.

    Within 120 days after the Effective Time, the Corporation or any BAC Holder who has qualified for an appraisal of BACs under the provisions of the Merger Agreement may file a petition in the Delaware Court of Chancery (the "Delaware Court") asking for a finding and determination of the Fair Value (as defined) of the BACs of all holders of BACs who have perfected Appraisal Rights pursuant to the Merger Agreement. Notwithstanding the foregoing, any BAC Holder may withdraw a demand for appraisal within 30 days after the Effective Time (or thereafter with the Corporation's written approval), provided that no payment for such BACs has been made, and receive the shares of Common Stock to be issued pursuant to the Conversion.


    Upon the filing of any such petition by a BAC Holder, service of a copy thereof shall be made upon the Corporation, which shall within 20 days after such service file in the office of the Register in Chancery of the Delaware Court in which such petition was filed (the "Register in Chancery") a duly verified list containing the names and addresses of all BAC Holders who have demanded appraisal of their BACs in accordance with clause (a) above and not withdrawn such demand. If such petition shall be filed by the Corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Delaware Court, shall give notice of the time and place fixed for the hearing of such petition by certified or registered mail to the Corporation and BAC Holders on such list (at the addresses contained thereon). Such notice shall also be given by one or more publications at least one week before the day of the hearing in a newspaper of general circulation in the City of Wilmington, Delaware or such other publication as the Delaware Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Delaware Court and the costs thereof shall be borne by the Corporation.


    If a petition for appraisal is timely filed, at the hearing on such petition, the Delaware Court will determine BAC Holders who have become entitled to Appraisal Rights and will appraise the BACs owned by such BAC Holders, determining their Fair Value, together with a fair rate of interest, if any, to be paid upon the amount determined to be the Fair Value (which interest may be simple or compound, as the Delaware Court may direct). In determining such Fair Value and fair rate of interest, the Delaware Court will take into account all relevant factors. Upon application by the Corporation or any BAC Holder entitled to participate in the appraisal proceeding, the Delaware Court may in its discretion permit discovery or other pre-trial proceedings and may proceed to trial upon the appraisal prior to the final determination of BAC Holders entitled to an appraisal. Any BAC Holder whose name appears on the duly verified list filed by the Corporation with the Delaware Court pursuant to the preceding paragraph may participate fully in all proceedings until it is finally determined that he or she is not entitled to Appraisal Rights pursuant to the Merger Agreement as described herein.

    The Delaware Court shall direct payment of the Fair Value, together with interest, if any, by the Corporation to BAC Holders entitled thereto, and the Corporation shall make such payment forthwith. The Delaware Court's decree shall be enforceable as other decrees in the Delaware Court. Upon payment of the judgment, the dissenting BAC Holders shall cease to have any interest in their BACs or the Corporation.

    BAC Holders considering seeking appraisal of their BACs should bear in mind that dissenting BAC Holders have no right to receive any shares of Common Stock with respect to such BACs, and that the Fair Value of the BACs determined under the Merger Agreement could be more than, the same as, or less than the value of the Common Stock which they would have received in the Conversion had they not sought appraisal of their BACs. The costs of the appraisal proceeding may be determined by the Delaware Court and assessed against the parties to the proceeding as the Delaware Court deems equitable in the circumstances. Upon application of a BAC Holder, the Delaware Court may order all or a portion of the expenses incurred by any BAC Holder in connection with the appraisal proceeding (including, without limitation, reasonable attorneys' fees and the fees and expenses of experts) to be charged pro rata against the value of all the BACs entitled to an appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    In the event that the foregoing procedures cannot be followed, the Merger Agreement provides that the Corporation shall implement alternative procedures designed to produce results substantially similar to those that would be effected if Section 262 of the DGCL applied to the Merger. The Merger Agreement provides that if the Delaware Court shall refuse to recognize the rights and procedures in accordance with Section 262 set forth herein with respect to dissenting BAC Holders or shall otherwise refuse to follow the procedures set forth in the Merger Agreement to be followed by it, then the Corporation, within 45 days after learning of such refusal by the Delaware Court, shall make application to the American Arbitation Association, Inc., Philadelphia Branch, to select an independent appraiser (the "Special Appraiser") to determine the Fair Value of the BACs held by all such dissenting BAC Holders. Within 30 days after the Corporation is notified of the selection of the Special Appraiser, the Company shall deliver or mail to each dissenting BAC Holder a written notice stating that a Special Appraiser has been selected and identifying such Special Appraiser. From and after the delivery or mailing of such notice, all petitions, lists and other documents that would have been filed with the Delaware Court pursuant to the Merger Agreement shall be filed with the Special Appraiser and the Special Appraiser shall retain, maintain and make available such documents to the Corporation and the dissenting BAC Holders. If any such documents shall have already been filed with the Delaware Court, the Corporation, at its expense, shall obtain copies of such documents for the Special Appraiser. The Special Appraiser shall give any notices that would have been given by, and perform the functions and take the actions that would have been performed and taken by, the Delaware Court pursuant the procedures set forth above. The Fair Value finally determined by the Special Appraiser shall be final and binding upon all dissenting BAC Holders and the Corporation, and the provisions of the Merger Agreement with respect to the effect of such determination shall be applicable as nearly as practicable.

    From and after the Effective Time, no BAC Holder who has duly demanded Appraisal Rights in compliance with the Merger Agreement shall be entitled to receive any portion of the shares of Common Stock of the Corporation, to vote such BACs for any purposes, to exercise any other rights of a BAC Holder, or to receive payment of distributions on such BACs (other than those payable to holders of record of BACs as of a date prior to the Effective Time); provided, that if no petition for an appraisal is filed within the time provided by the Merger Agreement, or if a BAC Holder delivers to the Corporation a written withdrawal of demand for an appraisal and an approval of the Conversion Proposal, either within 30 days after the Effective Time or thereafter with the written approval of the Corporation, then the right of such BAC Holder to an appraisal will cease. Notwithstanding the foregoing, no appraisal proceeding in the Delaware Court shall be dismissed with respect to any dissenting BAC Holder without the approval of the Delaware Court, and such dismissal may be conditioned on such terms as the Delaware Court deems just.

    Failure to take any required step in connection with the exercise of Appraisal Rights may result in the termination or waiver of such rights. If any BAC Holder who demands Appraisal Rights with respect to the BACs fails to perfect, or effectively withdraws or loses, its right to appraisal, each BAC of such BAC Holder will be converted into shares of Common Stock in accordance with the Merger Agreement. A BAC Holder will fail to perfect, or effectively lose, its right to appraisal if no petition for appraisal is filed with the Delaware Court within 120 days of the Effective Time, or if such BAC Holder delivers to the Corporation a written withdrawal of its demand for appraisal and acceptance of the Conversion (except that any such attempt to withdraw made more than 30 days after the Effective Time will require the written approval of the Corporation), or if, after the hearing of a petition for appraisal, the Delaware Court shall determine that such BAC Holder is not entitled to the relief provided by the Merger Agreement. In any such case, such BAC Holder shall be bound by the Conversion and receive shares of Common Stock in accordance with the terms of the Merger Agreement.


    In the absence of fraud or unfair dealing, the remedy of Appraisal Rights provided in the Merger Agreement to a BAC Holder objecting to the Conversion is the exclusive remedy for the recovery of the value of such holder's BACs or money damages to such BAC Holder with respect to the Conversion.

                                    BUSINESS

    Polaris designs, engineers and manufactures snowmobiles, four-and six-wheel all terrain recreational and utility vehicles ("ATVs"), and personal watercraft ("PWC") and markets them, together with related accessories, clothing and replacement parts through dealers and distributors principally located in the United States, Canada and Europe. Snowmobiles, ATVs, PWC and clothing, accessories and parts, accounted for the following approximate percentages of Polaris' sales for the periods indicated.

                                                       CLOTHING,
YEAR ENDED                                            ACCESSORIES
DECEMBER 31,          SNOWMOBILES    ATVS     PWC      AND PARTS
- --------------------  ------------   -----   ------   ------------
1993................       50%         26%      9%         15%
1992................       54          25       7          14
1991................       60          25       0          15

INDUSTRY BACKGROUND

    SNOWMOBILES.   In the early 1950s, a  predecessor to Polaris produced a "gas powered sled" which became the forerunner of the Polaris snowmobile. Snowmobiles have been manufactured under the Polaris name since 1954.

    Originally conceived as a utility vehicle for northern, rural environments, the snowmobile gained popularity as a recreational vehicle. From the mid-1950s through the late 1960s, over 100 producers entered the snowmobile market and snowmobile sales reached a peak of approximately 495,000 units in 1971. The Polaris product survived the industry decline in which snowmobile unit sales fell to a low point of approximately 87,000 units in 1983 and the number of snowmobile manufacturers serving the North American market declined to four:
Yamaha, Bombardier, Arctco and Polaris. Polaris estimates that industry sales of snowmobiles on a world wide basis was approximately 171,000 units for the season ended March 31, 1994.

    ALL TERRAIN VEHICLES. ATVs are four-wheel and six-wheel vehicles with balloon style tires designed for off road use and traversing rough terrain, swamps and marshland. ATVs are used for recreation, in such sports as fishing and hunting, as well as for utility purposes on farms, ranches and construction sites.


    ATVs were introduced to the North American market in 1971 by Honda. By 1980, the number of ATV units sold in the North American market had increased to approximately 140,000 units. Other Japanese motorcycle manufacturers, Yamaha, Kawasaki and Suzuki, entered the North American market in the late 1970s and early 1980s, and in August 1994, Arctco announced its intention to enter the ATV market commencing in 1995. In 1985, the number of three-and four-wheel ATVs sold in North America peaked at approximately 650,000 units. Polaris estimates that since declining from that level the industry has stabilized and begun growing slowly with approximately 247,000 ATVs sold worldwide during calendar year 1993.


    PERSONAL WATERCRAFT. PWC are sit-down versions of water scooter vehicles, and designed for use on lakes, rivers, oceans and bays. PWC are used primarily for recreational purposes and are designed for one, two or three passengers. Polaris entered the PWC market in 1992. Polaris estimates that the worldwide market for PWC was approximately 122,000 units in 1993. Other major PWC manufacturers are Yamaha, Bombardier, Kawasaki and Arctco.

PRODUCTS

    SNOWMOBILES. Polaris produces a full line of snowmobiles, consisting of twenty-six models, ranging from utility and economy models to performance and competition models, with 1994 suggested retail prices ranging from approximately $2,450 to $8,150. Polaris snowmobiles are sold principally in the United States, Canada and Europe. Polaris has the largest share of the worldwide snowmobile market.

    Polaris believes that the Polaris snowmobile has a long-standing reputation for quality, dependability and performance. Polaris believes that it and its predecessors were the first to develop several features for commercial use in snowmobiles, including independent front suspension, variable transmission, hydraulic disc brakes, liquid cooled engines and brakes, a three cylinder engine, and electronic fuel injection. Polaris also markets a full line of snowmobile accessories, such as luggage, tow hitches, hand warmers, specialized instrumentation, reverse gear, special traction products, cargo racks, oils, lubricants, paints and parts.

    For  the  year   ended  December   31,  1993,   snowmobiles  accounted   for
approximately 50% of Polaris' sales.

    ALL TERRAIN VEHICLES. Polaris entered the ATV market in the spring of 1985 with both a three-wheel and a four-wheel product. Polaris initially produced 1,700 three-wheel ATVs, but discontinued its manufacture of the three-wheel model to concentrate exclusively on the four-wheel and six-wheel products, which provide more stability for the rider. Polaris' line of ATVs, consisting of ten models, includes general purpose, sport and four-and six-wheel drive utility models, with 1994 suggested retail prices ranging from approximately $2,900 to $6,200.

    Polaris' ATV features the totally automatic Polaris variable transmission which requires no manual shifting and a MacPherson strut front suspension, which Polaris believes enhances control and stability. Polaris' ATV is also the only ATV in its class that uses a two cycle engine and chain drive, which Polaris believes improves performance and efficiency.

    Prior to 1989, the ATV industry experienced some softness arising from publicity surrounding safety-related and environmental concerns. However, management believes that this market has stabilized somewhat since 1989 and has begun to resume modest growth.

    For the year ended December 31, 1993, ATVs accounted for approximately 26% of Polaris' sales.

    PERSONAL WATERCRAFT. Polaris' most significant recent new product development was the introduction in 1992 of the Polaris SL650 personal watercraft, Polaris' first entry into this expanding product category. In 1993 the Polaris SL750 was added for even more power and performance. The SL650 and SL750 have the industry's first three-cylinder engines developed specifically for PWC. The introduction of the PWC capitalized on Polaris' engineering, production and distribution strengths, and also reduced Polaris' dependence on any single product line for overall sales and profitability. In late 1993 Polaris introduced a new, three passenger PWC, the Polaris SLT750. The 1994 suggested retail prices for Polaris' PWC range from approximately $5,500 to $6,300. Management believes Polaris is well positioned to take advantage of opportunities in this growing market through its network of nearly 1,200 PWC dealers.

    For the year ended December 31, 1993, PWC accounted for approximately 9% of Polaris' sales.

    CLOTHING, ACCESSORIES AND REPLACEMENT PARTS. Polaris produces or supplies a variety of replacement parts and accessories for its snowmobiles, ATVs and PWC. Polaris also markets a full line of recreational clothing, which includes suits, helmets, gloves, boots, hats, sweaters and jackets for its snowmobile, ATV and PWC lines. The clothing is designed to Polaris' specifications, purchased from independent vendors and sold by Polaris through its dealers and distributors under the Polaris brand name. Replacement parts and accessories are also marketed by Polaris.

    For the year ended December 31, 1993, clothing, accessories and parts accounted for approximately 15% of Polaris' sales.

MANUFACTURING OPERATIONS

    Polaris' products are assembled at its manufacturing facility at Roseau, Minnesota. Since snowmobiles, ATVs and PWC incorporate similar technology, substantially the same equipment and personnel are employed in their production. Polaris emphasizes vertical integration in its manufacturing process, which includes machining, stamping, welding, clutch assembly and balancing, painting, cutting and sewing, and manufacture of foam seats. Engines, fuel tanks, hoods and hulls, tracks, tires and instruments, and certain other component parts are purchased from third party vendors. Polaris manufactures a number of other components for its snowmobiles, ATVs and PWC. Raw materials or standard parts are readily available from multiple sources for the components manufactured by Polaris. Polaris' work force is familiar with the use, operation and maintenance of the product, since many employees own snowmobiles, ATVs and PWC. In August of 1991, Polaris acquired an additional manufacturing facility in Osceola, Wisconsin in order to bring more component parts manufacturing in-house. In August 1994, Polaris signed a one-year lease agreement for a 223,000 square foot assembly facility located on 24 acres of land in Spirit Lake, Iowa. Polaris has an option to purchase the facility for $1.85 million at the end of the lease term. Polaris anticipates utilizing the facility to assemble its PWC product line, and potentially certain snowmobile and ATV models in the future.

    Pursuant to informal agreements between Polaris and Fuji, Fuji has been the exclusive manufacturer of the Polaris two-cycle snowmobile engines since 1968. Fuji has manufactured engines for Polaris' ATV products since their introduction in the spring of 1985 and also supplies engines for the PWC product. Such engines are developed by Fuji to the specific requirements of Polaris. In the fall of 1987 Fuji became an investor in the Partnership.

    Polaris believes its relationship with Fuji to be excellent. If, however, its informal relationship were terminated by Fuji, interruption in the supply of engines would adversely affect Polaris' production pending the establishment of substitute supply arrangements. Currently, Polaris is in the process of investigating manufacturing alternatives for its engines to reduce the risk of dependence on a single supplier and to minimize the effect of Japanese yen currency fluctuations. Polaris anticipates no significant difficulties in obtaining substitute supply arrangements for other raw materials or components for which it relies upon limited sources of supply.

    Polaris' products are shipped from its manufacturing facilities by a contract carrier.

PRODUCTION SCHEDULING

    Since snowmobiles are used principally in the northern United States, Canada and northern Europe in what is referred to as the "snow belt," sales of snowmobiles to consumers begin in the fall and continue during the winter season. Orders for each year's production of snowmobiles are placed in the spring and orders for ATVs and PWC are placed in fall and winter, after meetings with dealers and distributors, and units are built to order each year. In addition, non-refundable deposits made by consumers to dealers in the spring for snowmobiles assist in production planning. The budgeted volume of units to be produced each year is sold to dealers and distributors prior to production. Sales activity at the dealer level is monitored on a monthly basis for each of snowmobiles, ATVs and PWC.

    Manufacture of snowmobiles commences in the spring and continues through late autumn or early winter. Polaris manufactures PWC during the winter and spring months. Since May 1993, Polaris has the ability to manufacture ATVs year round. Generally, Polaris commences ATV production in late autumn and continues through early autumn of the following year. For the past several years, Polaris has had virtually no carryover inventory at the dealer level of its production of snowmobiles, ATVs and PWC.

SALES AND MARKETING

    With the exception of Illinois, upper Michigan, eastern Wisconsin and offshore markets, where Polaris sells its snowmobiles through independent distributors, Polaris sells its snowmobiles directly to dealers in the snowbelt regions of the United States. Over the past several years, Polaris has placed an increasing emphasis on dealer-direct as opposed to distributor sales. Snowmobile sales in Europe are handled through distributors. See Note 7 of Notes to Financial Statements for discussion of foreign and domestic operations and export sales.

    Most dealers and distributors of Polaris snowmobiles also distribute Polaris' ATVs and PWC. In the southern region of the United States, where snowmobiles are not used, Polaris has established a direct  dealer  network.  Since  the beginning  of  1986,  Polaris  has arranged approximately  500  dealerships  in  the  southern  United  States.  Unlike  its competitors, which market their ATV products principally through their affiliated motorcycle dealers, Polaris also sells its ATVs and PWC through lawn and garden, boat and marine, and farm implement dealers.

    Dealers and distributors sell Polaris' products under contractual arrangements pursuant to which the dealer or distributor is authorized to market specified products, required to carry certain replacement parts and perform certain warranty and other services. The dealer and distributor contracts may be canceled by either party on specified notice. Changes in dealers and distributors take place from time to time. Polaris believes that a sufficient number of qualified dealers and distributors exists in all areas to permit orderly transition whenever necessary.

    Polaris has arrangements with Transamerica Commercial Finance Corporation, The Bank of Nova Scotia and ITT Commercial Finance, a division of ITT Industries of Canada, to provide floor plan financing for its dealers and distributors. Substantially all of Polaris' sales of snowmobiles, ATVs and PWC are financed under arrangements in which Polaris is paid within a few days of shipment of its product. Polaris participates in the cost of dealer and distributor financing and is required to repurchase products from the finance companies under certain circumstances and subject to certain limitations. Polaris has not historically recorded a sales return allowance because it has not been required to repurchase a significant number of units in the past. However, there can be no assurance that this will continue to be the case. If necessary, Polaris will record a sales return allowance at the time of sale should management anticipate material repurchases of units financed through the finance companies. See Note 4 of Notes to Financial Statements.

    Polaris does not directly finance the purchase of Polaris snowmobiles, ATVs or PWC by consumers. However, retail financing plans are offered by certain of the dealers and Polaris has programs to make consumer financing available to its dealers through unaffiliated third parties.

    Polaris' marketing activities are designed primarily to promote and communicate directly with consumers and secondarily to assist the selling and marketing efforts of its dealers and distributors. From time to time Polaris makes available discount or rebate programs or other incentives for its dealers and distributors to remain price competitive in order to accelerate reduction of retail inventories. Polaris advertises its products directly using print advertising in the industry press and in user group publications, on billboards, and, less extensively, on television and radio. Polaris also provides media advertising and partially underwrites dealer and distributor media advertising to a degree and on terms which vary by product and from year to year. Most dealer and distributor advertising appears in newspapers and on radio. Each season Polaris produces a promotional film for its snowmobiles, ATVs and PWC which is available to dealers for use in the showroom or at special promotions. Polaris also provides product brochures, leaflets, posters, dealer signs, and miscellaneous other promotional items for use by dealers.

ENGINEERING, RESEARCH AND DEVELOPMENT

    Polaris employs approximately 180 persons who are engaged in the development and testing of existing products and research and development of new products and improved production techniques. Polaris believes that Polaris and its predecessors were the first to develop, for commercial use, independent front end suspension for snowmobiles, the long travel rear suspension for snowmobiles, direct drive of the snowmobile track, the use of liquid cooling in snowmobile engines and brakes, the use of hydraulic brakes in snowmobiles, the three cylinder engine in snowmobiles and PWC, the use of electronic fuel injection in snowmobile engines, the adaptation of the MacPherson strut front suspension and "on demand" four-wheel drive systems for use in ATVs and the application of a forced air cooled variable power transmission system to ATVs.

    Polaris utilizes internal combustion engine testing facilities to design and optimize engine configurations for its products. Polaris utilizes specialized facilities for matching engine, exhaust system and clutch performance parameters in its products to achieve desired fuel consumption, power output, noise level and other objectives. Polaris' engineering shop is equipped to make small quantities of new product prototypes for testing by Polaris' testing teams and for the planning of manufacturing procedures. In addition, Polaris' manufacturing facility in northern Minnesota has a proving ground where each of the products is extensively tested under actual use conditions.

    Polaris expended for research and development approximately $4.8 million for 1991, $6.3 million for 1992 and $9.6 million for 1993, which amounts were included as a component of the cost of sales in the period incurred.

COMPETITION

    The snowmobile, ATV and PWC markets in the United States and Canada are highly competitive. Competition in such markets is based upon a number of factors, including price, quality, reliability, styling, product features and warranties. At the dealer level, competition is based on a number of factors including sales and marketing support programs (such as financing and cooperative advertising). Certain of Polaris' competitors are more diversified and have financial and marketing resources which are substantially greater than those of Polaris. See "-- Industry Background."

    Polaris snowmobiles, ATVs and PWC are competitively priced and management believes Polaris' sales and marketing support programs for dealers are substantially the same as those provided by its competitors. Polaris' products compete with many other recreational products for the discretionary spending of consumers, and, to a lesser extent, with other vehicles designed for utility applications.

PRODUCT SAFETY AND REGULATION

    Snowmobiles, ATVs and PWC are motorized machines which may be operated at high speeds and in a careless or reckless manner. Accidents involving property damage, personal injuries and deaths occur in the use of snowmobiles, ATVs and PWC.

    Laws and regulations have been promulgated or are under consideration in a number of states relating to the use or manner of use of snowmobiles, ATVs and PWC. State approved trails and recreational areas for snowmobile and ATV use have been developed in response to environmental and safety concerns. Polaris has supported laws and regulations pertaining to safety and noise abatement and believes that its products would be no more adversely affected than those of its competitors by the adoption of any pending laws or regulations.

    In September 1986, the staff of the Consumer Products Safety Commission ("CPSC") ATV Task Force issued a report on regulatory options for ATVs. The Task Force found, among other things, that: children under 12 years of age are typically unable to operate any size ATV safely; the dynamic stability of four-wheel ATVs is better than that of three-wheel ATVs; the risk of accident is less on a four-wheel ATV (although the risk of death and serious injuries is equal for three-and four-wheel ATVs once an accident has occurred); and the number of fatal head injuries could be substantially reduced by the use of proper helmets. Based on its findings, the Task Force recommended that the ATV industry voluntarily cease marketing ATVs intended for use by children under 12 years of age. It proposed that warning labels be placed on ATVs intended for use by children under age 14 stating that these ATVs are not recommended for use by children under 12, and on adult-sized ATVs stating that these ATVs are not recommended for use by children under the age of 16. Warning labels were recommended for use on all ATVs stating that operator training is necessary to reduce risk of injury or death. The Task Force further recommended that the CPSC disseminate to the public information regarding ATVs, including findings describing the relative safety among ATV models. The CPSC staff was directed to carry out further technical work addressing the performance characteristics of adult-size ATVs, and to intervene in the development of the ATV voluntary regulatory standard.

    In addition, based upon its findings that most states have not enacted laws regulating ATVs, the Task Force recommended that the CPSC work closely with states and other federal agencies to develop practical, uniform state legislation. Topics to be addressed included minimum operator age recommendations, licensing or certification standards requiring operator training, helmet requirements, and prohibitions on the use of alcohol and controlled-substances while operating ATVs.

    In December 1986, in a follow-up measure to the Task Force Report, the CPSC voted unanimously to continue efforts with the ATV industry to develop a voluntary standard regarding the dynamic stability characteristics of ATVs. The staff was directed to develop an extensive notice program that expands upon the warning label recommendations proposed by the Task Force. In addition, the CPSC voted to ask a federal court to declare three-wheel ATVs to be an "imminent danger". In February 1987, the CPSC formally requested that the Justice Department initiate an enforcement action against the ATV industry seeking a voluntary recall of all three-wheel ATVs and four-wheel ATVs sold with the intention that they be used by children under 16, as well as a requirement that ATV purchasers receive "hands-on" training. The requested enforcement action also would call for "direct notice and wide-spread public notice" of the recall. In May 1987, the CPSC issued a safety alert advising consumers of the potential risks associated with three-and four-wheel ATVs, and recommending certain safety measures, including proper training and the use of helmets.

    Except for 1,700 three-wheel models initially produced, Polaris manufactures only four-wheel and six-wheel ATVs. Polaris has always placed warning labels on its ATVs stating that they are designed for use only by persons aged 16 or older (which warning was revised in 1987 to provide that only adults over age 18 should operate the vehicle), that operators should always wear proper safety helmets and that riders should complete proper training prior to operating an ATV. In May 1987, Polaris responded to the CPSC's proposed enforcement action by letter, indicating its willingness to adopt additional warning labels and notices to consumers and its support of various actions designed to enhance vehicle and user safety.

    On December 30, 1987, Polaris reached an agreement with the CPSC regarding ATV safety. The agreement called for the repurchase of all three-wheel ATVs remaining in the hands of its distributors and dealers, the provision of additional safety oriented point-of-purchase materials in all Polaris ATV dealerships, and the addition of a mandatory "hands on" consumer and dealer safety training program designed to give all Polaris ATV dealers and consumers maximum exposure to safe riding techniques, as outlined by the Specialty Vehicle Institute of America. Polaris conditions its ATV warranties described below under "-- Product Liability" on completion of the mandatory "hands on" consumer training program.

    Pursuant to the agreement with the CPSC, Polaris has procedures in place for ascertaining dealer compliance with the provisions of the CPSC consent decree, including random "undercover" on-site inspections of dealerships to ensure compliance with the age restriction. In June 1989, the CPSC conducted an "undercover" survey of 227 ATV dealers selected randomly from a national listing of dealers representing the five major manufacturers of ATVs, including Polaris. The study allegedly demonstrated varying degrees of consistency in adherence to the provisions of the consent decrees regarding not recommending adult-size ATVs for use by children. The study allegedly demonstrated that some dealers were ignoring the age restriction completely. The CPSC survey also allegedly demonstrated non-compliance among certain dealers with point-of-sale information provisions in the consent decree. Such provisions require the attachment of safety hang tags to all ATVs and the display of safety posters.

    Based on the survey results, the degree of compliance of Polaris' dealers with the provisions of the consent decree was better than the industry average in some areas and worse in others. Polaris continually attempts to assure that its dealers are in compliance with the provisions of the CPSC consent decree. Polaris has notified its dealers that it will terminate any dealer it determines to have violated the provisions of the CPSC consent decree. To date, it has terminated five dealers for such reason.

    The Partnership does not believe that the agreement with the CPSC has had or will have a material adverse effect on the Partnership or Polaris. Nevertheless, there can be no assurance that future recommendations or regulatory actions by the CPSC, the Justice Department or individual states would not have an adverse effect on the Partnership or Polaris. Certain state attorneys-general have asserted that the CPSC agreement is inadequate and have indicated that they will seek stricter ATV regulation. The Partnership is unable to predict the outcome of such action or the possible effect on its ATV business.


    Certain states, notably California and New York, have proposed certain legislation involving more stringent emissions standards for two-cycle engines. Such engines are used on Polaris' snowmobiles, ATVs and PWC. However, Polaris has developed and currently sells a four-cycle engine for its ATVs which produces lower-emissions. Polaris currently is unable to predict whether such legislation will be enacted and, if so, the ultimate impact on Polaris and its operations. Finally, local ordinances have been and may from time to time be considered and adopted which restrict the use of PWC to specified hours and locations.


PRODUCT LIABILITY

    Product liability claims are made against Polaris from time to time. Since its inception in 1981 through September 30, 1994, Polaris has paid an aggregate of less than $1.4 million in product liability claims and had accrued $4.4 million at September 30, 1994 for the possible payment of pending claims. Polaris believes such accruals are adequate. Polaris does not believe that the outcome of any pending product liability litigation will have a material adverse effect on the operations of Polaris. However, no assurance can be given that its historical claims record, which did not include ATVs prior to 1985, or PWC prior to 1992, will not change or that material product liability claims against Polaris will not be made in the future.

    Polaris' product liability insurance limits and coverages have been adversely affected by the general decline in the availability of liability insurance. As a result of the high cost of premiums, and in view of the historically small amount of claims paid by Polaris, Polaris has been self-insured since June 1985. Adverse determination of material product liability claims made against Polaris would have a material adverse effect on Polaris' financial condition. See Note 8 of Notes to Financial Statements.

    Polaris warrants its snowmobiles, ATVs and PWC under a "limited warranty" for a period of one year, six months, and one year, respectively. For certain of its products, Polaris also offers for sale to its consumers an extended warranty contract for an additional one year period. Although Polaris employs quality control procedures, a product is sometimes distributed which needs repair or replacement. Historically, product recalls have been administered through Polaris' dealers and distributors and have not had a material effect on Polaris' business.

EFFECTS OF WEATHER

    Lack of snowfall in any year in any particular region of the United States or Canada may adversely affect snowmobile retail sales in that region. Polaris seeks to minimize this potential effect by stressing pre-season sales (see "-- Production Scheduling") and shifting dealer inventories from one location to another. However, there is no assurance that weather conditions would not have a material effect on Polaris' sales of snowmobiles, ATVs or PWC.

EMPLOYMENT

    Polaris employs a total of approximately 2,650 persons. Approximately 525 of its employees are salaried. Polaris considers its relations with its personnel to be excellent.

    Historically, Polaris' snowmobile business was seasonal, resulting in significant differences in employment levels during the year. Despite such variations in employment levels, employee turnover was not high. With the introduction of the ATV line in 1985, Polaris' employment levels have become more stable. Polaris' employees have not been represented by a union since July 1982.

PROPERTIES

    Polaris owns its principal manufacturing facility in Roseau, Minnesota. The facility consists of approximately 456,000 square feet of manufacturing space located on approximately 100 acres. In

August of 1991, Polaris acquired, for $8 million, a fabricating facility in order to bring more component parts manufacturing in-house. This facility consists of a 190,000 square foot plant situated on 38 acres and is located in Osceola, Wisconsin. Polaris makes ongoing capital investments in its facilities. These investments have increased production capacity for ATVs, snowmobiles and PWC. The Partnership believes that Polaris' manufacturing facilities are adequate in size and suitability for its present manufacturing needs.

    Polaris owns all tooling and machinery (including heavy presses, conventional and computer-controlled welding facilities for steel and aluminum, assembly lines, paint lines, and sewing lines) used in the manufacture of its products. Although Polaris holds numerous patents and uses various registered trademarks and names, it believes that the loss of any of them would not have a material effect on its business.

    Polaris leases its headquarters and warehousing facilities in Minneapolis, Minnesota and in Winnipeg, Manitoba. The Minneapolis facilities are leased from related parties pursuant to a lease that will terminate in 1997. See "Management
- -- Certain Relationships and Related Transactions." Polaris does not anticipate any difficulty in securing alternate facilities on competitive terms, if necessary, upon the termination of either lease.

    In August 1994, Polaris signed a one-year lease agreement for a 223,000 square foot assembly facility located on 24 acres of land in Spirit Lake, Iowa. Polaris has an option to purchase the facility for $1.85 million at the end of the lease term. Polaris anticipates utilizing the facility to assemble its PWC product line, and potentially certain snowmobile and ATV models in the future.

LEGAL PROCEEDINGS

    Polaris is involved in a number of legal proceedings, none of which is expected to have a material effect on the financial condition or the business of Polaris.


    Injection Research Specialists commenced an action in June 1990 against Polaris in Colorado federal court alleging various claims arising out of Polaris' advertisement and sale of electronic fuel injection snowmobiles. Injection Research Specialists seeks compensatory and punitive damages, its fees and costs, and injunctive relief. Fuji and UNISIA Japanese Electronic Control Systems also are parties to the action. Polaris has filed counterclaims in that action and has instructed its counsel to contest the matter vigorously. Management does not believe that any judgment rendered against it in this matter would have a material adverse effect on the financial condition of Polaris.



    In 1990, the Canadian income tax authorities proposed certain adjustments, principally relating to the original purchase price allocation to the Canadian subsidiary and transfer pricing matters for additional income taxes payable by Polaris' Canadian subsidiary for 1987 and 1988. The resolution of these proposed adjustments may also affect the Partnership's Canadian income tax expense for years subsequent to 1988. The Partnership has been informed of the Canadian income tax authorities' intent to initiate an audit of the tax years 1989 through 1992. Management intends to vigorously contest a substantial amount of the proposed adjustments, and the ultimate liability, if any, cannot be reasonably estimated. Management does not believe that the outcome of this matter will have a materially adverse impact on the financial position or continuing operations of Polaris. See Note 8 of Notes to Financial Statements.

                                 CAPITALIZATION


    The following table sets forth the historical capitalization of the Partnership and the pro forma current maturities of long-term debt and capitalization of the Corporation as if the Conversion and anticipated distributions and dividends for the year following the Conversion took place on September 30, 1994.



                                                                        POLARIS
                                                         POLARIS       INDUSTRIES
                                                       INDUSTRIES        INC.
                                                      PARTNERS L.P.    PRO FORMA
                                                       HISTORICAL         (1)
                                                      -------------    ---------
                                                            (IN THOUSANDS)
Current maturities of long-term debt (2)...........                    $ 35,000
                                                                       ---------
                                                                       ---------
Long-term debt, less current maturities (2)........                    $ 35,000
                                                                       ---------
                                                                       ---------
Partners' Capital:
  General Partner (deficit)........................   $   (4,817)
  Limited Partners.................................       97,016
  First rights assigned capital value..............        8,779
                                                      -------------
                                                         100,978
                                                      -------------
Stockholders' Equity:
  Preferred stock $.01 par value, authorized
   20,000,000 shares; no issued and outstanding
   shares..........................................
  Common stock $.01 par value, authorized
   80,000,000 shares; issued and outstanding
   18,110,684 shares...............................                         181
  Additional paid-in capital.......................                     100,797
  Retained earnings (deficit) (3)..................                     (84,802 )
                                                                       ---------
                                                                         16,176
                                                                       ---------
    Total capitalization...........................   $  100,978       $ 51,176
                                                      -------------    ---------
                                                      -------------    ---------

- ------------------------
(1)  See the unaudited pro forma financial statements and notes thereto included
     in   the  Partnership  financial   statements  for  additional  information
     regarding pro forma adjustments.

(2) Represents the expected borrowings in connection with the proposed special cash distributions.
(3) Represents the effect on Stockholders' Equity of recording anticipated distributions and dividends on Polaris Industries Inc. common stock of $115.8 million for the year following the Conversion and deferred tax assets of $42 million at the date of the transaction, less transaction-related expenses of $11 million.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The following table sets forth selected financial data of the Partnership and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and notes thereto included elsewhere in this Prospectus. The selected statements of operations data, cash flow data and balance sheet data as of and for each of the fiscal years in the five-year period ended December 31, 1993, have been derived from the financial statements of the Partnership which have been audited by McGladrey & Pullen, independent public accountants. The selected statements of operations data, cash flow data and balance sheet data as of and for the nine months ended September 30, 1993 and 1994, have been derived from the
Partnership's unaudited financial statements which, in the opinion of management, include all adjustments, consisting solely of normal recurring adjustments, necessary for a fair presentation of results for these periods and as of these dates. Results for interim periods are not necessarily indicative of the results that may be expected for the entire fiscal year or for other interim periods. The following unaudited pro forma data have been prepared based on the historical financial statements of Polaris Industries Partners L.P. adjusted for the transactions described in Note 10 of the Notes to Financial Statements.

          (IN THOUSANDS, EXCEPT PER BAC AND PRO FORMA PER SHARE DATA)


                                                                                                                 NINE MONTHS ENDED
                                                                       YEARS ENDED DECEMBER 31,                    SEPTEMBER 30,
                                                         ----------------------------------------------------   -------------------
                                                           1989       1990       1991       1992       1993       1993       1994
                                                         --------   --------   --------   --------   --------   --------   --------
STATEMENTS OF OPERATIONS DATA
  Sales...............................................   $242,618   $296,147   $297,677   $383,818   $528,011   $385,153   $584,725
                                                         --------   --------   --------   --------   --------   --------   --------
  Income before provision for income taxes............     26,865     33,010     33,430     39,681     53,270     35,988     56,618
  Provision for income taxes..........................        675      1,647      1,968      4,980      7,457      4,546      6,007
                                                         --------   --------   --------   --------   --------   --------   --------
  Net income..........................................   $ 26,190   $ 31,363   $ 31,462   $ 34,701   $ 45,813   $ 31,442   $ 50,611
                                                         --------   --------   --------   --------   --------   --------   --------
                                                         --------   --------   --------   --------   --------   --------   --------
  Net income applicable to limited partners (1).......   $ 24,701   $ 24,840   $ 24,918   $ 27,483   $ 36,284   $ 24,902   $ 40,084
                                                         --------   --------   --------   --------   --------   --------   --------
                                                         --------   --------   --------   --------   --------   --------   --------
  Net income per BAC..................................   $   1.65   $   1.65   $   1.65   $   1.73   $   2.25   $   1.54   $   2.46
                                                         --------   --------   --------   --------   --------   --------   --------
                                                         --------   --------   --------   --------   --------   --------   --------
UNAUDITED PRO FORMA INFORMATION (2)
  Income before provision for income taxes............   $ 26,865   $ 33,010   $ 33,430   $ 39,681   $ 51,539   $ 35,619   $ 53,646
  Provision for income taxes..........................      9,670     11,885     12,035     14,285     18,555     12,825     19,313
                                                         --------   --------   --------   --------   --------   --------   --------
  Net income..........................................   $ 17,195   $ 21,125   $ 21,395   $ 25,396   $ 32,984   $ 22,794   $ 34,333
                                                         --------   --------   --------   --------   --------   --------   --------
                                                         --------   --------   --------   --------   --------   --------   --------
  Net income per share................................       1.01       1.23       1.25       1.41   $   1.81   $   1.25   $   1.86
                                                         --------   --------   --------   --------   --------   --------   --------
                                                         --------   --------   --------   --------   --------   --------   --------
  Weighted average number of common and common
   equivalent shares outstanding (3)..................     17,088     17,136     17,162     17,968     18,215     18,225     18,415
                                                         --------   --------   --------   --------   --------   --------   --------
                                                         --------   --------   --------   --------   --------   --------   --------
CASH FLOW DATA
  Cash flow from operating activities.................   $ 44,447   $ 54,782   $ 46,642   $ 55,316   $ 79,323   $ 43,116   $ 77,801
  Cash purchases of property and equipment............      7,065      7,158     15,988     12,295     18,126     13,055     20,544
  Cash distributions to partners......................     32,514     42,582     42,581     44,025     46,493     34,641     37,322
  Cash distributions per BAC..........................       2.27       2.50       2.50       2.50       2.51       1.88       1.89
                                                         --------   --------   --------   --------   --------   --------   --------
                                                         --------   --------   --------   --------   --------   --------   --------
UNAUDITED PRO FORMA INFORMATION (2 and 4)
  Dividends...........................................                                                 10,925      8,193      8,193
  Dividends per share.................................                                                   0.60       0.45       0.45
  Special cash distributions..........................                                                104,877     69,918
  Special cash distributions per share................                                                   5.76       3.84
                                                         --------   --------   --------   --------   --------   --------   --------
                                                         --------   --------   --------   --------   --------   --------   --------

                                                                                                 NINE MONTHS ENDED SEPTEMBER 30,
                                                      YEARS ENDED DECEMBER 31,                 ------------------------------------
                                        ----------------------------------------------------                              1994
                                          1989       1990       1991       1992       1993       1993       1994      PRO FORMA(5)
                                        --------   --------   --------   --------   --------   --------   --------   --------------
BALANCE SHEET DATA
  Cash and cash equivalents..........   $ 27,886   $ 32,025   $ 20,098   $ 19,094   $ 33,798   $ 14,514   $ 53,733   $     7,931
  Net increase (decrease) in cash and
   cash equivalents..................     12,287      4,139    (11,927)    (1,004)    14,704     (4,580)    19,935       (25,867)
  Current assets.....................     60,344     66,893     59,200     74,999    109,748    110,705    178,443       144,641
  Total assets.......................    137,628    138,704    135,509    146,681    180,548    181,030    250,377       246,575
  Total liabilities..................     38,875     46,602     52,646     69,054     98,055    102,327    149,399       230,399
  General Partner's capital
   (deficit).........................       (419)    (2,753)    (5,066)    (7,105)    (7,397)    (7,921)    (4,817)      --
  Limited Partners' capital..........     99,172     94,855     87,929     84,732     89,890     86,624    105,795       --
  Stockholders' equity (6)...........      --         --         --         --         --         --         --           16,176
  Net book value per weighted average
   BAC and BAC equivalents...........       6.59       6.13       5.50       4.89       5.12       4.88       6.19       --
  Net book value per share (3
   and 6)............................      --         --         --         --         --         --         --             0.88

- ------------------------------
(1) Represents net income to BAC Holders after allocation to the General Partner and its affiliates and therefore does not represent all of the net income of the Partnership.
(2) The unaudited pro forma data are derived from the financial statements of the Partnership as if the Conversion had occurred on January 1, 1993 for the statements of operations and cash flows data. Such periods have been adjusted to eliminate the General Partner's annual fee of $500,000. The pro forma statements of operations and cash flows exclude the $11 million estimated costs of the Conversion, which will be recognized at the time of the Conversion. Adjustments have been made to the pro forma statements of operations and cash flows to provide for interest expense on long-term borrowings of approximately $70 million anticipated to be incurred in the third and fourth quarters of 1993, the year of the special pro forma cash distributions. Further, the pro forma statements of operations and cash flows assume the additional debt will be repaid at $8.75 million per quarter, commencing in 1994, the year following the pro forma special distributions. All periods have been adjusted to reflect a provision for income taxes calculated at a rate of 36%. Such rate reflects a combined federal and state statutory rate, net of related research and development credits and anticipated foreign sales corporation benefits. See Note 10 of Notes to Financial Statements for additional information regarding the pro forma adjustments.
(3) Pro forma weighted average number of common and common equivalent shares outstanding and the number of shares of common stock utilized to calculate the unaudited pro forma net book value per share include shares to be issued to BAC Holders, to the affiliates of the General Partner and to employees in connection with First Rights granted but not yet converted to BACs.
(4) Pro forma stockholder dividends, special cash distributions and the related per share amounts reflect the Sponsors' intent to recommend that the Corporation's Board of Directors establish an initial dividend rate of $0.15 per share per quarter, and pay three special nonrecurring cash distributions, each of $1.92 per share, payable during each of the last three quarters of 1995. The Corporation is under no legal or contractual obligation to make such distributions and dividends, and the timing and amount of future distributions and dividends will be at the discretion of the Board of Directors and will depend, among other things, on the future after tax earnings, operations, capital requirements, borrowing capacity, and financial condition of the Corporation and general business conditions. There can be no assurance that such distributions and dividends will be adopted or maintained by the Corporation.
(5) The unaudited pro forma balance sheet data are derived from the financial statements of the Partnership as if the Conversion and anticipated cash distributions and dividends for the year following the Conversion occurred on September 30, 1994. Estimated deferred tax assets resulting from the Conversion transaction of $42 million have been recorded and will be recalculated when the Conversion is completed and actual temporary differences can be determined. The change in deferred tax assets could be material. The $11 million estimated costs of the Conversion were recorded at the balance sheet date as an accrued expense. Anticipated cash distributions and dividends on Polaris Industries Inc. common stock of $115.8 million for the year following the Conversion were recorded at the balance sheet date, resulting in a deficit in retained earnings, on a pro forma basis. See footnote (4). The approximate $70 million expected to be borrowed in connection with the proposed special cash distributions has also been recorded at the balance sheet date.
(6) Pro forma stockholders' equity includes estimated amounts related to the recording of anticipated cash distributions and dividends on Polaris Industries Inc. common stock of $115.8 million for the year following the Conversion, expenses for the transaction and deferred tax assets, which will be recalculated when the Conversion is completed and actual temporary differences can be determined. The change in deferred tax assets could be material. Pro forma net book value per share is adjusted for shares to be issued to affiliates of the General Partner and for shares to be issued for First Rights granted but not yet converted to BACs. For purposes of this transaction, assets and liabilities will be recorded at historical cost.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                           (HISTORICAL AND PRO FORMA)

    The following discussion pertains to the results of operations and financial position of the Partnership for each of the three years ended December 31, 1991, 1992 and 1993, and the nine-month periods ended September 30, 1993 and 1994, and should be read in conjunction with the financial statements included elsewhere herein. Due to the seasonal nature of the snowmobile, all terrain vehicle (ATV) and personal watercraft (PWC) businesses in which the Partnership is engaged, and to certain changes in production and shipping cycles, results of interim periods are not necessarily indicative of the results to be expected for the complete year.

RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1994

    Sales for the nine months ended September 30, 1994, increased to $584.7 million, representing a 52% increase over the $385.2 million of sales for the same period in 1993. Total finished goods shipments for the 1994 period have increased 43% over the same period in 1993. The Partnership's increase in sales in the 1994 period is primarily attributable to the broadening of the three product lines and the continued popularity of all Polaris products. Additional factors include the growth of the worldwide snowmobile market, the continuing favorable U.S. economy and an aggressive pricing strategy.

    Snowmobile unit sales volume increased 16% during the 1994 period, primarily because of continued growth in sales of the high performance, lightweight XLT model.

    ATV unit sales volume increased 45% during the 1994 period, primarily because of the continued growth in the utility and sports-enthusiasts' markets and the addition of a dedicated ATV production line with corresponding improvement in product availability at the dealer level.

    PWC unit sales volume increased 160% during the 1994 period, primarily because of the fast growth in the PWC market and due to the introduction of models aimed at both the family and sports rider market segments.

    The average sales per unit in the 1994 period increased by 3% for snowmobiles, 11% for ATVs and 3% for PWC, principally through the introduction and sale of more high-performance models that have a higher selling price than economy models.

    The gross  margin percentage  decreased to  24% for  the nine  months  ended
September 30, 1994, compared to 27% for the comparable period in 1993. This decrease in percentage is primarily a result of: (a) the change in product mix towards a greater percentage of sales from ATVs and PWC which generate lower gross margins than snowmobiles; (b) continued increases in raw material purchase prices for certain component parts because of the weakening of the U.S. dollar in relation to the Japanese yen; and (c) strengthening of the U.S. dollar in relation to the Canadian dollar which results in lower gross margins from the Partnership's Canadian subsidiary operation.

    Operating expenses increased $19.9 million (30%) for the nine-month period ended September 30, 1994 as a result of the sales volume increase, but as a percentage of sales, decreased to 14.7% for the nine-month period ended September 30, 1994, compared to 17.1% for the comparable period of 1993. The percentage decrease is due primarily to the Partnership's ability to support an increasing level of sales without a ratable increase in operating expenses, principally personnel.

    The change in non-operating expense (income) for the 1994 nine-month period is primarily attributable to investment income generated by higher cash and cash equivalent balances during the 1994 period compared to the 1993 period.

    Income tax expense increased $1.5 million for the 1994 nine-month period compared to the same period for 1993. This increase is attributable primarily to additional reserves established relating to the Canadian income tax examination in process.

YEARS ENDED DECEMBER 31, 1991, 1992 AND 1993

    Sales for 1993 were $528.0 million, an increase of 38% over 1992 sales of $383.8 million. Sales for 1992 increased 29% over 1991 sales of $297.7 million.

    Management believes its success in the snowmobile market is attributable to its product superiority, aggressive consumer promotional programs and strong dealer network. The 1993 sales increase resulted from the introduction of new models and the continued success of other popular models, including the XLT Special. Snowmobile unit sales volume increased over the prior year by 13% in 1992 and 26% in 1993.


    In 1993, the Partnership's ATV product line sales grew by 41% over 1992 sales as retail sales rose to the highest level in its history. ATV unit sales volume increased by 24% in 1992 over the prior year. Management believes it has been successful by targeting the all-purpose segment of the ATV market with new and improved products. The Partnership introduced several new models in 1993, including the Sportsman 4x4.


    Manufacturing and sales of PWC commenced in the first quarter of 1992 with the introduction of the SL650 model. In 1993 the Partnership added the SL750 and the three-passenger SLT750 models designed for families and sports riders. PWC unit sales volume increased 62% in 1993 over the initial shipments of PWC product in 1992.

    Except in 1993, when snowmobile sales per unit remained the same due to the dilutive effect of the Canadian currency exchange rates, average sales per unit have increased for each Polaris product line in each of the years 1991, 1992 and 1993. In each such year, the Partnership introduced and sold more high performance models. The average snowmobile sales per unit increased over the prior year by 4% in 1991 and 1992 and remained flat in 1993. The average ATV sales per unit increased over the prior year by 3% in 1991, 4% in 1992 and 5% in 1993. The average PWC sales per unit increased 11% in 1993 over the prior year.

    The gross profit percentage decreased from 32% in 1991 to 30% in 1992 and to 27% in 1993 primarily due to an aggressive pricing strategy, changes in the product mix and foreign exchange rates. The growing ATV and PWC businesses provide a lower gross profit percentage than does the snowmobile business. Raw material purchase prices have increased since 1991 for certain component parts because of the weakening of the U.S. dollar in relation to the Japanese yen. Strengthening of the U.S. dollar in relation to the Canadian dollar throughout 1993 has caused gross margin erosion of the Partnership's Canadian subsidiary operation. Additionally, warranty expenses have increased during the past three years as a result of the emphasis on technological innovation and introduction of new high-performance models.

    The Partnership continually invests in new product development, particularly in the areas of innovation and product diversification. New product development and research costs are recorded as cost of sales in the statement of operations. Research and development expenses, and the related percent to sales, were $4.8 million (1.6%) in 1991, $6.3 million (1.7%) in 1992 and $9.6 million (1.8%) in
1993. The Partnership incurred tooling expenditures for new products of $5.2 million in 1991, $7.1 million in 1992, and $9.3 million in 1993.

    Operating expenses as a percentage of sales were 21.5% in 1991, 19.3% in 1992 and 17.2% in 1993. Operating expenses as a percentage of sales have decreased because the Partnership has been able to increase sales without incurring a ratable amount of general and administrative expenses. In addition, because of the strong demand and competitive pricing for the Partnership's
products,   sales  and  marketing  program  expenses  have  remained  relatively constant.

    The provision for income taxes is increasing at a rate greater than the growth in income from the Canadian subsidiary because the Partnership continues to accrue for certain of the proposed Canadian income tax adjustments.

CASH DISTRIBUTIONS

    Since its inception, the Partnership has paid or declared the following quarterly cash distributions per BAC to the BAC holders (restated to reflect the two-for-one split effective August 1993):


                                                                            QUARTER
YEAR                                                           1          2          3          4        TOTAL
- ---------------------------------------------------------  ---------  ---------  ---------  ---------  ---------
                                                                                 $    .073  $    .30   $ .373
1987.....................................................  $    .30   $    .30        .30        .30         1.20
1989.....................................................       .77        .375       .375       .75         2.27
1990.....................................................       .625       .625       .625       .625        2.50
1991.....................................................       .625       .625       .625       .625        2.50
1992.....................................................       .625       .625       .625       .625        2.50
1993.....................................................       .625       .625       .63        .63         2.51
1994.....................................................       .63        .63        .63           *        1.89
                                                                                                       ---------
Total....................................................                                              $    15.74



* Not announced


    Cumulative cash distributions have exceeded a 15% annual return on the original $10 per BAC investment (as adjusted for the two-for-one split effective August, 1993). Accordingly as provided for in the Partnership Agreement, cash distributions have been, and will continue to be, allocated 79.2% to Limited Partners and 20.8% to the General Partner as long as such distributions cumulatively exceed a 15% annual return.


    The Partnership has no present intention of increasing cash distributions even if its taxable income increases. As in prior years, BAC Holders will be required to report and pay tax on their share of the Partnership's taxable income. In view of the Partnership's recent growth in book income, its taxable income currently is expected to exceed, by a substantial amount at least in 1994, the amount of cash distributions. Increases in taxable income are likely to correspond to increases in book income of the Partnership which, for the nine-month period ended September 30, 1994, increased by over 50% compared to the same period in 1993. The disparity between taxable income and cash distributions is expected to increase for the foreseeable future, and will be greater for those BAC Holders that have held BACs for longer periods of time and purchased their BACs at lower prices.



LIQUIDITY AND CAPITAL RESOURCES


    The Partnership's primary sources of funds have been cash provided by operating activities, a seasonal line of credit and a dealer financing program provided by third parties. The Partnership's primary uses of funds have been for distributions to partners, capital investments and for new product development.

    During the nine months ended September 30, 1994, the Partnership generated net cash from operating activities of $77.8 million, which was utilized to fund distributions of $37.3 million and cash capital expenditures of $20.5 million. In 1993, the Partnership generated net cash from operating activities of $79.3 million, which was utilized to fund distributions of $46.5 million and cash capital expenditures of $18.1 million. At September 30, 1994, cash and cash equivalents totaled $53.7 million, an increase of $19.9 million from December 31, 1993. Working capital totaled $29.0 million at September 30, 1994, an increase of $17.3 million from December 31, 1993.

    The seasonality of production and shipments causes working capital requirements to fluctuate during the year. The Operating Partnership has a $40 million unsecured bank line of credit arrangement expiring May 1, 1995 with interest charged at the prime interest rate, CD-based or LIBOR-based rates. In connection with this arrangement, the Operating Partnership has agreed to certain limitations on distributions from the Operating Partnership to the Partnership in certain circumstances. At September 30, 1994, the Operating Partnership had no short-term debt under this line of credit and had utilized its bank line to the extent of letters of credit outstanding of $17.5 million related to purchase obligations for raw materials.

    The Partnership has arrangements with unrelated finance companies to provide floor plan financing for its distributors and dealers. These arrangements provide liquidity by financing distributor and dealer purchases of snowmobiles, ATVs and PWC without the use of working capital. Substantially all of the sales of snowmobiles, ATVs and PWC are financed under these arrangements whereby the Partnership receives payment within a few days of shipment of the product. The amount financed by distributors and dealers under these arrangements at December 31, 1993, and September 30, 1994, was approximately $64.9 million and $203.9 million, respectively. The Partnership participates in the cost of dealer and distributor financing up to certain limits. The Partnership has agreed to repurchase products repossessed by the finance companies to an annual maximum of 15% of the average amount outstanding during the prior calendar year. The Partnership's financial exposure under these agreements is limited to the difference between the amount paid to the finance companies and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements. However, an adverse change in the economy could cause this situation to change and thereby require the Partnership to repurchase financed units. Management intends to record a sales allowance when it becomes probable that returns under this program will be material.

    The Partnership has made capital investments to increase production capacity and efficiency and for new product development. Over the past several years these investments have included the introduction of the PWC product line, the introduction of new snowmobile and ATV models to broaden those product lines, the expansion of manufacturing capacity, the purchase of enhanced fabrication and assembly equipment, and the continuing development and implementation of systems and programs to improve quality and efficiency and to reduce costs. Improvements in manufacturing capacity include the $8.0 million purchase of a component parts fabrication facility in 1991, the addition of an assembly line dedicated to year-round production of ATVs in 1993, improvements in plant lay-out and the expansion to a new leased assembly facility in 1994. The Partnership anticipates that capital expenditures for 1994 will approximate $36 million.

    Revenue  Canada,  the   Canadian  income  tax   authorities,  has   proposed
adjustments to the 1987 and 1988 income tax returns of the Partnership's Canadian subsidiary. The resolution of these proposed adjustments may also affect the Partnership's Canadian income tax returns for years subsequent to 1988. The Partnership has been informed of Revenue Canada's intent to initiate audits of the tax years 1989 through 1992. The proposed adjustments relate primarily to the original purchase price allocation of the Canadian subsidiary and certain transfer pricing matters. Management intends to vigorously contest a substantial amount of the proposed adjustments and the ultimate additional liability cannot be reasonably determined. Management does not believe the outcome of this matter will have a materially adverse impact on the financial position or continuing operations of the Partnership. At September 30, 1994, the Partnership had accrued $10.2 million for income taxes.

    The proposed conversion of the Partnership will significantly impact future liquidity and capital resources, as a result of (a) the proposed plan to make special distributions aggregating approximately $104.9 million ($5.76 per share) to be paid in three equal installments during each of the last three quarters of 1995, (b) the proposed plan to pay regular quarterly dividends of $0.15 per share, or approximately $10.9 million per year, (c) the Partnership's incurrence of approximately $11 million in expenses in connection with the proposed conversion, and (d) the Corporation's payment of corporate federal, state and certain foreign income taxes on current earnings, which are estimated to be approximately 36% of pre-tax income. The Sponsors anticipate that a total of approximately $70 million in debt will be incurred in the third and fourth quarters of 1995 to finance the special distributions. As a result, the Corporation will be required to obtain financing in addition to the Partnership's current bank line of credit. The Sponsors believe that requisite financing can be obtained on acceptable terms.

    At this time, management is not aware of any other factors that would have a materially adverse impact on cash flows beyond 1994.

INFLATION AND EXCHANGE RATES

    The Partnership does not believe that inflation has had a material impact on the results of its operations. However, the changing relationship of the U.S. Dollar to the Canadian dollar and Japanese yen has had a material impact from time-to-time.

    The principal competitors in ATVs are Japanese companies and one of the significant snowmobile and PWC competitors is a Japanese company. Over the past several years, weakening of the U.S. dollar in relation to the yen has resulted in higher raw material purchase prices. On average, in 1993 approximately 32% of the standard cost of each snowmobile, 24% of the standard cost of each ATV, and 44% of the standard cost of each PWC consist of material purchased from Japanese suppliers.

    The Partnership operates in Canada through a wholly-owned subsidiary. Sales of the Canadian subsidiary comprised 20% of total Polaris sales in 1993. Strengthening of the U.S. dollar in relation to the Canadian dollar throughout 1993 has caused unfavorable foreign currency fluctuations from prior periods resulting in lower gross margin levels.

    In the past, the Partnership has been a party to, and in the future may enter into, foreign exchange hedging contracts for both the Japanese yen and the Canadian dollar to minimize the impact of exchange rate fluctuations within each year. To date, such contracts have not had a material impact on earnings.

                        MARKET PRICES AND DISTRIBUTIONS


    The BACs are listed on the American Stock Exchange and the Pacific Stock Exchange under the symbol "SNO". At November 18, 1994, there were approximately 18,860 holders of record of the BACs. The following table sets forth the high and low sale prices per BAC as reflected on the composite tape for the periods indicated, all as adjusted to reflect the two-for-one unit split which became effective on August 18, 1993:



                                                                             HIGH          LOW
                                                                           ---------    ---------
1992
- ------------------------------------------------------------------------
First Quarter...........................................................   $20          $18 1/16
Second Quarter..........................................................    22 1/2       19
Third Quarter...........................................................    24 1/2       21 1/8
Fourth Quarter..........................................................    23 3/4       21 1/16

1993
- ------------------------------------------------------------------------
First Quarter...........................................................    26 9/16      21 13/16
Second Quarter..........................................................    30 15/16     25 13/16
Third Quarter...........................................................    36           27 15/16
Fourth Quarter..........................................................    38 1/2       32 1/4

1994
- ------------------------------------------------------------------------
First Quarter...........................................................    37 3/8       29 1/8
Second Quarter..........................................................    35 7/8       30 1/8
Third Quarter...........................................................    39           32 1/8
Fourth Quarter (through November 18)....................................    46 7/8       37 5/8



    The closing sale price as reflected on the composite tape on November 18, 1994, the last trading day prior to the mailing of this Proxy Statement, was
        . The average closing price during the ten trading days ending August 24, 1994, the last trading day before the Partnership publicly announced the planned Conversion, was $36.


    The Partnership paid the following distributions per unit to BAC Holders during the years ended December 31, on or about the 15th day of the months indicated, all as adjusted for the two-for-one unit split which became effective on August 18, 1993:


                                                        1994       1993       1992       1991
                                                      ---------  ---------  ---------  ---------
February............................................  $   0.630  $   0.625  $   0.625  $   0.625
May.................................................      0.630      0.625      0.625      0.625
August..............................................      0.630      0.625      0.625      0.625
November............................................      0.630      0.630      0.625      0.625



    On December 1, 1993, the Partnership declared a regular quarterly distribution of $0.63 per BAC to holders of record on December 15, 1993. This distribution was paid on February 15, 1994. On March 1, 1994 the Partnership declared a first quarter 1994 distribution of $0.63 per BAC which was paid on May 16, 1994 to holders of record as of March 15, 1994. On May 23, 1994, the Partnership declared a second quarter distribution of $0.63 per BAC which was paid on August 15, 1994 to holders of record as of June 15, 1994. On August 25, 1994 the Partnership declared a third quarter distribution of $0.63 per BAC which was paid on November 15, 1994 to holders of record as of September 15, 1994. If the Partnership declares the regular quarterly distribution on or about December 1, 1994 in accordance with prior practice, a fourth quarter distribution of $.63 per BAC would be paid on or about February 15, 1995 to holders of record on or about December 15, 1994.


    If the Conversion is completed between the date of a declaration of a distribution to the General Partner, its affiliates and the BAC Holders, and the date of payment of such distribution, the Merger Agreement provides that persons who were BAC Holders on the record date for the distribution will receive such distribution and that the Transferors transferring interests in EIPCC, the General

Partner and the Operating General Partner will receive their pro rata shares of the distribution otherwise payable to the General Partner and the Operating General Partner. In addition, if the Conversion is completed in a fiscal quarter before declaration of the regular quarterly distribution, the Partnership intends to pay a cash distribution to BAC Holders of record on the closing date of the Merger equal to the pro rata portion of $0.63 corresponding to the portion of the Partnership's fiscal quarter ending on the Effective Date. Assuming the Conversion Proposal is approved by the BAC Holders at the Special Meeting and, as expected, the Conversion is consummated by December 31, 1994, there will be no further distributions by the Partnership after payment of the fourth quarter distribution referred to above. The Transferors transferring interests in EIPCC, the General Partner and the Operating General Partner will receive their pro rata shares of such special cash distribution otherwise payable to the General Partner and the Operating General Partner.


    The Corporation, which was formed solely for the purpose of facilitating the Conversion, has no independent assets or operations. Hence no dividends have been paid on the Common Stock. The Sponsors, who will be the senior management of the Corporation following the Conversion, have determined to recommend that the Corporation's Board of Directors adopt a cash dividend distribution policy, a principal purpose of which will be to provide that the total amount of cash distributions made by the Partnership per BAC and cash dividends paid by the Corporation per share of Common Stock during the period commencing January 1, 1995 and ending December 31, 1997, will be equal to the amount ($7.56 per BAC) which BAC Holders would have received in cash distributions from the Partnership with respect to such period if the Conversion had not taken place. The Sponsors believe that such a policy would help facilitate the orderly transition in the capital markets during the months following the Conversion from primarily income-oriented investors to primarily growth-oriented and institutional investors expected to invest in the Corporation.


    Accordingly, the Sponsors intend to recommend that the Corporation's Board of Directors pay the Proposed Distributions (i.e. an initial cash dividend rate of $0.15 per share of Common Stock per quarter and, in addition, pay special cash distributions for each of the last three quarters of 1995 in an amount per share equal to one-third of (a) $5.76 less (b) if the Conversion is not consummated in 1994, the amount per BAC of any cash distributions declared and paid by the Partnership on or after January 1, 1995 to the extent such distributions exceed $.15 per BAC).


    The payment of dividends and distributions by the Corporation will be at the discretion of its Board of Directors, will be subject to legal and contractual limitations, and will depend upon the future earnings, operations, financial condition and capital and other requirements of the Corporation. There can be no assurance that the foregoing dividend and distribution policy will be adopted or that dividends and distributions in the amounts set forth above will in fact be paid. However, the General Partner and the Sponsors, after consultation with their financial and legal advisors, believe that the Corporation will be in a position to pay dividends and distributions in the amounts set forth above. See "Risk Factors, Conflicts of Interest and Other Considerations -- Risks, Conflicts of Interest and Considerations Related to the Conversion -- Change in Distribution Policy."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF EIPCC

    The General Partner, or an affiliate, manages the overall business of the Partnership and the Operating Partnership. The General Partner is managed by EIPCC, its managing general partner. EIPCC also acts as the management agent for the Partnership. The directors and executive officers of EIPCC are:

        NAME            AGE                       POSITION
- ---------------------   ---  --------------------------------------------------
Paul Bagley             51   Chairman and Director
Victor K. Atkins, Jr.   49   President, Secretary, Treasurer and Director

    Paul Bagley has been Chairman of EIPCC since April 1987. He is Chairman and Chief Executive Officer of FCM Fiduciary Capital Management, a registered investment advisor, and a Managing Partner of Stone Pine Capital, Inc. Mr. Bagley is also the Chairman and Chief Executive Officer of American National Security, Inc. ("ANS"). He is a director of America First Financial Fund 1987A, and a director and member of the executive committee of Eureka Bank, a federal savings bank. Mr. Bagley also serves as Chairman of the Board of Directors of Silver Screen Management, Inc., International Film Investors, Inc. and Franchise Finance Corporation of America II. Prior to October 1988, Mr. Bagley was with Shearson Lehman Hutton Inc., or its predecessor firm, E.F. Hutton & Company Inc. ("Hutton") since 1968, most recently as a Managing Director. Mr. Bagley is a graduate of the University of California at Berkeley and the Harvard Business School.

    Victor K. Atkins, Jr. has been President of EIPCC and Chairman of Polaris Industries Capital Corporation ("PICC") since April 1987. Mr. Atkins also served as Chairman and director of Houston Biotechnology Inc. between May 1992 and June 1994, and has been President and a director of ANS since April 1991. Mr. Atkins is a graduate of Harvard College and the Harvard Business School.

    EIPCC, Victor K. Atkins, Jr. and Paul Bagley were among the defendants in a lawsuit filed on March 5, 1993 by EIP Holdings L.P., a shareholder of EIPCC, Lehman Brothers Inc. and others, which sought the replacement of these two directors and monetary damages of unspecified amounts from the defendants. On March 8, 1993, certain of the defendants in the above action brought an action against one of the plaintiffs in the above action and others seeking, among other things, a determination that the two defendant directors had been properly elected as directors of EIPCC. On August 25, 1994, all the parties to the March 5, 1993 action entered into a settlement agreement. The March 8, 1993 action has been dismissed as moot. In connection with the settlement agreement, EIP Holdings L.P. is no longer a shareholder in EIPCC and cancelled the agreement pursuant to which it was entitled to elect one of the EIPCC board members. Accordingly, such member has resigned as a director of EIPCC. Pursuant to the settlement agreement, the litigation was subsequently dismissed with prejudice. The settlement does not effect the operations of the Operating Partnership or distributions to BAC Holders.

    The day-to-day administration and operation of the Operating Partnership is managed by the Operating General Partner. The Operating General Partner is managed by its managing general partner, PICC, a wholly-owned subsidiary of EIPCC.

DIRECTORS AND EXECUTIVE OFFICERS OF PICC

    The directors and executive officers of PICC are:

        NAME            AGE                       POSITION
- ---------------------   ---  --------------------------------------------------
Victor K. Atkins, Jr.   49   Chairman, Secretary and Director
W. Hall Wendel, Jr.     51   Chief Executive Officer and Director
Paul Bagley             51   Director
Kenneth D. Larson       54   President, Chief Operating Officer
John H. Grunewald       58   Executive Vice President, Finance and
                              Administration
James Bruha             54   Vice President - Manufacturing
Charles A. Baxter       46   Vice President - Engineering and Product Safety
Ed Skomoroh             56   Vice President - Sales and Marketing
Michael W. Malone       36   Chief Financial Officer and Treasurer

    W. Hall Wendel, Jr. has served as Chief Executive Officer of PICC, the Managing General Partner of Polaris Industries Associates L.P., which is the Operating General Partner of Polaris Industries L.P., since 1987. From 1981 to 1987, Mr. Wendel was Chief Executive Officer of the predecessor of Polaris, which was formed to purchase the snowmobile assets of the Polaris E-Z-Go Division of Textron. Before that time, Mr. Wendel was President of the Polaris E-Z-Go Division for two years and prior thereto, held marketing positions as Vice President of Sales and Marketing and National Sales Manager since 1974.

    Kenneth D. Larson has been President and Chief Operating Officer of PICC since October 1988. Prior thereto, Mr. Larson was Executive Vice President of the Toro Company responsible for its commercial, consumer and international equipment businesses, and had held a number of general management positions since joining Toro Company in 1975.

    John H. Grunewald has been Executive Vice President, Finance and Administration of PICC since September 1993. Prior to joining Polaris, Mr. Grunewald was employed for 16 years by Pentair, Inc., a diversified manufacturer of industrial products, most recently as Executive Vice President, Chief Financial Officer and Secretary.

    James Bruha has been Vice President, Manufacturing since October 1989. Prior to joining Polaris in February 1989, Mr. Bruha held a variety of management positions with the Toro Company for the previous 17 years, including materials and operations management responsibilities for three different Toro divisions.

    Charles A. Baxter has been Vice President - Engineering of Polaris since June 1981 and prior thereto, since 1970, was employed as Director of Engineering of the Polaris Division of Textron.

    Ed Skomoroh was elected Vice President, Sales and Marketing in October 1988. Prior thereto he was Vice President, Polaris Canada and President, Secretary and Director of Polaris Industries Inc., an Ontario corporation and a wholly-owned subsidiary of the Partnership. Mr. Skomoroh joined Polaris in 1982 as General Manager, Canada, and was, for more than one year prior thereto, the General Manager for the Canadian operations of Arctic Enterprises, Inc., a snowmobile manufacturer.

    Michael W. Malone has been Chief Financial Officer and Treasurer of Polaris since January 1993. Prior thereto he was Assistant Treasurer of the PICC. Mr. Malone joined Polaris in 1984 after four years with Arthur Andersen & Co.

    The Board of Directors of PICC currently has two standing committees, the Compensation Committee and the Audit Committee. Victor K. Atkins, Jr. and Paul Bagley are the members of each such Committee.

DIRECTORS AND EXECUTIVE OFFICERS OF THE CORPORATION AFTER THE CONVERSION

    The individuals listed below will be the directors and officers of the Corporation immediately upon completion of the Conversion:

       NAME           AGE                        POSITION
- -------------------   ---   --------------------------------------------------
W. Hall Wendel, Jr.   51    Chairman and Chief Executive Officer, Director
Beverly F. Dolan      67    Director(1)
Robert S. Moe         63    Director(1)
Kenneth D. Larson     54    President and Chief Operating Officer, Director(1)
Stephen G. Shank      50    Director(1)
Gregory R. Palen      39    Director(1)
Andris A. Baltins     49    Director(1)
John H. Grunewald     58    Executive Vice President, Chief Financial Officer
                             and Secretary
James Bruha           54    Vice President-Manufacturing
Charles A. Baxter     46    Vice President-Engineering and Product Safety
Ed Skomoroh           56    Vice President-Sales and Marketing
Michael W. Malone     36    Vice President and Treasurer

- ------------------------
(1) Messrs. Dolan, Moe, Larson, Shank, Palen and Baltins have consented to serve as directors of the Corporation upon completion of the Conversion.

    The Board of Directors of the Corporation will be divided into three classes serving staggered three-year terms. The term of office of Messrs. Larson and Baltins is to expire in 1995; the term of office of Messrs. Moe and Dolan is to expire in 1996; and the term of office of Messrs. Wendel, Palen and Shank is to expire in 1997.

    Beverly F. Dolan was the Chairman and Chief Executive Officer of Textron, Inc., a multi-industry company with operations in aerospace technology, commercial products and financial services, from 1986 through 1992. Since 1992, he has been an investor. Mr. Dolan is a director of Textron, Inc.; First Union Corporation, a bank holding company; Ruddick Corporation, a multi-industry company with operations in retail grocery, thread manufacturing and printing; and FPL Group, Inc., a Florida electrical power producer. Mr. Dolan served on President Bush's Export Council and was elected Vice Chairman of the council in November 1990.

    Robert S. Moe was Executive Vice President and Treasurer of PICC or Polaris from 1981 through 1992. Since 1992, he has been an investor.

    Stephen G. Shank has been the President and Chief Executive Officer of Learning Ventures, Inc., a provider of education programs, since September 1991. Prior thereto, from 1988, he was Chairman and Chief Executive Officer of Tonka Corporation, a marketer and manufacturer of toy and game products. Mr. Shank is a director of National Computer Systems, Inc., an information services company, and Advance Circuits, Inc., a manufacturer of printed circuit boards and electronic interconnect devices. In addition, Mr. Shank is a director of various private and non-profit corporations.

    Gregory R. Palen has been the Chairman and Chief Executive Officer of Spectro Alloys, an aluminum manufacturing company since 1989 and Chief Executive Officer of Palen/Kimball Company, a heating and air conditioning company, since 1980. He is a director of Valspar Corporation, a paint and coatings manufacturing company. In addition, Mr. Palen is a director of various private and non-profit corporations.

    Andris A. Baltins has been a member of the law firm of Kaplan, Strangis & Kaplan, P.A. since 1978. He is a director of Affinity Group, Inc., a membership-based marketing company. In addition, Mr. Baltins is a director of various private and non-profit corporations.

EXECUTIVE COMPENSATION

    The following table sets forth the aggregate cash compensation paid by Polaris Industries L.P. to each of the chief executive officer and the four most highly compensated executive officers, each of whom will continue in such positions with the Corporation if the Conversion Proposal is approved and the Conversion is consummated, for services rendered in all capacities for the year ended December 31, 1993:


                           SUMMARY COMPENSATION TABLE



                                                                                       LONG-TERM COMPENSATION
                                                                                  --------------------------------
                                                                                        AWARDS           PAYOUTS
                                            ANNUAL COMPENSATION                   -------------------  -----------
                                          ------------------------  OTHER ANNUAL  RESTRICTED  OPTIONS     LTIP         ALL OTHER
       NAME & PRINCIPAL POSITION          YEAR   SALARY   BONUS(1)  COMPENSATION   STOCK(2)    /SARS   PAYOUTS(3)   COMPENSATION(4)
- ----------------------------------------  ----  --------  --------  ------------  ----------  -------  -----------  ---------------
W. Hall Wendel, Jr.                       1993  $240,000  $328,800                                     $  -0-       $     7,075
  Chief Executive Officer                 1992   240,000   249,600                                     3,736,049          6,866
                                          1991   240,000   144,000                                     1,457,861          6,667
Kenneth D. Larson                         1993   185,433   278,149                                       744,002          7,075
  Chief Operating Officer                 1992   183,750   199,920                                       858,297          6,866
  and President                           1991   183,750   115,763                                       765,000          6,667
Charles A. Baxter                         1993   150,000   144,000                                        -0-             7,075
  Vice President--                        1992   150,000   118,500                                     1,245,335          6,866
  Engineering and Product                 1991   150,000    85,500                                       485,966          6,667
  Safety
Ed Skomoroh                               1993   129,402   121,636                                       248,045          7,075
  Vice President--Sales                   1992   129,402   102,228                                       286,069          6,866
  and Marketing                           1991   129,402    73,759                                       765,000          6,667
James Bruha                               1993   121,346   120,133                                       248,045          7,075
  Vice President--                        1992   120,000   102,000                                       597,414          6,866
  Manufacturing                           1991   120,000    78,000                                       121,482          6,667

- ------------------------------
(1) Bonus payments are reported for the year in which the related services were performed.

(2) In 1994 an additional 127,500 First Rights were granted pursuant to the Management Plan, including 8,000, 10,000, 5,000, 5,000, and 15,000 to
     Messrs. Wendel, Larson, Baxter, Skomoroh and Bruha, respectively. These First Rights will convert to shares of Common Stock on January 1, 1997 (50%) and the remainder convert on January 1, 1998 (50%) if the Conversion is consummated.

(3) These payments are First Rights which converted on December 28, 1993 for 1993, December 28, 1992 for 1992 and January 1, 1992 for 1991.

(4)  Includes   Operating  Partnership  matching  contributions  to  the  401(k)
     retirement savings plan.


    In addition, EIPCC, the managing general partner of the General Partner, acts as management agent (the "Management Agent") in the performance of certain administrative services on behalf of the Partnership and receives an annual management fee in the amount of $500,000 pursuant to a Management Agreement (the "Fee"). The Fee is applied towards salaries, overhead and other expenses of the Management Agent in connection with the administration of the Partnership. If the Merger is approved and the Conversion is consummated, the Management Agreement will be terminated and the Fee will no longer be paid.

DEATH AND DISABILITY BENEFITS AND DEFERRED COMPENSATION

    An agreement with Mr. Wendel provides benefits in the event of death, disability, retirement or severance. If, during the term of his employment, Mr. Wendel becomes totally disabled, the Operating Partnership will pay monthly disability payments of $4,167 during his lifetime until age 65. In the event of the death of Mr. Wendel during his employment or while receiving disability payments, the Operating Partnership will pay Mr. Wendel's designated beneficiary a total of $500,000 in monthly payments over ten years. In the event of termination of employment without cause, the Operating Partnership will pay $500,000, in monthly installments over ten years commencing on Mr. Wendel's

65th birthday or, if later, retirement. In the event of voluntary termination of employment by Mr. Wendel, the Operating Partnership will pay $50,000 for each full year of service (including the period during which disability payments are received) after September 14, 1982, up to $500,000 in monthly installments over ten years commencing on Mr. Wendel's 65th birthday or, if later, retirement.

LONG-TERM INCENTIVE COMPENSATION

    MANAGEMENT AND EMPLOYMENT PLANS. The Partnership Agreement provides for the issuance of up to 2,400,000 First Rights to acquire BACs as an incentive for operating management and employees of the Operating Partnership. Of such First Rights, 900,000 were reserved for issuance to non-management employees of the Operating Partnership (the "Employee Plan") and 1,500,000 were reserved for issuance to middle management and senior management (the "Management Plan"). As described below, as of the date hereof, 1,865,497 First Rights have already automatically converted into BACs, and the Partnership has already satisfied the criteria for automatic conversion of the remaining First Rights into BACs.

    The Employee and the Management Plans are administered by a committee (the "Bonus Committee") consisting of Victor K. Atkins, Jr., W. Hall Wendel, Jr. and John H. Grunewald. Any actions taken by the Bonus Committee (with respect to the Employee and the Management Plans) must be consistent with the respective members' fiduciary obligations to the Partnership. Any actions of the Bonus Committee (with respect to the Employee and the Management Plans) are reviewed by the Board of Directors of PICC and shall be deemed appropriate unless such Board establishes otherwise. In addition to being President, Secretary, Treasurer and Director of EIPCC and the individual general partner of the General Partner, Mr. Atkins is also Chairman of PICC and the individual general partner of the Operating General Partner and a director of PICC. Mr. Wendel is Chief Executive Officer of the Operating Partnership and a director of PICC. Mr. Grunewald is Executive Vice President--Finance and Administration of the Operating Partnership. Mr. Wendel and Mr. Grunewald are participants in, and have been granted significant First Rights under, the Management Plan. No First Rights have been or will be granted to Mr. Atkins.

    As of the date hereof, 2,177,997 First Rights have been issued. Of the amount, (i) 1,670,641 First Rights were converted into BACs and remain outstanding, (ii) 194,856 First Rights were canceled pursuant to a program (no longer in effect) adopted to assist First Rights plan participants in the payment of personal income tax in exchange for the cancellation of First Rights that were scheduled to convert to BACs, and (iii) 312,500 First Rights will convert into BACs on various dates in the future. 222,003 First Rights remain available for future issuance at the times and subject to the conditions specified by the Committee, in its discretion. The existing First Rights will be assumed by the Corporation, with only such changes as are necessary to reflect conversion to corporate form.

    No First Rights may be granted under either plan after December 31, 1999, and the First Rights expire January 1, 2003.

    If any employee who has been issued First Rights under the Management Plan ceases to be an employee for any reason other than death, before all of the BACs relating to First Rights granted to such employee have been issued, such First Rights relating to unissued BACs shall terminate and no additional BACs shall be issued to him or her under the Management Plan.

    If a non-management employee who has been issued First Rights under the Employee Plan is terminated for any reason other than for cause, he or she shall be entitled to receive all or a portion (depending on years of service with the Operating Partnership) of the BACs issuable with respect to First Rights granted to him, at such times and under such conditions as are set forth in the Employee Plan and such First Rights.

    The following table sets forth the numbers of First Rights granted since inception of the Management Plan to the following officers of the Operating Partnership, as well as those First Rights which have converted as of December 31, 1993:

                                                                            REMAINING RIGHTS
                                          RIGHTS     RIGHTS     REMAINING   VALUE AT DECEMBER
                                          GRANTED   CONVERTED    RIGHTS         31, 1993
                                         ---------  ---------  -----------  -----------------
W. Hall Wendel, Jr.....................    248,000    240,000       8,000      $   270,000
Kenneth D. Larson......................    110,000    100,000      10,000          337,500
Charles A. Baxter......................     85,000     80,000       5,000          168,750
Ed Skomoroh............................     65,000     60,000       5,000          168,750
James Bruha............................     55,000     40,000      15,000          506,250

    BONUS AND PROFIT SHARING PLANS. In addition to the issuance of First Rights, bonus and profit sharing plans have been established for employees who meet minimum service requirements and will be assumed by the Corporation, with only such changes as are necessary to reflect conversion to corporate form. Bonuses and profit sharing awards will be paid to the employees determined by the Bonus Committee in amounts determined by it. All actions taken by the Bonus Committee are to be consistent with the respective members' fiduciary obligations to the Partnership. The actions of the Bonus Committee are reviewed by the Board of Directors of PICC and deemed appropriate unless the Board establishes otherwise. Bonus awards are granted each year, based on "Pre-Tax Distributable Cash Flow," which means for any year, the pre-tax earnings of the Operating Partnership, without regard to any amounts payable pursuant to the bonus pool, as adjusted to (a) add the sum of (1) depreciation and amortization of fixed assets, tooling, inventory valuation step-up, intangible assets and goodwill and (2) compensation expense recorded in connection with the First Rights employee benefit plans, and to (b) subtract the sum of (1) capital expenditures of the Operating Partnership, and (2) permitted administrative expenses of both the Operating Partnership and the Partnership (exclusive of the annual management fee payable by the Partnership to the Management Agent), up to a maximum of the following:

                                                                                     PERCENTAGE
                                                                                    PARTICIPATION
PRE-TAX DISTRIBUTABLE CASH FLOW                                                     IN INCREMENT
- --------------------------------------------------------------------------------  -----------------
        $0 -- $12,000,000.......................................................              0%
$12,000,001 -- $15,000,000......................................................              5%
$15,000,001 -- $20,000,000......................................................             10%
$20,000,001 -- $25,000,000......................................................             15%
$25,000,001 -- $30,000,000......................................................             20%
$30,000,001 or more.............................................................             25%

    In general, the Bonus Committee will consider factors such as the previous year's bonus, base compensation, responsibilities and performance of the individual employee and performance of the Operating Partnership as a whole in determining bonus awards.

    In addition to the above computation, the Bonus Committee may, in its discretion, grant a certain amount of profits to be distributed to employees relating to an historical profit sharing plan. In the event with respect to any year the Bonus Committee does not grant awards in an amount equal to the maximum amount for such year, the difference between the maximum and actual amount of the award may, at the discretion of the Bonus Committee, be carried over to a subsequent year and added to the maximum amount with respect to which awards may be granted in such subsequent year. Awards will be paid in cash, in a lump sum, not later than 30 days following the completion of the Partnership's audit for such year. An employee designated by the Bonus Committee shall be eligible to receive an award if he or she is employed to the last day of the Partnership's fiscal year. It is intended that the bonus and profit sharing plans shall continue indefinitely; provided, however, that since

January 1, 1993, the Board of PICC has had the power to terminate the plans. The allocations to the bonus and profit sharing plans for the years ended December 31, 1993, 1992, and 1991, were $16,236,000, $11,411,000, and $9,475,000, respectively.

RETIREMENT SAVINGS PLAN

    Effective June 1, 1985, Northwestern, the predecessor company, adopted a Retirement Savings Plan (the "Plan") for all employees who meet minimum service requirements. Such Plan was adopted by the Operating Partnership and will be assumed by the Corporation, with only such changes as are necessary to reflect conversion to corporate form. The Plan is intended to qualify as a retirement plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. Under the Plan, employees may save up to 15% of their income through payroll deductions. The Operating Partnership may, if it elects, also make contributions which match the employee contributions up to 4% of the employee's income. The Operating Partnership's matching contribution immediately vests in the employee's account. Amounts in a participant's account are distributable upon termination of employment.

    The Board of Directors of PICC may, at any time, amend or terminate the Plan. As of December 31, 1993, substantially all of the eligible employees participated in the Plan through payroll deductions. The Operating Partnership contributed matching contributions of approximately $1,099,000 under the plan for the year ended December 31, 1993, $898,000 for the year ended December 31, 1992, and $766,000 for the year ended December 31, 1991. For the year ended December 31, 1993 the Partnership made matching contributions to Messrs. Wendel, Larson, Baxter, Skomoroh and Bruha of approximately $7,075 each.

PURCHASE OF BACS

    The Operating General Partner may, in its sole discretion, implement a program to enable employees of the Operating Partnership to purchase BACs. To date, no such program has been implemented.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Prior to 1994, levels of base compensation and participation in the bonus and profit sharing pool were established by senior management of the Operating Partnership, including Messrs. Wendel, Grunewald and Larson, and were subject to approval by the Board of Directors of PICC. At December 31, 1993, the Board of Directors of PICC consisted of Messrs. Wendel, Atkins and Bagley. Late in 1993, the Board of Directors established a Compensation Committee consisting of Messrs. Atkins and Bagley to establish levels of base compensation and participation in the bonus and profit sharing pool for officers of the Operating Partnership for subsequent fiscal years. Messrs. Bagley and Atkins do not participate in the bonus and profit sharing pool.

DIRECTOR COMPENSATION


    After consummation of the Conversion, the Corporation intends to pay directors who are not also employees (Messrs. Baltins, Dolan, Moe, Palen and Shank) an annual director's fee of $27,500, at least $5,000 of which is payable in restricted stock of the Corporation. Fees are proposed to be paid quarterly and restrictions on restricted stock are proposed to lapse upon cessation of board membership.


CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


    The Operating Partnership leases offices and warehouse space in a suburb of Minneapolis, Minnesota from 1225 North County Road 18 Limited Partnership ("1225 Partnership"). The partners of the 1225 Partnership are former stockholders of Northwestern, including W. Hall Wendel, Jr., Robert S. Moe and Charles A. Baxter, who own (either directly or through their immediate families) 1,687,200 BACs. On October 27, 1988, Northwestern was liquidated and its assets were distributed to its stockholders. Under the lease entered into in 1983, and amended in 1990, the Operating Partnership leases 60,127 square feet of
warehouse   space  and  31,733  square  feet  of  office  space  from  the  1225
Partnership. The lease is on a "triple net" basis and provides for annual rent of $2.50 per square foot of warehouse space and $5.50 per square foot of office space and is adjusted annually by increases in the consumer price index, not to exceed 3.5% annually. Total lease payments for the years ended December 31, 1993, 1992, and 1991, were $443,000, $429,000, and $415,000, respectively. The term of the lease expires in 1997.

    The Operating Partnership has assumed the liabilities of Northwestern under such lease agreement and has succeeded to the rights of Northwestern with respect to the 1225 Partnership. Any future transactions with the 1225 Partnership or any other related party will be on terms which management believes are no less favorable to the Operating Partnership or the Corporation than those which could reasonably be obtained from an unaffiliated party. Management does not believe that any of the arrangements with the 1225 Partnership will have any material impact on operating results.

    Andris A. Baltins, who has consented to serve as a director of the Corporation upon completion of the Conversion, is a member of the law firm of Kaplan, Strangis and Kaplan, P.A., which provides legal services to the Corporation and has provided legal services to the Partnership and its subsidiaries. Of the $11 million in fees and expenses estimated to be incurred in connection with the Conversion, it is estimated that Kaplan, Strangis and Kaplan, P.A. will receive fees of approximately $1 million.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


    The following table sets forth, as of November 18, 1994, the number of BACs, and, upon completion of the Conversion, the number of shares of Common Stock beneficially owned by (i) each person who is a director of EIPCC or PICC, (ii) each person who has been nominated as a director of the Corporation, (iii) each of the chief executive officer and the four most highly compensated executive officers other than the chief executive officer of the Operating Partnership,
(iv) all directors of PICC, EIPCC and executive officers of PICC as a group (in the case of BACs) and all directors, nominees for director and proposed executive officers of the Corporation as a group (in the case of shares of Common Stock), and (v) those persons known to the Partnership who beneficially own more than 5% of any class of voting securities. For a description of the relationships among the General Partner, Mr. Atkins, Lehman Brothers Holdings Inc. ("LBHI") and certain other affiliates of the General Partner, see "The Conversion -- Background of the Conversion."



                                                                                     BENEFICIAL OWNERSHIP (1)
                                                                         ------------------------------------------------
                                                                                  BACS             SHARES OF COMMON STOCK
                                                                         ----------------------    ----------------------
                           BENEFICIAL OWNER                               NUMBER        PERCENT     NUMBER        PERCENT
- ----------------------------------------------------------------------   ---------      -------    ---------      -------
Victor K. Atkins, Jr. (2)                                                  425,132        2.66%    1,408,665        7.78%
 President, Secretary, Treasurer and Director of EIPCC and Chairman
 and Director of PICC
Paul Bagley (3)                                                             18,475         *          18,475         *
 Chairman and Director of EIPCC and Director of PICC
W. Hall Wendel, Jr. (4)                                                    988,800        6.18%      988,800        5.46%
 Chief Executive Officer of the Operating Partnership and Director of
 PICC
Kenneth D. Larson (5)                                                      105,376         *         105,376         *
 President and Chief Operating Officer of PICC, Director (6)
Charles A. Baxter                                                          280,000        1.75%      280,000        1.55%
 Vice President--Engineering and Product Safety of PICC
Ed Skomoroh                                                                 49,020         *          49,020         *
 Vice President--Sales and Marketing of PICC
James Bruha                                                                  7,460         *           7,460         *
 Vice President--Manufacturing of PICC
Beverly F. Dolan                                                               -0-      -0-              -0-      -0-
 Director (6)
Stephen G. Shank                                                               -0-      -0-              -0-      -0-
 Director (6)
Gregory R. Palen                                                               -0-      -0-              -0-      -0-
 Director (6)
Andris A. Baltins (7)                                                        4,550         *           4,550         *
 Director (6)
Robert S. Moe (8)                                                          418,400        2.61%      418,400        2.31%
 Director (6)
Lehman Brothers Holdings Inc. (9)                                          325,507        2.03%    1,375,628(10)    7.60%
All directors and executive officers as a group                          1,897,086       11.85%    1,876,429       10.36%

- ------------------------------
 * Represents less than 1%.

 (1) Unless otherwise indicated, beneficial ownership disclosed consists of sole voting and investment power.

 (2) Includes certain shares which  may be received by  LBHI. See footnote  (10)
     below.

 (3) Includes 11,475 BACs (shares) held indirectly by Mr. Bagley by virtue of his 12% ownership of the outstanding stock of Boker Orr Corporation (of which he is President), a 12.5% limited partner of EIP I L.P. Also includes
     800 BACs (shares) held in trusts for Mr. Bagley's children, as to which he disclaims any beneficial interest. Also includes 6,200 BACs (shares) owned by Mr. Bagley and his spouse in several joint accounts. Mr. Bagley also has an interest in an indeterminate number of shares pursuant to a partnership agreement among a subsidiary of LBHI and Boker Orr Corporation. See footnote (10) below.

 (4) Includes 128,000 BACs (shares) held in a trust for Mr. Wendel's daughter as to which he disclaims any beneficial interest.

 (5) Includes 100 BACs (shares) held in a trust for Mr. Larson's child and 10,200 BACs (shares) owned by Mr. Larson's spouse, as to which he disclaims any beneficial interest.

 (6) Has agreed to serve as a director upon completion of the Conversion.

 (7) Other members of the law firm of Kaplan, Strangis and Kaplan, P.A., of which Mr. Baltins is a member and which serves as counsel for the Corporation, beneficially own 39,750 BACs (shares).

 (8) Includes 222,400 BACs (shares) held in a trust for Mr. Moe's children, as to which he disclaims any beneficial interest.

 (9) Includes BACs owned by certain wholly owned subsidiaries of LBHI.
(10) Does not include shares which may be received by LBHI, subject to certain conditions not in the control of LBHI, pursuant to the preferred return set forth in the partnership agreement of the General Partner. Includes shares that may be beneficially owned by Boker Orr Corporation and not LBHI pursuant to a partnership agreement among a subsidiary of LBHI and Boker
     Orr Corporation. See footnotes (2) and (3) above.


    The business address for Mr. Atkins is 33 Flying Point Road, Southampton, New York 11968.

    The business address for Mr. Bagley is c/o Stone Pine Capital Ltd., 410 17th Street, Suite 400, Denver, Colorado 80202.

    The business address for Messrs. Wendel, Larson, Baxter, Skomoroh and Bruha is 1225 Highway 169 North, Minneapolis, Minnesota 55441.

    The address for LBHI is 3 World Financial Center, New York, New York 10285.

    In connection with the Conversion, Mr. Wendel and Mr. Atkins entered into an agreement dated as of August 25, 1994 (the "Agreement"). The Agreement provides, among other things, that for so long as Mr. Atkins owns no less than 3% of the outstanding voting securities, he will vote such securities in favor of the
Corporation's nominees for election to the Board of Directors of the Corporation. It is understood that Mr. Atkins does not desire to and will not serve as an officer or director of the Corporation or its subsidiaries following consummation of the Conversion.

                         SUMMARY OF CERTAIN PROVISIONS
                          OF THE PARTNERSHIP AGREEMENT

    The Partnership Agreement is the governing instrument which establishes the Partnership's right under the laws of the State of Delaware to operate under its name as a limited partnership and contains the rules under which the Partnership will be operated. Many of the principal provisions of the Partnership Agreement have been summarized elsewhere in this Proxy Statement under various headings, in particular under "Comparative Rights of BAC Holders and Holders of Common Stock," and certain other provisions of the Partnership Agreement are summarized below. For complete information, however, reference is made to the Partnership Agreement.

    The following statements and other statements in this Prospectus concerning the Partnership Agreement and related matters are merely a summary, do not purport to be complete and in no way modify or amend the Partnership Agreement.

MANAGEMENT OF THE PARTNERSHIP

    The General Partner, whose express duties and responsibilities are set forth in the Partnership Agreement, has full, complete and exclusive discretion to manage and control the Partnership. The BAC Holders have no authority to participate in or have any control over the Partnership business and have no authority or right to act for or bind the Partnership.

LIABILITY OF THE GENERAL PARTNER AND BAC HOLDERS TO THIRD PARTIES

    The General Partner is liable for all general obligations of the Partnership to the extent not paid by the Partnership. All decisions made for or on behalf of the Partnership by the General Partner are binding upon the Partnership. The General Partner is not liable for the nonrecourse obligations of the Partnership.

    No BAC Holder is personally liable for the debts, liabilities, contracts or any other obligations of the Partnership and shall only be liable to make the payments of its Capital Contribution to the Partnership as and when due, unless, in addition to the exercise of its rights and powers as a BAC Holder, he or she takes part in the control of the business of the Partnership.

    The Delaware Revised Uniform Limited Partnership Act and the Partnership Agreement provide that, in certain circumstances, the BAC Holders may be liable to return amounts previously distributed to them.

DISSOLUTION AND LIQUIDATION

    The Partnership shall continue in full force and effect until December 31, 2037, unless terminated earlier as a result of:

        (1) the bankruptcy of the Partnership;

        (2) the retirement (including resignation or removal), death, dissolution, legal disability or the passage of 120 days after the bankruptcy of a General Partner, unless the remaining general partners (or in the case of a General Partner who is at that time the sole General Partner), all of the BAC Holders agree to continue the business of the Partnership within 90 days of the occurrence of such an event;

        (3) the sale or other disposition of all or substantially all of the assets of the Partnership or of the Operating Partnership;

        (4) an election to dissolve the Partnership by two-thirds in interest of the BAC Holders; or

        (5) the occurrence of any other event causing the dissolution of the Partnership under the laws of the State of Delaware.

    Upon dissolution of the Partnership, the Partnership's assets will be liquidated and the proceeds of liquidation will be applied to the payment of obligations of the Partnership to third parties and the setting up of any reserves for contingencies that the General Partner considers necessary. All remaining net assets will then be distributed among the General Partner and the BAC Holders in proportion to their respective Capital Accounts.

VOTING RIGHTS OF BAC HOLDERS

    The BAC Holders do not have the right to participate in the management or control of the Partnership's business. The Partnership Agreement provides, however, that the Initial Limited Partner will vote its Class A Interests as directed by the BAC Holders. Accordingly, the Initial Limited Partner voting at the direction of the BAC Holders by vote of two-thirds in interest thereof may, among other matters:

        (a) amend the Partnership Agreement, provided that the concurrence of the General Partner is required for any amendment which modifies the compensation or distributions to which the General Partner or its Affiliates are entitled, or which affects the duties of the General Partner or modifies the First Rights;

        (b) approve or disapprove the sale of all or substantially all of the Partnership's assets in one transaction or in a related series of transactions, except in connection with the Partnership's dissolution and liquidation, in which case the General Partner will have exclusive authority;

        (c) dissolve the Partnership; or

        (d) remove any General Partner and consent to the admission of a replacement therefor.

    The General Partner may at any time call a meeting of BAC Holders and is required to give notice of such a meeting within 10 days of receipt of a written request therefor signed by ten percent or more in interest of the BAC Holders.

REMOVAL OF THE GENERAL PARTNER

    The BAC Holders may, by vote of two-thirds in interest, vote to remove any General Partner from the Partnership with or without cause and consent to the appointment of a replacement therefor.

WITHDRAWAL OF THE GENERAL PARTNER

    The General Partner may not withdraw voluntarily from the Partnership or sell, transfer or assign all or any portion of its interest in the Partnership, unless a substitute general partner has been admitted in accordance with the terms of the Partnership Agreement. Among other things, the Partnership Agreement requires that the Partnership's accountants render an opinion that the net worth of the substitute general partner is sufficient to maintain the status of the Partnership as a partnership for Federal income tax purposes.

ADDITIONAL GENERAL PARTNERS

    With the consent of two-thirds in interest of the BAC Holders, the General Partner may at any time designate one or more persons as additional general partners, provided that the interests of the BAC Holders are not reduced thereby. The designation must meet the conditions set out in the Partnership Agreement and comply with the provisions of the Delaware Revised Uniform Limited Partnership Act with respect to admission of an additional general partner. In addition to the requirement that the admission of a person as successor or additional general partner have the consent of the two-thirds in interest of the BAC Holders, the Partnership Agreement requires, among other things, that (i) such person agrees to and executes the Partnership Agreement, and (ii) counsel for the Partnership renders an opinion that such person's admission is in accordance with the Delaware Revised Uniform Limited Partnership Act.

EFFECT OF REMOVAL, BANKRUPTCY, DEATH, DISSOLUTION, INCOMPETENCY OR WITHDRAWAL OF THE GENERAL PARTNER

    In the event of a removal, bankruptcy, death, dissolution, incompetency or withdrawal of the General Partner, the General Partner will cease to be a general partner of the Partnership and (except for removal without cause) its interest in the Partnership will be assigned to any remaining or successor general partners so that the remaining or successor general partners have not less than a

1% interest in the Partnership. Any such interest not so assigned will be retained by the General Partner, but will be converted into a limited partnership interest. The General Partner will remain liable for Partnership obligations arising prior to such removal, bankruptcy, death, dissolution, incompetency or withdrawal. In the event that the General Partner is removed without cause, the successor general partner has the obligation to acquire the interest of the General Partner in the Partnership at its fair market value, unless the General Partner elects to have its interest converted to a limited partnership interest. The fair market value will be the sum of the present value of the general partnership interest of the General Partner over the life of the Partnership plus the present value of the Management Fee over the life of the Partnership. If the General Partner is removed for cause, the removed General Partner shall transfer, for no consideration, its general partnership interest to any successor General Partner chosen by BAC Holders, but the rights of the General Partner as a Rights Holder will not be affected. Any disputes as to the fair market value of the General Partner's interest in the Partnership will be settled through arbitration.

REIMBURSEMENT OF GENERAL PARTNER EXPENSES

    The Partnership will reimburse the General Partner for certain of its expenses. Such reimbursements may include reimbursement for actual out-of-pocket expenses incurred on Partnership business, direct out-of-pocket fees and expenses and charges for rendering legal, consulting, auditing, accounting, bookkeeping and computer services. The Partnership will not reimburse the General Partner for any salaries or fringe benefits of its officers, directors or employees, whether or not they are providing services to the Partnership, or for any items of general overhead, such as rent, utilities or the use of computer or office equipment.

AMENDMENTS

    In addition to amendments adopted by two-thirds in interest of the BAC Holders, the Partnership Agreement may be amended by the General Partner, without the consent of the BAC Holders, in certain limited respects if such amendments are for the benefit of or not adverse to the interests of the BAC Holders. Also, the power of attorney contained in the Partnership Agreement empowers the General Partner to amend the Partnership Agreement to admit additional or substitute BAC Holders into the Partnership if such admission is effected in accordance with the terms of the Partnership Agreement.

DESIGNATION OF TAX MATTERS PARTNER

    Pursuant to Section 6231 of the Code and the Regulations thereunder and the Partnership Agreement, the General Partner is designated the "tax matters partner" for purposes of Federal income tax audits of Partnership income, gain, loss, deduction or credit.

REORGANIZATION OF THE PARTNERSHIP

    If legislation is passed, or if effective Treasury Department Regulations are adopted, which would have the effect of reclassifying the Partnership as an association taxable as a corporation for Federal income tax purposes, or if for any other reason the Partnership is treated as an association taxable as a corporation for Federal income tax purposes, the General Partner may, at its sole discretion and without the consent or approval of any other partner, take whatever action it deems necessary in the best interests of the Partnership, including the dissolution or reorganization of the Partnership into a newly organized corporation or other legal entity formed for such purpose, in whatever manner and by whatever method the General Partner determines in its sole discretion. The General Partner shall effectuate such reorganization so that, to the extent possible and legally permissible under the circumstances, the respective interests of the BAC Holders and General Partner in the assets and income of the successor entity immediately following such reorganization are substantially equivalent to such interests immediately prior thereto. The General Partner shall appoint two independent appraisers to determine the value of the foregoing interests. If such appraisers are unable to agree on any valuation, the value shall be the average of the two determinations.

APPLICABLE LAW

    The Partnership Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

BOOKS AND RECORDS

    The fiscal year of the Partnership will be the year ending December 31. The books and records of the Partnership shall be maintained at the office of the Partnership. Such books and records shall be available there for examination by any BAC Holder, or any duly authorized representative of such BAC Holder, upon reasonable notice. Any BAC Holder, or any duly authorized representative of such BAC Holder, shall, upon paying the costs of collection, duplication and mailing, be entitled to a copy of the list of the names and addresses of the BAC Holders.

TRANSFERABILITY OF THE BACS

    A transfer or assignment of 50% or more of the capital and profits interests of the Partnership within a 12-month period will terminate the Partnership for Federal income tax purposes, which may result in adverse tax consequences to holders of BACs. In order to protect against such a termination, the Partnership Agreement permits the General Partner to defer any transfers or assignments of BACs as a group at any time after the General Partner determines that such a transfer or assignment may result in the termination of the Partnership for tax purposes, provided that the General Partner believes that the resulting termination of the Partnership for tax purposes would have a material adverse effect on the financial interests of the holders of BACs. The transferring holders of BACs will be notified of such deferral, and any deferred transfers or assignments will be effected (in chronological order to the extent practicable) as of the first day of the next succeeding period as of which such transfers or assignments can be effected without either termination of the Partnership for tax purposes or any adverse effects from such termination, as the case may be. In addition, any transfer of BACs which would result in a termination of the Partnership for Federal income tax purposes will be void and have no effect to the full extent permitted by law. The Partnership may also restrict or terminate transferability to preserve the tax status of the Partnership as a partnership.

                          DESCRIPTION OF CAPITAL STOCK

    Upon consummation of the Conversion, the authorized capital stock of the Corporation will consist of 80,000,000 shares of Common Stock, par value $.01 per share, and 20,000,000 shares of preferred stock, issuable in series. Of such authorized shares, 18,110,684 shares of Common Stock will be issued and outstanding immediately following the Conversion. All such outstanding shares of Common Stock will be fully paid and nonassessable.

COMMON STOCK

    Holders of Common Stock have no preemptive rights to purchase or subscribe for securities of the Corporation and the Common Stock is not convertible or subject to redemption by the Corporation.

    Subject to the rights of holders of any class of capital stock of the Corporation having any preference or priority over the Common Stock, none of which will be outstanding upon consummation of the Conversion, the holders of the Common Stock are entitled to dividends in such amounts as may be declared by the Board of Directors of the Corporation from time to time out of funds legally available for such payments and, in the event of liquidation, to share ratably in any assets of the Corporation remaining after payment in full of all creditors and provisions for any liquidation preferences on any outstanding preferred stock ranking prior to the Common Stock.

PREFERRED STOCK

    The Board of Directors, without further action by the shareholders, is authorized to issue up to 20,000,000 shares of preferred stock in one or more series and to fix and determine as to any series all the relative rights and preferences of shares in such series, including, without limitation, preferences, limitations or relative rights with respect to redemption rights, if any, voting rights, if any, dividend rights and preferences on liquidation. The Corporation has no present intention to issue any preferred stock, but may determine to do so in the future.

VOTING

    Holders of Common Stock are entitled to cast one vote per share on matters submitted to a vote of shareholders. No holder of Common Stock will be entitled to any cumulative voting rights. Approval of any matter submitted to shareholders requires the affirmative vote of the greater of (a) a majority of the voting power of the shares present and entitled to vote on that item of business or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting of shareholders; except that the Corporation's Articles of Incorporation provide that the affirmative vote of holders of at least 75% of the voting power of all outstanding shares entitled to vote is required for the removal of a director, with or without cause, from office. If the Corporation has more than one class of stock outstanding in the future, class voting will be required on certain matters that generally have a material adverse effect on shares of a class.

BOARD OF DIRECTORS

    The Corporation's Articles of Incorporation provide that the business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than one (not less than three after there is more than one shareholder) nor more than 15 persons, who need not be shareholders. The number of directors may be increased by shareholders or the Board of Directors or decreased by the shareholders from the number of directors on the Board of Directors immediately prior to the effective date of the Articles of Incorporation, provided, however, that any change in the number of directors on the Board of Directors shall be approved by the affirmative vote of not less than 75% of the voting power of all outstanding shares entitled to vote, entitled to be cast by the holders of the then outstanding voting shares, voting together as a single class, unless such change shall have been approved by a majority of the entire Board of Directors. The directors will be divided into three classes, designated Class I, Class II and Class III. The term of the initial Class I directors shall terminate on the date of the 1995 annual meeting of shareholders, the term of the initial Class II directors shall terminate on the date of the 1996 annual meeting of shareholders, and the term of the initial Class III directors shall terminate on the date of the 1997 annual meeting of shareholders. At each succeeding meeting of annual shareholders beginning in 1995, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Removal of a director from office, with or without cause, requires the affirmative vote of not less than 75% of the voting power of all outstanding shares entitled to vote, voting together as a single class.

ANTI-TAKEOVER PROVISIONS

    Certain provisions of the Corporation's Articles of Incorporation and By-laws and the Minnesota Business Corporation Act ("MBCA") could have an anti-takeover effect. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Corporation's Board of Directors and management and in the policies formulated by the Board of Directors and to discourage an unsolicited takeover of the Corporation if the Board of Directors determines that such takeover is not in the best interests of the Corporation and its shareholders. However, these provisions could have the effect of discouraging certain attempts to acquire the Corporation or remove incumbent management even if some, or a majority of, shareholders deemed such an attempt to be in their best interests.

    ARTICLES OF INCORPORATION PROVISIONS. Pursuant to the Corporation's Articles of Incorporation, at such time that the Board of Directors consists of three or more persons, the Board of Directors of the Corporation shall be divided into three classes serving staggered three-year terms. In accordance with the MBCA, Directors can be removed from office, with or without cause, only by the affirmative vote of holders of 75% of the outstanding shares entitled to vote.

    BY-LAW PROVISIONS. The By-laws provide that any action required or permitted to be taken by the shareholders of the Corporation may be effected only at a regular or special meeting of shareholders and prohibits shareholder action by less than unanimous written consent in lieu of a meeting. Special meetings of shareholders may be called by a shareholder or shareholders holding 10% of the voting power of all shares entitled to vote; except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or effect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote.

    MINNESOTA CONTROL SHARE/FAIR PRICE LAW. Section 671 of the MBCA provides that, generally, a person who becomes the beneficial owner of 20% or more of the voting power of the shares of the Corporation in the election of directors may exercise only an aggregate of 20% of the voting power of the Corporation's shares in the absence of special shareholders' approval. That approval can only be obtained by resolution adopted by (i) the affirmative vote of the holders of the majority of the voting power of all shares entitled to vote, including all shares held by the acquiring person, and (2) the affirmative vote of the holders of the majority of the voting power of all shares entitled to vote, excluding all "interested shares" (shares held by the acquiring person, any officer of the Corporation or any director of the Corporation who is also an officer of the Corporation). If the shareholders approve a share acquisition that would increase the acquiring person's beneficial interest to 20% or more, but less than 33 1/3%, of the voting power of the Corporation's shares, a similar shareholder vote is required to permit the acquiring person to exercise voting power with respect to 33 1/3% or more of the outstanding shares upon becoming beneficial owner of shares otherwise entitled to one-third or more of the voting power of the Corporation's shares. A similar shareholder vote generally is necessary to permit the acquiring person to exercise the majority of voting power following acquisition of shares otherwise entitled to the majority of such voting power.

    Section 673 of the MBCA restricts transactions with a shareholder acquiring 10% or more of the voting power of the shares of the Corporation entitled to vote unless the share acquisition or the transaction has been approved by the Board of Directors prior to the acquisition of the 10% interest. For four years after the 10% threshold is exceeded (absent prior board approval), the Corporation cannot have a sale of substantial assets, merger, loan, substantial issuance of stock, plan of liquidation or reincorporation involving such shareholder or its affiliates.

    Section 675 of the MBCA generally provides that, in the absence of disinterested director approval, an offeror may not acquire shares of the Corporation from a shareholder within two years following the offeror's last purchase of shares of the same class pursuant to a takeover offer, unless the shareholder is afforded a reasonable opportunity at that time to dispose of the shares to the offeror on terms substantially equivalent to the terms of the earlier takeover offer.

LIMITATION OF LIABILITY

    As permitted by Minnesota law, the Corporation's Articles of Incorporation provide that directors of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives an improper personal benefit.

TRANSFER AGENT AND REGISTRAR


    The Transfer Agent and Registrar for the Common Stock is Norwest Bank Minnesota, N.A.

                             RESALE OF COMMON STOCK

    Shares of Common Stock received by persons who may be deemed to be "affiliates" of the Partnership may be sold by those persons only (i) in accordance with the provisions of Rule 145 under the Securities Act, (ii) pursuant to an effective registration statement under the Securities Act, or
(iii) in transactions that are exempt from registration under the Securities Act. Rule 145 provides, in general, that those shares of Common Stock may be sold by such persons during the two years following the date the shares were acquired from the Corporation if (a) there is available adequate current public information with respect to the Corporation and (b) the number of shares of Common Stock sold within any three-month period does not exceed the greater of 1% of the total number of outstanding shares of Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks immediately preceding the date on which notice of the sale is filed with the SEC and (c) the shares of Common Stock are sold in transactions directly with a "market maker" or in "brokers' transactions" within the meaning of Rule 144 under the Securities Act. Rule 145 further provides that during the third year following the date the shares were acquired from the Corporation such persons may sell such shares if they are not affiliates of the Corporation and there is available adequate public information with respect to the Corporation, and thereafter such persons may sell such shares without restriction if they are not, and have not been for at least three months, affiliates of the Corporation. The Corporation has entered into an agreement with affiliates of the General Partner affording them certain registration rights. See also "The Conversion -- Description of the Merger Agreement -- Registration Rights."

                                 LEGAL MATTERS

    The validity of the shares of Common Stock under Minnesota law and certain legal matters in connection with the offering of the Common Stock hereby will be passed upon for the Corporation by Kaplan, Strangis & Kaplan, P.A., Minneapolis, Minnesota. Certain legal matters in connection with the offering of the Common Stock hereby will be passed upon for the Partnership by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York, and Stroock & Stroock & Lavan, New York, New York. Certain federal income tax matters set forth under "Certain Federal Income Tax Considerations," will be passed upon by Stroock & Stroock & Lavan.

                                    EXPERTS

    The financial statements of Polaris Industries Partners L.P. as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, and the balance sheet of Polaris Industries Inc. as of September 23, 1994, included in this Proxy Statement and the Registration Statement of which this Proxy Statement forms a part, have been audited by McGladrey & Pullen, independent auditors, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


CONTENTS                                                                                                      PAGE
- ----------------------------------------------------------------------------------------------------------  ---------
POLARIS INDUSTRIES PARTNERS L.P.

Independent Auditor's Report on the Financial Statements..................................................        F-2
Financial Statements
  Balance Sheets as of December 31, 1992 and 1993, and September 30, 1994 (unaudited).....................        F-3
  Statements of Operations for the years ended December 31, 1991, 1992 and 1993, and the nine-month
   periods ended September 30, 1993 and 1994 (unaudited)..................................................        F-4
  Statements of Partners' Capital for the years ended December 31, 1991, 1992 and 1993, and the nine-month
   period ended September 30, 1994 (unaudited)............................................................        F-5
  Statements of Cash Flows for the years ended December 31, 1991, 1992 and 1993, and the nine-month
   periods ended September 30, 1993 and 1994 (unaudited)..................................................        F-6
  Notes to Financial Statements for the years ended December 31, 1991, 1992 and 1993, and the nine-month
   periods ended September 30, 1993 and 1994 (unaudited)..................................................        F-7

POLARIS INDUSTRIES INC.

Independent Auditor's Report on the Balance Sheet.........................................................       F-16
Balance Sheet and Note to Financial Statement as of September 23, 1994....................................       F-17

                          INDEPENDENT AUDITOR'S REPORT

To the Partners
Polaris Industries Partners L.P.

    We have audited the accompanying balance sheets of POLARIS INDUSTRIES PARTNERS L.P. (a Delaware limited partnership) as of December 31, 1992 and 1993, and the related statements of operations, partners' capital and cash flows for each of the three years in the period ended December 31, 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Polaris Industries Partners L.P. as of December 31, 1992 and 1993, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1993, in conformity with generally accepted accounting principles.

                                          McGLADREY & PULLEN

Minneapolis, Minnesota
February 11, 1994, except for Notes 9 and 10
 as to which the date is October 14, 1994

                        POLARIS INDUSTRIES PARTNERS L.P.
                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                       ASSETS
                                                                          DECEMBER 31,         SEPTEMBER 30, 1994
                                                                      --------------------  ------------------------
                                                                        1992       1993     HISTORICAL    PRO FORMA
                                                                      ---------  ---------  -----------  -----------
                                                                                                  (UNAUDITED)
Current Assets
  Cash and cash equivalents.........................................  $  19,094  $  33,798   $  53,733    $   7,931
  Trade receivables.................................................     16,875     21,340      42,114       42,114
  Inventories (Note 3)..............................................     37,576     52,057      78,645       78,645
  Prepaid expenses and other........................................      1,454      2,553       3,951        3,951
  Deferred tax assets (Note 10).....................................                                         12,000
                                                                      ---------  ---------  -----------  -----------
      Total current assets..........................................     74,999    109,748     178,443      144,641
                                                                      ---------  ---------  -----------  -----------
Deferred Tax Assets (Note 10).......................................                                         30,000
                                                                      ---------  ---------  -----------  -----------
Property and Equipment
  Land, buildings and improvements..................................      9,558     10,737      13,165       13,165
  Equipment and tooling.............................................     43,580     56,480      70,508       70,508
                                                                      ---------  ---------  -----------  -----------
                                                                         53,138     67,217      83,673       83,673
  Less accumulated depreciation.....................................     19,691     27,486      37,970       37,970
                                                                      ---------  ---------  -----------  -----------
                                                                         33,447     39,731      45,703       45,703
                                                                      ---------  ---------  -----------  -----------
Intangibles
  Cost in excess of net assets of business acquired, net of
   amortization of $4,199 1992; $4,968 1993 and $5,534 1994.........     26,479     25,710      25,144       25,144
  Dealer network, net of amortization of $33,523 1992; $39,811 1993
   and $44,000 1994.................................................     10,477      4,189
  Other, net of amortization of $2,202 1992; $2,311 1993 and $2,394
   1994.............................................................      1,279      1,170       1,087        1,087
                                                                      ---------  ---------  -----------  -----------
                                                                         38,235     31,069      26,231       26,231
                                                                      ---------  ---------  -----------  -----------
                                                                      $ 146,681  $ 180,548   $ 250,377    $ 246,575
                                                                      ---------  ---------  -----------  -----------
                                                                      ---------  ---------  -----------  -----------
                                         LIABILITIES AND PARTNERS' CAPITAL
Current Liabilities
  Current maturities of long-term debt..............................  $          $           $            $  35,000
  Accounts payable..................................................     24,946     36,122      65,500       65,500
  Distributions payable (Notes 2 and 10)............................     11,127     11,851      12,735       12,735
  Accrued expenses:
    Compensation (Note 5)...........................................     14,404     20,060      23,865       23,865
    Sales promotion programs........................................      2,749      3,691      12,539       12,539
    Warranties......................................................      5,705     11,412      13,013       13,013
    Other...........................................................      6,493      7,165      11,590       22,590
  Income taxes payable (Note 8).....................................      3,630      7,754      10,157       10,157
                                                                      ---------  ---------  -----------  -----------
      Total current liabilities.....................................     69,054     98,055     149,399      195,399
                                                                      ---------  ---------  -----------  -----------
Long-term debt, less current maturities (Note 10)...................                                         35,000
                                                                                                         -----------
Commitments and Contingencies (Notes 4, 5, 6, 8, and 10)
Partners' Capital (Notes 2, 4, and 5)
  General Partner...................................................     (7,105)    (7,397)     (4,817)
  Limited Partners:
    BACs (issued and outstanding, 14,504 units 1992, 14,936 units
     1993 and 16,010 units 1994)....................................     76,139     81,069      97,016
    First Rights:
      Assigned capital value........................................      9,102      8,821       8,779
      Deferred compensation.........................................       (509)
Stockholders' Equity (Note 10)
  Preferred stock $0.01 par value, authorized 20,000 shares, no issued and outstanding shares....................................
  Common stock $0.01 par value, authorized 80,000 shares, issued and
   outstanding 18,111 shares........................................                                            181
  Additional paid-in capital........................................                                        100,797
  Retained earnings (deficit).......................................                                        (84,802)
                                                                      ---------  ---------  -----------  -----------
                                                                         77,627     82,493     100,978       16,176
                                                                      ---------  ---------  -----------  -----------
                                                                      $ 146,681  $ 180,548   $ 250,377    $ 246,575
                                                                      ---------  ---------  -----------  -----------
                                                                      ---------  ---------  -----------  -----------
Pro Forma Net Book Value Per Share (Note 10)                                                              $    0.88
                                                                                                         -----------
                                                                                                         -----------


                       See Notes to Financial Statements.

                        POLARIS INDUSTRIES PARTNERS L.P.
                            STATEMENTS OF OPERATIONS
          (IN THOUSANDS, EXCEPT PER UNIT AND PRO FORMA PER SHARE DATA)


                                                                                                     UNAUDITED PRO FORMA
                                                                                              ----------------------------------
                                                                        FOR THE NINE MONTHS
                                                                                                FOR THE     FOR THE NINE MONTHS
                                        FOR THE YEARS ENDED DECEMBER    ENDED SEPTEMBER 30,    YEAR ENDED
                                                     31,                                      DECEMBER 31,  ENDED SEPTEMBER 30,
                                       -------------------------------  --------------------  ------------  --------------------
                                         1991       1992       1993       1993       1994         1993        1993       1994
                                       ---------  ---------  ---------  ---------  ---------  ------------  ---------  ---------
                                                                              (UNAUDITED)

Sales................................  $ 297,677  $ 383,818  $ 528,011  $ 385,153  $ 584,725   $  528,011   $ 385,153  $ 584,725
Cost of Sales........................    201,883    269,199    383,916    282,420    443,093      383,916     282,420    443,093
                                       ---------  ---------  ---------  ---------  ---------  ------------  ---------  ---------
    Gross profit.....................     95,794    114,619    144,095    102,733    141,632      144,095     102,733    141,632
                                       ---------  ---------  ---------  ---------  ---------  ------------  ---------  ---------
Operating Expenses
  Selling, general and
   administrative....................     50,968     61,931     77,402     55,460     74,808       76,902      55,085     74,433
  First Rights compensation..........      5,548      4,570      6,300      5,029      6,140        6,300       5,029      6,140
  Amortization of intangibles........      7,560      7,427      7,166      5,378      4,838        7,166       5,378      4,838
                                       ---------  ---------  ---------  ---------  ---------  ------------  ---------  ---------
    Total operating expenses.........     64,076     73,928     90,868     65,867     85,786       90,368      65,492     85,411
                                       ---------  ---------  ---------  ---------  ---------  ------------  ---------  ---------
    Operating income.................     31,718     40,691     53,227     36,866     55,846       53,727      37,241     56,221
Nonoperating Expense (Income), net...     (1,712)     1,010        (43)       878       (772)         (43)        878       (772)
Interest Expense (Note 10)...........     --         --         --         --         --            2,231         744      3,347
                                       ---------  ---------  ---------  ---------  ---------  ------------  ---------  ---------
    Income before income taxes.......     33,430     39,681     53,270     35,988     56,618       51,539      35,619     53,646
Provision for Income Taxes (Notes 8
 and 10).............................      1,968      4,980      7,457      4,546      6,007       18,555      12,825     19,313
                                       ---------  ---------  ---------  ---------  ---------  ------------  ---------  ---------
    Net Income.......................  $  31,462  $  34,701  $  45,813  $  31,442  $  50,611   $   32,984   $  22,794  $  34,333
                                                                                              ------------  ---------  ---------
                                                                                              ------------  ---------  ---------
Allocation of Net Income to General
 Partner (Note 2)....................      6,544      7,218      9,529      6,540     10,527
                                       ---------  ---------  ---------  ---------  ---------
    Net income applicable to Limited
     Partners........................  $  24,918  $  27,483  $  36,284  $  24,902  $  40,084
                                       ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------
    Net income per unit..............  $    1.65  $    1.73  $    2.25  $    1.54  $    2.46
                                       ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------
    Net income per share.............                                                          $     1.81   $    1.25  $    1.86
                                                                                              ------------  ---------  ---------
                                                                                              ------------  ---------  ---------
Weighted Average Number of BACs and
 BAC Equivalents Outstanding.........     15,062     15,868     16,115     16,125     16,315
                                       ---------  ---------  ---------  ---------  ---------
                                       ---------  ---------  ---------  ---------  ---------
Weighted Average Number of Common and
 Common Equivalent Shares
 Outstanding.........................                                                              18,215      18,225     18,415
                                                                                              ------------  ---------  ---------
                                                                                              ------------  ---------  ---------


                       See Notes to Financial Statements.

                        POLARIS INDUSTRIES PARTNERS L.P.
                        STATEMENTS OF PARTNERS' CAPITAL
                                 (IN THOUSANDS)

                                                                     LIMITED PARTNERS' INTEREST
                                                           ----------------------------------------------
                                                                            FIRST RIGHTS
                                                                      ------------------------    TOTAL
                                                GENERAL               ASSIGNED                   LIMITED
                                               PARTNER'S               CAPITAL     DEFERRED     PARTNERS'
                                               INTEREST      BACS       VALUE    COMPENSATION   INTEREST     TOTAL
                                              -----------  ---------  ---------  -------------  ---------  ---------
Balance, December 31, 1990..................   $  (2,753)  $  81,624  $  21,154    $  (7,923)   $  94,855  $  92,102
  First Rights grants and amortization......      --          --            309        5,239        5,548      5,548
  Cancellation of 192 First Rights..........      --          (1,319)    (2,349)      --           (3,668)    (3,668)
  Net income for the year...................       6,544      24,918     --           --           24,918     31,462
  Cash distributions declared...............      (8,857)    (33,724)    --           --          (33,724)   (42,581)
                                              -----------  ---------  ---------  -------------  ---------  ---------
Balance, December 31, 1991..................      (5,066)     71,499     19,114       (2,684)      87,929     82,863
  First Rights conversion to BACs...........      --          12,407    (12,407)      --           --         --
  First Rights grants and amortization......      --          --          2,395        2,175        4,570      4,570
  Net income for the year...................       7,218      27,483     --           --           27,483     34,701
  Cash distributions declared...............      (9,257)    (35,250)    --           --          (35,250)   (44,507)
                                              -----------  ---------  ---------  -------------  ---------  ---------
Balance, December 31, 1992..................      (7,105)     76,139      9,102         (509)      84,732     77,627
  First Rights conversion to BACs...........      --           6,042     (6,072)      --              (30)       (30)
  First Rights grants and amortization......      --          --          5,791          509        6,300      6,300
  Net income for the year...................       9,529      36,284     --           --           36,284     45,813
  Cash distributions declared...............      (9,821)    (37,396)    --           --          (37,396)   (47,217)
                                              -----------  ---------  ---------  -------------  ---------  ---------
Balance, December 31, 1993..................      (7,397)     81,069      8,821       --           89,890     82,493
  First Rights conversion to BACs
   (unaudited)..............................      --           6,122     (6,182)      --              (60)       (60)
  First Rights grants and amortization
   (unaudited)..............................      --          --          6,140       --            6,140      6,140
  Net income for the nine months
   (unaudited)..............................      10,527      40,084     --           --           40,084     50,611
  Cash distributions declared (unaudited)...      (7,947)    (30,259)    --           --          (30,259)   (38,206)
                                              -----------  ---------  ---------  -------------  ---------  ---------
Balance, September 30, 1994 (unaudited).....   $  (4,817)  $  97,016  $   8,779    $  --        $ 105,795  $ 100,978
                                              -----------  ---------  ---------  -------------             ---------
                                              -----------  ---------  ---------  -------------             ---------
  Less general partner's negative capital
   account balance (unaudited)..............                                                       (4,817)
                                                                                                ---------
  Amount available to the limited partner
   interest assuming a liquidation at net
   book value at September 30, 1994
   (unaudited)..............................                                                    $ 100,978
                                                                                                ---------
                                                                                                ---------

                       See Notes to Financial Statements

                        POLARIS INDUSTRIES PARTNERS L.P.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                            FOR THE NINE MONTHS
                                                            FOR THE YEARS ENDED DECEMBER    ENDED SEPTEMBER 30,
                                                                         31,
                                                           -------------------------------  --------------------
                                                             1991       1992       1993       1993       1994
                                                           ---------  ---------  ---------  ---------  ---------
                                                                                                (UNAUDITED)
Cash Flows From Operating Activities
  Net income.............................................  $  31,462  $  34,701  $  45,813  $  31,442  $  50,611
  Adjustments to reconcile net income to cash flow from
   operating activities
    Depreciation.........................................      6,270      9,830     12,446      9,034     14,572
    Amortization.........................................      7,560      7,427      7,166      5,378      4,838
    First Rights compensation............................      5,548      4,570      6,300      5,029      6,140
    Changes in current operating items
      Trade receivables..................................     (1,350)    (6,372)    (4,465)   (17,307)   (20,774)
      Inventories........................................     (4,584)   (10,528)   (14,481)   (21,986)   (26,588)
      Accounts payable...................................      2,711     11,605     11,176     20,289     29,378
      Other..............................................       (975)     4,083     15,368     11,237     19,624
                                                           ---------  ---------  ---------  ---------  ---------
        Net cash provided by operating activities........     46,642     55,316     79,323     43,116     77,801
Cash Flows From Investing Activities
  Purchase of property and equipment.....................    (15,988)   (12,295)   (18,126)   (13,055)   (20,544)
                                                           ---------  ---------  ---------  ---------  ---------
    Distributable cash...................................     30,654     43,021     61,197     30,061     57,257
Cash Distributions to Partners...........................    (42,581)   (44,025)   (46,493)   (34,641)   (37,322)
                                                           ---------  ---------  ---------  ---------  ---------
  Increase (decrease) in cash and cash equivalents.......    (11,927)    (1,004)    14,704     (4,580)    19,935
Cash and Cash Equivalents
  Beginning..............................................     32,025     20,098     19,094     19,094     33,798
                                                           ---------  ---------  ---------  ---------  ---------
  Ending.................................................  $  20,098  $  19,094  $  33,798  $  14,514  $  53,733
                                                           ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------
Supplemental Schedule of Noncash Investing and Financing
 Activities
  BAC repurchase liability...............................      3,668
  Asset purchase note payable............................      1,500
  Capital lease obligation...............................        840
                                                           ---------
                                                           ---------


                                                                                     UNAUDITED PRO FORMA
                                                                              ----------------------------------
                                                                              FOR THE YEAR
                                                                                 ENDED      FOR THE NINE MONTHS
                                                                              DECEMBER 31,  ENDED SEPTEMBER 30,
                                                                              ------------  --------------------
                                                                                  1993        1993       1994
                                                                              ------------  ---------  ---------
Cash Flows From Operating Activities
  Net income................................................................   $   32,984   $  22,794  $  34,333
  Adjustments to reconcile net income to cash flow from operating activities
    Depreciation............................................................       12,446       9,034     14,572
    Amortization............................................................        7,166       5,378      4,838
    First Rights compensation...............................................        6,300       5,029      6,140
    Deferred income taxes...................................................        3,231       2,423      2,423
    Changes in current operating items
      Trade receivables.....................................................       (4,465)    (17,307)   (20,774)
      Inventories...........................................................      (14,481)    (21,986)   (26,588)
      Accounts payable......................................................       11,176      20,289     29,378
      Other.................................................................       15,368      11,237     19,624
                                                                              ------------  ---------  ---------
        Net cash provided by operating activities...........................       69,725      36,891     63,946
                                                                              ------------  ---------  ---------
Cash Flows From Investing Activities
  Purchase of property and equipment........................................      (18,126)    (13,055)   (20,544)
                                                                              ------------  ---------  ---------
Cash Flows From Financing Activities
  Proceeds from long-term borrowings........................................       70,000      35,000     --
  Payments on long-term borrowings..........................................       --          --        (26,250)
  Stockholder dividends.....................................................      (10,925)     (8,193)    (8,193)
  Stockholder special cash distributions....................................     (104,877)    (69,918)    --
                                                                              ------------  ---------  ---------
      Net cash used in financing activities.................................      (45,802)    (43,111)   (34,443)
                                                                              ------------  ---------  ---------
      Increase (decrease) in cash and cash equivalents......................        5,797     (19,275)     8,959
Cash and Cash Equivalents
  Beginning.................................................................       19,094      19,094     33,798
                                                                              ------------  ---------  ---------
  Ending (deficit)..........................................................   $   24,891   $    (181) $  42,757
                                                                              ------------  ---------  ---------
                                                                              ------------  ---------  ---------
Supplemental Schedule of Noncash Investing and Financing Activities
    Pro forma payments for income taxes.....................................   $   11,098   $   8,279  $  13,306
                                                                              ------------  ---------  ---------
                                                                              ------------  ---------  ---------


                       See Notes to Financial Statements.

                        POLARIS INDUSTRIES PARTNERS L.P.
                         NOTES TO FINANCIAL STATEMENTS
            (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS ENDED
                   SEPTEMBER 30, 1993 AND 1994 IS UNAUDITED.)

NOTE 1.  PARTNERSHIP ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

    ORGANIZATION: Polaris Industries Partners L.P. (Partners) is a Delaware limited partnership. Operations are conducted through Polaris Industries L.P. (the Operating Partnership), a Delaware limited partnership, and its wholly-owned Canadian subsidiary. Partners is the sole limited partner of the Operating Partnership. The Operating Partnership is engaged in a single industry segment consisting of the design, engineering and manufacture of recreational and utility vehicles and markets them together with related parts and accessories through a network of dealers, distributors and its Canadian subsidiary. The combined activities of Partners and the Operating Partnership (including the Canadian subsidiary) are referred to herein as activities of the Partnership.

    The general partner of Partners is EIP Associates L.P. (the General Partner), a Delaware limited partnership. The managing general partner of the General Partner is EIP Capital Corporation (the Managing General Partner). The Managing General Partner, through a series of affiliates, is the general partner of the Operating Partnership. The Managing General Partner, directly or through its affiliates, receives a) an annual management fee of $500,000 for the performance of certain administrative services on behalf of the Partnership, b) a 1 percent general partner interest in the Operating Partnership, and c) a right to cash distributions from the Partnership (see Note 2).

    PARTNERSHIP AGREEMENT: The Partnership Agreement of Partners authorizes the issuance of a total of 40,000,000 BACs. One BAC represents one Assigned Class A Beneficial Limited Partnership Interest.

    See Note 2 regarding the distribution of Partnership funds and the allocation of Partnership profits and losses.

    BASIS OF PRESENTATION: The financial statements of the Partnership include the accounts of Partners and the Operating Partnership and its Canadian subsidiary. All significant inter-company transactions and balances have been eliminated in the combination.

    REVENUE RECOGNITION: Revenues are recognized at the time of delivery to the dealer or distributor customer. The Partnership has not historically recorded an allowance for product returns because such returns, whether in the normal course of business or resulting from repossession under its customer financing program (see Note 4), have not been material. However, management intends to record a return allowance when it becomes probable such returns will be material. The Partnership provides for estimated sales promotion expenses at the time of sale to the dealer or distributor customer.

    CASH EQUIVALENTS: Cash in excess of daily requirements is invested in money market funds of quality financial institutions in amounts which frequently exceed federally insured limits. The Partnership has not experienced any losses on these funds. Such investments have maturities of less than three months and are deemed to be cash equivalents for purposes of the statements of cash flows.

    INVENTORIES:    Inventories  are  stated at  the  lower  of  cost (first-in, first-out method) or market.

    DEPRECIATION AND AMORTIZATION:   Depreciation and amortization are  provided
using the straight-line method based on the estimated useful life of individual assets over the following periods:

                                            YEARS
                                          ----------
Buildings and improvements..............     10 - 20
Equipment and tooling...................      3 -  7
Cost in excess of net assets of business
 acquired...............................          40
Dealer network..........................           7
Other intangibles.......................      5 - 17

                        POLARIS INDUSTRIES PARTNERS L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS ENDED
                   SEPTEMBER 30, 1993 AND 1994 IS UNAUDITED.)

NOTE 1.  PARTNERSHIP ORGANIZATION AND SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED)
    Fully depreciated tooling is eliminated from the Partnership's accounting records annually.


    The Partnership reviews its intangibles quarterly to determine potential impairment by comparing the carrying value of the intangibles with expected future net cash flows provided by operating activities of the business. Should the sum of the expected future net cash flows be less than the carrying value, the Partnership would determine whether an impairment loss should be recognized. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value of the intangible. Fair value will be determined based on appraised market value. To date, management has determined that no impairment of intangibles exists.


    PRODUCT WARRANTIES: The Partnership provides for estimated normal and extended warranty costs at the time of sale to distributors and dealers and for other costs associated with specific items at the time their existence and amounts are determinable.

    INCOME TAXES: The Partnership is not a taxpaying entity for United States federal and state income tax purposes. As a result, the taxable income or loss, which may vary significantly from the financial reporting income or loss, is includable in tax returns of the individual BAC holders.

    The Partnership's Canadian subsidiary is a corporation which is subject to Canadian federal and provincial income taxes, at a current combined effective rate of 44 percent. Income tax expense on the accompanying statements of operations includes a provision for income taxes on the annual earnings of the Canadian subsidiary. There are no significant temporary differences relating to the financial reporting and the tax bases of assets and liabilities of the Canadian subsidiary.

    Publicly traded partnerships are scheduled to become taxable entities in the United States for years beginning after December 31, 1997. However, the Partnership would become a taxable entity prior to January 1, 1998, if it were to add a substantial new line of business.

    Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES, requires public enterprises not subject to income taxes to disclose the net differences between the tax bases and the reported amounts of the enterprise's assets and liabilities. The principal temporary differences related to elements of the Partnership's United States partnership income tax return and its financial statement were as follows (in thousands):

                                                TAX BASIS IN EXCESS
                                                   OF (LESS THAN)
                                                  REPORTED AMOUNTS
                                                --------------------
                                                    DECEMBER 31,
                                                        1993
                                                --------------------
      Inventories.............................        $ 4,077
      Property and equipment..................         (6,924)
      Accrued expenses........................         26,858
      First Rights compensation...............          8,821
                                                     --------
                                                      $32,832
                                                     --------
                                                     --------

    FOREIGN CURRENCY: The Partnership's Canadian subsidiary maintains its books of record using Canadian currency and uses United States currency as the functional currency. Canadian assets and liabilities are translated at the foreign exchange rates in effect at the balance sheet date. Revenues and expenses are translated at the average foreign exchange rate in effect. Translation and exchange gains and losses are reflected in earnings.

                        POLARIS INDUSTRIES PARTNERS L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS ENDED
                   SEPTEMBER 30, 1993 AND 1994 IS UNAUDITED.)

NOTE 1.  PARTNERSHIP ORGANIZATION AND SIGNIFICANT ACCOUNTING
POLICIES (CONTINUED)
    RESEARCH AND DEVELOPMENT COSTS: Research and development costs are charged to operations as incurred and totaled $4,761,000, $6,345,000 and $9,554,000 for 1991, 1992 and 1993, respectively and $6,813,000 and $7,579,000 for the nine-month periods ended September 30, 1993 and 1994. These costs are included as a component of cost of sales on the accompanying statements of operations.

    INTERIM FINANCIAL INFORMATION (UNAUDITED): The financial statements and notes related thereto as of September 30, 1994, and for the nine-month periods ended September 30, 1993 and 1994, are unaudited, but, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations. The operating results for the interim periods are not necessarily indicative of the operating results to be expected for a full fiscal year or for other interim periods.

NOTE 2.  CASH DISTRIBUTIONS AND THE ALLOCATION OF PROFITS AND LOSSES

    CASH DISTRIBUTIONS FROM OPERATIONS: Cash distributions from operations are determined at the discretion of the General Partner and are allocated 79.2 percent to the limited partners and 20.8 percent to the General Partner.

    CASH DISTRIBUTIONS ON SALE OR REFINANCING: Cash distributions on sale or refinancing of the Partnership would be allocated in accordance with the Partnership agreement.

    ALLOCATION OF PROFITS AND LOSSES: Net income is allocated to the general and limited partners in proportion to the cash distributions to them. Since cash distributions have exceeded net income, this method results in a negative capital balance for the General Partner. Captions are presented on the statement of partners' capital to emphasize that in a current liquidation at book value, the amount available to limited partners cannot be expected to exceed the total net assets of the Partnership.

    NET INCOME PER UNIT: Net income per unit (which differs from taxable income) is calculated based on the weighted average number of BACs and BAC equivalents outstanding during each period. BAC equivalents represent the number of BACs issuable upon conversion of the First Rights outstanding. Beginning in 1992, 850,000 Second Rights have been included as BAC equivalents in the net income per unit calculation. If the Second Rights had been included as BAC equivalents in prior periods, net income per unit would have been $1.57 in 1991.

NOTE 3.  INVENTORIES
    The major components of inventories are as follows (in thousands):

                                        DECEMBER 31,    SEPTEMBER
                                      ----------------    30,
                                       1992     1993     1994
                                      -------  -------  -------
      Raw materials.................  $15,214  $21,571  $26,648
      Service parts.................   19,616   23,379  28,319
      Finished goods................    2,746    7,107  23,678
                                      -------  -------  -------
                                      $37,576  $52,057  $78,645
                                      -------  -------  -------
                                      -------  -------  -------

NOTE 4.  FINANCING

    BANK FINANCING: The Operating Partnership has an unsecured bank line of credit arrangement to meet seasonal short-term financing needs with a maximum available of $40,000,000. Interest is charged at the prime interest rate, C.D.-based or LIBOR-based rates, and the agreement is scheduled for renewal on May 1, 1995. The Operating Partnership holds substantially all net assets of the Partnership and has agreed to certain limitations on distributions to Partners.

                        POLARIS INDUSTRIES PARTNERS L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS ENDED
                   SEPTEMBER 30, 1993 AND 1994 IS UNAUDITED.)

NOTE 4.  FINANCING (CONTINUED)
    CUSTOMER FINANCING PROGRAM: Unrelated finance companies provide floor plan financing to distributors and dealers on the purchase of the Partnership's products. The amount financed by distributors and dealers under these arrangements at December 31, 1993, and September 30, 1994, was approximately $64,855,000 and $203,895,000, respectively. The Partnership has agreed to repurchase products repossessed by the finance companies to an annual maximum of 15 percent of the average amounts outstanding during the prior calendar year. The Partnership's financial exposure under these arrangements is limited to the difference between the amount paid to the finance companies and the amount received on the resale of the repossessed product. No material losses have been incurred under these agreements during the periods presented.

    As a part of its marketing program, the Partnership will from time to time pay a specified portion of the floor plan interest expense payable by its distributors and dealers.

NOTE 5.  EMPLOYEE BENEFIT PLANS
    The Partnership has various employee benefit plans for management and employees of the Operating Partnership. Cash and noncash compensation expense recorded under these plans was $14,197,000, $15,969,000 and $22,538,000 for
1991, 1992  and 1993,  respectively,  and $16,117,000  and $24,777,000  for  the nine-month periods ended September 30, 1993 and 1994, respectively. Accrued compensation includes approximately $11,411,000 and $16,236,000 for certain of these plans at December 31, 1992 and 1993, respectively, and $19,001,000 at September 30, 1994. A summary of these plans follows:

    FIRST RIGHTS TO ACQUIRE BACS: The Partnership Agreement of Partners provides for the issuance of up to 2,400,000 First Rights to acquire BACs as an incentive for management and employees of the Operating Partnership. Of such First Rights, 900,000 have been reserved for issuance to employees (the Employee
Plan) and 1,500,000 have been reserved for issuance to middle management and senior management (the Management Plan). First Rights will not be granted after December 31, 1999, and expire January 1, 2003.

    First Rights under the Employee Plan are vested when granted. First Rights under the Management Plan contain no vesting provisions and terminate if employment ceases prior to the issuance of the related BACs.

    The First Rights require no cash payments by the recipients and began converting to BACs beginning January 1, 1992. At December 31, 1993, the Partnership has achieved cash distribution levels which provide for the conversion of all 2,400,000 First Rights to BACs.

    As of December 31, 1993, and September 30, 1994, 135,060 and 215,500 First Rights under the Management Plan and 183,200 and 97,000 First Rights under the Employee Plan, respectively, are outstanding as summarized below:

                                                                                      OUTSTANDING
                                                                                       AT END OF
                                                 GRANTED    CONVERTED   FORFEITED        YEAR
                                                ---------   ----------  ----------   -------------
      1991....................................    135,300       --        --             1,680,806
      1992....................................    105,000   (1,205,784)   --               580,022
      1993....................................    171,594     (433,356)   --               318,260
                                                ---------   ----------      ---      -------------
                                                ---------   ----------      ---      -------------
      September 30, 1994......................    220,597     (226,357)   --               312,500
                                                ---------   ----------      ---      -------------
                                                ---------   ----------      ---      -------------

                        POLARIS INDUSTRIES PARTNERS L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS ENDED
                   SEPTEMBER 30, 1993 AND 1994 IS UNAUDITED.)

NOTE 5.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    Prior to 1993, the Partnership recorded these rights at the fair market value of a BAC on the date of grant, with a corresponding charge to deferred compensation for certain portions of the management plan which is included in partners' capital accounts.

    Effective in 1993, the Partnership recognizes compensation expense in the year of grant, since the cash distribution criteria have been achieved.

    BONUS AND PROFIT SHARING PLANS: A bonus pool has been established for employees with amounts determined annually at the discretion of a Partnership management committee. In addition, the Partnership has a profit sharing plan covering substantially all employees and an employee retirement savings plan.

NOTE 6.  LEASES
    The Partnership leases warehouse and office space from a partnership controlled by certain BAC holders (certain executive officers of the Operating Partnership) under an operating lease agreement expiring in April 1997. The lease requires payments of $458,000 annually plus taxes, utilities, insurance and other operating costs. In addition, the Partnership leases other buildings and equipment from unrelated parties under noncancelable operating leases. Total rent expense under all lease agreements was $1,301,000, $1,564,000 and $1,643,000 for 1991, 1992 and 1993, respectively, and $1,183,000 and $1,345,000 for the nine-month periods ended September 30, 1993 and 1994, respectively.

    Future  minimum  payments,   exclusive  of  other   costs,  required   under
noncancelable operating leases at December 31, 1993, are (in thousands):

      Years ending December 31:
        1994..................................  $912
        1995..................................   908
        1996..................................   570
        1997..................................   272
        1998..................................    41

    In August 1994, the Partnership signed a one-year lease for a manufacturing facility in Spirit Lake, Iowa. Lease payments are $10,000 monthly and the Partnership has an option to purchase the facility for $1,850,000 at the end of the lease term.

NOTE 7.  FOREIGN OPERATIONS
    United States operations include export sales of $18,563,000, $21,091,000 and $27,179,000 for 1991, 1992, and 1993, respectively, and $19,005,000 and
$28,959,000 for the nine-month periods ended September 30, 1993 and 1994, respectively.

    The following data relates to Canadian operations (in thousands of United States dollars):

                                                                        FOR THE NINE
                                             FOR THE YEARS ENDED        MONTHS ENDED
                                                 DECEMBER 31,          SEPTEMBER 30,
                                          --------------------------  ----------------
                                           1991     1992      1993     1993     1994
                                          -------  -------  --------  -------  -------
Sales...................................  $75,477  $99,286  $106,664  $79,218  $88,329
Operating income........................    4,851    6,541     6,887    4,856    5,961
Identifiable assets.....................   14,679   16,639    15,248   21,836   25,481

                        POLARIS INDUSTRIES PARTNERS L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS ENDED
                   SEPTEMBER 30, 1993 AND 1994 IS UNAUDITED.)

NOTE 8.  COMMITMENTS AND CONTINGENCIES

    MAJOR SUPPLIER: During 1991, 1992 and 1993, purchases totaling 24 percent, 26 percent and 26 percent, respectively, and 31 percent for each of the nine-month periods ended September 30, 1993 and 1994, respectively, of the Partnership's cost of sales were from a single supplier.

    PRODUCT LIABILITY: The Partnership is subject to product liability claims in the normal course of business and has elected not to insure for product liability losses. The costs resulting from any losses are charged to operating expenses when it is probable a loss has been incurred and the amount of the loss is determinable. At December 31, 1992 and 1993, and September 30, 1994, the Partnership has accrued $2,458,000, $3,513,000 and $4,380,000, respectively, in connection with product liability claims.

    WORKERS' COMPENSATION: The Partnership is self-insured for workers' compensation losses. The costs resulting from any losses are charged to expense when it is probable a loss has been incurred and the amount of the loss is determinable.

    HEALTH  BENEFITS:    The  Partnership is  self-insured  for  employee health
benefits. The costs resulting from any losses are charged to expense when it is probable a loss has been incurred and the amount of the loss is determinable.

    CANADIAN INCOME TAX LITIGATION: In 1990, the Canadian income tax authorities proposed certain adjustments, principally relating to the original purchase price allocation to the Canadian subsidiary and transfer pricing matters, for additional income taxes payable by the Partnership's Canadian subsidiary for 1987 and 1988. The resolution of these proposed adjustments may also affect the Partnership's Canadian income tax expense for years subsequent to 1988. The Partnership was recently informed of the Canadian income tax authorities' intent to initiate an audit of the tax years 1989 through 1992. Management intends to vigorously contest a substantial amount of the proposed adjustments, and the ultimate liability, if any, cannot be reasonably estimated. Management does not believe that the outcome of this matter will have a materially adverse impact on the financial position or continuing operations of the Partnership. Income tax expense reflected on the accompanying statements of operations includes a provision related to certain of the proposed Canadian income tax adjustments.

    LITIGATION: The Partnership is a defendant in lawsuits and subject to claims arising in the normal course of business. While it is not feasible to predict or determine the outcome of any of these cases, it is the opinion of management that their outcomes will not have a material adverse effect on the financial position or operations of the Partnership.

    LETTERS OF CREDIT: At December 31, 1993, and September 30, 1994, the Partnership has open letters of credit totaling approximately $11,822,000 and $17,503,000. The amounts outstanding are reduced as inventory purchases pertaining to the contracts are received.

NOTE 9.  SUBSEQUENT EVENTS
    In August 1994, EIP Capital Corporation (the Managing General Partner), its president, and two of its directors settled a lawsuit filed by a minority shareholder of the Managing General Partner, with no resulting impact on the Partnership's financial statements.

                        POLARIS INDUSTRIES PARTNERS L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS ENDED
                   SEPTEMBER 30, 1993 AND 1994 IS UNAUDITED.)

NOTE 10. PROPOSED CONVERSION FROM PARTNERSHIP TO CORPORATE STRUCTURE AND PRO FORMA FINANCIAL INFORMATION
    On August 25, 1994, the Partnership announced plans to convert from its current limited partnership structure to a taxable C corporation structure. The proposed conversion must be approved by the Partnership's Limited Partners and will be effected through the formation of a new corporation (Polaris Industries Inc.).

    Polaris Industries Inc. will issue 16,010,441 shares of $0.01 par value common stock to the Partnership's Limited Partners in exchange for their limited partner interests, 2,100,243 shares of such common stock to affiliates of the General Partner in exchange for the entire general partnership interests and rights and ultimately 312,500 shares of such common stock to the holders of 312,500 First Rights that are issued and outstanding at September 30, 1994. This conversion will be a tax-free transaction for the Limited Partners, the affiliates of the General Partner and the Partnership. This transaction will include the merger of certain affiliates of the Managing General Partner as described in Note 1, which are individually and jointly immaterial to the Partnership's financial statements.

    Management of Polaris Industries Inc. has expressed its intent to establish an initial annual cash dividend of $0.15 per share per quarter in the year after the successful completion of the Conversion transaction. In addition, subject to the approval of the Board of Directors, management of Polaris Industries Inc. has expressed its intent to declare a special cash distribution of $5.76 per share payable in three equal installments of $1.92 each during each of the last three quarters of 1995 (reduced to the extent that any distributions declared and paid by the Partnership after January 1, 1995 exceed, on a quarterly basis, $.15 per BAC). Management expects to incur indebtedness of approximately $70,000,000 in connection with the payment of the special distribution.

    Polaris Industries Inc. will account for the transaction as a reorganization of affiliated entities, with the assets and liabilities of the Partnership recorded at their historical cost basis, except that it will also record deferred tax assets in accordance with Statement of Financial Accounting
Standards No. 109, ACCOUNTING FOR INCOME TAXES, relating to the temporary differences for certain assets and liabilities at the date of conversion as discussed in Note 1 under the paragraph "Income Taxes." The costs of the conversion, estimated to be $11,000,000, will be accounted for as an expense in the statement of operations at the time of the Conversion. Additionally, Polaris Industries Inc. will receive a significant step-up in the tax basis of the assets and liabilities acquired from the Partnership and, as a result, will record additional deferred tax assets at the Conversion transaction date. The ultimate determination of the deferred tax assets discussed in this paragraph will be calculated based on the actual temporary differences existing at the Conversion transaction date. Polaris Industries Inc. will record a provision for U.S. federal, Canadian and state income taxes on its earnings.

    The unaudited pro forma financial information has been prepared based on the historical financial statements of the Partnership as if the conversion transaction had occurred at the beginning of the earliest pro forma period presented for the statements of operations and cash flows and as of the date presented for the balance sheet.

    A summary of the unaudited pro forma adjustments to the statements of operations and cash flows for the year ended December 31, 1993, and for the nine-month periods ended September 30, 1993 and 1994, follows:

        1) Selling, general and administrative expenses have been reduced for the $500,000 annual management fee paid to the Managing General Partner.

                        POLARIS INDUSTRIES PARTNERS L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS ENDED
                   SEPTEMBER 30, 1993 AND 1994 IS UNAUDITED.)

NOTE 10. PROPOSED CONVERSION FROM PARTNERSHIP TO CORPORATE STRUCTURE AND PRO FORMA FINANCIAL INFORMATION (CONTINUED)
        2) A provision for income taxes has been calculated at a rate of 36 percent. Such rate reflects a combined federal and state statutory rate, net of related research and development credits and foreign sales corporation benefits.

        3) A special distribution on Polaris Industries Inc. common stock of $5.76 per share payable in three equal installments of $1.92 each during each of the last three quarters of the earliest pro forma period presented, and future regular dividends estimated at $0.15 per share per quarter were recorded in the pro forma financial statements.

        4) In connection with the proposed special cash distribution, interest expense has been recorded at 8.5 percent on the approximate $70,000,000 expected to be borrowed during the third and fourth quarters subsequent to the Conversion. The debt is expected to be repaid over a two-year period following the fourth quarter subsequent to the Conversion.

    A summary of the unaudited pro forma adjustments to the September 30, 1994 balance sheet follows:

        1) Deferred tax assets of $12,000,000 were recorded for the temporary differences that existed at December 31, 1993, between the tax bases and reported amounts of assets and liabilities as discussed in Note 1.

        2) Deferred tax assets of $30,000,000 have been recorded for the estimated step-up in the tax bases of the assets and liabilities of Polaris Industries Inc. resulting from the Conversion transaction. Estimated temporary differences as of December 31, 1993, were used for purposes of this calculation. Deferred taxes resulting from the step-up in basis will be recalculated when the Conversion is completed and the actual temporary differences can be determined. The change in deferred tax assets could be material.

        3) Expenses of the Conversion transaction are estimated to be $11,000,000 and were recorded at the balance sheet date as an accrued expense. These expenses are excluded from the pro forma statements of operations and cash flows.


        4) Anticipated cash distributions and dividends on Polaris Industries Inc. common stock of $115,802,000 for the year following the Conversion were recorded at the balance sheet date, resulting in a deficit in retained earnings, on a pro forma basis. Polaris Industries Inc. is under no legal or contractual obligation to make such distributions and dividends, and the timing and amount of future distributions and dividends will be at the discretion of the Board of Directors and will depend, among other things, on the future after tax earnings, operations, capital requirements, borrowing capacity, and financial condition of Polaris Industries Inc. and general business conditions. There can be no assurance that such distributions and dividends will be adopted or maintained by Polaris Industries Inc. The approximate $70,000,000 expected to be borrowed in connection with the proposed special cash distribution has also been recorded at the balance sheet date.

                        POLARIS INDUSTRIES PARTNERS L.P.
                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)
            (INFORMATION PERTAINING TO THE NINE-MONTH PERIODS ENDED
                   SEPTEMBER 30, 1993 AND 1994 IS UNAUDITED.)

NOTE 11.  QUARTERLY FINANCIAL DATA (UNAUDITED) (IN THOUSANDS, EXCEPT PER UNIT
          DATA)

                                                                              NET
                                                                            INCOME
                                                      GROSS       NET      PER UNIT
                                           SALES      PROFIT     INCOME    (NOTE 2)
                                          --------   --------   --------   ---------
1992:
  First Quarter.........................  $ 70,227   $ 16,788    $ 2,133     $  .11
  Second Quarter........................    85,467     24,288      6,181        .31
  Third Quarter.........................   121,548     40,211     15,850        .78
  Fourth Quarter........................   106,576     33,332     10,537        .52
                                          --------   --------   --------
    Totals..............................  $383,818   $114,619    $34,701     $ 1.73
                                          --------   --------   --------   ---------
                                          --------   --------   --------   ---------
1993:
  First Quarter.........................  $107,115   $ 25,748    $ 6,138     $  .30
  Second Quarter........................   111,235     28,389      6,542        .32
  Third Quarter.........................   166,803     48,596     18,762        .92
  Fourth Quarter........................   142,858     41,362     14,371        .71
                                          --------   --------   --------
    Totals..............................  $528,011   $144,095    $45,813     $ 2.25
                                          --------   --------   --------   ---------
                                          --------   --------   --------   ---------
1994:
  First Quarter.........................  $145,471   $ 31,260    $ 8,566     $  .42
  Second Quarter........................   180,884     36,994     10,542        .51
  Third Quarter.........................   258,370     73,378     31,503       1.53
                                          --------   --------   --------
    Totals..............................  $584,725   $141,632    $50,611     $ 2.46
                                          --------   --------   --------   ---------
                                          --------   --------   --------   ---------

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholder
Polaris Industries Inc.

We have audited the accompanying balance sheet of POLARIS INDUSTRIES INC. (a Minnesota corporation) as of September 23, 1994. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Polaris Industries Inc. as of September 23, 1994, in conformity with generally accepted accounting principles.

                                          McGLADREY & PULLEN

Minneapolis, Minnesota
September 23, 1994

                            POLARIS INDUSTRIES INC.
                                 BALANCE SHEET
                               SEPTEMBER 23, 1994

                                     ASSETS

Investment in Polaris Industries Partners L.P.
 (3,000 BACs at $22.50)...........................  $ 67,500
                                                    --------
                                                    --------

                               STOCKHOLDER EQUITY

Preferred stock $.01 par value, authorized
 20,000,000 shares, no issued and outstanding
 shares...........................................  $     --

Common stock $.01 par value, authorized 80,000,000
 shares, issued and outstanding 3,000 shares......        30

Additional paid-in capital........................    67,470
                                                    --------

      Total stockholder equity....................  $ 67,500
                                                    --------
                                                    --------

NOTE 1.  THE CORPORATION

    Polaris Industries Inc. (Polaris) is a Minnesota corporation formed on September 23, 1994, as the successor business of Polaris Industries Partners L.P. (Partners) in a proposed transaction that would result in the Conversion of the limited partnership to corporate form. Partners is a Delaware limited partnership whose operations are conducted through Polaris Industries L.P. (the Operating Partnership), also a Delaware limited partnership, and its wholly-owned Canadian subsidiary. Partners is the sole limited partner of the Operating Partnership. The Operating Partnership is engaged in a single industry segment consisting of the design, engineering, and manufacture of recreational and utility vehicles, and markets them, together with related parts and accessories, through a network of dealers and distributors, and its Canadian subsidiary. Polaris will continue the operations of the Operating Partnership.

    At September 23, 1994, there were no operations of Polaris.

    The stockholder transferred 3,000 BACs of Partners to capitalize Polaris. The BACs are recorded at the historical cost basis of the stockholder.

                                                                         ANNEX A

                           GLOSSARY OF DEFINED TERMS


1987 Code              Amendments  to the Code adopted in 1987 and a transition
 Amendments.........   rule  adopted   thereunder,   pursuant  to   which   the
                       Partnership will be treated as a corporation for federal
                       income  tax purposes subsequent to  December 31, 1997 if
                       the BACs continue to be publicly traded.
Agreement...........   An Agreement dated as of  August 25, 1994, entered  into
                       by  Mr.  Wendel and  Mr. Atkins  in connection  with the
                       Conversion, which  provides, among  other matters,  that
                       Mr.  Atkins, for as long as he  owns not less than 3% of
                       the outstanding Common  Stock, will vote  his shares  of
                       Common  Stock in favor of  the Corporation's nominees to
                       the Board of Directors.

Appraisal Rights....   The rights of  appraisal which are  provided in  Article
                       VII of the Merger Agreement.

ATVs................   All terrain recreational and utility vehicles.

BAC Holders.........   The holders of BACs.

BACs................   Units  of  Beneficial  Assignment  of  Class  A  Limited
                       Partnership Interests.

Bonus Committee.....   A committee consisting of Victor K. Atkins, Jr., W. Hall
                       Wendel, Jr. and John  H. Grunewald which determines  the
                       amount  of bonuses and profit  sharing awards which will
                       be paid to  the employees of  the Operating  Partnership
                       and  which administers the  Employee Plan and Management
                       Plan.

Closing.............   The date of the Special  Meeting of BAC Holders or  such
                       other  date as  the Corporation and  the Partnership may
                       agree on which the closings shall be held to  consummate
                       the Transactions.

Code................   The Internal Revenue Code of 1986, as amended.

Common Stock........   Common   stock,  par  value  $.01   per  share,  of  the
                       Corporation.

Control                The  assumption  that  (i)  the  Transferors  will  own,
 Assumption.........   immediately  after such transfers, more  than 80% of the
                       only class of stock of the Corporation and (ii) that not
                       more than 20% of the shares of Common Stock  transferred
                       to  the Transferors  pursuant to the  Conversion will be
                       subsequently disposed of pursuant to contracts or  other
                       formal  or informal agreements entered into prior to the
                       Conversion.

Conversion..........   The conversion of the Partnership to corporate form.

Conversion             The proposal  to be  voted upon  by BAC  Holders at  the
 Proposal...........   Special Meeting.

Corporation.........   Polaris Industries Inc., a Minnesota corporation.

CPSC................   The Consumer Products Safety Commission.

Delaware Court......   The Delaware Court of Chancery.

DGCL................   The General Corporation Law of the State of Delaware.

Dillon Read.........   Dillon, Read & Co. Inc., a Connecticut corporation.

Effective Time......   The date on which the Conversion will become effective.

EIPCC...............   EIP  Capital Corporation, a  Delaware corporation, which
                       is managing general partner of the General Partner.

Employee Plan.......   Reservation of 900,000 First Rights to acquire BACs  for
                       issuance  to non-management  employees of  the Operating
                       Partnership.

Exchange Act........   The Securities Exchange Act of 1934, as amended.

Exchange Ratio......   The percentage of Common Stock of the Corporation to  be
                       received  by (i)  BAC Holders and  holders of previously
                       received First  Rights in  exchange for  their BACs  and
                       upon  exercise of such First Rights, as the case may be,
                       and (ii) affiliates of  the General Partner in  exchange
                       for  their  interests  in the  General  Partner  and its
                       affiliates. In  the Conversion,  BAC Holders  (including
                       affiliates  of  the  General  Partner)  and  holders  of
                       previously received First Rights  will receive 88.6%  of
                       the  Common Stock and affiliates  of the General Partner
                       will receive  11.4% of  the Common  Stock, after  giving
                       effect to the exercise of such First Rights.

Fair Value..........   The  value  of  the  BACs  as  of  the  day  immediately
                       preceding the Effective Time, excluding any appreciation
                       or  depreciation  in   such  value   arising  from   the
                       accomplishment  or  expectation  of  the  Conversion, as
                       determined by the Delaware Court of Chancery.

Fee.................   An annual  management  fee  in the  amount  of  $500,000
                       received  by EIPCC, pursuant  to a Management Agreement,
                       in return for acting as Management Agent.

First Rights........   Rights to acquire BACs pursuant to the Employee Plan and
                       the Management Plan.
General Partner.....   EIP Associates  L.P.,  a Delaware  limited  partnership,
                       which is the general partner of the Partnership.

Group...............   An  affiliated group of corporations (which will include
                       EIPCC) which has, as the common parent corporation,  the
                       Corporation.

Information Agent...   D.F. King & Co., Inc., a Delaware corporation.

Initial Limited        Polaris    Industries   Holdings    Inc.,   a   Delaware
 Partner............   corporation.

Justice
 Department.........   The United States Department of Justice.

Lehman Brothers.....   Lehman Brothers Inc., a Delaware corporation.

Management Agent....   EIPCC, the  managing  general  partner  of  the  General
                       Partner,  acting as management  agent in the performance
                       of certain  administrative  services on  behalf  of  the
                       Partnership.

Management Plan.....   The  reservation  of 1,500,000  First Rights  to acquire
                       BACs  for  issuance  to  middle  management  and  senior
                       management of the Operating Partnership.

MBCA................   The Minnesota Business Corporation Act.

Meeting Date........   Thursday,  December 22,  1994, the  date of  the Special
                       Meeting of BAC Holders in Minneapolis, Minnesota. At the
                       Special Meeting, the holders of BACs will vote upon  the
                       Conversion Proposal.

Merger..............   The  merger of the Transitory  Partnership with and into
                       the  Partnership,   with  the   Partnership   surviving,
                       pursuant  to which, among other matters, each BAC (other
                       than BACs held by  persons who have exercised  Appraisal
                       Rights) will automatically be exchanged for one share of
                       Common  Stock,  and  each outstanding  First  Right will
                       automatically be converted into the right to receive one
                       share of Common Stock.

Merger Agreement....   The Agreement  and  Plan  of  Conversion,  dated  as  of
                       September   29,   1994,  among   the   Corporation,  the
                       Partnership,  the   General   Partner,   the   Operating
                       Partnership, EIPCC and the other parties thereto, as may
                       be amended, modified or supplemented from time to time.
Northwestern........   Northwestern    Equipment   Manufacturing   Company,   a
                       Minnesota corporation, formerly Polaris Industries Inc.,
                       the predecessor of the Partnership.

Operating              Polaris Industries L.P., a Delaware limited partnership;
 Partnership........   and  the  collective  reference  to  PICC  and   Polaris
                       Industries L.P.
Operating General      Polaris  Industries Associates L.P., the general partner
 Partner............   of the Operating Partnership.

Partnership.........   Polaris Industries  Partners  L.P., a  Delaware  limited
                       partnership.

Partnership            The amended and restated partnership agreement governing
 Agreement..........   the Partnership.

PICC................   Polaris   Industries  Capital  Corporation,  a  Delaware
                       corporation.

Plan................   A Retirement Savings Plan adopted by Polaris Industries,
                       Inc, the predecessor Company, for all employees who meet
                       minimum service requirements.  The Plan  was adopted  by
                       the Operating Partnership.

Polaris.............   The   business   and   operations   of   the   Operating
                       Partnership.

Proposed               The initial cash dividend rate of $0.15 per quarter  and
 Distributions......   three  special  cash  distributions, each  of  $1.92 per
                       share (reduced to the extent that any cash distributions
                       declared and paid  by the Partnership  after January  1,
                       1995  exceed,  on  a quarterly  basis,  $0.15  per BAC),
                       payable during each of the last three quarters of  1995,
                       which   the   Sponsors  intend   to  recommend   to  the
                       Corporation's Board of Directors.

Proxy...............   A proxy to be voted at the Special Meeting.

PWC.................   Personal watercraft.

Record Date.........   November 21, 1994, the date set for the determination of
                       BAC Holders entitled to vote at the Special Meeting.

Register in            The office of the Register  in Chancery of the  Delaware
 Chancery...........   Court  in  which  a  BAC  Holder  has  filed  a petition
                       demanding a determination of the Fair Value of the  BACs
                       of  all  holders of  BACs  who have  perfected Appraisal
                       Rights pursuant to the Merger Agreement.

SEC.................   The Securities and Exchange Commission.

Section 751            Partnership   unrealized   receivables,    substantially
 assets.............   appreciated  inventory and certain other items including
                       depreciation recapture.

Securities Act......   The Securities Act of 1933, as amended.

Service.............   The Internal Revenue Service.

Smith Barney........   Smith Barney Inc., a Delaware corporation.

SNO.................   The symbol under which the Partnership's BACs are listed
                       on the American and Pacific Stock Exchanges.

Special Appraiser...   An  independent  appraiser  selected  by  the   American
                       Arbitration  Association,  Inc.  to  determine  the Fair
                       Value of the BACs held by dissenting BAC Holders.

Special Meeting.....   The special meeting of BAC Holders to be held at Holiday
                       Inn West, Highway  394, Minneapolis,  Minnesota, on  the
                       Meeting Date to vote upon the proposed Conversion.

Sponsors............   The  following officers of the Operating Partnership: W.
                       Hall Wendel, Jr.,  Chief Executive  Officer, Kenneth  D.
                       Larson,  President and Chief  Operating Officer, John H.
                       Grunewald,  Executive   Vice  President,   Finance   and
                       Administration, James Bruha, Vice
                       President--Manufacturing,   Charles   A.   Baxter,  Vice
                       President--Engineering and Product Safety, Ed  Skomoroh,
                       Vice  President--Sales and Marketing  and Michael W. Ma-
                       lone, Chief Financial Officer and Treasurer.

Transactions........   The  Merger  and  certain  other  related   transactions
                       contemplated by the Merger Agreement.

Transferors.........   Affiliates  of  the General  Partner  transferring their
                       interests in the General  Partner and its affiliates  to
                       the  Corporation as steps  in the integrated transaction
                       consisting of the  Merger and issuance  of Common  Stock
                       and related transactions.

Transitory             A  newly formed Delaware  subsidiary limited partnership
 Partnership........   of the Corporation  to be merged  into the  Partnership,
                       with  the Partnership surviving, in which Merger all BAC
                       Holders  and  holders  of  currently  outstanding  First
                       Rights  will  receive  one  share  of  Common  Stock  in
                       exchange for each BAC held by them.

Unaffiliated BAC       BAC Holders on the Record Date other than the  Sponsors,
 Holders............   the General Partner and its affiliates.

                                                                         ANNEX B

                          [Letterhead of Smith Barney]

Polaris Industries Partners L.P.                               November 21, 1994
1225 Highway 169 North
Minneapolis, Minnesota  55441
Attention:  General Partner
Gentlemen:



    In connection with the proposed conversion of Polaris Industries Partners L.P. (the "Partnership") to corporate form (the "Conversion"), you have requested our opinion as to the fairness, from a financial point of view, to holders of Units of Beneficial Assignment of Class A Limited Partnership Interests ("BACs") of the Partnership of the consideration to be received by holders of BACs and the Exchange Ratio (as defined herein) in the Conversion. The Conversion is subject to the conditions set forth in the Agreement and Plan of Conversion dated as of September 29, 1994 (the "Conversion Agreement") by and among Polaris Industries Inc. (the "Corporation"), the Partnership, Polaris Industries L.P. (the "Operating Partnership" or "Polaris"), EIP Associates L.P. (the "General Partner"), Polaris Industries Associates L.P., Polaris Industries Capital Corporation, EIP Capital Corporation, and the other parties named therein. The Conversion Agreement provides for, among other things, (i) the merger of a newly formed transitory partnership, wholly owned directly or indirectly by the Corporation with and into the Partnership (the "Merger"), with the Partnership as the surviving entity, whereby the holders of BACs (together with the holders of the previously granted first rights (the "First Rights")) will receive, in exchange therefor, 88.6% of the common stock, par value $.01 per share, of the Corporation ("Common Stock"), after giving effect to the exercise of such First Rights, and (ii) the transfers by affiliates of the General Partner of their interests in the General Partner and its affiliates in exchange for 11.4% of the Common Stock (after giving effect to the exercise of such First Rights). The 88.6% of the Common Stock to be received by BAC holders (and holder of such First Rights upon exercise) and the 11.4% of the Common Stock (after giving effect to the exercise of such First Rights) to be received by affiliates of the General Partner are referred to herein as the "Exchange Ratio."



    In arriving at our opinion, we have reviewed the Conversion Agreement and certain related agreements, the Proxy Statement of the Partnership dated the date hereof (the "Proxy Statement"), and the limited partnership agreements of the Partnership and the Operating Partnership, and held discussions with certain senior operating management of the Operating Partnership ("Management") and representatives and advisors of the Partnership to discuss the business, operations and prospects of Polaris and the Partnership. We have examined certain publicly available business and financial information relating to the Partnership as well as internal financial statements, forecasts and other financial and operating data concerning the Partnership prepared by Management. We have reviewed the financial terms of the Conversion as set forth in the Conversion Agreement in relation to, among other things: current and historical market prices and trading volumes of the BACs; historical and projected earnings and operating data of the Partnership; the capitalization and financial condition of the Partnership; and the pro forma effect of the Conversion. We also considered, to the extent publicly available, the financial terms of certain other similar transactions which we considered comparable to the Conversion and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered comparable to those of the Partnership. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our opinion.


    In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us. With respect to financial forecasts and other information furnished to or otherwise reviewed by or discussed with us, we assumed that such forecasts and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of Management as to the expected future financial performance of the Partnership. We have also assumed, with your consent, that no material change has occurred in the business, operations, financial condition or prospects of Polaris as set forth in the Proxy Statement.


    We are not expressing any opinion as to what the value of the Common Stock actually will be when issued to holders of BACs or the prices at which the Common Stock will trade subsequent to the Conversion. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership. We have not been asked to express an opinion as to the relative merits of the Conversion as compared to any alternative business strategies that might exist for the Partnership or the effect of any other transaction in which the Partnership might engage. We were not asked to solicit third-party indications of interest in acquiring all or any part of the Partnership. Our opinion is necessarily based upon financial, stock market and other conditions and circumstances existing and disclosed to us as of the date hereof.

    Smith Barney has been engaged to render financial advisory services to the Partnership in connection with the Conversion and will receive a fee for our services, a portion of which is contingent upon consummation of the Conversion. We also will receive a fee for the delivery of this opinion. In the ordinary course of business, we and our affiliates may actively trade the BACs for our own account or for the account of our customers and, accordingly, may at any time hold a position in such securities.


    It is understood that this opinion is for the information of the Partnership only and may not be used for any other purpose without prior written consent, except that we hereby consent to the reference of this letter in, and its inclusion as an attachment or exhibit to, the Registration Statement on Form S-4 which has been filed by the Corporation with the Securities and Exchange Commission in connection with the Proxy Statement contained therein which will be mailed to the BAC holders.


    Based upon and subject to the foregoing, our experience as investment bankers and other factors we deemed relevant, we are of the opinion that, as of the date hereof, each of the consideration to be received by the holders of BACs and the Exchange Ratio in the Conversion is fair, from a financial point of view, to the holders of BACs.

                                          Very truly yours,
                                          SMITH BARNEY INC.

                                                                         ANNEX C

                    [LETTERHEAD OF DILLON, READ & CO. INC.]


                                                               November 21, 1994


Polaris Industries Partners L.P.
1225 Highway 169 North
Minneapolis, Minnesota  55441

Gentlemen:


    You have requested our opinion as to the fairness, from a financial point of view, to the holders ("BAC Holders") of units of Beneficial Assignment of Class A Limited Partnership Interests ("BACs") in Polaris Industries Partners L.P., a Delaware Limited Partnership (the "Partnership"), of the Exchange Ratio (as defined below) and the consideration to be received by such BAC Holders in a proposed conversion (the "Conversion") of the Partnership to corporate form. We understand that the Conversion will be effected through the merger (the "Merger") of an indirect wholly-owned subsidiary partnership of Polaris Industries Inc., a newly formed Minnesota corporation (the "Corporation") into the Partnership, pursuant to which (i) the BAC Holders (together with the holders of the previously granted first rights (the "First Rights")) will receive, in exchange therefor, 88.6% of the Common Stock, par value $.01 per share, of the Corporation (the "Common Stock") after giving effect to the exercise of such First Rights and (ii) affiliates of EIP Associates L.P., the general partner of the Partnership (the "General Partner"), will receive, in exchange for their interests in the General Partner and its affiliates, the remaining 11.4% of the Common Stock (after giving effect to the exercise of such First Rights) (the "Exchange Ratio"), as described in the Partnership's Proxy Statement dated the date hereof (the "Proxy Statement").


    Dillon, Read & Co. Inc. has, in the past, performed general financial advisory services for, and received compensation from, the Partnership. In the ordinary course of our business we may trade the BACs for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


    In connection with our opinion, we have reviewed the Proxy Statement and the Agreement and Plan of Conversion dated as of September 29, 1994 as well as financial and other information that was publicly available or furnished to us by the Partnership, including information provided during discussions with management of the Partnership. In addition, we have compared certain financial and operating data of the Partnership with that of various other publicly traded corporations whose operations we believed to be comparable to those of the Partnership, reviewed market prices and trading volumes for the BACs, reviewed the cash distributions that have been paid to BAC Holders and the General Partner and the prospects for future cash distributions to the BAC Holders and the General Partner, reviewed the terms of selected partnership conversions which we believed to be comparable to the Conversion and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of the opinion.



    In our review and analysis, and in arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness in all material respects of the information contained in the Proxy Statement, including the description of the tax consequences to the Partnership and the BAC Holders of the Conversion, and all financial information that was publicly available or furnished or otherwise communicated to us by the Partnership and have not attempted to verify independently any of such information. We have also assumed, with your consent, that no material change has occurred in the business, operations, financial condition or prospects of the Partnership as set forth in the Proxy Statement. We have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Partnership, nor have we been furnished with any such evaluation or appraisal. We are not expressing any opinion as to what the value of the Common Stock actually will be when issued to BAC Holders or the prices at which the Common Stock will trade subsequent to the Conversion. Our opinion is based upon economic, monetary and market conditions existing on the date hereof. You have not requested us to express, and we are not expressing, any opinion with respect to the decision to effect the Conversion or as to whether any alternative transactions to the Conversion may be more or less favorable to the BAC Holders. We were not asked to solicit third-party indications of interest in acquiring all or any part of the Partnership.


    It is understood that this opinion is for the information of the Partnership only and may not be used for any other purpose without our prior written consent, except that we hereby consent to the reference of this letter in, and its inclusion as an attachment or exhibit to, the Registration Statement on Form S-4 which has been filed by the Corporation with the Securities and Exchange Commission in connection with the Proxy Statement contained therein which will be mailed to the BAC Holders.


    Based upon, and subject to, the foregoing, it is our opinion that, as of the date hereof, each of the Exchange Ratio and the consideration to be received by the BAC Holders in the Conversion is fair, from a financial point of view, to the BAC Holders.

                                          Very truly yours,

                                          Dillon, Read & Co. Inc.

                                                                         ANNEX D

                            POLARIS INDUSTRIES INC.
                        POLARIS INDUSTRIES PARTNERS L.P.

                               ------------------

                        AGREEMENT AND PLAN OF CONVERSION

                            ------------------------

                                  DATED AS OF
                               SEPTEMBER 29, 1994

                            ------------------------

                               TABLE OF CONTENTS

                                                                                                                    PAGE
                                                                                                                  ---------
AGREEMENT AND PLAN OF CONVERSION
ARTICLE I -- THE PICC MERGER....................................................................................        D-6
      Section           1.1   The PICC Merger...................................................................        D-6
      Section           1.2   Effects of the PICC Merger........................................................        D-6
ARTICLE II -- THE EIPCC STOCK EXCHANGE..........................................................................        D-6
      Section           2.1   The EIPCC Stock Exchange..........................................................        D-6
ARTICLE III -- THE PARTNERSHIP GP EXCHANGE......................................................................        D-7
      Section           3.1   The Partnership GP Exchange.......................................................        D-7
ARTICLE IV -- THE OPERATING PARTNERSHIP GP EXCHANGE.............................................................        D-7
      Section           4.1   The Operating Partnership GP Exchange.............................................        D-7
ARTICLE V -- THE MERGER.........................................................................................        D-7
      Section           5.1   Formation of PTP..................................................................        D-7
      Section           5.2   The Merger........................................................................        D-7
      Section           5.3   Effects of the Merger.............................................................        D-8
ARTICLE VI -- THE OPERATING PARTNERSHIP MERGER..................................................................        D-8
      Section           6.1   The Operating Partnership Merger..................................................        D-8
      Section           6.2   Effects of the Operating Partnership Merger.......................................        D-8
ARTICLE VII -- CONVERSION OF UNITS IN THE MERGER................................................................        D-9
      Section           7.1   Conversion of Units...............................................................        D-9
      Section           7.2   Exchange of Certificates..........................................................        D-9
      Section           7.3   Procedures for Dissent by Record Holders of Units.................................       D-10
      Section           7.4   Provisions Affecting Remedies of Dissenting Unitholders...........................       D-13
ARTICLE VIII -- THE CLOSINGS....................................................................................       D-14
      Section           8.1   The Closings......................................................................       D-14
      Section           8.2   Deliveries at the First Closing...................................................       D-14
      Section           8.3   Deliveries at the Second Closing..................................................       D-14
      Section           8.4   Deliveries at the Third Closing...................................................       D-15
      Section           8.5   Deliveries at the Fourth Closing..................................................       D-15
      Section           8.6   Deliveries at the Fifth Closing...................................................       D-16
      Section           8.7   Deliveries at the Sixth Closing...................................................       D-16
ARTICLE IX -- JOINT AND SEVERAL REPRESENTATIONS AND WARRANTIES OF CERTAIN PARTNERSHIP ENTITIES..................
                                                                                                                       D-16
      Section           9.1   Organization......................................................................       D-16
      Section           9.2   Capitalization....................................................................       D-16
      Section           9.3   Authority.........................................................................       D-17
ARTICLE X -- SEVERAL REPRESENTATIONS AND WARRANTIES OF CERTAIN PARTNERSHIP ENTITIES.............................
                                                                                                                       D-17
      Section          10.1   Representations and Warranties of the EIPCC Stockholders..........................       D-17
      Section          10.2   Representations and Warranties of the Partnership GP Partners.....................       D-19
      Section          10.3   Representations and Warranties of the Operating Partnership GP Partners...........       D-21
ARTICLE XI -- REPRESENTATIONS AND WARRANTIES OF THE COMPANY.....................................................       D-22
      Section          11.1   Organization......................................................................       D-22

                                                                                                                    PAGE
                                                                                                                  ---------
      Section          11.2   Capitalization....................................................................       D-23
      Section          11.3   Authority.........................................................................       D-23
      Section          11.4   No Activity.......................................................................       D-23
ARTICLE XII -- COVENANTS........................................................................................       D-23
      Section          12.1   Conduct of Business of Certain Partnership Entities...............................       D-23
      Section          12.2   Conduct of Business of the Company................................................       D-25
      Section          12.3   Reasonable Best Efforts...........................................................       D-25
      Section          12.4   Letter of the Partnership's Accountants...........................................       D-25
      Section          12.5   Access to Information.............................................................       D-25
      Section          12.6   Unitholders Meeting...............................................................       D-26
      Section          12.7   Legal Conditions to Merger........................................................       D-26
      Section          12.8   Affiliates........................................................................       D-26
      Section          12.9   Stock Exchange Listing............................................................       D-26
      Section          12.10  Employee Benefit Plans............................................................       D-26
      Section          12.11  Partnership Plans.................................................................       D-26
      Section          12.12  Fees and Expenses.................................................................       D-27
      Section          12.13  Brokers or Finders................................................................       D-27
      Section          12.14  Indemnification...................................................................       D-27
      Section          12.15  Indemnification of The Transferors, The Partnership GP, The Operating Partnership
                               GP, EIPCC, PICC and Agents.......................................................       D-28
      Section          12.16  Preservation of Partnership, Partnership GP and EIPCC.............................       D-30
      Section          12.17  Notification of Certain Matters...................................................       D-30
      Section          12.18  Publicity.........................................................................       D-31
      Section          12.19  Certain Tax Matters...............................................................       D-31
      Section          12.20  Registration Rights...............................................................       D-33
      Section          12.21  Delivery of Documents.............................................................       D-33
      Section          12.22  Partnership Distributions.........................................................       D-33
ARTICLE XIII -- CONDITIONS......................................................................................       D-34
      Section          13.1   Conditions to Each Party's Obligation To Effect the Transactions Contemplated
                               Hereby...........................................................................       D-34
      Section          13.2   Conditions to Obligations of The Company..........................................       D-34
      Section          13.3   Conditions to Obligations of the Partnership Entities.............................       D-35
ARTICLE XIV -- INDEMNITIES......................................................................................       D-36
      Section          14.1   EIPCC Stockholders Indemnity......................................................       D-36
      Section          14.2   Partnership GP Partners Indemnity.................................................       D-36
      Section          14.3   Operating Partnership GP Partners Indemnity.......................................       D-37
      Section          14.4   General Tax Indemnity.............................................................       D-37
      Section          14.5   Exception to Certain Indemnities..................................................       D-37
      Section          14.6   Indemnification of W. Hall Wendel, Jr. and the Company............................       D-37
      Section          14.7   Procedures for Indemnification....................................................       D-38
ARTICLE XV -- TERMINATION AND AMENDMENT.........................................................................       D-39
      Section          15.1   Termination.......................................................................       D-39
      Section          15.2   Effect of Termination.............................................................       D-39
      Section          15.3   Amendment.........................................................................       D-39
ARTICLE XVI -- MISCELLANEOUS....................................................................................       D-39
      Section          16.1   Fiduciary Duties..................................................................       D-39
      Section          16.2   Nonsurvival of Representations and Warranties.....................................       D-39

                                                                                                                    PAGE
                                                                                                                  ---------
      Section          16.3   Notices...........................................................................       D-39
      Section          16.4   Interpretation....................................................................       D-40
      Section          16.5   Counterparts......................................................................       D-40
      Section          16.6   Entire Agreement; No Third Party Beneficiaries....................................       D-40
      Section          16.7   Governing Law.....................................................................       D-40
      Section          16.8   Specific Performance..............................................................       D-40
      Section          16.9   Assignment; Successors............................................................       D-41

ANNEX I -- List of Partnership GP Partners
ANNEX II -- List of Operating Partnership GP Partners
ANNEX III -- List of EIPCC Stockholders
EXHIBIT A -- Form of Registration Rights Agreement

                        AGREEMENT AND PLAN OF CONVERSION

    AGREEMENT AND PLAN OF CONVERSION, dated as of September 29, 1994, by and among Polaris Industries Inc., a Minnesota corporation (the "Company"); Polaris Industries Partners L.P., a Delaware limited partnership (the "Partnership"); Polaris Industries L.P., a Delaware limited partnership owned by the Partnership (the "Operating Partnership"); EIP Associates L.P., a Delaware limited partnership and the general partner of the Partnership (the "Partnership GP"); Polaris Industries Associates L.P., a Delaware limited partnership and the general partner of the Operating Partnership (the "Operating Partnership GP"); EIP Capital Corporation, a Delaware corporation and the managing general partner of the Partnership GP ("EIPCC"); Polaris Industries Capital Corporation, a Delaware corporation wholly owned by EIPCC and the managing general partner of the Operating Partnership GP ("PICC"); the partners of the Partnership GP named on Annex I attached hereto (the "Partnership GP Partners"); the partners of the Operating Partnership GP named on Annex II hereto (the "Operating Partnership GP Partners"); and the stockholders of EIPCC named on Annex III hereto (the "EIPCC Stockholders"). The Partnership, the Operating Partnership, the Partnership GP, the Operating Partnership GP, PICC, EIPCC, the Partnership GP Partners, the Operating Partnership GP Partners and the EIPCC Stockholders are collectively referred to herein as the "Partnership Entities". The Partnership GP Partners, the Operating Partnership GP Partners and the EIPCC Stockholders are collectively referred to herein as the "Transferors."

    WHEREAS, the parties hereto desire to convert the structure of the Partnership from that of a master limited partnership to that of a corporation (the "Conversion") through consummation of the following transactions (collectively, the "Transactions"):

        (i) First, PICC shall be merged with and into EIPCC, with EIPCC as the surviving corporation (the "PICC Merger"); (ii) Second, the EIPCC Stockholders, owning all the issued and outstanding capital stock of EIPCC, shall transfer such capital stock to the Company in exchange for shares of Company Common Stock (as hereinafter defined) (the "EIPCC Stock Exchange");
    (iii) Third, the Partnership GP Partners, owning all the issued and outstanding partnership interests of the Partnership GP not presently owned by EIPCC, shall transfer such partnership interests to the Company in exchange for shares of Company Common Stock (the "Partnership GP Exchange");
    (iv) Fourth, the Operating Partnership GP Partners, owning all the issued and outstanding partnership interests of the Operating Partnership GP not presently owned by PICC, shall transfer such partnership interests to the Company in exchange for shares of Company Common Stock (the "Operating Partnership GP Exchange"); (v) Fifth, the Company and EIPCC shall form a new Delaware limited partnership named PTP LP, or such other name as they determine ("PTP"), with the Company as PTP's sole limited partner and EIPCC as PTP's sole general partner; (vi) Sixth, PTP shall be merged with and into the Partnership (the "Merger"), in which the Partnership shall be the surviving partnership with the Partnership GP as the Partnership's general partner and the Company and EIPCC as the Partnership's limited partners and the outstanding Units of Beneficial Assignment of Class A Limited Partnership Interests of the Partnership (the "Units") shall be converted into shares of Company Common Stock; and (vii) Seventh, the Operating Partnership and the Operating Partnership GP shall be merged with and into the Partnership (the "Operating Partnership Merger"), in which the Partnership shall be the surviving partnership with the Partnership GP and the Company as the Partnership's general partners, and the Company and EIPCC as the Partnership's limited partners;

    WHEREAS, pursuant to the Merger, each Unit then outstanding (other than Units to be cancelled pursuant to Section 7.1(a) hereof and Units as to which the holders thereof shall have exercised appraisal rights pursuant to Section
7.3 hereof, if any) shall be converted into one share of common stock, par value $.01 per share of the Company ("Company Common Stock");

    WHEREAS, pursuant to the EIPCC Stock Exchange, the Partnership GP Exchange and the Operating Partnership GP Exchange, the Transferors shall collectively receive in the aggregate 2,100,243 shares of Company Common Stock (the "Transferors' Number");

    WHEREAS, as a result of the Transactions, EIPCC will be wholly owned by the Company; the Partnership GP will be wholly owned by the Company (as a general partner and limited partner) and EIPCC (as managing general partner); the Partnership will be wholly owned by the Company (as a general partner and a limited partner), the Partnership GP (as a general partner), and EIPCC (as a limited partner); the Partnership Entities (other than EIPCC, the Partnership GP, the Partnership and the Transferors) will cease to exist; and the Transferors (other than in their capacities as Unitholders) will own 11.4% of Company Common Stock to be issued and outstanding after giving effect to the exercise of previously granted First Rights (as defined herein) and the Unitholders together with holders of outstanding First Rights (upon exercise of such First Rights) will own in the aggregate 88.6% of the Company Common Stock to be issued and outstanding after giving effect to the exercise of such First Rights;

    NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                                THE PICC MERGER


    Section 1.1 THE PICC MERGER. Upon the terms and subject to the conditions hereof, at the First Closing (as hereinafter defined), a certificate of merger (the "PICC Certificate of Merger") shall be duly prepared, executed and acknowledged by EIPCC, the surviving corporation in the PICC Merger, and thereafter delivered to the Secretary of State of the State of Delaware, for filing, as provided in the Delaware General Corporation Law (the "DGCL"). The PICC Merger shall become effective at the date and time set forth in the PICC Certificate of Merger filed with the Secretary of State of the State of Delaware (the "PICC Effective Time").


    Section 1.2 EFFECTS OF THE PICC MERGER. The PICC Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the PICC Effective Time, all the properties, rights, privileges, powers and franchises of PICC shall vest in EIPCC, as the surviving corporation in the PICC Merger, and all debts, liabilities and duties of PICC shall become the debts, liabilities and duties of EIPCC. In addition, from and after the PICC Effective Time, all outstanding shares of PICC capital stock shall be cancelled without consideration and cease to exist.

                                   ARTICLE II
                            THE EIPCC STOCK EXCHANGE

    Section 2.1  THE EIPCC STOCK EXCHANGE.

    (a) Upon the terms and subject to the conditions hereof, at the Second Closing (as hereinafter defined), the Company shall acquire from each of the EIPCC Stockholders and each of the EIPCC Stockholders shall assign, transfer, convey and deliver to the Company, the shares of common stock, par value $1.00 per share, of EIPCC owned by such EIPCC Stockholders, as set forth opposite the EIPCC Stockholders' names on Annex III hereto, together constituting all the issued and outstanding shares of capital stock of EIPCC (the "EIPCC Common Stock"), free and clear of all liens, charges, pledges, security interests, claims and encumbrances whatsoever (collectively, "Liens").

    (b) As payment in full for the EIPCC Common Stock being acquired by it from the EIPCC Stockholders hereunder, and against delivery thereof as aforesaid, at the Second Closing, the Company shall issue to each of the EIPCC Stockholders a number of shares of Company Common Stock equal to the Transferors' Number multiplied by the fraction set forth opposite such EIPCC Stockholder's name on Annex III hereto.

                                  ARTICLE III
                          THE PARTNERSHIP GP EXCHANGE

    Section 3.1  THE PARTNERSHIP GP EXCHANGE.

    (a) Upon the terms and subject to the conditions hereof, at the Third Closing (as defined herein), the Company shall acquire from each of the Partnership GP Partners, and each of such Partnership GP Partners shall assign, transfer, convey and deliver to the Company, the partnership interests in the Partnership GP owned by such Partnership GP Partners, as set forth opposite the Partnership GP Partners' names on Annex I hereto (the "Partnership GP Interests"), constituting (together with EIPCC's interest in the Partnership GP) all the issued and outstanding partnership interests of the Partnership GP, free and clear of all Liens.

    (b) As payment in full for the Partnership GP Interests being acquired by it from the Partnership GP Partners hereunder, and against delivery thereof as aforesaid, at the Third Closing, the Company shall issue to each of the Partnership GP Partners a number of shares of Company Common Stock equal to the Transferors' Number multiplied by the fraction set forth opposite such Partnership GP Partner's name on Annex I hereto.

                                   ARTICLE IV
                     THE OPERATING PARTNERSHIP GP EXCHANGE

    Section 4.1  THE OPERATING PARTNERSHIP GP EXCHANGE.

    (a) Upon the terms and subject to the conditions hereof, at the Fourth Closing (as hereinafter defined), the Company shall acquire from each of the Operating Partnership GP Partners, and each of such Operating Partnership GP Partners shall assign, transfer, convey and deliver to the Company, the partnership interests in the Operating Partnership GP owned by the Operating Partnership GP Partners, as set forth opposite the Operating Partnership GP Partners' names on Annex II hereto (the "Operating Partnership GP Interests"), constituting (together with EIPCC's interest in the Operating Partnership GP) all the issued and outstanding partnership interests of the Operating Partnership GP, free and clear of all Liens.

    (b) As payment in full for the Operating Partnership GP Interests being acquired by it from the Operating Partnership GP Partners hereunder, and against delivery thereof as aforesaid, at the Fourth Closing, the Company shall issue to each of the Operating Partnership GP Partners a number of shares of Company Common Stock equal to the Transferors' Number multiplied by the fraction set forth opposite such Operating Partnership GP Partners' name on Annex II hereto.

                                   ARTICLE V
                                   THE MERGER

    Section 5.1 FORMATION OF PTP. Upon the terms and subject to the conditions hereof, at the Fifth Closing (as hereinafter defined), a certificate of limited partnership (the "PTP Certificate of Limited Partnership") shall be duly prepared, executed and acknowledged by EIPCC, the general partner of PTP, and delivered to the Secretary of State of the State of Delaware, for filing, as provided in the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"). PTP shall be formed upon the filing of the PTP Certificate of Limited Partnership with the Secretary of State of the State of Delaware. PTP shall be formed by EIPCC, as general partner, and the Company as limited partner and shall be capitalized with $100 in capital, with $90 being contributed by the Company and $10 being contributed by EIPCC. PTP shall qualify as a partnership for federal income tax purposes.

    Section 5.2 THE MERGER. Upon the terms and subject to the conditions hereof, at the Fifth Closing, immediately following the consummation of the transactions set forth in Section 5.1 hereof a certificate of merger (the "Certificate of Merger") shall be duly prepared, executed and acknowledged by the Partnership, the surviving partnership in the Merger, and delivered to the Secretary of State of the State of Delaware, for filing, as provided in the DRULPA. The Merger shall become effective at the date and time set forth in the Certificate of Merger filed with the Secretary of State of the State of Delaware (the "Effective Time"). The partnership agreement of the Partnership, as in effect immediately prior to the Effective Time shall be the Partnership Agreement of the Partnership following the Effective Time unless and until amended in accordance with the terms thereof and applicable law.


    Section 5.3 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of PTP shall vest in the Partnership as the surviving Partnership in the Merger, and all debts, liabilities and duties of PTP shall become the debts, liabilities and duties of the Partnership. In addition, at the Effective Time, all outstanding Units (other than Units to be cancelled pursuant to Section 7.1(a) hereof, and other than Units as to which the holders thereof shall have exercised appraisal rights pursuant to Section 7.3 hereof, if any) will be converted into shares of Company Common Stock as provided in Article VII hereof; at the Effective Time, EIPCC's general partnership interest in PTP shall be converted into a limited partnership interest of 0.0001% in the Partnership and EIPCC's capital contribution to PTP shall be returned; and at the Effective Time, the Company's limited partnership interest in PTP shall be converted into a limited partnership interest in the Partnership and the Company's capital contribution to PTP shall be returned. The partnership interests of the Partnership GP in the Partnership and the partnership interests of the Company and EIPCC in the Partnership GP shall not be affected by the Merger.

                                   ARTICLE VI
                        THE OPERATING PARTNERSHIP MERGER


    Section 6.1 THE OPERATING PARTNERSHIP MERGER. Upon the terms and subject to the conditions hereof, at the Sixth Closing (as hereinafter defined), a certificate of merger (the "Operating Partnership Certificate of Merger") shall be duly prepared, executed and acknowledged by the Partnership, the surviving partnership in the Operating Partnership Merger, and delivered to the Secretary of State of the State of Delaware, for filing, as provided in the DRULPA. The Operating Partnership Merger shall become effective at the date and time set forth in the Operating Partnership Certificate of Merger filed with the Secretary of State of the State of Delaware (the "Operating Partnership Effective Time"). The partnership agreement of the Partnership, as in effect immediately prior to the Operating Partnership Effective Time, shall be the Partnership Agreement of the Partnership following the Operating Partnership Effective Time unless and until amended in accordance with the terms thereof and applicable law.


    Section 6.2 EFFECTS OF THE OPERATING PARTNERSHIP MERGER. The Operating Partnership Merger shall have the effects set forth in the DRULPA. Without limiting the generality of the foregoing, and subject thereto, at the Operating Partnership Effective Time, all the properties, rights, privileges, powers and franchises of the Operating Partnership and the Operating Partnership GP shall vest in the Partnership, as the surviving partnership in the Operating
Partnership Merger, and all debts, liabilities and duties of the Operating Partnership and the Operating Partnership GP shall become the debts, liabilities and duties of the Partnership. In addition, from and after the Operating
Partnership Effective Time, all outstanding interests in the Operating Partnership shall be cancelled without consideration and cease to exist; and at the Operating Partnership Effective Time, (i) the Company's general partnership interest and limited partnership interest in the Operating Partnership GP shall be converted into a general partnership interest and a limited partnership interest in the Partnership; and (ii) EIPCC's general partnership interest in the Operating Partnership GP shall be converted into a limited partnership interest in the Partnership.

                                  ARTICLE VII
                       CONVERSION OF UNITS IN THE MERGER

    Section 7.1 CONVERSION OF UNITS. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any Units (each a "Unitholder"):

    (a) CANCELLATION OF UNITS HELD BY THE COMPANY. All Units that are owned by the Company or any Subsidiary (as hereinafter defined) of the Company shall be cancelled and retired and shall cease to exist and no capital stock of the Company or other consideration shall be delivered in exchange therefor. As used in this Agreement, the word "Subsidiary" means, with respect to any party, any corporation or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or other interests having by their terms ordinary voting power to elect or remove a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party together with its Subsidiaries.

    (b) EXCHANGE RATIO FOR UNITS. Each Unit issued and outstanding at the Effective Time (other than Units to be cancelled in accordance with Section 7.1(a) and other than Units as to which the holders thereof shall have exercised appraisal rights pursuant to Section 7.3 hereof, if any) shall be converted into one (1) (the "Conversion Number") fully paid and nonassessable share of Company Common Stock (the "Conversion Consideration"). At the Effective Time, such Units shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Units shall cease to have any rights with respect thereto, except the right to receive a certificate representing shares of Company Common Stock and Distributions (as defined in Section 12.22 hereof).

    Section 7.2  EXCHANGE OF CERTIFICATES.

    (a) EXCHANGE AGENT. As of the Effective Time, the Company shall deposit with Norwest Bank, Minnesota, N.A. (the "Exchange Agent"), for the benefit of the holders of Units, for exchange in accordance with this Article VII, through the Exchange Agent, certificates representing the shares of Company Common Stock (such shares of Company Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 7.1 in exchange for certificates which immediately prior to the Effective Time represented outstanding Units.

    (b) EXCHANGE PROCEDURES. As soon as practicable after the Effective Time, the Company shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Units (the "Certificates") whose Units were converted pursuant to Section 7.1 into shares of Company Common Stock (i) a letter of transmittal (which shall be in such form and have such provisions as the Company and the Partnership GP may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Company Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by the Company, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of Company Common Stock which such holder has the right to receive pursuant to the provisions of this Article VII, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Units which is not registered in the transfer records of the Partnership, a certificate representing the proper number of shares of Company Common Stock may be issued to a transferee if the Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid. Until surrendered as contemplated by this Section 7.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of Company Common Stock.

    (c) DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED UNITS. No dividends or other distributions declared or made after the Effective Time with respect to Company Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Company Common Stock which such holder is entitled to receive upon the surrender thereof in accordance with this Section 7.2 until the holder of record of such Certificate shall so surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing shares of Company Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Company Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to surrender payable with respect to such shares of Company Common Stock.

    (d) NO FURTHER OWNERSHIP RIGHTS IN UNITS. All certificates representing shares of Company Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Units (except the right to receive previously declared but unpaid distributions from the Partnership), and there shall be no further registration of transfers on the transfer books of the Partnership of the Units which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Partnership or the Company for any reason, they shall be cancelled and exchanged as provided in this Article VII.

    (e) TERMINATION OF EXCHANGE FUND. Any portion of the Exchange Fund which remains undistributed to the Certificate holders for one year after the Effective Time shall be delivered to the Company, upon demand, and any Certificate holders who have not theretofore complied with this Article VII shall thereafter look only to the Company for payment of their claim for certificates representing shares of Company Common Stock and any dividends or distributions with respect to Company Common Stock.

    (f) NO LIABILITY. None of the Company, the Partnership or any Partnership Entity shall be liable to any holder of Units, Certificates or Company Common Stock, as the case may be, for such securities (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

    Section 7.3  PROCEDURES FOR DISSENT BY RECORD HOLDERS OF UNITS.

    (a) Notwithstanding anything in this Agreement to the contrary, Units that are outstanding immediately prior to the Effective Time and are held by Unitholders who did not vote for the Merger and who shall have delivered to the Executive Vice President, Finance and Administration, of the Company a written objection in accordance with clause (i) of Section 7.3(b) (each a "Dissenting Unitholder") shall not be deemed converted into the Conversion Consideration, but the Unitholders thereof shall be entitled to payment of the Fair Value (as defined below) of such Units in accordance with the provisions of Sections 7.3 and 7.4 hereof ("Appraisal Rights"); PROVIDED, HOWEVER, that if the right of any Dissenting Unitholder to be paid the Fair Value of his or her Units shall cease in accordance with clause (iii) of Section 7.3(b) or otherwise, such Units shall be deemed to have been exchanged as of the Effective Time for the Conversion Consideration without interest thereon. Any Unitholder seeking Appraisal Rights must (A) hold his or her Units for which appraisal is sought on the Record Date,
(B) continuously hold such Units through the Effective Time, and (C) otherwise comply with the following provisions of this Section 7.3. "Fair Value" as used herein shall mean, with respect to the Units, the value thereof as of the day immediately preceding the Effective Time, excluding any appreciation or depreciation in such value arising from the accomplishment or expectation of the Merger or the Transactions.

    (b) (i) A Unitholder who desires to exercise his or her right to dissent to the Merger (and thereby his Appraisal Rights) must be a holder of record on, and have filed with the Partnership on or before, the fifth day prior to the date of the Unitholders' meeting referred to in
Section 12.6 hereof (the "Meeting Date"), a written objection to the Merger and a notice stating that the Unitholder's right to dissent will be exercised if the Merger is effected and giving the Unitholder's address, to which notice shall be delivered or mailed in that event. Such objection and notice must have (A) reasonably informed the Partnership of the identity of the Unitholder and that such Unitholder demands Appraisal Rights with respect to his or her Units and
(B) be separate from any proxy relating to the Merger.

    (ii) If the Merger is effected, the Company shall, within 10 days after the Merger is effected, mail to each Unitholder of record at the Effective Time who filed an objection and notice pursuant to clause (i) of this Section 7.3(b) and did not vote in favor of the Merger written notice that the Merger has been effected (including the date thereof).

   (iii) Any Unitholder who (A) voted in favor of the Merger or delivered a proxy in favor of the Conversion or an unmarked proxy, or (B) failed to make the written objection and notice in accordance with clause (i) of this Section 7.3(b), shall not be entitled to Appraisal Rights but shall otherwise be bound by the Merger. Neither voting against, abstaining from voting, nor failing to vote on the Merger by any Unitholder, will constitute a demand by such Unitholder for Appraisal Rights within the meaning of Section 7.3(a) hereof or this Section 7.3(b).

    (c) At any time within 120 days after the Effective Time, any Dissenting Unitholder who has complied with the requirements of Section 7.3(b) hereof, upon written request, shall be entitled to receive from the Company a statement setting forth the aggregate number of Units not voted in favor of the Merger and with respect to which demands for Appraisal Rights have been received and the aggregate number of Unitholders who hold such Units. Such written statement shall be mailed to the requesting Dissenting Unitholder within 10 days after the later of his written request for such a statement is received by the Company and the expiration of the period for delivery of demands for appraisal.

    (d) At any time within the period of 120 days after the Effective Time, any Dissenting Unitholder or the Company may file a petition in the Delaware Court of Chancery (the "Chancery Court") asking for a finding and determination of the Fair Value of the Dissenting Unitholder's Units. Upon the filing of any such petition by the Dissenting Unitholder, service of a copy thereof shall be made upon the Company, which shall, within 20 days after service, file in the office of the Register in Chancery of the Chancery Court in which such petition was filed (the "Register in Chancery") a duly verified list containing the names and addresses of all Unitholders who have demanded payment for their Units and not withdrawn such demand in accordance with Section 7.3(b) hereof. If the petition shall be filed by the Company, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Chancery Court, shall give notice of the time and place fixed for the hearing of the petition by certified or registered mail to the Company and to the Unitholders named on the list at the addresses therein stated. Such notice shall also be given by one or more publications, at least one week prior to the scheduled date of the hearing, in a newspaper of general circulation in the City of Wilmington, Delaware or such other publication as the Chancery Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Chancery Court, and the costs thereof shall be borne by the Company. All Dissenting Unitholders thus notified and the Company shall thereafter be bound by the final judgment of the Chancery Court.

    (e) At the hearing on the petition, the Chancery Court shall determine the Dissenting Unitholders who have complied with the provisions of this Section 7.3 and have become entitled to the valuation of and payment for their Units. After determining the Unitholders entitled to Appraisal Rights, the Chancery Court shall appraise the Units, determining their Fair Value, together with a fair rate of interest, if any, to be paid upon the amount determined to be the Fair Value. In determining such Fair Value, the Chancery Court shall take into account all relevant factors. In determining the fair rate of interest, the Chancery Court may consider all relevant factors, including the rate of interest which the Company would have had to pay to borrow money during the pendency of the proceeding. The Chancery Court shall have power to examine any of the books and records of the Company. Upon application by the Company or by any Unitholder entitled to participate in the proceeding, the Chancery Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the Unitholders entitled to an appraisal. Any Dissenting Unitholder whose name appears on the list filed by the Company pursuant to Section 7.3(d) may participate fully in all proceedings until it is finally determined that he or she is not entitled to Appraisal Rights under Section 7.3 and 7.4 hereof.

    (f) The Chancery Court shall by its judgment determine the Fair Value of the Units of the Dissenting Unitholders entitled to payment for their Units and shall direct the payment of that Fair Value, together with interest, if any, thereon, by the Company to the Dissenting Unitholders entitled to payment. Interest may be simple or compound, as the Chancery Court may direct. The Chancery Court's judgment shall be enforceable as other judgments in the Chancery Court. Upon payment of the judgment, the Dissenting Unitholders shall cease to have any interest in their Units or the Company. The costs of the proceeding shall be allotted between the parties in the manner that the Chancery Court determines to be equitable under the circumstances. Upon application of a Dissenting Unitholder, the Chancery Court may order all or a portion of the expenses incurred by any Dissenting Unitholder in connection with the proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the Units whose Fair Value is determined pursuant to the proceeding. In the absence of such a determination of assessment by the Chancery Court, each party shall bear his, her or its own expenses.

    (g) Each Unit acquired by the Company pursuant to the payment of the judgment entered for the Fair Value of the Units, as provided in this Section 7.3, shall be cancelled and of no force or effect.

    (h) The remedy provided by this Section 7.3 to a Dissenting Unitholder objecting to the Merger is the exclusive remedy for the recovery of the value of his or her Units or money damages to the Unitholder with respect to the Merger. If the Company complies with the requirements of this Section 7.3, any Dissenting Unitholder who fails to comply with the requirements of this Section
7.3 shall not be entitled to bring suit for the recovery of the value of his or her Units or money damages to the Dissenting Unitholder with respect to the Merger.

    (i) Without limitation of the generality of Section 7.3(c) hereof, if the Chancery Court shall refuse to recognize the rights and procedures set forth in Sections 7.3 and 7.4 hereof with respect to Dissenting Unitholders, or shall otherwise refuse to follow the procedures set forth in this Section 7.3 to be followed by it, then the Company within 45 days after learning of such refusal by the Chancery Court, shall make application to the American Arbitration Association ("AAA"), Philadelphia Branch, to select an independent appraiser (the "Special Appraiser") to determine the Fair Value of the Units held by all such Dissenting Unitholders. Within 30 days after the Company is notified of the selection of the Special Appraiser, the Company shall deliver or mail to each Dissenting Unitholder a written notice stating that a Special Appraiser has been selected in accordance with this Section 7.3(i) and specifying the name and address of the Special Appraiser. From and after the delivery or mailing of such notice, all petitions, lists and other documents that would have been filed under Section 7.3(d) or (e) hereof with the Register in Chancery and the Chancery Court shall be filed instead with the Special Appraiser. The Special Appraiser shall retain all such documents filed with him in clearly-identifiable files, shall maintain an index or log listing all such documents and the time and date on which they were filed, and shall make all such documents and files available to the Company and any Dissenting Unitholders during the same business hours as those that are maintained by the clerks of the Chancery Court. If any such documents shall have already been filed with the Register in Chancery and the Chancery Court, the Company, at its expense, shall obtain copies of such documents from the applicable clerk of the Chancery Court and shall file such copies with the Special Appraiser. The Special Appraiser shall give any notices that would have been given by the Chancery Court or its clerk pursuant to Sections 7.3(d), (e) and (f) hereof. The Special Appraiser shall perform the functions and take the actions that would have been performed and taken by the Chancery Court under Sections 7.3(d), (e) and (f) hereof. In doing so, the Special Appraiser shall follow the procedures set forth in such Sections as nearly as practicable. The Fair Value finally determined by the Special Appraiser shall be final and binding upon all such Dissenting Unitholders and the Company, and the other provisions of Sections 7.3 and 7.4 hereof with respect to the effect of such determination and the rights of Dissenting Unitholders (including, without limitation, pursuant to Section 7.3(h) hereof) shall be applicable as nearly as practicable. Should the Special Appraiser die or become unable or unwilling to serve, the Company shall promptly make application to the AAA for selection of a substitute Special Appraiser, who shall have the same powers and duties as the original Special Appraiser and who shall obtain from the original Special Appraiser (or his estate) all documents and files pertaining to the Merger.

    Section 7.4  PROVISIONS AFFECTING REMEDIES OF DISSENTING UNITHOLDERS.

    (a) Subject to the right of a Dissenting Unitholder pursuant to Section 7.4(b) hereof to withdraw his or her demand for payment, from and after the Effective Time, any Dissenting Unitholder who has demanded payment for his or her Units in accordance with Section 7.3 shall not thereafter be entitled to vote, to exercise any other rights of a Unitholder or to receive payment of any distributions with respect thereto, except the right to receive payment for his or her Units pursuant to the provisions of Section 7.3 hereof, the right to receive distributions payable to the Dissenting Unitholders on or prior to the Effective Date and the right to maintain an appropriate action to obtain relief on the grounds that the Merger would be or was fraudulent or unfair, and the respective Units for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of Unitholders.

    (b) Any Dissenting Unitholder who has demanded payment for his or her Units in accordance with Section 7.3 hereof may withdraw such demand by delivering to the Company a written notice of such withdrawal and a consent to the Merger; PROVIDED that (i) no such demand may be withdrawn after payment for his or her Units and (ii) any such notice of withdrawal delivered later than 30 days after the Effective Time shall not be effective without the consent of the Company; PROVIDED, FURTHER, that if any such notice of withdrawal is delivered after any petition has been filed pursuant to Section 7.3 hereof asking for a finding and determination of the Fair Value of such Units, dismissal of the appraisal proceeding with respect to such Units shall be subject to approval by the Chancery Court or, if applicable, the Special Appraiser. If, however, such demand shall be withdrawn as hereinbefore provided, or if no petition asking for a finding and determination of Fair Value of such Units by the Chancery Court shall have been filed within the time provided in Section 7.3 hereof, or if after the hearing of a petition filed pursuant to Section 7.3 hereof, the Chancery Court shall determine that such Unitholder is not entitled to the relief provided by Section 7.3 hereof, then, in any such case, such Unitholder and all persons claiming under him or her shall be bound by the Merger and entitled to receive the Conversion Consideration, the right of such Unitholder to be paid the Fair Value of his or her Units shall cease, and his or her status as a Unitholder of Units exchanged in the Merger shall be restored without prejudice to any proceedings that may have been taken by the Company during the interim, and such Unitholder shall be entitled to receive any distributions made with respect to such Conversion Consideration in the interim.

    (c) The provisions of Sections 7.3 and 7.4 hereof relating to the procedures to be followed to determine the Fair Value of the Units shall be conformed as nearly as practicable to the procedure required to be followed in connection with the exercise of dissenters' rights by a stockholder of a corporation formed under the DGCL as set forth in Section 262 of the DGCL. In the event that such procedures cannot be followed, then the Company shall implement alternative procedures designed to produce results substantially similar to those that would be effected if Section 262 of the DGCL applied to the Merger.

                                  ARTICLE VIII
                                  THE CLOSINGS

    Section 8.1 THE CLOSINGS. Each of the Transactions set forth herein and each of the closings of such Transactions as set forth below are contingent upon, and shall not be consummated unless, all of the Transactions set forth herein and all of the closings of such Transactions as set forth below are consummated as provided herein.

    (a) Upon the terms and conditions hereof, the closing of the transactions contemplated by Article I hereof (the "First Closing") shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, NY 10017 (the "Place of Closing") at 10:00 a.m., New York City time, on the Meeting Date, or at such other date, time and place as the Company and the Partnership GP shall agree (the "Closing Date").

    (b) The closing of the transactions contemplated by Article II hereof (the "Second Closing") shall take place at the Place of Closing on the Closing Date promptly following consummation of the First Closing.

    (c) The closing of the transactions contemplated by Article III hereof (the "Third Closing") shall take place at the Place of Closing on the Closing Date promptly following consummation of the Second Closing.

    (d) The closing of the transactions contemplated by Article IV hereof (the "Fourth Closing") shall take place at the Place of Closing on the Closing Date promptly following consummation of the Third Closing.

    (e) The closing of the transactions contemplated by Article V hereof (the "Fifth Closing") shall take place at the Place of Closing on the Closing Date promptly following consummation of the Fourth Closing.

    (f) The closing of the transactions contemplated by Article VI hereof (the "Sixth Closing") shall take place at the Place of Closing on the Closing Date promptly following consummation of the Fifth Closing.

    Section 8.2 DELIVERIES AT THE FIRST CLOSING. At the First Closing, EIPCC shall cause the PICC Merger to become effective pursuant to Article I hereof, and shall execute, deliver and file, or cause to be executed, delivered and filed, all such other documents, instruments or writings required to effect the PICC Merger, required to be delivered pursuant to this Agreement or otherwise required in connection herewith.

    Section 8.3  DELIVERIES AT THE SECOND CLOSING.

    (a) At the Second Closing, the EIPCC Stockholders shall deliver or cause to be delivered (unless previously delivered) the following to the Company:

        (i) stock certificates representing the EIPCC Common Stock accompanied by stock powers duly endorsed in blank or accompanied by duly executed instruments of transfer, with all necessary transfer tax and other revenue stamps affixed thereto;

        (ii) the stock books, stock ledgers, minute books and corporate seal of EIPCC and PICC;

       (iii) written resignations of all directors and officers of EIPCC and PICC; and

       (iv) all other documents, instruments and writings required to be delivered by the EIPCC Stockholders to the Company pursuant to this Agreement or otherwise required in connection herewith.

    (b) At the Second Closing, the Company shall deliver or cause to be delivered (unless previously delivered) the following to the EIPCC Stockholders:

        (i) one or more unlegended certificates, in definitive form and registered in the names of the EIPCC Stockholders or their assignees, representing the shares of the Company Common Stock to be issued to them pursuant to Section 2.1(b) hereof; PROVIDED, that, in the event any transfer or other taxes become payable by reason of the issuance of any certificate representing Company Common Stock in any name other than that of a EIPCC Stockholder, such assignee must pay such tax to the Company or must establish to the satisfaction of the Company that such tax has been paid or is not payable; and

        (ii) all other documents, instruments and writings required to be delivered by the Company to the EIPCC Stockholders pursuant to this Agreement or otherwise required in connection herewith.

    Section 8.4  DELIVERIES AT THE THIRD CLOSING.

    (a) At the Third Closing, the Partnership GP Partners shall deliver or cause to be delivered (unless previously delivered) to the Company duly executed assignments of the Partnership GP Interests; and EIPCC shall deliver to the Company, (i) written resignations of all directors and officers of the Partnership GP (or of the individuals holding similar offices or performing comparable functions at the Partnership GP); and (ii) all other documents, instruments and writings required to be delivered by the Partnership GP Partners to the Company pursuant to this Agreement or otherwise required in connection herewith.

    (b) At the Third Closing, the Company shall deliver or cause to be delivered (unless previously delivered) the following to the Partnership GP Partners:

        (i) one or more unlegended certificates, in definitive form and registered in the names of the Partnership GP Partners or their assignees, representing the shares of Company Common Stock to be issued to them pursuant to Section 3.1(b) hereof; PROVIDED, that, in the event any transfer or other taxes become payable by reason of the issuance of any certificate representing Company Common Stock in any name other than that of a Partnership GP Partner, such assignee must pay such tax to the Company or must establish to the satisfaction of the Company that such tax has been paid or is not payable; and

        (ii) all other documents, instruments and writings required to be delivered by the Company, to the Partnership GP Partners pursuant to this Agreement or otherwise required in connection herewith.

    Section 8.5  DELIVERIES AT THE FOURTH CLOSING.

    (a) At the Fourth Closing, the Operating Partnership GP Partners shall deliver or cause to be delivered (unless previously delivered) to the Company duly executed assignments of the Operating Partnership GP Interests; and EIPCC shall deliver to the Company (i) written resignations of all directors and officers of the Operating Partnership GP (or of the individuals holding similar offices or performing comparable functions at the Operating Partnership GP); and
(ii) all other documents, instruments and writings required to be delivered by the Operating Partnership GP Partners to the Company pursuant to this Agreement or otherwise required in connection herewith.

    (b)  At  the  Fourth Closing,  the  Company  shall deliver  or  cause  to be
delivered  (unless  previously  delivered)   the  following  to  the   Operating
Partnership GP Partners:

        (i) one or more unlegended certificates, in definitive form and registered in the names of the Operating Partnership GP Partners or their assignees, representing the shares of Company Common Stock to be issued to them pursuant to Section 4.1(b) hereof; PROVIDED, that, in the event any transfer or other taxes become payable by reason of the issuance of any certificate representing Company Common Stock in any name other than that of a Operating Partnership GP Partner, such assignee must pay such tax to the Company or must establish to the satisfaction of the Company that such tax has been paid or is not payable; and

        (ii) all other documents, instruments and writings required to be delivered by the Company, to the Operating Partnership GP Partners pursuant to this Agreement or otherwise required in connection herewith.

    Section 8.6  DELIVERIES AT THE FIFTH CLOSING.

    (a) At the Fifth Closing, the Company and EIPCC shall execute, deliver and file, or cause to be executed, delivered and filed, all such documents, instruments or writings required to effect the formation of PTP as set forth in
Section 5.1 hereof, required to be delivered pursuant to this Agreement or otherwise required in connection herewith.

    (b) At the Fifth Closing, immediately following consummation of the deliveries set forth in clause (a) above, the Partnership shall cause the Merger to become effective pursuant to Article V hereof, and shall execute, deliver and file, or cause to be executed, delivered and filed, all such other documents, instruments or writings required to effect the Merger, required to be delivered pursuant to this Agreement or otherwise required in connection herewith, and shall return the Company's and EIPCC's capital contributions in PTP.

    Section 8.7 DELIVERIES AT THE SIXTH CLOSING. At the Sixth Closing, the Partnership shall cause the Operating Partnership Merger to become effective pursuant to Article VI hereof, and shall execute, deliver and file, or cause to be executed, delivered and filed, all such other documents, instruments or writings required to effect the Operating Partnership Merger, required to be delivered pursuant to this Agreement or otherwise required in connection herewith.

                                   ARTICLE IX

                               JOINT AND SEVERAL
                       REPRESENTATIONS AND WARRANTIES OF
                          CERTAIN PARTNERSHIP ENTITIES

    The  Partnership,  the  Operating  Partnership,  the  Partnership  GP,   the
Operating Partnership GP, PICC, EIPCC and Victor K. Atkins, Jr., as general partner of the Partnership GP and the Operating Partnership GP, jointly and severally represent and warrant to the Company as follows:

    Section 9.1 ORGANIZATION. Each of the Partnership and the Operating Partnership is a limited partnership duly organized, validly existing and in good standing under the limited partnership laws of the jurisdiction of its organization and has all requisite partnership power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the Partnership and the Operating Partnership taken as a whole. As used in this Agreement, any reference to any event, change or effect being material or having a material adverse effect on or with respect to an entity (or group of entities taken as a whole) means such event, change or effect is materially adverse to the business, properties, assets, results of operations, financial condition or prospects of such entity (or such group of entities taken as a whole) or the ability of such entity (or such group of entities) to consummate any of the Transactions in accordance with this Agreement.

    Section 9.2 CAPITALIZATION. As of the date hereof, (a)(i) 16,010,441 Units are issued and outstanding and (ii) the Partnership GP is the sole general partner in the Partnership and (b)(i) all the limited partnership interests in the Operating Partnership are validly issued and owned by the Partnership free and clear of all Liens and (ii) the Operating Partnership GP is the sole general partner in the Operating Partnership. As of the date hereof 534,503 Units were reserved for issuance upon the exercise of rights ("First Rights") pursuant to the Operating
Partnership's 1987 Employee Ownership Plan (the "Employee Plan") and 1987 Management Ownership Plan (the "Management Plan" and together with the Employee Plan, the "Partnership Plans") and First Rights in respect of 312,500 Units have been granted and are outstanding. As of the date hereof, no bonds, debentures, notes or other indebtedness having the right to vote (or convertible into securities having the right to vote) ("Voting Debt") of the Partnership or the Operating Partnership are issued or outstanding. Except as set forth above, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued Units or other partnership interests or Voting Debt of the Partnership or the Operating Partnership or obligating the Partnership or the Operating Partnership to issue, transfer or sell or cause to be issued, transferred or sold any Units or other partnership interests or Voting Debt of, or other equity interests in, the Partnership or the Operating Partnership or securities convertible into or exchangeable for such Units or other partnership interests or equity interests or obligating the Partnership or the Operating Partnership to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment. There are no outstanding contractual obligations of the Partnership or the Operating Partnership to repurchase, redeem or otherwise acquire any Units or other partnership interests of the Partnership or the Operating Partnership.

    Section 9.3 AUTHORITY. Each of the Partnership and the Operating Partnership has the requisite partnership power and authority to execute and deliver this Agreement and to consummate the Transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the proposal to effect the Conversion (the "Conversion Proposal") by the required vote of the Unitholders). The execution, delivery and performance of this Agreement by each of the Partnership and the Operating Partnership and the consummation by the Partnership and the Operating Partnership of the Transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of the Partnership and the Operating Partnership and no other partnership action on the part of the Partnership or the Operating Partnership is necessary to authorize this Agreement or to consummate the Transactions so contemplated (other than, with respect to the Merger, the approval and adoption of the Conversion Proposal by the required vote of the Unitholders). This Agreement has been duly executed and delivered by the Partnership and the Operating Partnership.

                                   ARTICLE X
                          SEVERAL REPRESENTATIONS AND
                   WARRANTIES OF CERTAIN PARTNERSHIP ENTITIES

    Section 10.1 REPRESENTATIONS AND WARRANTIES OF THE EIPCC STOCKHOLDERS. Mr. Atkins represents and warrants to the Company with respect to clauses (a), (b),
(c)(ii), (d) (to the extent  applicable to EIPCC or PICC),  (e) and (g) of  this
Section 10.1 and each of the EIPCC Stockholders severally and not jointly represents and warrants to the Company with respect to clauses (c)(i), (d) (to the extent applicable to the EIPCC stockholders) and (f) of this Section 10.1, as follows:

    (a) ORGANIZATION. Each of EIPCC and PICC is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on EIPCC and PICC. The EIPCC Stockholders will provide the Company with true and correct copies of the Certificate of Incorporation and By-laws of EIPCC and PICC, together with all amendments thereto.

    (b) CAPITALIZATION. As of the date hereof, (i) the issued and outstanding capital stock of EIPCC consists of 70 shares of EIPCC Common Stock, and (ii) all of the issued and outstanding capital stock of PICC (the "PICC Common Stock") is owned beneficially and of record by EIPCC. No Voting Debt of EIPCC or PICC is issued or outstanding. Except for this Agreement, there are no options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of EIPCC or PICC or obligating EIPCC or PICC to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity or partnership interests in, EIPCC or PICC or of any of their Subsidiaries or securities convertible into or exchangeable for such shares or equity interests or obligating EIPCC or PICC to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

    (c) AUTHORITY. (i) Such EIPCC Stockholder has the requisite power and authority and full legal capacity to execute, deliver and perform this Agreement and to consummate the Transactions contemplated hereby. This Agreement has been duly executed and delivered by such EIPCC Stockholder and assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of such EIPCC Stockholder enforceable against such person in accordance with its terms.

        (ii) Each of EIPCC and PICC has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by each of EIPCC and PICC and the consummation by each of EIPCC and PICC of the Transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of EIPCC and PICC and no other corporate proceedings on the part of EIPCC or PICC is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by each of EIPCC and PICC and assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of EIPCC and PICC enforceable against it in accordance with its terms.

    (d) CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or blue sky laws, the HSR Act, the DGCL, the DRULPA, the laws of other states in which EIPCC is qualified to do or is doing business, neither the execution, delivery or performance of this Agreement by such EIPCC Stockholder nor the consummation by such EIPCC Stockholder of the transactions contemplated hereby nor compliance by such EIPCC Stockholder with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of EIPCC, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on such EIPCC Stockholder, EIPCC or PICC), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which such EIPCC Stockholder, EIPCC or PICC is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such EIPCC Stockholder, EIPCC or PICC, except, in the case of clauses (iii) or (iv), for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on such EIPCC Stockholder, EIPCC or PICC; provided, however, the representations in this clause (d) shall apply to the EIPCC Stockholders in their individual capacity only and shall not be deemed to apply to such EIPCC Stockholders in any other capacity.

    (e) SUBSIDIARIES; UNITS. (i) Other than PICC, the Operating Partnership GP, the Operating Partnership and wholly owned Subsidiaries of the Operating Partnership, EIPCC has no Subsidiaries. EIPCC owns its direct and indirect interests in PICC, the Operating Partnership GP and the Operating Partnership free and clear of any and all Liens. EIPCC does not own, and prior to the Effective Time will not acquire, any Units.

        (ii) Other than the Operating Partnership GP and the Operating Partnership and wholly owned Subsidiaries of the Operating Partnership, PICC has no Subsidiaries. PICC owns its general partnership interest in the Operating Partnership GP free and clear of any and all Liens. PICC does not own, and prior to the Effective Time will not acquire, any Units.

    (f) OWNERSHIP OF SHARES; TITLE. Such EIPCC Stockholder is the owner of record and beneficially of the shares of EIPCC Common Stock set forth opposite such EIPCC Stockholder's name on Annex III hereto. Such EIPCC Stockholder has not received any notice of any adverse claim to the ownership of any such EIPCC Common Stock and does not have any reason to know of any such adverse claim that may be justified. On the Closing Date, such EIPCC Stockholder shall have good and transferable title to the EIPCC Common Stock set forth opposite such EIPCC Stockholder's name on Annex III hereto, free and clear of all Liens. The delivery of certificates for the EIPCC Common Stock owned by such EIPCC Stockholder to the Company pursuant to this Agreement will transfer to the Company good and transferable title to the EIPCC Common Stock set forth opposite such EIPCC Stockholder's name on Annex III hereto free and clear of all Liens.

    (g) NO LIABILITIES. (i) EIPCC has not engaged in any business or activity of any kind, or entered into any agreement or arrangement with any person or entity, except, in each case, in connection with its ownership of 100% of the capital stock of PICC and serving as managing general partner of the Partnership GP. EIPCC has not incurred, directly or indirectly, any liabilities or obligations, except for liabilities or obligations incurred by EIPCC acting in its capacity as managing general partner of the Partnership GP (such liabilities being referred to as "Partnership GP Liabilities").

        (ii) PICC has not engaged in any business or activity of any kind, or entered into any agreement or arrangement with any person or entity except, in each case, in connection with serving as a general partner of the Operating Partnership GP. PICC has not incurred, directly or indirectly, any liabilities or obligations, except for liabilities or obligations incurred by PICC acting in its capacity as general partner of the Operating
    Partnership GP (such liabilities being herein referred to as "Operating Partnership GP Liabilities").

    Section 10.2 REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP GP PARTNERS. Mr. Atkins represents and warrants to the Company with respect to clauses (a), (b), (d) (to the extent applicable to the Partnership GP), (e) and
(g) of this Section 10.2 and each of the Partnership GP Partners severally and not jointly represents and warrants to the Company with respect to clauses (c),
(d)  (to the extent applicable  to such Partnership GP  Partner) and (f) of this
Section 10.2, as follows:

    (a) ORGANIZATION. The Partnership GP is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the Partnership GP. The Partnership GP Partners will provide the
Company   with  true  and  correct  copies  of  the  partnership  agreement  and certificate of limited partnership of the Partnership GP, together with all amendments thereto.

    (b) CAPITALIZATION. Annex I hereto sets forth all of the outstanding Partnership GP Interests. No Voting Debt of the Partnership GP is issued or outstanding. Except for this Agreement, there are no options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued partnership interests or Voting Debt of the Partnership GP or obligating the Partnership GP to issue, transfer or sell or cause to be issued, transferred or sold any partnership interests or Voting Debt of, or other equity interests in, the Partnership GP or of any of its Subsidiaries or securities convertible into or exchangeable for such partnership interests or equity interests or obligating the Partnership GP to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

    (c) AUTHORITY. Such Partnership GP Partner has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the Transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Partnership GP Partner and the consummation of the Transactions contemplated hereby, have been duly authorized by all necessary action on the part of such Partnership GP Partner, as applicable, and no other action on the part of such Partnership GP Partner is necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by such Partnership GP Partner and assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of such Partnership GP Partner enforceable against it in accordance with its terms.


    (d) CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or blue sky laws, the HSR Act, the DGCL, the DRULPA, the laws of other states in which the Partnership GP is qualified to do or is doing business, neither the execution, delivery or performance of this Agreement by such Partnership GP Partner nor the consummation by such Partnership GP Partner of the transactions contemplated hereby nor compliance by such Partnership GP Partner with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the partnership agreement of the Partnership GP or such Partnership GP Partner, as applicable, or the certificate of incorporation or by-laws of such Partnership GP Partner, as applicable, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on such Partnership GP Partner or the Partnership GP),
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which such Partnership GP Partner or the Partnership GP is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Partnership GP Partner or the Partnership GP, except, in the case of clauses (iii) or (iv), for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on such Partnership GP Partner or the Partnership GP; provided, however, the representations in this clause (d) shall apply to the Partnership GP Partners in their individual capacity only and shall not be deemed to apply to such Partnership GP Partners in any other capacity.


    (e) SUBSIDIARIES; UNITS. Other than the Partnership, the Operating Partnership and wholly owned Subsidiaries of the Operating Partnership, the Partnership GP has no Subsidiaries. The Partnership GP owns its partnership interest in the Partnership free and clear of any and all Liens. The Partnership GP does not own, and prior to the Effective Time will not acquire, any Units.

    (f) OWNERSHIP OF PARTNERSHIP INTERESTS; TITLE. Such Partnership GP Partner is the owner of record and beneficially of the Partnership GP Interests set forth opposite such Partnership GP Partner's name on Annex I hereto. Such Partnership GP Partner has not received any notice of any adverse claim to the ownership of any such Partnership GP Interests and does not have any reason to know of any such adverse claim that may be justified. On the Closing Date, such Partnership GP Partner shall have good and transferable title to the Partnership GP Interests set forth opposite such Partnership GP Partner's name on Annex I hereto, free and clear of all Liens. The delivery of assignments for the Partnership GP Interests owned by such Partnership GP Partners to the Company pursuant to this Agreement will transfer to the Company good and transferable title to the Partnership GP Interests set forth opposite such Partnership GP Partner's name on Annex I hereto free and clear of all Liens.

    (g) NO LIABILITIES. The Partnership GP has not engaged in any business or activity of any kind, or entered into any agreement or arrangement with any person or entity, except in each case in connection with serving as the general partner of the Partnership. The Partnership GP has not incurred, directly or indirectly, any liabilities or obligations, except for liabilities or obligations incurred by the Partnership GP acting in its capacity as general partner of the Partnership (such liabilities being herein referred to as "Partnership Liabilities").

    Section 10.3 REPRESENTATIONS AND WARRANTIES OF THE OPERATING PARTNERSHIP GP PARTNERS. Mr. Atkins represents and warrants to the Company with respect to clauses (a), (b), (d) (to the extent applicable the to the Operating Partnership
GP), (e) and (g) of this Section 10.3 and each of the Operating Partnership GP Partners severally and not jointly represents and warrants to the Company with respect to clauses (c), (d) (to the extent applicable to such Operating Partnership GP Partner) and (f) of this Section 10.3, as follows:

    (a) ORGANIZATION.   The Operating  Partnership GP is  a limited  partnership
duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the Operating Partnership GP. The Operating Partnership GP Partners will provide the Company with true and correct copies of the partnership agreement and certificate of limited partnership of the Operating Partnership GP, together with all amendments thereto.

    (b) CAPITALIZATION. Annex II hereto sets forth all of the outstanding Operating Partnership GP Interests. No Voting Debt of the Operating Partnership GP is issued or outstanding. Except for this Agreement, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued partnership interests or Voting Debt of the Operating Partnership GP or obligating the Operating Partnership GP to issue, transfer or sell or cause to be issued, transferred or sold any partnership interests or Voting Debt of, or other equity interests in, the Operating Partnership GP or of any of its Subsidiaries or securities convertible into or exchangeable for such partnership interests or equity interests or obligating the Operating Partnership GP to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

    (c) AUTHORITY. Such Operating Partnership GP Partner has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the Transactions contemplated hereby. The execution, delivery and performance of this Agreement by such Operating Partnership GP Partner and the consummation of the Transactions contemplated hereby, have been duly authorized by all necessary action on the part of such Operating Partnership GP Partner, as applicable, and no other action on the part of such Operating Partnership GP
Partner  is  necessary  to  authorize  this  Agreement  or  to  consummate   the
transactions so contemplated. This Agreement has been duly executed and delivered by such Operating Partnership GP Partner and assuming this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of such Operating Partnership GP Partner enforceable against it in accordance with its terms.

    (d) CONSENTS AND APPROVALS; NO VIOLATIONS. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the Securities Act, state securities or blue sky laws, the HSR Act, the DGCL, the DRULPA, the laws of other states in which the Operating Partnership GP is qualified to do or is doing business, neither the execution, delivery or performance of this Agreement by such Operating Partnership GP Partner nor the consummation by such Operating Partnership GP Partner of the transactions contemplated hereby nor compliance by the Operating Partnership GP Partner with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the partnership agreement of the Operating Partnership GP, or the certificate of incorporation or by-laws of such Operating Partnership GP Partner, as applicable, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity (except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings would not have a material adverse effect on such Operating Partnership GP Partner or the Operating Partnership GP), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, lease, contract, agreement or other instrument or obligation to which such Operating Partnership GP Partner or the Operating Partnership GP is a party or by which any of them or any of their properties or assets may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Operating Partnership GP Partner or the Operating Partnership GP, except, in the case of clauses (iii) or
(iv), for violations, breaches or defaults which would not, individually or in the aggregate, have a material adverse effect on such Operating Partnership GP Partner or the Operating Partnership GP; provided, however, the representations in this clause (d) shall apply to the Operating Partnership GP Partners in their individual capacity only and shall not be deemed to apply to such Operating Partnership GP Partners in any other capacity.

    (e) SUBSIDIARIES; UNITS. Other than the Operating Partnership and wholly owned Subsidiaries of the Operating Partnership, the Operating Partnership GP has no Subsidiaries. The Operating Partnership GP owns its general partnership interest in the Operating Partnership free and clear of any and all Liens. The Operating Partnership GP does not own, and prior to the Effective Time will not acquire, any Units.

    (f) OWNERSHIP OF PARTNERSHIP INTERESTS; TITLE. Such Operating Partnership GP Partner is the owner of record and beneficially of the Operating Partnership GP Interests set forth opposite such Operating Partnership GP Partner's name on Annex II hereto. Such Operating Partnership GP Partner has not received any notice of any adverse claim to the ownership of any such Operating Partnership GP Interests and does not have any reason to know of any such adverse claim that may be justified. On the Closing Date, such Operating Partnership GP Partner shall have good and transferable title to the Operating Partnership GP Interests set forth opposite such Operating Partnership GP Partner's name on Annex II hereto, free and clear of all Liens. The delivery of assignments for the Operating Partnership GP Interests owned by such Operating Partnership GP Partner to the Company pursuant to this Agreement will transfer to the Company good and transferable title to the Operating Partnership GP Interest set forth opposite such Operating Partnership GP Partner's name on Annex II hereto, free and clear of all Liens.

    (g) NO LIABILITIES. The Operating Partnership GP has not engaged in any business or activity of any kind, or entered into any agreement or arrangement with any person or entity, except, in each case, in connection with serving as the general partner of the Operating Partnership. The Operating Partnership GP has not incurred, directly or indirectly, any liabilities or obligations, except for liabilities or obligations incurred by the Operating Partnership GP acting in its capacity as general partner of the Operating Partnership (such liabilities being herein referred to as "Operating Partnership Liabilities").

                                   ARTICLE XI
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to the Partnership Entities as follows:

    Section 11.1 ORGANIZATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as contemplated to be conducted following the Conversion, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a material adverse effect on the Company.

    Section 11.2 CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of: (i) 80,000,000 shares of Company Common Stock, of which 3,000 shares were issued and outstanding and none of which were held in treasury; and (ii) 20,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. All the outstanding shares of the Company's capital stock are, and all shares of Company Common Stock which are to be issued to Unitholders pursuant to the Merger or issued to the Transferors pursuant to the Transactions set forth in this Agreement, or which may be issued pursuant to the Partnership Plans after the Merger will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. No Voting Debt of the Company is issued or outstanding. Except as set forth above and except for shares of Company Common Stock that may be issued pursuant to the Partnership Plans and except for this Agreement, there are no existing options, warrants, calls, subscriptions or other rights or other agreements or commitments of any character relating to the issued or unissued capital stock or Voting Debt of the Company or obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interests in, the Company or securities convertible into or exchangeable for such shares or equity interests or obligating the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement or commitment.

    Section 11.3  AUTHORITY.  The Company has the requisite corporate power  and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other Transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly executed and delivered by the Company and assuming this Agreement constitutes a valid and binding obligation of the Partnership Entities, constitutes a valid and binding obligation of the Company enforceable against it in accordance with its terms.

    Section 11.4 NO ACTIVITY. The Company has not engaged in any business or activity of any kind, or entered into any agreement or arrangement with any person or entity or incurred, directly or indirectly, any material liabilities or obligations, except in connection with its incorporation and capitalization, the Merger and the other Transactions and the negotiation of this Agreement. The Company owns at least 3,000 Units.

                                  ARTICLE XII
                                   COVENANTS

    Section 12.1  CONDUCT OF BUSINESS OF CERTAIN PARTNERSHIP ENTITIES.

    (a) CONDUCT OF BUSINESS OF THE OPERATING PARTNERSHIP AND THE PARTNERSHIP. Except as contemplated by this Agreement and the transactions contemplated hereby, or with the prior written consent of the Company, and subject to the provisions of Section 16.1 hereof, during the period from the date of this Agreement to the Effective Time, the Operating Partnership and the Partnership each will conduct its operations only in the ordinary and usual course of business consistent with past practice and not take any action that would or is reasonably likely to result in any of the conditions to the Transactions set forth in Article XIII not being satisfied or would materially impair the ability of such party to consummate any of the Transactions in accordance with the terms hereof or materially delay such consummation.

    (b) CONDUCT OF BUSINESS OF PICC AND EIPCC. Except as contemplated by this Agreement and the transactions contemplated hereby, or with the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, the EIPCC Stockholders will not, directly or indirectly, sell, transfer, pledge or otherwise convey all or any part of their interest in EIPCC or PICC, or take any action that would or is reasonably likely to result in any of the conditions to the Transactions set forth in Article XIII not being satisfied or would materially impair the ability of such party to consummate any of the Transactions in accordance with the terms hereof or materially delay such consummation. Except as otherwise expressly provided in this Agreement and the transactions contemplated hereby, EIPCC and PICC, prior to the Effective Time, without the prior written consent of the Company, will not:

        (i) adopt any amendment to its certificate of incorporation or by-laws;

        (ii) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of additional shares of capital stock of any class or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any of the foregoing;

       (iii) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any of its other securities; or

       (iv) sell, lease, transfer, pledge or dispose of EIPCC's interest in PICC or PICC's interest in the Operating Partnership GP.

    (c) CONDUCT OF BUSINESS OF THE PARTNERSHIP GP. Except as contemplated by this Agreement and the transactions contemplated hereby, or with the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, the Partnership GP Partners will not, directly or indirectly, sell, transfer, pledge or otherwise convey all or any part of their interest in the Partnership GP, or take any action that would or is reasonably likely to result in any of the conditions to the Transactions set forth in Article XIII not being satisfied or would materially impair the ability of such party to consummate any of the Transactions in accordance with the terms hereof or materially delay such consummation. Except as otherwise expressly provided in this Agreement and the transactions contemplated hereby, the Partnership GP, prior to the Effective Time, without the prior written consent of the Company, will not:

        (i) adopt any amendment to its partnership agreement;

        (ii) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of additional Units or other partnership interests, or securities convertible into Units or other partnership interests, or any rights, warrants or options to acquire any of the foregoing;

       (iii) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any Units or other partnership interests or any of its other securities; or

       (iv) sell, lease, transfer, pledge or dispose of the Partnership GP's interest in the Partnership.

    (d) CONDUCT OF BUSINESS OF THE OPERATING PARTNERSHIP GP. Except as contemplated by this Agreement and the transactions contemplated hereby, or with the prior written consent of the Company, during the period from the date of this Agreement to the Effective Time, the Operating Partnership GP Partners will not, directly or indirectly, sell, transfer, pledge or otherwise convey all or any part of their interest in the Operating Partnership GP, or take any action that would or is reasonably likely to result in any of the conditions to the Transactions set forth in Article XIII not being satisfied  or  would  materially  impair the  ability  of  such  party  to consummate any of the Transactions in accordance with the terms hereof or materially delay such consummation. Except as otherwise expressly provided in this Agreement and the transactions contemplated hereby, the Operating Partnership GP, prior to the Effective Time, without the prior written consent of the Company, will not:

        (i) adopt any amendment to its partnership agreement;

        (ii) issue, reissue, sell, deliver or pledge or authorize or propose the issuance, reissuance, sale, delivery or pledge of additional Units or other partnership interests, or securities convertible into Units or other partnership interests, or any rights, warrants or options to acquire any of the foregoing;

       (iii) adjust, split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any Units or other partnership interests or any of its other securities; or

       (iv) sell, lease, transfer, pledge or dispose of its interest in the Operating Partnership.

    Section 12.2 CONDUCT OF BUSINESS OF THE COMPANY. Prior to the Effective Time, the Company shall not engage in any business or activity other than in connection with, or in furtherance of, its capitalization, the consummation of the Transactions contemplated hereby and the Conversion generally.

    Section 12.3 REASONABLE BEST EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement including, without limitation, (i) the prompt preparation and filing with the SEC of the S-4 and the Proxy Statement, (ii) such actions as may be required to have the S-4 declared effective under the Securities Act and to have the Proxy Statement cleared by the SEC, in each case as promptly as practicable, including by consulting with each other as to, and responding promptly to, any SEC comments with respect thereto, and (iii) such actions as may be required to be taken under applicable state securities or Blue Sky laws in connection with the issuance of shares of Company Common Stock contemplated hereby. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated hereby. In addition, if at any time prior to the Effective Time any event or circumstances relating to any of the parties hereto, or any of their respective officers, directors, or general partners, should be discovered by the party hereto, and which should be set forth in an amendment or supplement to the S-4 or the Proxy Statement, the discovering party shall promptly inform the other parties of such event or circumstance.

    Section 12.4 LETTER OF THE PARTNERSHIP'S ACCOUNTANTS. The Partnership shall use its reasonable best efforts to cause to be delivered to the Partnership and the Company a letter of McGladrey & Pullen, the Partnership's independent auditors, dated a date within two business days before the date on which the S-4 shall become effective and addressed to the Partnership and the Company, in form and substance reasonably satisfactory to the Partnership and the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4, which letter shall be brought down to the Effective Time.

    Section 12.5 ACCESS TO INFORMATION. Upon reasonable notice, the Operating Partnership, the Partnership, the Partnership GP, the Operating Partnership GP, PICC, and EIPCC, on the one hand, and the Company, on the other hand, shall each afford to the officers, employees, accountants, counsel and other representatives of the other, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, each of the Operating Partnership, the Partnership, the Partnership GP, the Operating Partnership GP, PICC, and EIPCC and the Company shall furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request. Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either party, and in the event of termination of this Agreement for any reason each party shall promptly return all nonpublic documents obtained from any other party, and any copies made of such documents, to such other party.

    Section 12.6 UNITHOLDERS MEETING. The Partnership GP shall call a meeting of Unitholders to be held as promptly as practicable for the purpose of voting upon the Conversion Proposal and related matters. Subject to the provisions of
Section 16.1 hereof the Partnership GP will recommend to Unitholders approval of such matters.

    Section 12.7 LEGAL CONDITIONS TO MERGER. Each of the parties hereto will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on itself with respect to the Merger and the other Transactions (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any Governmental Entity and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them in connection with the Merger and the other Transactions). Each of the parties hereto will take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party, required to be obtained or made by any party hereto in connection with the Merger or the other Transactions or the taking of any action contemplated thereby or by this Agreement.

    Section 12.8 AFFILIATES. Prior to the Closing Date the Partnership GP shall deliver to the Company a letter identifying all persons who are, at the time this Agreement is submitted for approval to the Unitholders of the Partnership, "affiliates" of the Partnership for purposes of Rule 145 under the Securities Act. The Partnership GP shall use its reasonable best efforts to cause each such person to deliver to the Company on or prior to the Closing Date executed affiliates' letters in customary form.

    Section 12.9 STOCK EXCHANGE LISTING. The Company shall use its reasonable best efforts to cause the shares of Company Common Stock to be issued in the Merger to be approved for listing on the American Stock Exchange (the "ASE") and the Pacific Stock Exchange ("PSE") and any other national securities exchange on which shares of Company Common Stock may at such time be listed, subject to official notice of issuance, prior to the Closing Date. The Units will be delisted at or immediately after the Effective Time.

    Section 12.10 EMPLOYEE BENEFIT PLANS. The benefit plans of the Operating Partnership in effect at the date of this Agreement shall, to the extent practicable, remain in effect until otherwise determined after the Effective Time. The Company shall take only such action necessary to adapt such plans to the Company's corporate form. In the case of benefit plans which are continued and under which the employees' interests are based upon Units, the Company and the Partnership agree that such interests shall be based on Company Common Stock in an equitable manner (and in the case of any such interests outstanding at the Effective Time, on the basis of the Conversion Number).

    Section 12.11 PARTNERSHIP PLANS. (a) At the Effective Time, each of the outstanding First Rights representing the right to receive Units under a Partnership Plan, whether vested or unvested, shall be deemed to constitute the right to receive, on the same terms and conditions as were applicable under such First Rights, the same number of shares of Company Common Stock as the holder of such

First Rights would have been entitled to receive pursuant to the Merger had such holder been distributed Units in exchange for such First Rights immediately prior to the Effective Time (not taking into account whether or not such First Rights were in fact convertible).

    (b) As soon as practicable after the Effective Time, the Company shall deliver to the participants in the Partnership Plans appropriate notices setting forth such participants' rights pursuant thereto and the grants or awards pursuant to the Partnership Plans shall continue in effect following the Effective Time on the same terms and conditions (subject to the adjustments required by this Section 12.11 after giving effect to the Merger).

    (c) The Company shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Company Common Stock for delivery under the Partnership Plans assumed in accordance with this Section 12.11.

    Section 12.12 FEES AND EXPENSES. Whether or not the Transactions are consummated, all costs and expenses incurred by the parties hereto in connection with this Agreement and the transactions contemplated hereby shall be paid by the Partnership.

    Section 12.13 BROKERS OR FINDERS. Each of the Company, on the one hand, and the Partnership, on the other hand, represents, as to itself, its subsidiaries, if any, and its affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated by this Agreement except Smith Barney Inc. and Dillon, Read & Co., Inc., each of whose fees and expenses will be paid by the Partnership in accordance with the Partnership's agreements with such firms, and each of the Company, on the one hand, and the Partnership, on the other hand, agree to indemnify and hold the other harmless from and against any and all claims, liabilities or obligations with respect to any other fees, commissions or expenses asserted by any person on the basis of any act or statement alleged to have been made by such party or its affiliate.

    Section 12.14  INDEMNIFICATION.

    (a) The Partnership shall, and from and after the Effective Time, the Company shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, an officer, director, employee, shareholder or partner of EIPCC, PICC, the Partnership, the Operating Partnership, the Operating Partnership GP, the Partnership GP or the Company or an employee, agent or affiliate of such person (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer, director, employee, shareholder or partner of EIPCC, PICC, the Partnership, the Operating Partnership, the Operating Partnership GP, the Partnership GP or the Company or an employee, agent or affiliate of such person, whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time ("Indemnified Liabilities") in each case to the full extent a partnership is permitted under Delaware law to indemnify such persons or entities and a corporation is permitted under the
Minnesota Business Corporation Act (the "Minnesota BCA") to indemnify its own directors, officers, employees, agents, and affiliates, as the case may be and the Partnership (and after the Effective Time, the Company) will pay expenses in advance of the final disposition of any such action or proceeding to each
Indemnified Party to the full extent permitted by law upon receipt of any undertaking to repay such expenses if and when requested to do so by applicable law. Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and the Partnership (and after the Effective Time, them and the Company), (ii) the Partnership (and after the Effective Time, the Company) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received, and (iii) the Partnership (and after the Effective Time, the Company) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that neither the Partnership nor the Company shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 12.14, upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Partnership (and after the Effective Time, the Company) (but the failure so to notify the Partnership or the Company, as the case may be, shall not relieve the Partnership or the Company, as the case may be, from any liability which it may have under this Section 12.14 except to the extent such failure prejudices such party), and shall deliver to the Partnership (and after the Effective Time, the Company) the undertaking referred to above. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.


    (b) The provisions of this Section 12.14 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

    Section 12.15 INDEMNIFICATION OF THE TRANSFERORS, THE PARTNERSHIP GP, THE OPERATING PARTNERSHIP GP, EIPCC, PICC AND AGENTS.

    (a)  DEFINITIONS.   For purposes of this  Section 12.15 only, the  following
terms shall have the following meanings:


        (i) "Agent" means any person who is or was a partner, director, officer, employee, consultant or other agent of the Partnership, the Operating Partnership, the Partnership GP, EIPCC, the Operating Partnership GP, PICC or the Company, or any of their predecessor entities, or is or was serving at the request of, for the convenience of, or to represent the interests of, the Partnership GP, EIPCC, the Operating Partnership GP, PICC or the Company or any of their predecessor entities.


        (ii)  "Enforcement  Proceeding"  means  any  Proceeding  in  which   the
    Indemnitee is a party concerning the interpretation or enforcement of the rights of the Indemnitee under this Section 12.15.

       (iii) "Expenses" includes all direct and indirect costs of any type or nature whatsoever (including, without limitation, all attorneys' fees and related disbursements, claims, damages, judgments, losses, and liabilities of any type or nature whatsoever or amounts that are paid in settlement, and other out-of-pocket costs) actually and reasonably incurred by the Indemnitee either in connection with the investigation, defense, adjudication, settlement or appeal of a Proceeding or in connection with establishing or enforcing a right to indemnification under this Agreement, a partnership agreement, applicable law or otherwise.

       (iv) "Indemnitee" means individually or collectively, as the case may be, the Transferors and their affiliates (including their respective officers, directors, employees and partners), the Partnership GP, EIPCC, PICC, the Operating Partnership GP, an Agent, or any of them.

        (v) "Proceeding"  means any  threatened,  pending or  completed  action,
    suit,   investigation   or   other  proceeding   whether   civil,  criminal,
    administrative, investigative or any other type whatsoever.


    (b) INDEMNIFICATION. The Partnership (and from and after the Effective Time, the Partnership and the Company, as a separate and independent obligation of each) shall, to the maximum extent permitted by each under applicable law, indemnify, defend and hold harmless the Indemnitee against all Expenses if the Indemnitee was or is a party or is threatened to be made a party to any Proceeding based (in whole or in part) on, arising (in whole or in part) out of, or pertaining to this Agreement, the Merger or any other Transactions.

    (c) ADVANCEMENT OF EXPENSES. Prior to the final disposition of a Proceeding, the Partnership (and from and after the Effective Time, the Partnership and the Company, as a separate and independent obligation of each) shall, not later than seven (7) calendar days after a written request by the Indemnitee is sent, advance to the Indemnitee, all Expenses incurred, accrued, or reasonably expected by the Indemnitee, in its sole discretion, to be incurred within sixty (60) calendar days from such request, by the Indemnitee in connection with the investigation, defense, adjudication, settlement or appeal of any such Proceeding based (in whole or in part) on, arising (in whole or in part) out of, or pertaining to this Agreement, the Merger or any other Transactions; PROVIDED, HOWEVER, that the Indemnitee gives a written undertaking to repay such Expenses advanced if, and only to the extent that, a court having jurisdiction pursuant to Section 12.15(i)(1) hereof shall ultimately determine that the Indemnitee is not entitled to be indemnified by the Partnership (and from and after the Effective Time, the Company) for such Expenses. All funds requested hereunder by the Indemnitee shall be deemed to be reasonable unless and until the Partnership (and from and after the Effective Time, the Company) shall prove, by clear and convincing evidence, in a court having jurisdiction pursuant to Section 12.15(i)(1), that the funds requested are not reasonable. Further, if the Partnership (and from and after the Effective Time, the Company) shall not advance the funds requested by the Indemnitee within the time period set forth herein, the Partnership (and from and after the Effective Time, the Company) shall pay to the Indemnitee, in addition to the amount requested, interest on the amount requested, from the time of the request, at the highest rate permitted under the law of the State of Delaware until said amount is paid in full.


    (d) PROCEEDINGS INVOLVING THIS AGREEMENT. Notwithstanding any other provision in this Agreement to the contrary, the Partnership (and from and after the Effective Time, the Partnership and the Company, as a separate and independent obligation of each) shall, to the maximum extent permitted by each under applicable law, indemnify, defend and hold harmless the Indemnitee against all Expenses incurred by the Indemnitee in connection with any Enforcement Proceeding unless a court having jurisdiction pursuant to Section 12.15(i)(1) hereof finds that each of the claims and/or defenses of the Indemnitee in any such Enforcement Proceeding was frivolous or made in bad faith. Prior to the final disposition of an Enforcement Proceeding, the Partnership (and from and after the Effective Time, the Company) shall, not later than seven (7) calendar days after a written request by the Indemnitee is sent, advance to the Indemnitee all Expenses incurred, accrued, or reasonably expected by the Indemnitee, in its sole discretion, to be incurred within sixty (60) calendar days from such request, by the Indemnitee in connection with any such Enforcement Proceeding; provided, however, that the Indemnitee gives a written undertaking of the kind referred to in the proviso to Section 12.15(c) hereof. All funds requested hereunder by the Indemnitee shall be deemed to be reasonable unless and until the Partnership (and from and after the Effective Time, the Company) shall prove, by clear and convincing evidence, in a court having jurisdiction pursuant to Section 12.15(i)(1), that the funds requested are not reasonable. Further, if the Partnership (and from and after the Effective Time, the Company) shall not advance the funds requested by the Indemnitee within the time period set forth herein, the Partnership (and from and after the Effective Time, the Company), shall pay to the Indemnitee, in addition to the amount requested, interest on the amount requested, from the time of the request, at the highest rate permitted under the law of the State of Delaware until said amount is paid in full.


    (e)  NOTICE OF PROCEEDINGS AND DEFENSE.

        (i) NOTICE. Promptly after receipt by the Indemnitee of notice of the commencement or the threat of commencement of any Proceeding with respect to which the Indemnitee believes that the Indemnitee may be entitled to Indemnification or the advancement of Expenses under this Agreement, the Indemnitee shall notify in writing the Partnership (and from and after the Effective Time, the Company) of the commencement or the threat of commencement thereof; PROVIDED, HOWEVER, that the failure so to notify the Partnership (and from and after the Effective

    Time, the Company) shall not relieve the Partnership (and from and after the Effective Time, the Company) from any liability which it may have under this
    Section 12.15 except to the extent such failure prejudices such party.

        (ii) DEFENSE. In the event any Proceeding is brought against the Indemnitee, the Indemnitee may retain counsel satisfactory to it and the Partnership and the Company will use all reasonable efforts to assist in the vigorous defense of any such matter.

    (f) NON-EXCLUSIVITY. The benefits provided the Indemnitees under this Agreement shall not be deemed exclusive of any other rights which the Indemnitee may have under any law, other agreements or otherwise and shall inure to the benefit of the heirs, executors and administrators of the Indemnitee.

    (g) INTERPRETATION. The parties hereto intend for this Agreement to be interpreted and enforced so as to provide indemnification and advancement of Expenses to the Indemnitee to the fullest extent now or hereafter permitted by applicable law and, in the event that the validity, legality or enforceability of any provision of this Agreement is in question, such provision shall be interpreted in a manner such that the provision will be valid, legal and enforceable.

    (h) PARTIAL INDEMNIFICATION. If the Indemnitee is entitled under this Agreement to indemnification by the Partnership or the Company for some or a portion of any Expenses incurred in connection with any Proceeding but is not entitled to indemnification for the full amount thereof, the Partnership (and from and after the Effective Time, the Company) shall indemnify the Indemnitee for such full amount thereof less the portion thereof to which a court having jurisdiction pursuant to Section 12.15(i)(1) hereof determines the Indemnitee is not entitled.

    (i)  CONSENT TO JURISDICTION AND ENFORCEMENT.

    (1) The Partnership, the Company and the Indemnitee each hereby irrevocably consent to the jurisdiction of the courts of the States of Delaware and Minnesota for all purposes in connection with any dispute, action or proceeding which arises out of or relates to this Section 12.15 and agree that any action instituted under this Section 12.15 shall be brought only in the state courts of the States of Delaware or Minnesota.

    (2) In the event of any dispute of any type whatsoever under this Agreement involving the obligations of the Partnership or the Company to indemnify or advance Expenses to the Indemnitee, the Partnership or the Company, as the case may be, shall have the burden of proving by clear and convincing evidence that the Partnership or the Company, as the case may be, is not so obligated to indemnify or advance Expenses to the Indemnitee.

    (j) NO OBLIGATIONS TO MITIGATE. Under no circumstances shall the Indemnitee be required or obligated to seek recovery from third parties or otherwise mitigate its losses in order to maintain a claim against the Partnership or the Company. The Partnership and the Company agree that the failure to pursue such recovery or mitigate loss will in no way reduce the amounts recoverable by Indemnitee from the Partnership or the Company.

    Section 12.16 PRESERVATION OF PARTNERSHIP, PARTNERSHIP GP AND EIPCC. For a period of two years after the Effective Time, the Company will not dissolve, liquidate, merge, or transfer all or substantially all the assets out of, or otherwise cause the discontinuance of the existence of, EIPCC, the Partnership or the Partnership GP or cause the Partnership and the Partnership GP to cease being treated as partnerships for federal income tax purposes.

    Section 12.17 NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to the Partnership GP, and the Partnership Entities shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any known event the occurrence, or non-occurrence, of which would be likely to cause
(i) any representation or warranty contained in this Agreement to be untrue or inaccurate or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied and (b) any known failure of the Company or any of the Partnership

Entities, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 12.17 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

    Section 12.18 PUBLICITY. Except as otherwise required by law or the rules of the ASE and PSE, for so long as this Agreement is in effect, none of the parties hereto shall, or shall permit any of their subsidiaries or affiliates to, issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the Company and the Partnership GP, which consent shall not be unreasonably withheld.

    Section 12.19  CERTAIN TAX MATTERS.

    (a) The Company and Victor K. Atkins, Jr. (or his designee, collectively "Atkins") agree that Atkins will duly and timely prepare and file all federal, state and local tax returns and information reports required to be filed by the Partnership, the Operating Partnership, the Partnership GP and the Operating Partnership GP, including without limitation the federal Form 1065 and Schedules K-1, required for any taxable year of any of such entities ending on or before the Closing Date. The parties hereto acknowledge that a termination for federal income tax purposes pursuant to Section 708(b)(1)(B) of the Code (a "Termination") will occur with respect to the Partnership, the Operating Partnership, the Partnership GP and the Operating Partnership GP on the Closing Date, and that as a consequence of such Termination, the taxable year of each of such entities will end on such date. Atkins agrees to prepare and file the above mentioned returns consistent with past practice. Atkins will not make any election related to taxes or change any method of accounting for taxes with respect to such returns or reports without the prior written consent of the Company except that Atkins may make an election to adjust the basis of partnership assets under section 754 of the Code for any of such partnerships if such election has not already been made. At least ten (10) business days prior to their respective due dates, Atkins will forward a copy to the Company of all proposed income tax returns required to be filed by the Partnership, the Operating Partnership, the Partnership GP and the Operating Partnership GP for the taxable year ending on the Closing Date (each a "Final Year Income Tax Return"), and, absent prior written notice from the Company, Atkins agrees not to file any Final Year Income Tax Return for at least ten (10) business days following the Company's receipt of such Final Year Income Tax Return; provided, however, the filing of any such Final Year Income Tax Return shall be within the sole discretion of Atkins.

    (b) In the event any tax return or report of the Partnership, the Operating Partnership, the Partnership GP and the Operating Partnership GP, relating to any taxable year of any of such entities ending on or prior to the Closing Date is examined by the Internal Revenue Service or any other taxing authority, the Company, upon receipt of actual notice of such examination by it or any of its Subsidiaries, shall give Atkins prompt written notice thereof and keep Atkins fully informed as to the conduct of any such tax audits and any subsequent administrative or judicial proceedings relating thereto. Subject to applicable Treasury Regulations, Atkins shall be permitted to act as the "Tax Matters Partner" within the meaning of Section 6231(a)(7) of the Code (and in any similar capacity under applicable state or local tax law) as to the Partnership, the Operating Partnership, the Partnership GP and the Operating Partnership GP with respect to the taxable years of any of such entities ending on or prior to the Closing Date. In the event Atkins is not permitted to act as the Tax Matters Partner of the Partnership, the Operating Partnership, the Partnership GP or the Operating Partnership GP in accordance with the preceding sentence for any reason, but the Company (or any of its affiliates) is permitted to act as the Tax Matters Partner of any of such entities, the Company (or such affiliate) shall act in such capacity for such entity at the direction and control of Atkins to the fullest extent permitted by law. Each of Atkins and the Company shall keep the other party fully informed, through written communications or otherwise, of any examination, audit, or administrative or judicial proceeding referred to above. Atkins agrees not to settle or otherwise compromise any issue in any examination, audit, or administrative or judicial proceeding referred to above without the prior written consent of the Company, such consent not to be unreasonably withheld, if Atkins receives a written statement from the Company's auditors or counsel stating that such settlement or compromise of such issue will adversely affect the Company to a material extent.

    (c) From and after the Closing Date, the Company shall afford to Atkins and his attorneys, accountants, and other authorized representatives, free and full access to the books and records of the Partnership, the Operating Partnership, the Partnership GP and the Operating Partnership GP in connection with (i) any examination or audit by the Internal Revenue Service or any other taxing authority of any tax return or report of any of such entities relating to any taxable year of any of such entities ending on or prior to the Closing Date or
(ii) the preparation by Atkins of any federal, state and local tax returns and information reports required to be filed by the Partnership, the Operating Partnership, the Partnership GP and the Operating Partnership GP for any taxable year of any of such entities ending on or prior to the Closing Date, provided that the access of Atkins to the books and records of the Partnership, the Operating Partnership, the Partnership GP and the Operating Partnership GP shall not unreasonably interfere with the operations of any of such entities. The Company shall cause the Partnership, the Operating Partnership, the Partnership GP and the Operating Partnership GP to make available, as reasonably requested, their personnel (including technical), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any such matter. The books and records of the Partnership, the Operating Partnership, the Partnership GP and the Operating Partnership GP shall be preserved by the Company for a period of five years after the Closing Date or such longer period as shall reasonably be requested, in writing, by Atkins to permit the completion of any audit of taxes or subsequent administrative or judicial proceedings relating thereto for any period ending on or prior to the Closing Date, and Atkins shall have the right to make copies thereof.

    (d) The Company will indemnify and reimburse Atkins for all reasonable expenses, including, without limitation, legal and accounting fees, travel and telephone expenses, claims, liabilities, losses and damages incurred in connection with performing the duties described above including his duties in connection with any audit or administrative or judicial proceeding with respect to the tax liability of the Partnership or the Operating Partnership, PROVIDED, HOWEVER, that the Company shall not indemnify or otherwise reimburse Atkins for any such expenses, claims, liabilities, losses or damages to the extent they were incurred as a result of the gross negligence or willful misconduct of Atkins. The Company will pay any such expenses to Atkins not later than seven days after written request by him, and in advance of the final disposition of any such action, audit or proceeding.

    (e) The Company and each of the EIPCC Stockholders agree that the EIPCC Stockholders (or their designee) shall duly and timely prepare and file any federal, state and local tax returns and information reports required to be filed by EIPCC and PICC for any taxable year of any of such entities ending on or before or including the Closing Date. The EIPCC Stockholders shall provide the Company with a copy of all such tax returns and reports promptly after their filing.

    (f) In the event any tax return or report of EIPCC or PICC relating to any taxable year of any of such entities ending on or before or including the Closing Date is examined by the Internal Revenue Service or any other taxing authority, the Company, upon receipt of actual notice of such examination by it or any of its Subsidiaries, shall give the EIPCC Stockholders prompt written notice thereof and keep the EIPCC Stockholders fully informed as to the conduct of any such tax audits and any subsequent administrative or judicial proceedings relating thereto. The EIPCC Stockholders (or their designee) shall have the sole right to control any such audit or proceeding, refund claims and litigation, and to contest, resolve and defend any assessment, notice of deficiency or other adjustment or proposed adjustment relating to any and all taxes for any such taxable years. In the event the EIPCC Stockholders are not permitted to act in the capacity described above for any reason but the Company (or any of its affiliates) is permitted to act in such capacity, the Company (or such affiliate) shall act in such capacity at the direction and control of the EIPCC Stockholders (or their designee) to the fullest extent possible. The EIPCC Stockholders agree to keep the Company fully informed as to the conduct and status of any such audit, proceeding, refund claim or litigation.

    (g) From and after the Closing Date, the Company shall afford to the EIPCC Stockholders and their attorneys, accountants, and other authorized representatives, free and full access to the books and records of EIPCC and PICC in connection with (i) any examination or audit by the Internal Revenue Service or any other taxing authority of any tax return or report of any of such entities relating to any taxable year of any of such entities ending on or before or including the Closing Date or (ii) the preparation by the EIPCC Stockholders (or their designee) of any federal, state and local tax returns and information reports required to be filed by EIPCC or PICC for any taxable year of any of such entities ending on or before or including the Closing Date, provided that the access of the EIPCC Stockholders (or their designee) to the books and records of EIPCC or PICC shall not unreasonably interfere with the operations of any of such entities. The Company shall cause EIPCC or PICC to make available, as reasonably requested, their personnel (including technical), agents and other representatives who are responsible for preparing or maintaining information, records or other documents, or who may have particular knowledge with respect to any such matter. The books and records of EIPCC and PICC shall be preserved by the Company for a period of five years after the Closing Date or such longer period as shall reasonably be requested, in writing, by the EIPCC Stockholders to permit the completion of any audit of taxes or subsequent administrative or judicial proceedings relating thereto for any period ending on or prior to or including the Closing Date, and the EIPCC Stockholders shall have the right to make copies thereof.

    Section  12.20  REGISTRATION RIGHTS.   At or prior  to the Closing Date, the
Company and the Transferors shall enter into a registration rights agreement substantially in the form attached hereto as Exhibit A.

    Section 12.21 DELIVERY OF DOCUMENTS. At the request of the Company following the Closing, and at the Company's expense, the Partnership GP shall deliver or cause to be delivered (if not previously delivered) to the Company at its business address all documents, files and records of EIPCC, PICC, the Partnership GP and the Operating Partnership GP.

    Section 12.22  PARTNERSHIP DISTRIBUTIONS.


    (a) For each full calendar quarter prior to the Effective Time and, subject to Section 12.22(b), the calendar quarter in which the Effective Time occurs, the Partnership shall continue to pay regular quarterly distributions to Unitholders, on the one hand, and the Partnership GP and Operating Partnership GP, on the other hand, in the same amounts as the quarterly distributions heretofore paid to such persons in 1994 and otherwise consistent with past practice ("Regular Distributions").



    (b) If the Effective Time occurs prior to the declaration of any regular quarterly distribution in respect of the calendar quarter in which the Effective Time occurs, the Partnership shall make a final regular quarterly distribution (as described in (a) above) to Unitholders of record immediately prior to the Effective Time, on the one hand, and the Partnership GP and the Operating
Partnership GP, on the other hand; PROVIDED, HOWEVER, that such regular quarterly distribution shall be pro rated for the period from the beginning of the calendar quarter during which the Effective Time occurs to the Effective Time (the "Final Distribution," and together with Regular Distributions, the "Distributions"). The Final Distribution shall be paid no later than 60 days after the Effective Time.


    (c) Notwithstanding the foregoing, the Transferors will receive their pro rata share of all distributions otherwise payable to the Partnership GP and the Operating Partnership GP which are not paid until after the Closing.

                                  ARTICLE XIII
                                   CONDITIONS

    Section 13.1 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE TRANSACTIONS CONTEMPLATED HEREBY. The respective obligations of the parties to effect the Transactions contemplated hereby shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

        (a) UNITHOLDER APPROVAL. This Agreement shall have been approved and adopted by the affirmative vote of (x) the holders of more than 50% of Units (excluding Units held by the Partnership GP, affiliates of the Partnership GP and senior operating management of the Operating Partnership) and (y) the holders of Units entitled to cast more than 50% of the total number of votes entitled to be cast.

        (b) STOCK EXCHANGE LISTING. The shares of Company Common Stock issuable to the Unitholders pursuant to this Agreement shall have been authorized for listing on the ASE and the PSE, subject to official notice of issuance.

        (c) OTHER APPROVALS. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity the failure to obtain which would have a material adverse effect on the Company or the Partnership and the Operating Partnership, taken as a whole, shall have been filed, occurred or been obtained. The Company shall have received all state securities or "Blue Sky" permits and other authorizations necessary to issue the Company Common Stock pursuant to this Agreement.

        (d) REGISTRATION STATEMENT. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceeding seeking a stop order.

        (e) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect (each party agreeing to use all reasonable efforts to have any such order reversed or injunction lifted).

        (f)  HSR  APPROVAL.   Any applicable waiting  period under  the HSR  Act
    shall have expired or been terminated.

        (g) FAIRNESS OPINIONS. Neither of the fairness opinions delivered to the Partnership by Smith Barney Inc. and Dillon, Read & Co. Inc. shall have been rescinded prior to the Effective Time.

    Section 13.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligations of the Company to effect the Merger and the other transactions contemplated hereby are subject to the satisfaction, on or prior to the Closing Date, of the following conditions unless waived by Company:

        (a) REPRESENTATIONS AND WARRANTIES. (i) The aggregate effect of all inaccuracies in the representations and warranties of the Partnership Entities set forth in this Agreement does not and will not have a material adverse effect on the Partnership and the Operating Partnership taken as a whole and (ii) the representations and warranties of the Partnership Entities contained in this Agreement shall be true and correct in all material respects as of the date hereof, and, as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Company shall have received a certificate of each of the Partnership Entities signed by the general partner or the chief executive officer, or individually, as appropriate, to such effect with respect to the representations and warranties made by such Partnership Entity.

        (b) PERFORMANCE OF OBLIGATIONS OF THE PARTNERSHIP ENTITIES. The Partnership Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received certificates of each of the Partnership Entities signed by the general partner or chief executive officer, or individually, as appropriate, to such effect.

        (c) TAX OPINION. The Company shall have received an opinion of Skadden, Arps, Slate, Meagher & Flom, special tax counsel to the Company, in form and substance reasonably acceptable to the Company substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion, and in accompanying certificates signed by appropriate officers of the Company and the Partnership or Operating Partnership, which are consistent with the state of facts then existing, for federal income tax purposes (i) the formation and existence of PTP and its subsequent merger with and into the Partnership will be disregarded; (ii) the transfers of Units by Unitholders and other property described herein by the Transferors to the Company in exchange for Company Common Stock pursuant to the Transactions shall, in the aggregate, constitute a transaction described in
    Section 351(a) of the Code; and (iii) Unitholders should not recognize gain or loss as a result of the exchange of their Units for Company Common Stock pursuant to the Transactions. Insofar as relevant, such opinion will not address the tax results to certain types of taxpayers, including taxpayers who are not United States persons (as defined in Section 7701(a)(30) of the Code), insurance companies, financial institutions and taxpayers holding their Units in the capacity as dealers in securities.

        (d) MATERIAL CONSENTS. All third party consents necessary to effect the Transactions shall have been obtained, to the extent the failure to obtain such consents would (i) materially adversely affect the Company's or the Partnership Entities' ability to consummate the Transactions, (ii) impose material liability on the Company or the Partnership or the Operating Partnership, or have a material adverse effect on the Company's or the Partnership's or the Operating Partnership's assets and properties, or (iii) materially detract from the Company's or the Partnership's or the Operating Partnership's assets and Properties.

        (e) DISSENTING UNITHOLDERS. No more than 5% of the outstanding Units shall be held by Dissenting Unitholders.

    Section 13.3 CONDITIONS TO OBLIGATIONS OF THE PARTNERSHIP ENTITIES. The obligation of the Partnership Entities to effect the Transactions contemplated hereby is subject to the satisfaction of the following conditions, on or prior to the Closing Date, unless waived by the Partnership GP:

        (a) REPRESENTATIONS AND WARRANTIES. (i) The aggregate effect of all inaccuracies in the representations and warranties of the Company set forth in this Agreement does not and will not have a material adverse effect on the Company and (ii) the representations and warranties of the Company contained in Sections 11.1, 11.2 and 11.3 shall be true and correct in all material respects as of the date hereof, and, as of the Closing Date as though made on and as of the Closing Date, except as otherwise contemplated by this Agreement, and the Partnership shall have received a certificate signed on behalf of the Company by its chief executive officer to such effect.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. Company shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Partnership shall have received a certificate signed on behalf of the Company by its chief executive officer of the Company to such effect.

        (c) TAX OPINION. The Partnership shall have received an opinion of Stroock & Stroock & Lavan, special counsel to the Partnership, in form and substance reasonably acceptable to the Partnership, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion, and in accompanying certificates signed by appropriate officers of the Company and the Partnership or Operating Partnership, which are consistent with the state of facts then existing, for federal income tax purposes (i) the formation and existence of PTP and its subsequent merger with and into the Partnership will be disregarded; (ii) the transfers of Units by Unitholders and other property (described herein) by the Transferors to the Company in exchange for Company Common Stock pursuant to the Transactions shall, in the aggregate, constitute a transaction described in Section 351(a) of the Code;
    (iii) Unitholders should not recognize gain or loss as a result of the exchange of their Units for Company Common Stock pursuant to the Transactions; and (iv) the Transferors should not recognize gain or loss as a result of exchanging their partnership interests in the Partnership GP or the Operating Partnership GP, or shares of common stock of EIPCC, as the case may be, for shares of Company Common Stock pursuant to the Transactions except to the extent any Transferor recognizes gain pursuant to Section 357(c) of the Code. Insofar as relevant, such opinion will not address the tax results to certain types of taxpayers, including taxpayers who are not United States persons (as defined in Section 7701(a)(30) of the Code), insurance companies, financial institutions and taxpayers holding their Units in the capacity as dealers in securities.

        (d) MATERIAL CONSENTS. All third party consents necessary to effect the Transactions shall have been obtained, to the extent the failure to obtain such consents would (i) materially adversely affect the Company's or the Partnership Entities ability to consummate the Transactions in the aggregate, or (ii) impose material liability on the Partnership Entities in the aggregate.

                                  ARTICLE XIV
                                  INDEMNITIES

    Section 14.1  EIPCC STOCKHOLDERS INDEMNITY.

    (a) Mr. Atkins agrees to indemnify the Partnership and the Company and their respective successors and assigns from and against (i) all debts, claims, liabilities and obligations of EIPCC that are not Partnership GP Liabilities,
(ii)  all  debts,  claims, liabilities  and  obligations  of PICC  that  are not
Operating Partnership GP Liabilities, and (iii) any breach of the representations and warranties set forth in Sections 10.1(a), 10.1(b), 10.1(c)(ii), 10.1(d) (to the extent applicable to EIPCC or PICC), 10.1(e) and 10.1(g), and to pay all costs and expenses (including fees and disbursements of counsel) incurred by the Partnership and the Company and their respective successors and assigns in connection therewith.

    (b) Each EIPCC Stockholder severally and not jointly agrees to indemnify the Partnership and the Company and their respective successors and assigns from and against any breach of any of such EIPCC Stockholder's representations and warranties set forth in Sections 10.1(c)(i), 10.1(d) (to the extent applicable to such EIPCC stockholder) and 10.1(f), and to pay all costs and expenses (including fees and disbursements of counsel) incurred by the Partnership and the Company and their respective successors and assigns in connection therewith.

    Section 14.2  PARTNERSHIP GP PARTNERS INDEMNITY.

    (a) Mr. Atkins agrees to indemnify the Partnership and the Company and their respective successors and assigns from and against (i) all debts, claims, liabilities and obligations of the Partnership GP that are not Partnership Liabilities and (ii) any breach of any of the representations and warranties set forth in Sections 10.2(a), 10.2(b), 10.2(d) (to the extent applicable to the Partnership GP), 10.2(e) and 10.2(g), and to pay all costs and expenses (including fees and disbursements of counsel) incurred by the Partnership and the Company and their respective successors and assigns in connection therewith.

    (b) Each Partnership GP Partner severally and not jointly agrees to indemnify the Partnership and the Company and their respective successors and assigns from and against any breach of such Partnership GP Partner's representations and warranties set forth in Sections 10.2(c), 10.2(d) (to the extent applicable to such Partnership GP Partner) and 10.2(f) and to pay all costs and expenses (including fees and disbursements of counsel) incurred by the Partnership and the Company and their respective successors and assigns in connection therewith.

    Section 14.3  OPERATING PARTNERSHIP GP PARTNERS INDEMNITY.

    (a) Mr. Atkins agrees to indemnify the Partnership and the Company and their respective successors and assigns against (i) all debts, claims, liabilities and obligations of the Operating Partnership GP that are not Operating Partnership Liabilities and (ii) any breach of any of the representations and warranties set forth in Sections 10.3(a), 10.3(b), 10.3(d) (to the extent applicable to the Operating Partnership GP), 10.3(e) and 10.3(g), and to pay all costs and expenses (including fees and disbursements of counsel) incurred by the Partnership and the Company in connection therewith.

    (b) Each Operating Partnership GP Partner severally and not jointly agrees to indemnify the Partnership and the Company against any breach of any of such Operating Partnership GP Partner's representations and warranties set forth in Sections 10.3(c), 10.3(d) (to the extent applicable to such Operating Partnership GP Partner) and 10.3(f), and to pay all costs and expenses (including fees and disbursements of counsel) incurred by the Partnership and the Company and their respective successors and assigns in connection therewith.

    Section 14.4  GENERAL TAX INDEMNITY.

    (a) Mr. Atkins shall indemnify and hold the Partnership and the Company and their respective successors and assigns harmless from and against all liabilities for all taxes actually imposed on and paid by each of the Partnership GP, the Operating Partnership GP, PICC and EIPCC (the "Indemnity Entities") for all tax periods or portions thereof of the Indemnity Entities ending on or before the Closing Date, excluding all tax liabilities incurred by any of the Indemnity Entities resulting from any of the Transactions; provided, however, that Mr. Atkins' obligation to indemnify and hold harmless the above parties shall be reduced to the extent EIP I L.P. and LB I Group Inc. are obligated to indemnify the above parties pursuant to paragraph (b) below.

    (b) EIP I L.P. and LB I Group Inc. jointly and severally shall indemnify and hold harmless the Partnership and the Company and their respective successors and assigns from and against 50% of all liabilities (Mr. Atkins being responsible for the remaining 50% pursuant to paragraph (a) above) for all taxes actually imposed on and paid by each of the Partnership GP and the Operating Partnership GP (the "Partnership Indemnity Entities") for all tax periods or portions thereof of the Partnership Indemnity Entities ending on or before the Closing Date excluding all tax liabilities incurred by any of the Partnership Indemnity Entities resulting from any of the Transactions; provided, however, that EIP I L.P. and LB I Group Inc. shall not bear any portion of such liabilities of the Partnership Indemnity Entities that resulted from Mr. Atkins' own actual fraud, gross negligence, willful or wanton misconduct or, if applicable, breach of fiduciary duty to the Partnership Indemnity Entities (any act or omission done in reliance upon the opinion of independent legal counsel or public accountants or other consultants selected with reasonable care will be conclusively presumed to have been done or omitted in good faith and not to constitute gross negligence or willful or wanton misconduct), and provided, further, however, that the maximum liability of EIP I L.P. and LB I Group Inc. under this paragraph shall not exceed the liability of Mr. Atkins pursuant to paragraph (a) above and, in any event, shall not exceed $1,000,000.

    Section 14.5 EXCEPTION TO CERTAIN INDEMNITIES. Notwithstanding the provisions of Sections 14.1, 14.2 and 14.3 above requiring certain persons to indemnify the Partnership and Corporation, and their respective successors and assigns for certain liabilities, to the extent such persons are otherwise entitled to be indemnified by the Partnership or the Company for such liabilities pursuant to Sections 12.14 and 12.15 hereof or otherwise, then such persons shall not be required to make the indemnifications to the Partnership or the Company pursuant to Sections 14.1, 14.2 and 14.3 hereof for such liabilities. Notwithstanding anything in this Agreement to the contrary, no Transferor shall have any liability in respect of a Partnership Liability or an Operating Partnership Liability.

    Section 14.6 INDEMNIFICATION OF W. HALL WENDEL, JR. AND THE COMPANY. If, after the Company has been incorporated, the Transactions contemplated by this Agreement are not consummated for any reason and the Company subsequently liquidates and distributes any Units to its shareholders, the Partnership shall indemnify and hold harmless, on an after-tax basis without reduction for any tax benefit that may be realized due to a step-up in basis or otherwise, each of the Company and W. Hall Wendel Jr. ("Wendel") for all taxes payable by the Company and Wendel as a result of the distribution of any Units by the Company to Wendel.

    Section 14.7  PROCEDURES FOR INDEMNIFICATION.

    (a) In order for the party from whom indemnity may be sought pursuant to this Article XIV (the "Indemnitor") to be fully informed at all times concerning its possible obligations to give indemnity to the claimant thereof under the provisions thereof (the "Indemnitee") and to permit the amounts thereof to be minimized, if the Indemnitee suffers or is threatened with or incurs any loss, damage or expense for which it would be entitled to be indemnified, the Indemnitee shall promptly give written notice to Indemnitor after obtaining knowledge of any claim and, if such indemnity shall arise from the claim of a third party, shall permit Indemnitor to assume the defense of any such claim or any Proceeding (as defined in Section 12.15) resulting from such claim. Notwithstanding the foregoing notice requirement, the right to indemnification shall not be affected by any failure of Indemnitee to give such notice or any delay by Indemnitee in giving such notice unless, and then only to the extent that, the rights and remedies of indemnitor shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by Indemnitor to notify the Indemnitee of its election to defend any such claim or Proceeding by a third party, within fourteen days after written notice thereof shall have been given to Indemnitor, shall be deemed a waiver by Indemnitor of its right to defend such claim or action.

    (b) If Indemnitor assumes the defense of such claim or Proceeding by a third party, the obligations of Indemnitor hereunder as to such claim or Proceeding shall include taking all steps necessary in the defense or settlement of such claim or proceeding, including the retention of counsel reasonably satisfactory to the Indemnitee, and holding the Indemnitee harmless from and against any and all claims caused by or arising out of any settlement approved by Indemnitor or any judgment in connection with such claim or Proceeding. Without the prior written consent of Indemnitee, Indemnitor shall not, in the defense of such claim or Proceeding, consent to the entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnitee of a release, in form reasonably satisfactory to the Indemnitee, from all liability in respect of such claim or Proceeding. Notwithstanding the foregoing, the Indemnitee will be entitled to participate at its expense in the defense of such claim or Proceeding. If the defendants in any such Proceeding include both the Indemnitee and Indemnitor and the Indemnitee shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnitor, the Indemnitee shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such Proceeding on behalf of such Indemnitee and at the expense of the Indemnitor.

    (c) If Indemnitor does not assume the defense of any such claim or Proceeding by a third party, the Indemnitee may defend against such claim or Proceeding in such manner as it deems appropriate and, unless Indemnitor shall deposit with Indemnitee a sum equivalent to the total amount demanded in such claim or Proceeding plus the Indemnitee's estimate of the cost of defending the same, the Indemnitee may settle such claim or Proceeding on such terms as it deems appropriate and Indemnitor shall, in accordance with the provisions hereof promptly reimburse the Indemnitee for the amount of such settlement and for all losses and expenses incurred by Indemnitee in connection with the defense against or settlement of such claim or Proceeding. Indemnitor agrees to cooperate fully with the Indemnitee in the conduct of any defense against any claim or Proceeding.

    (d) Each of Indemnitor and Indemnitee will cooperate with the other in resolving or attempting to resolve any claim and will permit the other party access to all books and records which might be useful for such purpose, during normal business hours and at the place where the same are normally kept, with full right to make copies thereof or extracts therefrom at the cost of the copying party.


    (e)  The provisions of  this Section 14.7  are subject to  the provisions of
Section 12.19.

                                   ARTICLE XV
                           TERMINATION AND AMENDMENT

    Section 15.1 TERMINATION. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the Conversion Proposal by the Unitholders of the Partnership or the Company:

        (a) by mutual consent of the Company and the Partnership GP;

        (b) by either the Company or the Partnership GP if the Transactions shall not have been consummated before April 15, 1995 (unless the failure to so consummate the Transactions before such date shall be due to the wilful action or failure to act of the party seeking to terminate this Agreement which action or failure to act constitutes a breach of this Agreement); and

        (c)  by the Partnership GP in  accordance with the provisions of Section
    16.1 hereof.

    Section 15.2 EFFECT OF TERMINATION. In the event of a termination of this Agreement by either the Partnership GP or the Company as provided in Section 15.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company or the Partnership Entities or their respective officers or directors, other than the provisions of Sections 12.12, 12.13, 12.14, 12.15, and 12.18; provided, however that any such termination shall not relieve any party from liability for willful breach of any of its covenants or agreements set forth in this Agreement.

    Section 15.3 AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors or general partners, at any time before or after approval of the matters presented in connection with the Merger by the Unitholders of the Partnership or of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such Unitholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                                  ARTICLE XVI
                                 MISCELLANEOUS

    Section 16.1 FIDUCIARY DUTIES. Nothing contained in this Agreement shall be deemed to alter the Partnership GP's fiduciary duties to Unitholders under the Partnership's partnership agreement or the DRULPA, including, but not limited to, the right to terminate this Agreement if the Partnership GP, as advised by counsel, determines that as a result of any developments occurring after the date of this Agreement, such termination is necessary to discharge its fiduciary duties.

    Section 16.2 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in Articles X and XI shall survive the Effective Time in perpetuity. All other representations and warranties in this Agreement shall not survive the Effective Time.

    Section 16.3 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    (a) if to the Company, to
                       Polaris Industries Inc.
                       1225 North Highway 169
                       Minneapolis, Minnesota 55441
                       Attention: John H. Grunewald,
                                  Executive Vice President,

                                  Chief Financial Officer and Secretary
with a copy to

                       Kaplan, Strangis and Kaplan, P.A.
                       90 South 7th Street
                       Minneapolis, Minnesota 55402
                       Attention: Andris A. Baltins, Esq.

and

    (b) if to any of the Partnership Entities (other than the Transferors), to

                       EIP Capital Corporation
                       33 Flying Point Road
                       Southampton, New York 11963
                       Attention: Victor K. Atkins, Jr.

with a copy to

                       Stroock & Stroock & Lavan
                       7 Hanover Square
                       New York, New York 10004
                       Attention: Hillel M. Bennett, Esq.

and

                       Simpson Thacher & Bartlett
                       425 Lexington Avenue
                       New York, New York 10017
                       Attention: George R. Krouse, Jr., Esq.

and

    (c) if to any of the Transferors, to the addresses set forth on Annex I, II or III, respectively.

    Section 16.4 INTERPRETATION. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 29, 1994.

    Section 16.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

    Section 16.6 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein), (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 12.14, 12.15 or
14.6 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

    Section 16.7 GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law.

    Section 16.8 SPECIFIC PERFORMANCE. The parties hereto agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

    Section 16.9 ASSIGNMENT; SUCCESSORS. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by and against the parties and their respective heirs, executors, administrators, successors and permitted assigns.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

                                      POLARIS INDUSTRIES INC.

                                      By: /s/ W. HALL WENDEL, JR.

                                          --------------------------------------
                                          Name: W. Hall Wendel, Jr.
                                          Title: CHAIRMAN AND CHIEF EXECUTIVE
                                          OFFICER

                                      POLARIS INDUSTRIES PARTNERS L.P.

                                      By: EIP Associates L.P.
                                          Its General Partner

                                      By: EIP Capital Corporation
                                          Its General Partner

                                      By: /s/ VICTOR K. ATKINS, JR.

                                          --------------------------------------
                                          Name: Victor K. Atkins, Jr.
                                          Title: PRESIDENT

                                      POLARIS INDUSTRIES L.P.

                                      By: Polaris Industries Associates L.P.
                                          Its General Partner

                                      By: Polaris Industries Capital Corporation
                                          Its General Partner

                                      By: /s/ VICTOR K. ATKINS, JR.

                                          --------------------------------------
                                          Name: Victor K. Atkins, Jr.
                                          Title: CHAIRMAN

                                      EIP ASSOCIATES L.P.

                                      By: EIP Capital Corporation
                                          Its General Partner

                                      By: /s/ VICTOR K. ATKINS, JR.

                                          --------------------------------------
                                          Name: Victor K. Atkins, Jr.
                                          Title: PRESIDENT

                                      POLARIS INDUSTRIES ASSOCIATES L.P.
                                      By: POLARIS INDUSTRIES CAPITAL
                                           CORPORATION
                                          Its General Partner

                                      By: /s/ VICTOR K. ATKINS, JR.

                                          --------------------------------------
                                          Name: Victor K. Atkins, Jr.
                                          Title: CHAIRMAN

                                      POLARIS  INDUSTRIES  CAPITAL   CORPORATION
                                      By: /s/ VICTOR K. ATKINS, JR.

                                          --------------------------------------
                                          Name: Victor K. Atkins, Jr.
                                          Title: CHAIRMAN

                                      EIP CAPITAL CORPORATION

                                      By: /s/ VICTOR K. ATKINS, JR.

                                          --------------------------------------
                                          Name: Victor K. Atkins, Jr.
                                          Title: PRESIDENT

                                      THE PARTNERSHIP GP PARTNERS
                                      (as set forth on Annex I hereto)

                                      /s/ VICTOR K. ATKINS, JR.

                                      ------------------------------------------
                                      Victor K. Atkins, Jr., the general partner

                                      EIP I, L.P., a limited partner

                                      By: EIP I, Inc.
                                          Its General Partner

                                      By: /s/ RON HIRAM

                                          --------------------------------------
                                          Name: Ron Hiram
                                          Title: PRESIDENT

                                      LB I GROUP INC., a limited partner

                                      By: /s/ RON HIRAM

                                          --------------------------------------
                                          Name: Ron Hiram
                                          Title: VICE PRESIDENT

                                      THE OPERATING PARTNERSHIP GP PARTNERS
                                      (as set forth on Annex II hereto)

                                      LB I GROUP INC., a limited partner

                                      By: /s/ RON HIRAM

                                          --------------------------------------
                                          Name: Ron Hiram
                                          Title: VICE PRESIDENT

                                      /s/ VICTOR K. ATKINS, JR.

                                      ------------------------------------------
                                      VICTOR K. ATKINS, JR., A GENERAL PARTNER

                                      /S/ G. A. MYLES

                                      ------------------------------------------
                                      G.A. Myles, a limited partner

                                      THE EIPCC STOCKHOLDERS
                                      (as set forth on Annex III hereto)

                                      /s/ VICTOR K. ATKINS, JR.

                                      ------------------------------------------
                                      Victor K. Atkins, Jr.

                                      /s/ NANCY FLAHERTY

                                      ------------------------------------------
                                      Nancy Flaherty

                                      /s/ WALTER D. O'HEARN

                                      ------------------------------------------
                                      Walter D. O'Hearn

                                      /s/ ANN ROGERS EGAN

                                      ------------------------------------------
                                      Ann Rogers Egan

                                                                         ANNEX I

                            PARTNERSHIP GP PARTNERS

                                                                                   PERCENTAGE
                                                                                       OF
                                                               PARTNERSHIP         TRANSFERORS'
PARTNERSHIP GP PARTNER                                         GP INTERESTS        NUMBER
- --------------------------------------------------        ----------------------   ----------
EIP I L.P.........................................              45% ltd. partner     41.0526%
  c/o Lehman Brothers Holdings, Inc.
    3 World Financial Ctr.
    New York, NY 10285

Victor K. Atkins, Jr..............................             40% gen'l partner     36.4912%
  (LESS PRIORITY DISTRIBUTION TO LB I GROUP, INC.,
  PURSUANT TO THE PARTNERSHIP GP PARTNERSHIP AGREEMENT)
  c/o EIP Capital Corporation
    33 Flying Point Road
    Southampton, NY 11968

LB I Group Inc....................................               5% ltd. partner      4.5614%
  (PLUS PRIORITY DISTRIBUTION FROM VICTOR K. ATKINS, JR.,
  PURSUANT TO THE PARTNERSHIP GP PARTNERSHIP AGREEMENT)
  c/o Lehman Brothers Holdings Inc.
    3 World Financial Ctr.
    New York, NY 10285
                                                                   --
                                                                                   ----------
        TOTAL.....................................                 90%               82.1052%
                                                                   --
                                                                   --
                                                                                   ----------
                                                                                   ----------

                                                                        ANNEX II

                       OPERATING PARTNERSHIP GP PARTNERS

                                                                                   PERCENTAGE
                                                                                       OF
                                                          OPERATING PARTNERSHIP    TRANSFERORS'
OPERATING PARTNERSHIP GP PARTNER                               GP INTERESTS        NUMBER
- --------------------------------------------------        ----------------------   ----------
LB I Group Inc....................................              50% ltd. partner      4.3860%
  c/o Lehman Brothers Holdings, Inc.
    3 World Financial Ctr.
    New York, NY 10285

Victor K. Atkins, Jr..............................             40% gen'l partner      3.5087%
    c/o EIP Capital Corporation
    33 Flying Point Road
    Southampton, NY 11968

G.A. Myles........................................               5% ltd. partner       .4386%
  c/o EIP Capital Corporation
    33 Flying Point Road
    Southampton, NY 11968
                                                                   --
                                                                                   ----------
        TOTAL.....................................                 95%                8.3333%
                                                                   --
                                                                   --
                                                                                   ----------
                                                                                   ----------

                                                                       ANNEX III

                               EIPCC STOCKHOLDERS

                                                                                   PERCENTAGE
                                                                                       OF
                                                                  NUMBER           TRANSFERORS'
EIPCC STOCKHOLDER                                               OF SHARES          NUMBER
- --------------------------------------------------              ----------         ----------
Victor K. Atkins, Jr..............................                 50                 6.8296%
  c/o EIP Capital Corporation
    33 Flying Point Road
    Southampton, NY 11968

Walter D. O'Hearn, Jr.............................                 10                 1.3659%
  c/o Keane Securities Co., Inc.
    50 Broadway, 13th Floor
    New York, NY 10004

Ann Rogers Egan...................................                  5                  .6830%
  c/o EIP Capital Corporation
    33 Flying Point Road
    Southampton, NY 11968

Nancy A. Flaherty.................................                  5                  .6830%
    167 Nancy Lane
    Wyckoff, NJ 07481
                                                                   --
                                                                                   ----------
        TOTAL.....................................                 70                 9.5615%
                                                                   --
                                                                   --
                                                                                   ----------
                                                                                   ----------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Corporation is required by Minnesota law to indemnify all officers and directors of the Corporation for expenses and liabilities (including attorneys' fees) incurred as the result of proceedings against them in connection with their capacities as officers or directors. In order to be entitled to indemnification with respect to a purported act or omission, an officer or director must (i) have acted in good faith, (ii) have received no improper personal benefit, (iii) in the case of a criminal proceeding, have had no reasonable cause to believe the conduct to be unlawful, and (iv) reasonably believed that the conduct was in the best interests of the Corporation.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:

    The exhibits filed as part of this Registration Statement are listed below. The pages contained in the executed copy of the Registration Statement filed with exhibits thereto have been numbered sequentially in the lower right hand corner of each page. The exhibits described below may be found in such copy of the registration statement at the relevant page described under the column "Sequential Page Number" on the Exhibit Index attached hereto.


   EXHIBIT
    NUMBER                                                      DESCRIPTION
- --------------             --------------------------------------------------------------------------------------
(2)                        Agreement and Plan of Conversion, dated as of September 29, 1994 (included as Annex D to the Proxy Statement/Prospectus).
(3)(a)**                   Articles of Incorporation of Polaris Industries Inc., as amended.
  (b)*                     By-laws of Polaris Industries Inc.
(4)*                       Specimen stock certificate of Polaris Industries Inc.
(5)*                       Opinion of Kaplan, Strangis & Kaplan, P.A.
(8)*                       Opinion of Stroock & Stroock & Lavan.
(10)(a)*                   Certificate of Limited Partnership of Polaris Industries Partners L.P.
   (b)*                    Certificate of Limited Partnership of Polaris Industries L.P.
   (c)                     Amended and Restated Limited Partnership Agreement of Polaris Industries Partners
                           L.P., incorporated by reference to Exhibit A to the Prospectus contained in the Form
                           S-1.
   (d)*                    Amendment to Amended and Restated Limited Partnership Agreement of Polaris Industries
                           Partners L.P.
   (e)                     Form of Beneficial Assignment Certificate, incorporated by reference to Exhibit 4(a)
                           to the Form S-1.
   (f)                     Profit Sharing Plan, incorporated by reference to Exhibit 10(f) to the Form S-1.
   (g)                     Retirement Savings Plan, incorporated by reference to Exhibit 10(g) to the Form S-1.
   (h)                     1987 Management Ownership Plan, incorporated by reference to Exhibit 10(h) to the Form
                           S-1.
   (i)                     1987 Employee Ownership Plan, incorporated by reference to Exhibit 10(i) to the Form
                           S-1.
   (j)                     Management Bonus Plan, incorporated by reference to Exhibit 10(j) to the Form S-1.

   EXHIBIT
    NUMBER                                                      DESCRIPTION
- --------------             --------------------------------------------------------------------------------------
   (k)                     Minutes of Meeting of Board of Directors of Polaris Industries Capital Corporation,
                           dated March 3, 1988, incorporated by reference to Exhibit 10(j) to the Form 10-K for
                           Polaris Industries Partners L.P., dated as of April 11, 1988.
   (l)                     Management Agreement, incorporated by reference to Exhibit 10(k) to the Form S-1.
   (m)                     Plymouth, Minnesota, Executive Office Lease, incorporated by reference to Exhibit
                           10(m) to the Form S-1.
   (n)                     Transamerica Commercial Finance Corporation, formerly Borg Warner Acceptance
                           Corporation Repurchase Agreement, incorporated by reference to Exhibit 10(p) to the
                           Form S-1.
   (o)                     First Bank National Association, formerly First National Bank of Minneapolis Line of
                           Credit Agreement, incorporated by reference to Exhibit 19 to the Quarterly Report on
                           Form 10-Q for Polaris Industries Partners L.P., dated as of November 12, 1987.
   (p)                     Intentionally Omitted.
   (q)                     Subsidiaries of Polaris Industries Partners L.P., incorporated by reference to Exhibit
                           22 to the Form 10-K for Polaris Industries partners L.P., dated as of April 11, 1988.
   (r)                     Consent of McGladrey & Pullen incorporated by reference to Exhibit 24 to the Form 10-K for Polaris Industries Partners L.P., dated as of December 31, 1993.
   (s)**                   Form of Registration Rights Agreement.
(11)**                     Computation of Net Income Per Unit (not covered by Auditor's Report).
(23)(a)                    Consent of Kaplan, Strangis & Kaplan, P.A. (contained in Exhibit 5).
   (b)                     Consent of Stroock & Stroock & Lavan (contained in Exhibit 8).
   (c)*                    Consent of McGladrey & Pullen.
   (d)*                    Consent of McGladrey & Pullen.
(99)(a)                    Fairness Opinion of Smith Barney Shearson Inc. (included as Annex B to the Proxy
                           Statement/Prospectus).
   (b)                     Fairness Opinion of Dillon, Read & Co. Inc. (included as Annex C to the Proxy
                           Statement/Prospectus).
   (c)**                   Consent of Beverly F. Dolan to be named as a prospective director of Polaris
                           Industries Inc., dated September 15, 1994.
   (d)**                   Consent of Kenneth D. Larson to be named as a prospective director of Polaris
                           Industries Inc., dated September 15, 1994.
   (e)**                   Consent of Robert S. Moe to be named as a prospective director of Polaris Industries
                           Inc., dated September 20, 1994.
    (f)**                  Consent of Stephen G. Shank to be named as a prospective director of Polaris
                           Industries Inc., dated October 7, 1994.
    (g)**                  Consent of Gregory R. Palen to be named as a prospective director of Polaris
                           Industries Inc., dated October 7, 1994.
    (h)**                  Consent of Andris A. Baltins to be named as a prospective director of Polaris
                           Industries Inc., dated October 19, 1994.
   (i)*                    Form of Proxy Card.
   (j)*                    Presentation Materials of Smith Barney Inc., dated May 31, 1994
   (k)*                    Presentation Materials of Smith Barney Inc., dated June 1994

   EXHIBIT
    NUMBER                                                      DESCRIPTION
- --------------             --------------------------------------------------------------------------------------
   (l)*                    Presentation Materials of Smith Barney Inc., dated July 13, 1994
   (m)*                    Presentation Materials of Smith Barney Inc., dated July 1994
(b)                        Financial Statement Schedules:
                           Independent Auditor's Report on Financial Statement Schedules.
                           Schedule VIII -- Valuation and Qualifying Accounts.
                           Schedule IX -- Short-Term Borrowings.
                           Schedule X -- Supplementary Income Statement Information.

- ------------------------
 *   Filed herewith.
**   Previously filed.

ITEM 22.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.


    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.


    The undersigned Registrant hereby undertakes that every prospectus: (i) that is filed pursuant to paragraph (l) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1993 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant, Polaris Industries Inc., has duly caused this Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 18th day of November, 1994.


                                          POLARIS INDUSTRIES INC.

                                          By: ______/S/_W. HALL WENDEL, JR._____
                                             TITLE: Chairman of the Board and
                                                   Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment has been signed below by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                      TITLE                         DATE
- ------------------------------------------------------  --------------------------------  -----------------------

                                                        Chairman of the Board and Chief
                /S/W. HALL WENDEL, JR.                   Executive Officer and Director      November 18, 1994
                 W. Hall Wendel, Jr.                     (Principal Executive Officer)

                                                        Executive Vice President, Chief
                 /S/JOHN H. GRUNEWALD                    Financial Officer and Secretary
                  John H. Grunewald                      (Principal Financial and            November 18, 1994
                                                         Accounting Officer)

                          INDEPENDENT AUDITOR'S REPORT
                        ON FINANCIAL STATEMENT SCHEDULES

To the Partners
Polaris Industries Partners L.P.

    Our audit of the financial statements of POLARIS INDUSTRIES PARTNERS L.P. (a Delaware limited partnership) included schedules VIII, IX and X contained herein, for the years ended December 31, 1991, 1992, and 1993.

    In our opinion, such schedules present fairly the information required to be set forth therein in conformity with generally accepted accounting principles.

                                          MCGLADREY & PULLEN

Minneapolis, Minnesota
February 11, 1994, except for Notes 9 and 10
 as to which the date is October 14, 1994

                        POLARIS INDUSTRIES PARTNERS L.P.
               SCHEDULE VIII -- VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)

                                                                BALANCE AT    ADDITIONS                   BALANCE
                                                                 BEGINNING   CHARGED TO                  AT END OF
                                                                 OF PERIOD     EXPENSE     DEDUCTIONS     PERIOD
                                                                -----------  -----------  -------------  ---------

For the Year Ended December 31, 1991:
  Allowance for doubtful accounts.............................   $     403    $     156   $    (161)(a)  $     398
  Warranty reserve............................................       3,370        7,017      (5,649)(b)      4,738
  Product liability claims reserve............................       1,822          500        (166)(c)      2,156
  Workers' compensation claims reserve........................          64          341        (225)(d)        180

For the Year Ended December 31, 1992:
  Allowance for doubtful accounts.............................         398          176        (295)(a)        279
  Warranty reserve............................................       4,738        7,230      (6,263)(b)      5,705
  Product liability claims reserve............................       2,156          500        (198)(c)      2,458
  Workers' compensation claims reserve........................         180          471        (349)(d)        302

For the Year Ended December 31, 1993:
  Allowance for doubtful accounts.............................         279          482        (196)(a)        565
  Warranty reserve............................................       5,705       14,220      (8,513)(b)     11,412
  Product liability claims reserve............................       2,458        1,250        (195)(c)      3,513
  Workers' compensation claims reserve........................         302          351        (390)(d)        263

- ------------------------
(a)  Uncollected receivables written off, net of recoveries.

(b)  Warranty credits issued, net of recoveries.

(c)  Claims paid, net of recoveries.

(d)  Workers' compensation claims paid.

                        POLARIS INDUSTRIES PARTNERS L.P.
                      SCHEDULE IX -- SHORT-TERM BORROWINGS
                                 (IN THOUSANDS)

                                                                                  MAXIMUM      AVERAGE      WEIGHTED
                                                                    WEIGHTED      AMOUNT       AMOUNT        AVERAGE
                                                      BALANCE AT     AVERAGE    OUTSTANDING  OUTSTANDING  INTEREST RATE
CATEGORY OF AGGREGATE                                   END OF      INTEREST    DURING THE   DURING THE    DURING THE
SHORT-TERM BORROWINGS                                   PERIOD        RATE        PERIOD     PERIOD (A)    PERIOD (B)
- -------------------------                             -----------  -----------  -----------  -----------  -------------

For the Year Ended December 31, 1991:
  Note payable to bank..............................   $  --           --        $   9,000    $   8,500          8.50%

For the Year Ended December 31, 1992:
  Note payable to bank..............................      --           --           23,900       11,500          6.28
For the Year Ended December 31, 1993:
  Note payable to bank..............................      --               --        3,900       --              6.00

- ------------------------
(a) Average amount outstanding during the period is computed by dividing the total month-end outstanding principal balances by the number of months the note was outstanding.

(b) Weighted average interest rate disclosed is equal to actual interest rate on amounts outstanding.

                        POLARIS INDUSTRIES PARTNERS L.P.
            SCHEDULE X -- SUPPLEMENTARY INCOME STATEMENT INFORMATION
                                 (IN THOUSANDS)

FOR THE YEARS ENDED DECEMBER 31, 1991, 1992, AND 1993                              1991       1992       1993
- -------------------------------------------------------------------------------  ---------  ---------  ---------
Maintenance and repairs........................................................  $   *      $   *      $   *
Depreciation and amortization of intangibles...................................      7,560      7,427      7,166
Taxes, other than payroll and income taxes.....................................      *          *          *
Royalties......................................................................      *          *          *
Advertising costs..............................................................     19,489     24,232     29,914

- ------------------------
* Less than 1 percent of total sales.